     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1996.
                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                                STAFFMARK, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE
 (State or other jurisdiction               7363                        71-0788538
      of incorporation or       (Primary Standard Industrial         (I.R.S. employer
          organization)          Classification Code Number)        identification no.)

              302 EAST MILLSAP ROAD, FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------

                                CLETE T. BREWER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                STAFFMARK, INC.
                             302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
                              (501) 973-6019 (FAX)
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                        Copies of all correspondence to:

                          C. DOUGLAS BUFORD, JR., ESQ.
                           WRIGHT, LINDSEY & JENNINGS
                          200 WEST CAPITOL, SUITE 2200
                          LITTLE ROCK, ARKANSAS 72201
                                 (501) 371-0808
                              (501) 376-9442 (FAX)

                              GLENN W. STURM, ESQ.
                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
                         400 COLONY SQUARE, SUITE 2200
                          1201 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30361
                                 (404) 817-6000
                              (404) 817-6050 (FAX)

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
      SECURITIES TO BE         AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        REGISTERED            REGISTERED(1)          SHARE(2)             PRICE          REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------
Common stock, $.01 par
  value per share..........      6,325,000            $12.00           $75,900,000          $26,172.41
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Includes 825,000 shares subject to the exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(a).

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                STAFFMARK, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

     REGISTRATION STATEMENT ITEM AND CAPTION                   LOCATION IN PROSPECTUS
- --------------------------------------------------   ------------------------------------------
 1.     Forepart of the Registration Statement and
          Outside Front Cover Page of
          Prospectus..............................   Outside Front Cover Page; Inside Front and
                                                       Outside Back Cover Pages; Cross
                                                       Reference Sheet
 2.     Inside Front and Outside Back Cover Pages
          of Prospectus...........................   Inside Front and Outside Back Cover Pages
                                                       of Prospectus; Additional Information
 3.     Summary Information, Risk Factors and
          Ratio of Earnings to Fixed Charges......   Prospectus Summary; Risk Factors; The
                                                       Company
 4.     Use of Proceeds...........................   Prospectus Summary; Use of Proceeds
 5.     Determination of Offering Price...........   Outside Front Cover Page; Risk Factors;
                                                       Underwriting
 6.     Dilution..................................   Dilution
 7.     Selling Security Holders..................   Not Applicable
 8.     Plan of Distribution......................   Outside Front Cover Page; Underwriting
 9.     Description of Securities to be
          Registered..............................   Description of Capital Stock; Dividend
                                                       Policy
10.     Interests of Named Experts and Counsel....   Legal Matters; Experts
11.     Information with Respect to the
          Registrant..............................   Prospectus Summary; Risk Factors; The
                                                       Company; Dividend Policy;
                                                       Capitalization; Selected Combined
                                                       Founding Companies' Financial and
                                                       Operating Data; Management's Discussion
                                                       and Analysis of Financial Condition and
                                                       Results of Operations; Business;
                                                       Management; Certain Transactions;
                                                       Principal Stockholders; Shares Eligible
                                                       for Future Sale; Consolidated Financial
                                                       Statements
12.     Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities.............................   Not Applicable

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************


                   SUBJECT TO COMPLETION, DATED JULY 3, 1996
PROSPECTUS

                                5,500,000 SHARES

                                [STAFFMARK LOGO]

                                  COMMON STOCK

     The 5,500,000 shares of Common Stock offered hereby are being sold by StaffMark, Inc. (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made for the Common Stock to be approved for quotation on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "STAF."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
                                         PRICE TO           UNDERWRITING          PROCEEDS TO
                                          PUBLIC             DISCOUNT(1)          COMPANY(2)
- ------------------------------------------------------------------------------------------------
Per Share.........................           $                    $                    $
- ------------------------------------------------------------------------------------------------
Total(3)..........................         $                    $                    $
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)  Before deducting expenses payable by the Company estimated to be
     $2,500,000.
(3) The Company has granted the Underwriters an over-allotment option to purchase up to 825,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the
     Underwriters, the total Price to Public will be $          , the total
     Underwriting Discount will be $          and the total Proceeds to Company
     will be $        . See "Underwriting."



                         ------------------------------

     The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock will be
available for delivery on or about             , 1996.

                         ------------------------------

J.C. Bradford & Co.                                                Stephens Inc.

                                           , 1996

                       [INSIDE FRONT PAGE OF PROSPECTUS]

                                     [MAP]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Following consummation of the Offering, the Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants.

                               PROSPECTUS SUMMARY

     Simultaneously with and as a condition to the closing of this Offering, StaffMark, Inc. will acquire, in separate merger transactions (the "Mergers") in exchange for cash and shares of its Common Stock, all of the common stock of six staffing service businesses (each a "Founding Company" and collectively, the "Founding Companies"). Unless otherwise indicated, all references herein to the "Company" include the Founding Companies, and references herein to "StaffMark" shall mean StaffMark, Inc. prior to the consummation of the Mergers.

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein: (i) has been adjusted to give effect to the Mergers; (ii) assumes an initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this Prospectus; (iii) has been adjusted to reflect a 1,355-for-one stock split in the form of a stock dividend prior to the Offering; and (iv) assumes no exercise of the Underwriters' over-allotment option.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     StaffMark was founded in March 1996 to create a leading provider of diversified staffing services to businesses, professional and service organizations, governmental agencies and healthcare providers, primarily in growth markets in the southeastern and southwestern United States. StaffMark has entered into agreements to acquire, simultaneously with the closing of this Offering, the six Founding Companies, which have on average operated for over 15 years. The Company will provide a wide variety of staffing services through 91 branch offices located in Arkansas, Colorado, Georgia, North Carolina, Oklahoma, South Carolina, Tennessee and Virginia. The Company's senior management will be comprised primarily of stockholders of the Founding Companies. Currently, the six Founding Companies provide more than 10,000 employees to over 2,500 clients during a typical week. Since 1993, the Founding Companies have expanded by acquiring four staffing businesses with 17 offices and by opening an additional 32 branch offices.

     The Company's business is organized into three divisions: Commercial, Professional, and Specialty Medical. The Commercial division provides clerical and light industrial staffing services, and generated approximately 86.4% and 84.7% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. The Professional division provides technical, professional and information technology staffing services and generated approximately 5.3% and 7.6% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. The Specialty Medical division provides healthcare and medical staffing services, such as physical and occupational therapists, speech pathologists and clinical trials support services, and generated approximately 8.3% and 7.7% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. According to Staffing Industry Report, an industry publication, technical, professional and healthcare staffing are among the fastest growing sectors of the staffing industry. The Company believes that these specialized services offer a greater opportunity for growth and profitability than commercial staffing services alone.

     The temporary staffing industry has grown rapidly in recent years as competitive pressures have caused businesses to focus on reducing costs, including converting fixed labor costs to variable costs. The use of temporary employees also enables companies to improve flexibility in employee hiring and scheduling and allows them to focus on their core business functions. According to the National Association of Temporary and Staffing Services ("NATSS"), the U.S. market for temporary staffing services has grown since 1991 at a compound annual rate of approximately 17.7%, from approximately $20.4 billion in revenue in 1991 to approximately $39.2 billion in 1995. The Company believes the temporary staffing industry is highly fragmented but is experiencing increasing consolidation largely in response to increased competition and the need to offer a full range of services to regional and national accounts.

     The Company will seek to combine a decentralized, entrepreneurial operating structure, which promotes decision-making, accountability and local name recognition at the branch level, with strong corporate management, information systems and marketing support. Following the consummation of the Offering, the Company intends to centralize certain administrative functions, reduce or eliminate redundant functions and facilities and implement the best practices of the Founding Companies on a Company-wide basis. The Company's objective is to become a premier provider of quality personnel staffing services to clients in selected markets throughout the United States. The Company seeks to accomplish this objective by undertaking the following growth strategy:

        Pursuing Strategic Acquisitions. The Company seeks acquisitions of profitable, well-managed staffing companies that will expand the geographic scope of its operations, increase the revenues of its Professional and Specialty Medical divisions, or offer services that may be cross-sold to the Company's existing client base. The Company has acquired four staffing businesses over the past three years and currently has two acquisitions pending.

        Growing Internally. The Company intends to increase the productivity and profitability of existing operations by expanding and enhancing services and by increasing penetration in existing geographic markets through "spinning-off" new branches from existing branches. During fiscal 1995 and the first quarter of 1996, the Company opened 19 spin-off branches. In addition, the Company may open new branch offices by following existing clients into new geographic areas.

        Increasing Vendor-On-Premises Relationships. The Company currently has 16 vendor-on-premises ("VOP") partnering relationships, as compared to nine at December 31, 1995. VOP relationships represented 8.9% and 16.1% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. Under these programs, the Company assumes administrative responsibility for coordinating all temporary personnel services throughout a client's location or organization, including skills testing and training. The VOP program provides the Company with an opportunity to establish long-term client relationships, which results in a more stable source of revenue.

        Cross-Selling Professional Services. The Company currently provides commercial staffing services in the majority of its offices and plans to introduce its professional services to certain branches that currently do not offer such services. The Company believes there are substantial growth opportunities that may be realized from the introduction of its broad range of existing services throughout its network of branch offices.

        Expanding Specialty Medical Services. The Company believes that revenue and profitability can be enhanced by providing specialty medical services in additional markets. The Specialty Medical division generally enjoys higher gross margins than the Commercial division because it offers specialized expertise. The Company intends to expand its Specialty Medical division through acquisitions and internal development.

                                  THE OFFERING

Common Stock offered by the Company.....     5,500,000 shares

Common Stock to be outstanding after the
Offering................................     12,473,249 shares(1)

Use of proceeds.........................     To repay indebtedness, to pay the
                                             cash portion of the purchase price
                                             for the Founding Companies and for
                                             general corporate purposes,
                                             including acquisitions.

Proposed Nasdaq National Market
symbol..................................     STAF

- ---------------

(1) Includes (i) 1,355,000 shares issued by StaffMark prior to the Offering, and
    (ii) 5,618,249 shares of Common Stock to be issued to the stockholders of the Founding Companies in connection with the Mergers, but excludes up to 935,494 shares of Common Stock subject to options to be issued under the Company's 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan."

       SUMMARY COMBINED FOUNDING COMPANIES' FINANCIAL AND OPERATING DATA

     StaffMark will acquire, simultaneously with the closing of this Offering, the Founding Companies. The historical financial statements of each of the Founding Companies have been combined for all periods presented at historical cost, as if these companies had always been members of the same operating group. However, during the periods presented, the Founding Companies were not under common control or management. Therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. Additionally, the Founding Companies' results of operations reflect two tax structures, S Corporations and C Corporations. Accordingly, line items which are not meaningful on a combined basis due to the combination of companies with different tax structures, such as provision for income taxes and net income, have been omitted. See "Selected Combined Founding Companies' Financial and Operating Data."

                                                                                                         THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,(1)                   ENDED MARCH 31,
                                                -------------------------------------------------   -----------------------
                                                 1991      1992      1993       1994       1995       1995         1996
                                                -------   -------   -------   --------   --------   ---------   -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
STATEMENT OF INCOME DATA:
  Revenues:
    Commercial................................  $36,734   $58,086   $75,288   $102,465   $126,684   $ 26,384      $34,667
    Professional..............................    1,920     6,870     7,216      7,664      7,761      1,940        3,110
    Specialty Medical.........................    3,033     5,707     8,717     11,027     12,242      3,142        3,148
                                                -------   -------   -------   --------   --------   --------      -------
        Total.................................   41,687    70,663    91,221    121,156    146,687     31,466       40,925
  Gross profit................................    9,004    14,818    19,104     24,044     29,584      6,082        8,475
  Operating income............................  $ 1,270   $ 2,546   $ 3,231   $  4,235   $  4,358   $    829      $ 1,109
PRO FORMA(2):
  Revenues(3).........................................................................   $171,463                 $42,204
  Operating income(4).................................................................      7,603                   1,350
  Net income(4)(5)....................................................................      3,106                     477
  Net income per share................................................................      $0.37                   $0.06
  Weighted average shares outstanding(6)..............................................      8,420                   8,420
SELECTED OPERATING DATA (AT END OF PERIOD):
  Branch offices:
    Commercial...................................................        41         45         65                      76
    Professional.................................................         2          3          4                       6
    Specialty Medical............................................         4          4          5                       5
                                                                    -------   --------   --------                 -------
        Total....................................................        47         52         74                      87
                                                                    =======   ========   ========                 =======

                                                                                                AS OF MARCH 31, 1996
                                                                                         ----------------------------------
                                                                                                    PRO FORMA       AS
                                                                                          ACTUAL     (2)(7)     ADJUSTED(8)
                                                                                         --------   ---------   -----------
BALANCE SHEET DATA:
  Working capital.....................................................................   $  4,579   $(16,422)    $18,359
  Total assets........................................................................     43,684     43,779      53,433
  Long-term debt, including current maturities........................................     19,987     24,631          --
  Shareholders' equity (deficit)......................................................      8,943    (12,355)     41,235

- ---------------
(1) Amounts for HRA are reported for the fiscal years ended September 30.

(2) See the Unaudited Pro Forma Combined Financial Statements of the Company for pro forma financial information relating to fiscal year 1995 and the three months ended March 31, 1996.

(3) Adjusted to reflect the acquisitions of E.P. Enterprises Corporation d/b/a Caldwell Services, Inc. ("Caldwell"), On Call Employment Services, Inc. ("On Call") and Strategic Sourcing, Inc. ("SSI").

(4) Adjusted to reflect the acquisitions of Caldwell, On Call and SSI and reductions in salaries to certain owners of the Founding Companies which have been agreed to in connection with the Mergers (the "Compensation Differential").

(5) Gives effect to certain tax adjustments related to the taxation of certain Founding Companies as S Corporations prior to the consummation of the Mergers and the tax impact of the Compensation Differential in each period.

(6) Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
    (ii) 5,618,249 shares to be issued to the stockholders of the Founding Companies in connection with the Mergers; and (iii) 1,447,046 shares to be issued in connection with the Offering to pay the cash portion of the consideration for the Founding Companies but excludes up to 935,494 shares of Common Stock subject to options to be issued under the Company's 1996 Stock Option Plan.

(7) Gives effect to: (i) the combination of the Founding Companies with StaffMark as if such combination had occurred on March 31, 1996; (ii) a liability for the cash consideration of $15,917,510 to be paid to the stockholders of the Founding Companies in connection with the Mergers; (iii) the transfer by the Founding Companies of certain assets to their stockholders in connection with the Mergers; (iv) the additional cash to be borrowed to fund the distribution of certain Founding Companies' S Corporation Accumulated Adjustment Accounts; and (v) the acquisition of SSI whose stockholders have signed a definitive agreement to be purchased by First Choice, one of the Founding Companies.

(8) Adjusted to reflect the sale of 5,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents summary data for each of the individual Founding Companies for the three most recent years as well as the most recent interim period and comparative period of the prior year.

                                                                                                           PERIODS ENDED
                                                                  YEAR ENDED DECEMBER 31,(1)                MARCH 31,(2)
                                                              -----------------------------------       --------------------
                                                               1993          1994          1995          1995         1996
                                                              -------       -------       -------       ------       -------
                                                                                      (IN THOUSANDS)
BREWER:
  Revenues..................................................  $12,313       $27,894       $43,874       $7,490       $13,866
  Cost of services..........................................   10,063        22,906        35,115        6,281        10,953
                                                              -------       -------       -------       ------       -------
  Gross profit..............................................    2,250         4,988         8,759        1,209         2,913
  Operating expenses........................................    1,744         3,739         6,394          924         2,300
                                                              -------       -------       -------       ------       -------
  Operating income..........................................      506         1,249         2,365          285           613
  Interest expense..........................................       54            92           801           22           425
  Net income................................................      478         1,177         1,587          277           199
  Total assets..............................................    2,917         4,054        21,752        4,079        26,656
  Total debt................................................    1,232           949        16,295          613        20,258
  Shareholders' equity......................................    1,110         2,110         2,786        2,024         3,287

PROSTAFF:
  Revenues..................................................  $27,245       $30,608       $34,330       $7,535       $ 8,586
  Cost of services..........................................   22,858        25,456        28,234        6,200         6,977
                                                              -------       -------       -------       ------       -------
  Gross profit..............................................    4,387         5,152         6,096        1,335         1,609
  Operating expenses........................................    3,756         4,359         5,559        1,164         1,607
                                                              -------       -------       -------       ------       -------
  Operating income..........................................      631           793           537          171             2
  Interest expense..........................................       87            29            20            5             8
  Net income................................................      399           522           446           77             4

MAXWELL:
  Revenues..................................................  $16,324       $21,226       $23,093       $5,835       $ 6,149
  Cost of services..........................................   11,253        16,004        17,748        4,523         4,745
                                                              -------       -------       -------       ------       -------
  Gross profit..............................................    5,071         5,222         5,345        1,312         1,404
  Operating expenses........................................    3,658         3,928         4,433        1,033         1,199
                                                              -------       -------       -------       ------       -------
  Operating income..........................................    1,413         1,294           912          279           205
  Interest expense..........................................       28            34            --           --             1
  Net income................................................    1,296         1,263           920          286           255

HRA:
  Revenues..................................................  $13,333       $16,453       $18,306       $8,440       $10,645
  Cost of services..........................................   10,985        13,367        14,939        6,876         8,629
                                                              -------       -------       -------       ------       -------
  Gross profit..............................................    2,348         3,086         3,367        1,564         2,016
  Operating expenses........................................    2,141         2,427         3,504        1,534         1,910
                                                              -------       -------       -------       ------       -------
  Operating income (loss)...................................      207           659          (137)          30           106
  Interest expense..........................................       84           101           107           33            53
  Net income (loss).........................................       85           353          (147)           4           (11)

FIRST CHOICE:
  Revenues..................................................  $10,808       $13,007       $13,703       $3,228       $ 3,524
  Cost of services..........................................    8,825        10,573        11,149        2,621         2,868
                                                              -------       -------       -------       ------       -------
  Gross profit..............................................    1,983         2,434         2,554          607           656
  Operating expenses........................................    1,397         2,519         2,292          520           562
                                                              -------       -------       -------       ------       -------
  Operating income (loss)...................................      586           (85)          262           87            94
  Interest expense..........................................       --            26            19            6             7
  Net income................................................      351            59           243           80            86

BLETHEN:
  Revenues..................................................  $11,198       $11,967       $13,380       $3,182       $ 3,497
  Cost of services..........................................    8,132         8,806         9,918        2,355         2,629
                                                              -------       -------       -------       ------       -------
  Gross profit..............................................    3,066         3,161         3,462          827           868
  Operating expenses........................................    3,178         2,837         3,043          716           728
                                                              -------       -------       -------       ------       -------
  Operating income (loss)...................................     (112)          324           419          111           140
  Interest expense..........................................      135           137           141           28            34
  Net income (loss).........................................      (91)          141           208           59            50

- ---------------

(1) Amounts for HRA are reported for the fiscal years ended September 30.

(2) Amounts for HRA are reported for the six months ended March 31, 1996.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

     ABSENCE OF COMBINED OPERATING HISTORY. StaffMark was founded in March 1996 but has conducted no operations and generated no revenues to date. StaffMark has entered into agreements to acquire the Founding Companies simultaneously with the closing of this Offering. The Founding Companies have been operating as separate independent entities, and there can be no assurance that the Company will be able to successfully operate the Company, integrate the Founding Companies businesses, achieve any cost savings as a result of the Mergers or institute the necessary systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The management group on a combined basis has been assembled only recently and there can be no assurance that the management group will be able to oversee the combined entity and effectively implement the Company's operating, growth, acquisition or business strategies. The combined historical financial results of the Founding Companies cover periods when the Founding Companies were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The mergers of the Founding Companies involve the assumption of legal liabilities and amortization of certain acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. The inability of the Company to successfully integrate or operate the Founding Companies would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management" and "Certain Transactions -- Organization of the Company."

     EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY. Demand for the Company's staffing services is significantly affected by the general level of economic activity and unemployment in the United States. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their utilization of temporary employees prior to undertaking layoffs of full-time employees. In addition, the Company may experience more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY. One of the Company's primary business strategies is to increase its revenues and expand the markets it serves through the acquisition of additional staffing service businesses. Competition for acquisitions in the staffing industry has increased significantly in recent years and, as a result, there may be fewer acquisition candidates available to the Company, and the price of acquisitions may be higher. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities, and realization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Founding Companies or other staffing service businesses acquired in the future will achieve anticipated revenues and earnings. To the extent that the Company is unable to acquire additional staffing businesses or integrate such businesses successfully, its ability to expand its operations and increase its revenues to the degree desired would be reduced significantly. The inability to acquire additional staffing businesses could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Operating Strategy" and "-- Growth Strategy."

     ABILITY TO CONTINUE GROWTH. Certain of the Founding Companies have experienced significant growth in the past, principally through acquisitions, growth of existing offices and the opening of new offices. There can be no assurance that the Company will be able to expand its market presence in its current locations, successfully enter other markets through acquisitions or the opening of new offices or integrate future acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. There also can be no assurance that future acquisitions or recently completed acquisitions will not have an adverse effect on the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions. The ability of the Company to continue its growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition and the Company's ability to maintain profitability while facing pricing pressures. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth, and recruit and train additional qualified personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Combined" and "Business -- Operating Strategy" and "-- Growth Strategy."

     RISKS RELATED TO ACQUISITION FINANCING. The Company currently intends to finance future acquisitions by using cash and shares of the Company's Common Stock for all or a substantial portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept the Company's Common Stock as part of the consideration for their businesses, the Company may be required to utilize its cash resources, if available, in order to initiate and maintain its acquisition program. Immediately following this Offering, the Company will have limited cash resources to pursue acquisitions. If the Company does not have sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing can be obtained on terms the Company deems acceptable. The inability to acquire such financing, if needed, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined" and "Business -- Growth Strategy."

     COMPETITIVE MARKET. The temporary staffing industry is highly competitive, with limited barriers to entry. The Company competes for employees and clients in national, regional and local markets with full-service and specialized temporary staffing services. A significant number of competitors have greater marketing, financial and other resources and more established operations than the Company. The Company expects that the level of competition will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The Staffing Services Industry" and "-- Competition."

     DEPENDENCE ON AVAILABILITY OF QUALIFIED TEMPORARY PERSONNEL. The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Competition for individuals with proven skills in certain areas, particularly medical and technical, is intense. The Company competes in several markets in which unemployment is relatively low thereby increasing competition for employees. The Company is also adversely affected by certain special events such as the 1996 Summer Olympic Games in Atlanta, which have further reduced the number of qualified temporary candidates available for the Company's Atlanta branch offices. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with clients' needs. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on terms of employment acceptable to the Company. The inability to attract and retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Operations -- Employees/Personnel."

     INCREASED EMPLOYEE COSTS. The Company is required to pay unemployment insurance premiums and workers' compensation for its temporary employees. Unemployment insurance premiums may increase as a result of, among other things, increased levels of unemployment and the lengthening periods for which unemployment benefits are available. Workers' compensation costs may increase as a result of changes in the Company's experience rating or applicable laws. The Company's workers' compensation insurance coverage provides for a $250,000 deductible per occurrence. The Company's workers' compensation insurance premiums are subject to retroactive increases based upon audits of the Company's employee classification practices and other data provided to the insurance carrier. The Company has retained the services of an independent third-party administrator and an independent actuary to assist the Company in establishing appropriate reserves for the uninsured portion of claims (up to the deductible amount), but such reserves are only estimates of future payments relating to claims and are based upon limited prior experience. Although management believes its recorded reserve is adequate, there can be no assurance that the Company's actual future workers' compensation obligations will not exceed the amount of its workers' compensation reserve. The Company may incur costs related to workers' compensation claims at a higher rate due to such causes as higher than anticipated losses from known claims or an increase in the number and severity of new claims. See "Business -- Operations -- Workers' Compensation Program."

     RISK OF GOVERNMENT REGULATIONS AND LEGISLATIVE PROPOSALS. The Company's costs could increase if there are any material changes in government regulations. Recent federal and certain state legislative proposals have included provisions extending health insurance benefits to employees who do not presently receive such benefits. Due to the wide variety of national and state proposals currently under consideration, the impact of such proposals cannot be predicted. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and sufficient amount to cover increased costs related to any new benefits that may be extended to temporary employees. It is not possible to predict whether other legislation or regulations affecting the Company's operations will be proposed or enacted at the federal or state level. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Operations -- Employees/Personnel."

     REGULATION OF INTERNATIONAL RECRUITING. The Company currently recruits physical and occupational therapists internationally for domestic placement. The entry of these employees into the United States is regulated by the U.S. Department of Labor and U.S. Department of Justice -- Immigration and Naturalization Services. The regulations governing the hiring of foreign nationals are complex and change often. If either of these authorities or any other regulatory or judicial body should determine that the Company is not in compliance with the regulations, the Company could be subject to fines and/or suspension of this part of the Company's business. Further, regulations could change in a manner which would limit the Company's ability to employ foreign nationals. Any of the foregoing could have a material adverse effect on the Company's business, financial condition, and results of operation.

     INDUSTRY RISKS. Providers of temporary staffing services generally place their employees in the workplace of other businesses. An attendant risk of such activity includes possible claims of discrimination and harassment, employment of illegal aliens and other similar claims. Management has adopted and implemented policies and guidelines to reduce the Company's exposure to these risks. However, a failure of any Company employee to follow these policies and guidelines may result in negative publicity, injunctive relief and the assessment against the Company of damages or fines. Moreover, in certain circumstances, the Company may be held responsible for the actions at a workplace of persons not under the direct control of the Company.

     Temporary staffing providers are also affected by fluctuations in the business of their clients. Interruptions in the business of its clients can adversely affect the Company's business. For example, inclement weather or natural disasters, which may require clients to close or reduce their hours of operation, could adversely affect the Company's business, financial condition and results of operations.

     RELIANCE ON KEY PERSONNEL. The Company is highly dependent on its management. The Company believes that its success will depend to a significant extent upon the efforts and abilities of the key executives of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. If any of these individuals are unable to continue in their position with the Company, or if the Company is unable to attract and retain other skilled employees, the

Company's business, financial condition and results of operation could be adversely affected. See "Management."

     CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. Following the completion of this Offering, officers and directors of the Company, and entities affiliated with them, will beneficially own approximately 40.4% of the then outstanding shares of Common Stock (37.9%, if the Underwriters' over-allotment option is exercised in full) and are likely to exercise substantial control over the Company's affairs. These stockholders acting together would likely be able to elect a sufficient number of directors to control the Board of Directors of the Company and to approve or disapprove any matter submitted to a vote of stockholders. See "Principal Stockholders."

     POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS. The provision of professional services, specialty medical and clinical trials services entails an inherent risk of professional malpractice and other similar claims. The Company expects to maintain insurance coverage that it believes will be adequate both as to risks and amounts. The Company believes that such insurance will extend to professional liability claims that may be asserted against employees of the Company. In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits, including discrimination and harassment and other similar claims, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     POTENTIAL EFFECT OF SHARES FOR FUTURE SALE ON PRICE OF COMMON STOCK. The 5,500,000 shares being sold in this Offering will be freely tradeable unless acquired by affiliates of the Company. The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of Common Stock of the Company in the public market following this Offering.

     Simultaneously with the closing of this Offering, the stockholders of the Founding Companies will receive, in the aggregate, 5,618,249 shares of Common Stock as a portion of the consideration for their businesses. These shares are not being offered by this Prospectus; however, the stockholders who will receive these shares also have certain registration rights with respect to such shares. Certain other stockholders of StaffMark will hold, in the aggregate, an additional 1,355,000 shares of Common Stock. See "Certain
Transactions -- Organization of the Company." None of these 6,973,249 shares were acquired in transactions registered under the Securities Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration.

     The Company, all of the stockholders of the Founding Companies and the executive officers and directors of the Company have agreed not to offer or sell any shares of Common Stock of the Company for a period of 180 days (the "Lockup Period") after the date hereof without the prior written consent of J.C. Bradford & Co. and Stephens Inc., as representatives of the Underwriters (the "Representatives"), except that the Company may issue shares of Common Stock in connection with acquisitions or upon the exercise of options granted under the Company's 1996 Stock Option Plan. After the Lockup Period, all of such shares may be sold in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144. See "Underwriting." However, the stockholders of the Founding Companies and StaffMark have agreed with the Company that they will not sell the 6,973,249 shares of Common Stock issued to them for a period of two years after the closing of this Offering.

     The Company intends to issue under its 1996 Stock Option Plan (the "Plan") options to purchase up to an aggregate of 935,494 shares of Common Stock. The sale of Common Stock underlying such options will be subject to the expiration of the Lockup Period. Substantially all of the options will vest over a period of five years (40% two years after the date of grant and 20% each year thereafter). The Company intends to register the shares issuable upon exercise of options granted under the Plan and, upon such registration, such shares will be eligible for resale in the public market. See "Management -- 1996 Stock Option Plan."

     The Company plans to register up to an additional 4,000,000 shares of its Common Stock with the Securities and Exchange Commission (the "Commission") under the Securities Act as soon as practicable after completion of this Offering for use by the Company as all or a portion of the consideration to be paid in conjunction with future acquisitions. These shares may be freely tradeable after their issuance, unless the sale of such shares is restricted. See "Shares Eligible for Future Sale."

     NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Common Stock. The Company has filed application for the Common Stock to be approved for quotation on the Nasdaq National Market; however, there can be no assurance that, following this Offering, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price has been determined by negotiation among the Company and the Representatives and may bear no relationship to the market price of the Common Stock after this Offering. See "Underwriting." The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.

     DIVIDEND POLICY; RESTRICTIONS ON PAYMENT. The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends. In addition, the Company anticipates that its proposed credit facility will limit the payment of cash dividends without the lender's consent. See "Dividend Policy."

     SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES. Approximately $15.9 million of the net proceeds of this Offering will be used to pay the cash portion of the purchase price for the common stock of the Founding Companies. Approximately $10.4 million of such amount, representing 19.4% of the net proceeds, will be paid to stockholders of the Founding Companies who will become executive officers, directors or greater than 5% stockholders of the Company. In addition, approximately $27.9 million, representing approximately 51.9% of the net proceeds from the Offering, will be used to repay indebtedness assumed by the Company in the acquisition of the Founding Companies. Approximately $8.4 million of such indebtedness has been guaranteed by stockholders of the Founding Companies. See "Use of Proceeds" and "Certain Transactions."

     IMMEDIATE AND SUBSTANTIAL DILUTION. The purchasers of the shares of Common Stock offered hereby will experience immediate dilution in the net tangible book value of their shares of $9.28 per share. In the event the Company issues additional Common Stock in the future, including shares which may be issued in connection with future acquisitions, purchasers of Common Stock in this Offering may experience further dilution in the net tangible book value per share of the Common Stock of the Company. See "Dilution."

     ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock provision could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Management -- Directors and Executive Officers" and "Description of Capital Stock."

                                  THE COMPANY

     StaffMark, a Delaware corporation, was founded in March 1996 to create a leading provider of diversified staffing services to businesses, professional and service organizations, governmental agencies, and healthcare providers, primarily in growth markets located in the southeastern and southwestern United States. Although it has conducted no operations to date, StaffMark has entered into agreements to acquire, simultaneously with and as a condition to the consummation of the Offering, the following established staffing businesses and their affiliates: (i) Brewer Personnel Services, Inc. ("Brewer"); (ii) Prostaff Personnel, Inc. and its related entities ("Prostaff"); (iii) Maxwell Staffing, Inc. and its related entities ("Maxwell"); (iv) HRA, Inc. ("HRA"); (v) First Choice Staffing, Inc. ("First Choice"); and (vi) Blethen Temporaries, Inc. and its related entities ("Blethen"). Each of the Founding Companies will become a wholly-owned subsidiary of the Company. For a description of the transactions pursuant to which these businesses will be acquired, see "Certain
Transactions -- Organization of the Company."

     The Company's business is organized into three divisions: Commercial, Professional and Specialty Medical. The Commercial division provides clerical and light industrial staffing services. The Professional division provides technical, professional and information technology staffing services. The Specialty Medical division provides healthcare and medical staffing services.

     The Company's senior management will be comprised primarily of stockholders of the Founding Companies. Clete T. Brewer, President and Chief Executive Officer of Brewer, will serve as President, Chief Executive Officer and a director of the Company. Ted Feldman, President and Chief Executive Officer of HRA, will become Chief Operating Officer of the Company. W. David Bartholomew, Secretary/Treasurer of HRA, will become Executive Vice President -- Southeastern Operations and a director of the Company. Donald A. Marr, Jr., Vice President of Operations of Brewer, will become Executive Vice President -- Southwestern Operations of the Company. Together, Messrs. Bartholomew and Marr will directly manage the Company's Commercial and Professional divisions. Steven E. Schulte, President and Chief Executive Officer of Prostaff, will become Executive Vice President -- Administration and a director of the Company. The Specialty Medical division of the Company will be managed directly by John H. Maxwell, Jr. and Janice Blethen. Mr. Maxwell, President of Maxwell, will become the Executive Vice President -- Medical Services and a director of the Company. Ms. Blethen, the President and Chief Executive Officer of Blethen, will become the Executive Vice President -- Clinical Trials Support Services and a director of the Company. See "Management."

     Certain information regarding the Founding Companies, including pending acquisitions, is set forth below:



                   YEAR        FISCAL 1995     BRANCHES AS OF
    COMPANY       FOUNDED        REVENUE        JUNE 1, 1996        STATES            SERVICES PROVIDED
- ----------------  -------    --------------    --------------    ------------   -----------------------------
                             (IN THOUSANDS)
Brewer..........    1988        $ 43,874             27          AR, CO, GA,    Commercial/Professional
                                                                 TN, VA
Prostaff........    1973          34,330             25          AR             Commercial/Professional
Maxwell.........    1972          23,093              9          OK             Commercial/Professional/
                                                                                Specialty Medical
HRA.............    1991          18,306             15          TN             Commercial/Professional
First Choice....    1986          13,703              8          SC, NC         Commercial/Professional
Blethen.........    1975          13,380              7          NC             Commercial/Professional/
                                                                                Specialty Medical

     The aggregate consideration to be paid by StaffMark in the Mergers is approximately $77.7 million, consisting of approximately $15.9 million in cash and 5,618,249 shares of Common Stock.

     The following table sets forth the consideration being paid for each Founding Company:

                                                                       COMMON STOCK
                                                              -------------------------------
                                                    CASH       SHARES      VALUE OF SHARES(1)     TOTAL
                                                   -------    ---------    ------------------    -------
                                                                  (DOLLARS IN THOUSANDS)
Brewer..........................................   $ 2,950    1,935,000         $ 21,285         $24,235
Prostaff........................................     4,500    1,050,000           11,550          16,050
Maxwell.........................................     2,280      912,000           10,032          12,312
HRA.............................................     2,348      615,175            6,767           9,115
First Choice....................................     2,075      622,500            6,848           8,923
Blethen.........................................     1,764      483,574            5,319           7,083
                                                   -------    ---------         --------         -------
          Total.................................   $15,917    5,618,249         $ 61,801         $77,718
                                                   =======    =========         ========         =======

- ---------------

(1) Represents the aggregate value of the shares of Common Stock issued as consideration, based upon an assumed initial public offering price of $11.00 per share.

     In addition, immediately prior to the Mergers, certain of the Founding Companies will make distributions to their stockholders of approximately $3.9 million, representing S Corporation earnings previously taxed to their stockholders. Prior to the Mergers, certain Founding Companies also will distribute to their stockholders approximately $349,000 in net book value of assets. See "Certain Transactions."

     The Company maintains its principal executive offices at 302 East Millsap Road, Fayetteville, Arkansas, 72703. Its telephone number is (501) 973-6000.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 5,500,000 shares of Common Stock offered hereby are estimated to be approximately $53.8 million ($62.2 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and other offering expenses (estimated to be approximately $2.5 million), all of which are payable by the Company.

     Of this amount, $15.9 million will be used to pay the cash portion of the purchase price for the Founding Companies, of which approximately $10.4 million, representing 19.4% of the net proceeds of this Offering, will be paid to stockholders of the Founding Companies who will become officers, directors, key employees or holders of more than 5% of the Common Stock of the Company. In addition, approximately $27.9 million of the net proceeds will be used to repay indebtedness assumed by the Company in the Mergers, approximately $8.4 of which is guaranteed by stockholders of the Founding Companies. See "Certain Transactions." The indebtedness to be repaid bears interest at annual rates ranging from 5.5% to 20.9%, with a weighted average interest rate of approximately 8.9% for the three months ended March 31, 1996. Such indebtedness, if not repaid, would otherwise mature at various dates through 2003.

     The remaining net proceeds of approximately $9.9 million will be used for working capital and for general corporate purposes, which are expected to include future acquisitions. The Company currently has no agreements with respect to any future acquisitions other than the two pending acquisitions discussed herein. Pending such uses, the Company plans to invest the net proceeds in short-term, interest-bearing, investment grade securities.

     The Company has received a proposal from a major lending institution for a credit facility of approximately $50.0 million to be used for working capital and other general corporate purposes, including future acquisitions. There can be no assurance the Company will enter into an agreement for this credit facility. See "Risk Factors -- Risks Related to Acquisition Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant. In the event the Company is successful in obtaining one or more lines of credit, it is likely that any such facility will include restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                    DILUTION

     The pro forma deficit in net tangible book value of the Company at March 31, 1996 was ($32,395,431) or ($4.65) per share after giving effect to the Mergers. The deficit in pro forma net tangible book value per share represents the amount by which the Company's pro forma total liabilities exceeds the Company's pro forma net tangible assets divided by the number of shares of Common Stock outstanding after giving effect to the Mergers. After giving effect to the sale of the 5,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company at March 31, 1996 would have been $21,481,463 or $1.72 per share, representing an immediate increase in net tangible book value of $6.37 per share to existing stockholders and an immediate dilution of $9.28 per share to the new investors purchasing the shares in this Offering. The following table illustrates this per share dilution:

    Assumed initial public offering price...........................             $11.00
      Pro forma deficit in net tangible book value before
         Offering...................................................   $(4.65)
      Increase attributable to the sale of shares offered hereby....     6.37
                                                                       ------
    Pro forma net tangible book value after Offering................               1.72
                                                                                 ------
    Dilution in net tangible book value to new investors............             $ 9.28
                                                                                 ======

     The following table sets forth, on a pro forma basis to give effect to the Mergers as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and the new investors after giving effect to the transactions described under "Certain Transactions -- Organization of the Company."

                                            SHARES PURCHASED         TOTAL CONSIDERATION(1)       AVERAGE
                                         ----------------------     ------------------------       PRICE
                                           NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                         ----------     -------     ------------     -------     ---------
Existing stockholders.................    6,973,249       55.9%     $(12,354,840)     (25.7)%     $ (1.77)
New investors.........................    5,500,000       44.1        60,500,000      125.7         11.00
                                         ----------      -----      ------------      -----
          Total.......................   12,473,249      100.0%     $ 48,145,160      100.0%
                                         ==========      =====      ============      =====

- ---------------
(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Companies before this Offering, adjusted to reflect: (i) the cash portion of the consideration payable to the stockholders of the Founding Companies in connection with the Mergers;
    (ii) the transfer of selected assets to certain stockholders of the Founding Companies in connection with the Mergers; (iii) the distribution of certain of the Founding Companies' S Corporation Accumulated Adjustment Accounts; and (iv) a liability for deferred income taxes. See "Use of Proceeds" and "Capitalization."

                                 CAPITALIZATION

     The following table sets forth the short-term borrowings and current portion of long-term debt and capitalization at March 31, 1996 (i) of StaffMark and the combined Founding Companies; (ii) of the Company on a pro forma basis to give effect to the Mergers; and (iii) of the Company on a pro forma as adjusted basis, to give effect to both the Mergers and this Offering, and the application of the estimated net proceeds from this Offering. See "Selected Combined Founding Companies' Financial and Operating Data" and "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                       AS OF MARCH 31, 1996
                                                              ---------------------------------------
                                                              ACTUAL(1)     PRO FORMA     AS ADJUSTED
                                                              ---------     ---------     -----------
                                                                 (IN THOUSANDS EXCEPT SHARE DATA)
Short-term borrowings and current portion of long-term
  debt......................................................   $ 4,415      $   8,519       $    --
                                                               =======      =========       =======
Long-term debt, excluding current portion(2)................   $18,395      $  18,935       $    --
                                                               -------      ---------       -------
Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000 shares
     authorized;
     none issued or outstanding.............................        --             --            --
  Common Stock, $.01 par value, 26,000,000 shares
     authorized; 6,973,249 shares issued and outstanding,
     pro forma; and 12,473,249 shares issued and
     outstanding, as adjusted(3)............................        47             70           125
  Additional paid-in capital................................       506            483        41,365
  Subscriptions receivable..................................       (80)           (80)          (80)
  Retained earnings.........................................     8,470        (12,828)         (175)
                                                               -------      ---------       -------
          Total stockholders' equity........................     8,943        (12,355)       41,235
                                                               -------      ---------       -------
               Total capitalization.........................   $27,338      $   6,580       $41,235
                                                               =======      =========       =======

- ---------------

(1) Combines the respective accounts of StaffMark and the combined Founding Companies as reflected in the Unaudited Pro Forma Combined Balance Sheet at March 31, 1996.

(2) For a description of the Company's long-term debt, see Note 7 to the Founding Companies' Combined Financial Statements.

(3) Excludes up to 935,494 shares of Common Stock subject to options to be issued under the Company's 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan."

       SELECTED COMBINED FOUNDING COMPANIES' FINANCIAL AND OPERATING DATA

     StaffMark will acquire, simultaneously with the closing of this Offering, the Founding Companies. The historical financial statements of each of the Founding Companies have been combined for all periods presented at historical cost, as if these companies had always been members of the same operating group. However, during the periods presented, the Founding Companies were not under common control or management. Therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. Additionally, the Founding Companies' results of operations reflect two tax structures, S Corporations and C Corporations. Accordingly, line items which are not meaningful on a combined basis due to the combination of companies with different tax structures, such as provision for income taxes and net income, have been omitted.

     The following selected combined financial and operating data of the Founding Companies as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, have been derived from the Combined Founding Companies' Financial Statements, which have been audited by Arthur Andersen LLP and appear elsewhere in this Prospectus. The selected combined financial and operating data for the Founding Companies as of December 31, 1991, 1992 and 1993, and for the years ended December 31, 1991 and 1992, and for the interim periods presented have been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management of the Founding Companies, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

     The Selected Combined Founding Companies' Financial and Operating Data should be read in conjunction with the Combined Founding Companies' Financial Statements, the Unaudited Pro Forma Combined Financial Statements of the Company, the individual historical financial statements of each of the Founding Companies, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       SELECTED COMBINED FOUNDING COMPANIES' FINANCIAL AND OPERATING DATA

                                                                                                             THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,(1)                      MARCH 31,
                                                    -----------------------------------------------------    ------------------
                                                     1991       1992       1993        1994        1995       1995       1996
                                                    -------    -------    -------    --------    --------    -------    -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
STATEMENT OF INCOME DATA:
  Revenues:
    Commercial...................................   $36,734    $58,086    $75,288    $102,465    $126,684    $26,384    $34,667
    Professional.................................     1,920      6,870      7,216       7,664       7,761      1,940      3,110
    Specialty Medical............................     3,033      5,707      8,717      11,027      12,242      3,142      3,148
                                                    -------    -------    -------    --------    --------    -------    -------
      Total......................................    41,687     70,663     91,221     121,156     146,687     31,466     40,925
  Cost of services...............................    32,683     55,845     72,117      97,112     117,103     25,384     32,450
                                                    -------    -------    -------    --------    --------    -------    -------
  Gross profit...................................     9,004     14,818     19,104      24,044      29,584      6,082      8,475
  Operating expenses:
    Selling, general and administrative..........     7,514     11,940     15,358      19,067      24,069      5,061      6,939
    Depreciation and amortization................       220        332        515         742       1,157        192        427
                                                    -------    -------    -------    --------    --------    -------    -------
  Operating income...............................   $ 1,270    $ 2,546    $ 3,231    $  4,235    $  4,358    $   829    $ 1,109

PRO FORMA(2):
  Revenues(3)................................................................................    $171,463               $42,204
  Operating income(4)........................................................................       7,603                 1,350
  Net income(4)(5)...........................................................................       3,106                   477
  Net income per share.......................................................................       $0.37                 $0.06
  Weighted average shares(6).................................................................       8,420                 8,420

SELECTED OPERATING DATA (AT END OF PERIOD):
  Branch offices:
    Commercial........................................................         41          45          65                    76
    Professional......................................................          2           3           4                     6
    Specialty Medical.................................................          4           4           5                     5
                                                                          -------    --------    --------               -------
        Total.........................................................         47          52          74                    87
                                                                          =======    ========    ========               =======
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital................................   $ 2,433    $ 2,159    $ 3,188    $  4,992    $  5,324               $ 4,579
  Total assets...................................     5,930     10,460     15,088      18,120      37,827                43,684
  Long-term debt, including current maturities...     1,655      1,927      2,371         862      16,438                19,987
  Shareholders' equity...........................     2,095      3,089      5,141       7,624       8,616                 8,943

- ---------------

(1) Amounts for HRA are reported for the fiscal years ended September 30.

(2) See the Unaudited Pro Forma Combined Financial Statements of the Company for pro forma financial information relating to fiscal year 1995 and the three months ended March 31, 1996.

(3) Adjusted to reflect the acquisitions of Caldwell, On Call and SSI.

(4) Adjusted to reflect the acquisitions of Caldwell, On Call and SSI and the Compensation Differential.

(5) Gives effect to certain tax adjustments related to the taxation of certain Founding Companies as S Corporations prior to the consummation of the Mergers and the tax impact of the Compensation Differential in each period.

(6) Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
    (ii) 5,618,249 shares to be issued to the stockholders of the Founding Companies in connection with the Mergers; and (iii) 1,447,046 shares to be issued in connection with the Offering to pay the cash portion of the consideration for the Founding Companies but excludes up to 935,494 shares of Common Stock subject to options to be issued under the Company's 1996 Stock Option Plan.

                SELECTED INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents selected data for each of the individual Founding Companies for the three most recent years as well as the most recent interim period and comparative period of the prior year.

                                                                                                  PERIODS ENDED
                                                           YEAR ENDED DECEMBER 31,(1)             MARCH 31,(2)
                                                        ---------------------------------      -------------------
                                                         1993         1994         1995         1995        1996
                                                        -------      -------      -------      ------      -------
                                                                              (IN THOUSANDS)
BREWER:
  Revenues............................................  $12,313      $27,894      $43,874      $7,490      $13,866
  Cost of services....................................   10,063       22,906       35,115       6,281       10,953
                                                        -------      -------      -------      ------      -------
  Gross profit........................................    2,250        4,988        8,759       1,209        2,913
  Operating expenses..................................    1,744        3,739        6,394         924        2,300
                                                        -------      -------      -------      ------      -------
  Operating income....................................      506        1,249        2,365         285          613
  Interest expense....................................       54           92          801          22          425
  Net income..........................................      478        1,177        1,587         277          199
  Total assets........................................    2,917        4,054       21,752       4,079       26,656
  Total debt..........................................    1,232          949       16,295         613       20,258
  Shareholders' equity................................    1,110        2,110        2,786       2,024        3,287

PROSTAFF:
  Revenues............................................  $27,245      $30,608      $34,330      $7,535      $ 8,586
  Cost of services....................................   22,858       25,456       28,234       6,200        6,977
                                                        -------      -------      -------      ------      -------
  Gross profit........................................    4,387        5,152        6,096       1,335        1,609
  Operating expenses..................................    3,756        4,359        5,559       1,164        1,607
                                                        -------      -------      -------      ------      -------
  Operating income....................................      631          793          537         171            2
  Interest expense....................................       87           29           20           5            8
  Net income..........................................      399          522          446          77            4

MAXWELL:
  Revenues............................................  $16,324      $21,226      $23,093      $5,835      $ 6,149
  Cost of services....................................   11,253       16,004       17,748       4,523        4,745
                                                        -------      -------      -------      ------      -------
  Gross profit........................................    5,071        5,222        5,345       1,312        1,404
  Operating expenses..................................    3,658        3,928        4,433       1,033        1,199
                                                        -------      -------      -------      ------      -------
  Operating income....................................    1,413        1,294          912         279          205
  Interest expense....................................       28           34           --          --            1
  Net income..........................................    1,296        1,263          920         286          255

HRA:
  Revenues............................................  $13,333      $16,453      $18,306      $8,440      $10,645
  Cost of services....................................   10,985       13,367       14,939       6,876        8,629
                                                        -------      -------      -------      ------      -------
  Gross profit........................................    2,348        3,086        3,367       1,564        2,016
  Operating expenses..................................    2,141        2,427        3,504       1,534        1,910
                                                        -------      -------      -------      ------      -------
  Operating income (loss).............................      207          659         (137)         30          106
  Interest expense....................................       84          101          107          33           53
  Net income (loss)...................................       85          353         (147)          4          (11)

FIRST CHOICE:
  Revenues............................................  $10,808      $13,007      $13,703      $3,228      $ 3,524
  Cost of services....................................    8,825       10,573       11,149       2,621        2,868
                                                        -------      -------      -------      ------      -------
  Gross profit........................................    1,983        2,434        2,554         607          656
  Operating expenses..................................    1,397        2,519        2,292         520          562
                                                        -------      -------      -------      ------      -------
  Operating income (loss).............................      586          (85)         262          87           94
  Interest expense....................................       --           26           19           6            7
  Net income..........................................      351           59          243          80           86

BLETHEN:
  Revenues............................................  $11,198      $11,967      $13,380      $3,182      $ 3,497
  Cost of services....................................    8,132        8,806        9,918       2,355        2,629
                                                        -------      -------      -------      ------      -------
  Gross profit........................................    3,066        3,161        3,462         827          868
  Operating expenses..................................    3,178        2,837        3,043         716          728
                                                        -------      -------      -------      ------      -------
  Operating income (loss).............................     (112)         324          419         111          140
  Interest expense....................................      135          137          141          28           34
  Net income (loss)...................................      (91)         141          208          59           50

- ---------------
(1) Amounts for HRA are reported for the fiscal years ended September 30.
(2) Amounts for HRA are reported for the six months ended March 31, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Founding Companies' Combined Financial Statements and related notes thereto and "Selected Combined Founding Companies' Financial and Operating Data" appearing elsewhere in this Prospectus.

INTRODUCTION

     The Company's revenues are derived from temporary staffing and permanent placement services provided to its clients. Because the Company compensates its temporary employees only for the hours actually worked, wages for the Company's temporary personnel are a variable cost that increases or decreases in proportion to revenues. Cost of services consists primarily of wages paid to temporary employees, workers' compensation expenses and payroll taxes related to temporary employees. Selling, general and administrative expenses consist primarily of compensation and related benefits to the Founding Companies' owners, administrative salaries and benefits, marketing and rent.

     Certain of the Founding Companies have made, or are in the process of making, acquisitions of other personnel service businesses whose financial results are either completely excluded or only partially included (i.e., presentation of financial results of a company from the date of an acquisition accounted for as a purchase) in the Founding Companies' individual financial statements included herein. The financial results of these companies, had they been included in the historical financial statements, would have had a significant impact on the Company's financial results. Accordingly, pro forma financial information has been provided elsewhere in this Prospectus for the year ended December 31, 1995 and the first quarter ended March 31, 1996, reflecting the financial results of the Founding Companies and the companies which either have been acquired, or are expected to be acquired, before the date of the Mergers.

     The Founding Companies have been managed throughout the periods presented as independent private companies, and, as such, their results of operations reflect two tax structures, S Corporations and C Corporations, which have influenced, among other things, the historical levels of their owners' compensation. Certain owners have agreed to reductions in their compensation and benefits in connection with the Mergers. The differential between the previous compensation and benefits of these individuals and the compensation they have agreed to receive subsequent to the Mergers is referred to as "Compensation Differential." This Compensation Differential and the related income tax effects have been reflected as pro forma adjustments in the accompanying pro forma financial information provided elsewhere in this Prospectus.

     The Company has preliminarily analyzed the savings that it expects to realize as a result of: (i) consolidating certain general and administrative functions, including workers' compensation insurance programs; (ii) the reduction in interest payments related to the prepayment of the Founding Companies' debt; and (iii) its ability to borrow at lower interest rates than the Founding Companies. The Company cannot quantify these savings prior to completion of the Mergers. It is anticipated that these savings will be partially offset by the costs of being a public company and the incremental increase in costs related to the Company's new corporate management. However, these costs also cannot be accurately quantified. Accordingly, neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information included herein. As a result, historical combined results may not be comparable to, or indicative of, future performance.

     The financial information provided below has been rounded in order to simplify its presentation. However, the percentages provided below are calculated using the detailed financial information contained in the financial statements, the notes thereto and the other financial data included elsewhere in this Prospectus.

RESULTS OF OPERATIONS -- COMBINED

     The combined results discussed below occurred when the Founding Companies were not under common control or management and may not be comparable to, or indicative of, future performance. See "Risk Factors -- Absence of Combined Operating History."

     The following table sets forth the percentage of revenues represented by certain line items in the combined Founding Company financial statements for the indicated periods:

                                                                                   THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                   -------------------------     -----------------
                                                   1993      1994      1995      1995        1996
                                                   -----     -----     -----     -----       -----
Revenues:
  Commercial......................................  82.5%     84.6%     86.4%     83.8%       84.7%
  Professional....................................   7.9       6.3       5.3       6.2         7.6
  Specialty medical...............................   9.6       9.1       8.3      10.0         7.7
                                                   -----     -----     -----     -----       -----
                                                   100.0     100.0     100.0     100.0       100.0
Cost of services..................................  79.1      80.2      79.8      80.7        79.3
                                                   -----     -----     -----     -----       -----
Gross profit margin...............................  20.9      19.8      20.2      19.3        20.7
Operating expenses:
  Selling, general and administrative.............  16.8      15.7      16.4      16.1        17.0
  Depreciation and amortization...................   0.6       0.6       0.8       0.6         1.0
                                                   -----     -----     -----     -----       -----
Operating income..................................   3.5%      3.5%      3.0%      2.6%        2.7%
                                                   =====     =====     =====     =====       =====

COMBINED RESULTS FOR THE FIRST QUARTER OF 1996 COMPARED TO THE FIRST QUARTER OF 1995

     Revenues. Revenues increased $9.5 million, or 30.1%, to $40.9 million for the first quarter of 1996 compared to $31.5 million for the first quarter of 1995. This increase was largely attributable to: (i) an increase in Brewer's revenues of $6.4 million, primarily attributable to the acquisitions of Caldwell in July 1995 and On Call in February 1996; (ii) an increase in Prostaff's revenues of $1.1 million, primarily due to the opening of new branches and an increase in business conducted with a significant client; and (iii) an increase in HRA's revenues of $1.1 million, primarily attributable to the opening of several new branches. Also contributing to the increase in revenues was an increase in Maxwell's, Blethen's and First Choice's revenues of $315,000, $315,000 and $296,000, respectively.

     Cost of Services. Cost of services increased $7.1 million, or 27.8%, to $32.4 million for the first quarter of 1996 compared to $25.4 million for the first quarter of 1995. This increase was primarily attributable to: (i) an increase in Brewer's cost of services of $4.7 million, largely due to the acquisitions of Caldwell and On Call; (ii) an increase in Prostaff's cost of services of $777,000, primarily due to the opening of new branches and an increase in business conducted with a significant client; and (iii) an increase in HRA's cost of services of $871,000, primarily attributable to the opening of several new branches. Also contributing to the increase in cost of services was an increase in Maxwell's, Blethen's and First Choice's cost of services of $222,000, $275,000 and $247,000, respectively.

     Gross Profit. Gross profit increased $2.4 million, or 39.4%, to $8.5 million in the first quarter of 1996 compared to $6.1 million in the first quarter of 1995. Gross margin increased to 20.7% during the first quarter of 1996 compared to 19.3% during the first quarter of 1995. This increase in gross margin was primarily due to the acquisition of Caldwell, as well as an increase in Brewer's gross margin, exclusive of acquisitions.

     Operating Expenses. Selling, general and administrative expenses ("SG&A") increased $1.9 million, or 37.1%, to $6.9 million for the first quarter of 1996 compared to $5.1 million for the first quarter of 1995. This increase was primarily attributable to the opening of several new branches by many of the Founding Companies, as well as an increase in Brewer's SG&A of $1.2 million, primarily attributable to the acquisitions of Caldwell and On Call. SG&A as a percentage of revenues increased to 17.0% in the first quarter of 1996 compared to 16.1% for the first quarter of 1995. Depreciation and amortization expense increased $235,000, or 122.4%, to $427,000 for the first quarter of 1996 compared to $192,000 for the first quarter of 1995. This increase was primarily attributable to an increase in Brewer's depreciation and amortization of $198,000, largely due to increased amortization of intangibles, which resulted from the acquisitions of Caldwell and On Call.

     Operating Income. Operating income increased $280,000, or 33.8%, to $1.1 million for the first quarter of 1996 compared to $829,000 for the first quarter of 1995. Operating income as a percentage of revenues increased to 2.7% for the first quarter of 1996 compared to 2.6% for the first quarter of 1995.

COMBINED RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $25.5 million, or 21.1%, to $146.7 million for 1995 compared to $121.2 million for 1994. This increase was largely due to: (i) an increase in Brewer's revenues of $16.0 million, primarily attributable to the acquisition of Caldwell in July 1995; (ii) an increase in Prostaff's revenues of $3.7 million, primarily due to the addition of new significant clients and the opening of several new branches; and (iii) an increase in Maxwell's revenues of $1.9 million, primarily attributable to a significant client contract. Also contributing to the increase in revenues was an increase in HRA's, Blethen's and First Choice's revenues of $1.8 million, $1.4 million and $696,000, respectively.

     Cost of Services. Cost of services increased $20.0 million, or 20.6%, to $117.1 million for 1995 compared to $97.1 million for 1994. This increase was primarily attributable to: (i) an increase in Brewer's cost of services of $12.2 million, largely due to the Caldwell acquisition; (ii) an increase in Prostaff's cost of services of $2.8 million, primarily due to the addition of significant clients and the opening of several new branches; and (iii) an increase in Maxwell's cost of services of $1.7 million, primarily due to a significant client contract. Also contributing to the increase in cost of services was an increase in HRA's, Blethen's and First Choice's cost of services of $1.6 million, $1.1 million and $576,000, respectively.

     Gross Profit. Gross profit increased $5.5 million, or 23.0%, to $29.6 million in 1995 compared to $24.0 million in 1994. Gross margin increased to 20.2% for 1995 compared to 19.8% for 1994. This increase in gross margin was largely the result of the acquisition of Caldwell by Brewer.

     Operating Expenses. SG&A increased $5.0 million, or 26.2%, to $24.1 million for 1995 compared to $19.0 million for 1994. This increase was primarily attributable to: (i) an increase in Brewer's SG&A of $2.3 million, largely related to the acquisition of Caldwell; (ii) an increase in Prostaff's SG&A of $1.2 million, primarily due to increased compensation associated with the opening of several new branches; and (iii) an increase in HRA's SG&A of $1.0 million, primarily attributable to costs associated with the opening of several new branches. SG&A as a percentage of revenues increased to 16.4% in 1995 compared to 15.7% in 1994. Depreciation and amortization expense increased $415,000, or 56.0%, to $1.2 million for 1995 compared to $742,000 for 1994. This increase was primarily attributable to increased amortization of intangibles by Brewer, resulting from the acquisition of Caldwell in 1995.

     Operating Income. Operating income increased $123,000, or 2.9%, to $4.4 million for 1995 compared to $4.2 million for 1994. Operating income as a percentage of revenues decreased to 3.0% for 1995 compared to 3.5% for 1994.

COMBINED RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $29.9 million, or 32.8%, to $121.2 million for 1994 compared to $91.2 million for 1993. The increase is primarily attributable to: (i) an increase in Brewer's revenue of $15.6 million, largely due to the acquisition of Aaron Temporary Services, Inc. ("Aaron") in November 1993; (ii) an increase in Prostaff's revenues of $3.4 million, primarily due to the opening of new branches; and (iii) an increase in Maxwell's revenues of $4.9 million, primarily attributable to the addition of a significant customer. Also contributing to the increase in revenues was an increase in HRA's, First Choice's and Blethen's revenues of $3.1 million, $2.2 million and $769,000, respectively.

     Cost of Services. Cost of services increased $25.0 million, or 34.6%, to $97.1 million in 1994 compared to $72.1 million in 1993. This increase was attributable to: (i) an increase in Brewer's cost of services of $12.8 million, primarily due to the acquisition of Aaron; (ii) an increase in Prostaff's cost of services of $2.6 million, primarily due to the opening of new branches; and
(iii) an increase in Maxwell's cost of services of $4.8 million, primarily due to the addition of a significant client in 1994. Also contributing to the increase in cost of services was an increase in HRA's, First Choice's and Blethen's cost of services of $2.4 million, $1.7 million and $674,000, respectively.

     Gross Profit. Gross profit increased $4.9 million, or 25.9%, to $24.0 million in 1994 compared to $19.1 million in 1993. Gross margin decreased to 19.8% in 1994 compared to 20.9% in 1993 primarily due to a decrease in Maxwell's gross margin, which resulted from lower margin contracts negotiated with two significant customers and increased competition.

     Operating Expenses. SG&A increased $3.7 million, or 24.2%, to $19.1 million for 1994 compared to $15.4 million for 1993. This increase was primarily attributable to an increase in Brewer's SG&A of $1.9 million, related to the acquisition of Aaron during November 1993. SG&A as a percentage of revenues decreased to 15.7% in 1994 compared to 16.8% in 1993. Depreciation and amortization expense increased $227,000, or 44.0%, to $742,000 for 1994 compared to $515,000 for 1993. This increase was primarily attributable to significant capital expenditures by many of the Founding Companies during 1993 and 1994.

     Operating Income. Operating income increased $1.0 million, or 31.1%, to $4.2 million for 1994 compared to $3.2 million for 1993. Operating income as a percentage of revenues remained unchanged at 3.5% in 1994 and 1993.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED

     Net cash provided by combined operating activities was $1.6 million, $2.8 million, $4.7 million and $287,000 for 1993, 1994, 1995 and the first quarter of 1996, respectively. The net cash provided by combined operating activities for the periods presented was primarily attributable to net income and changes in operating assets and liabilities.

     Net cash provided by (used in) combined investing activities was $69,000, ($1.1) million, ($13.0) million and ($3.6) million for 1993, 1994, 1995 and the first quarter of 1996, respectively. Cash provided by combined investing activities in 1993 resulted from the sale of investments by Brewer and Prostaff totaling approximately $1.4 million, which was substantially offset by cash used for capital expenditures and the acquisition of Aaron by Brewer. Cash used in combined investing activities in 1994 was primarily for significant capital expenditures by several of the Founding Companies. Cash used in combined investing activities for 1995 was primarily related to the acquisition of Caldwell by Brewer for cash totaling $11.5 million. Cash used in combined investing activities in the first quarter of 1996 was largely for the acquisition of On Call by Brewer for cash totaling $3.0 million.

     Net cash provided by (used in) combined financing activities was ($1.3) million, ($1.6) million, $8.7 million and $3.4 million for 1993, 1994, 1995 and the first quarter of 1996, respectively. Cash used in combined financing activities in 1993 and 1994 consisted of dividends paid to owners of the individual Founding Companies, partially offset by proceeds from issuances of long-term debt obligations, net of repayments. Cash provided by financing activities in 1995 and the first quarter of 1996 was primarily attributable to the proceeds from debt issued by Brewer in conjunction with the acquisitions of Caldwell and On Call, respectively, partially offset by dividends paid to the owners of the individual Founding Companies.

     As a result of the foregoing, combined cash and cash equivalents increased $404,000, $82,000, $524,000 and $81,000 for 1993, 1994, 1995 and the first quarter of 1996, respectively.

     As of March 31, 1996, the Company had total borrowings outstanding of $2.8 million on various line of credit facilities. In addition, the Company had total long-term debt outstanding, including current maturities, of approximately $20.5 million as of March 31, 1996. The Company plans to repay all indebtedness with proceeds from the Offering.

     Certain of the Founding Companies will make cash distributions to their stockholders, prior to or coincident with the Mergers, which represent the companies' estimated S Corporation Accumulated Adjustment Accounts totaling $3.9 million, as follows: (i) Prostaff, $752,000; (ii) Maxwell, $2.5 million; (iii) Blethen, $138,000; and (iv) First Choice, $504,000. These distributions will be funded with additional debt, which the Company plans to repay with proceeds from the Offering. See "Certain Transactions."

     The net proceeds from the Offering, after deducting (i) underwriting discounts, (ii) offering expenses, (iii) the cash portion of the consideration being paid for the Founding Companies; and (iv) the repayment of all debt obligations, are expected to total approximately $9.9 million. The Company plans to use these net proceeds for working capital and general corporate purposes, including future acquisitions. Pending such uses, the Company plans to invest the net proceeds in short-term, interest bearing, investment grade securities.

     The Company has received a proposal from a major lending institution for a credit facility of approximately $50.0 million to be used for working capital and other general corporate purposes, including future acquisitions.

     The Company also plans to register up to an additional 4,000,000 shares of its Common Stock as soon as practicable after completion of this Offering for use by the Company as consideration to be paid in conjunction with future acquisitions.

     While there can be no assurance, management of the Company believes that the funds provided by operations, amounts available under its various line of credit facilities and current amounts of cash and cash equivalents on hand will be sufficient to meet the Company's presently anticipated needs for working capital and capital expenditures for at least the next twelve months.

RESULTS OF OPERATIONS -- BREWER

BREWER RESULTS FOR THE FIRST QUARTER OF 1996 COMPARED TO THE FIRST QUARTER OF
1995

     Revenues. Revenues increased $6.4 million, or 85.1%, to $13.9 million for the first quarter of 1996 compared to $7.5 million for the first quarter of 1995. This increase was primarily attributable to the acquisition of Caldwell in July 1995, and the acquisition of On Call in February 1996. The acquisitions of Caldwell and On Call accounted for $4.8 million and $2.5 million, respectively, of the increase in revenues, which was partially offset by a decrease in Brewer's revenues, exclusive of acquisitions, of approximately $900,000.

     Cost of Services. Cost of services increased $4.7 million, or 74.4%, to $11.0 million for the first quarter of 1996 compared to $6.3 million for the first quarter of 1995. This increase was primarily attributable to the Caldwell and On Call acquisitions, which accounted for $3.7 million and $2.1 million, respectively, of the increase, which was partially offset by a decrease in Brewer's cost of services, exclusive of acquisitions, of approximately $1.1 million.

     Gross Profit. Gross profit increased $1.7 million, or 140.9%, to $2.9 million in the first quarter of 1996 compared to $1.2 million in the first quarter of 1995. This increase was primarily attributable to the acquisitions of Caldwell and On Call. Gross margin increased to 21.0% during the first quarter of 1996 compared to 16.1% during the first quarter of 1995. This increase was primarily attributable to the acquisition of Caldwell, as well as an increase in Brewer's gross margin, exclusive of acquisitions.

     Operating Expenses. SG&A increased $1.2 million, or 137.7%, to $2.0 million for the first quarter of 1996 compared to $856,000 for the first quarter of 1995. This increase was primarily attributable to the acquisitions of Caldwell and On Call, which accounted for $520,000 and $241,000 of the increase, respectively. This increase was also influenced by Brewer's decision to enhance its organizational structure in order to achieve its growth strategy, which resulted in an increase in personnel costs and costs associated with moving into its new corporate headquarters. SG&A as a percentage of revenues increased to 14.7% for the first quarter of 1996 compared to 11.4% for the first quarter of 1995. Depreciation and amortization expense increased $198,000, or 293.2%, to $265,000 for the first quarter of 1996 compared to $67,000 for the first quarter of 1995. This increase was primarily attributable to increased amortization of intangibles resulting from the acquisitions of Caldwell and On Call, which were accounted for using the purchase accounting method.

     Operating Income. Operating income increased $327,000, or 114.7%, to $613,000 for the first quarter of 1996 compared to $286,000 for the first quarter of 1995. Operating income as a percentage of revenues increased to 4.4% for the first quarter of 1996 compared to 3.8% for the first quarter of 1995.

     Interest Expense. Interest expense increased $403,000 to $425,000 in the first quarter of 1996 compared to $22,000 in the first quarter of 1995. This increase was primarily attributable to debt incurred to finance the acquisitions of Caldwell and On Call.

     Net Income. Net income decreased $78,000, or 28.1%, to $199,000 for the first quarter of 1996 compared to $277,000 for the first quarter of 1995. Net income as a percentage of revenues decreased to 1.4% for the first quarter of 1996 compared to 3.7% for the first quarter of 1995.

BREWER RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $16.0 million, or 57.3%, to $43.9 million for 1995 compared to $27.9 million for 1994. This increase was primarily attributable to the acquisition of Caldwell in July 1995, which accounted for $11.7 million of the increase in revenues.

     Cost of Services. Cost of services increased $12.2 million, or 53.3%, to $35.1 million for 1995 compared to $22.9 million for 1994. This increase was primarily related to the Caldwell acquisition, which accounted for $9.4 million of the increase.

     Gross Profit. Gross profit increased $3.8 million, or 75.6%, to $8.8 million in 1995 compared to $5.0 million in 1994. Gross margin increased to 20.0% for 1995 compared to 17.9% for 1994. These increases were primarily attributable to the impact of the acquisition of Caldwell and the improvement in gross margins for the branches acquired from Aaron in November 1993.

     Operating Expenses. SG&A increased $2.3 million, or 66.6%, to $5.8 million for 1995 compared to $3.5 million for 1994. This increase was primarily attributable to the acquisition of Caldwell. SG&A as a percentage of revenues increased to 13.2% in 1995 compared to 12.5% in 1994. Depreciation and amortization expense increased $334,000, or 130.5%, to $590,000 for 1995 compared to $256,000 for 1994. This increase was primarily attributable to increased amortization of intangibles resulting from the acquisition of Caldwell.

     Operating Income. Operating income increased $1.1 million, or 89.3%, to $2.4 million for 1995 compared to $1.2 million for 1994. Operating income as a percentage of revenues increased to 5.4% for 1995 compared to 4.5% for 1994.

     Interest Expense. Interest expense increased $709,000 to $801,000 in 1995 compared to $92,000 in 1994. This increase was primarily attributable to higher interest costs on debt incurred to finance the acquisition of Caldwell.

     Net Income. Net income increased $410,000, or 34.8%, to $1.6 million for 1995 compared to $1.2 million for 1994. Net income as a percentage of revenues decreased to 3.6% in 1995 compared to 4.2% in 1994.

BREWER RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $15.6 million, or 126.5%, to $27.9 million for 1994 compared to $12.3 million for 1993. This increase was primarily attributable to the acquisition of Aaron, which accounted for $13.0 million of the increase.

     Cost of Services. Cost of services increased $12.8 million, or 127.6%, to $22.9 million in 1994 from $10.1 million in 1993. This increase was primarily due to the acquisition of Aaron, which accounted for $11.2 million of the increase.

     Gross Profit. Gross profit increased $2.7 million, or 121.6%, to $5.0 million in 1994 compared to $2.3 million in 1993. This increase was primarily attributable to the acquisition of Aaron. Gross margin decreased slightly to 17.9% in 1994 compared to 18.3% in 1993 because Aaron had historically lower gross margins than Brewer.

     Operating Expenses. SG&A increased $1.9 million, or 114.6%, to $3.5 million for 1994 compared to $1.6 million for 1993. This increase was primarily attributable to the acquisition of Aaron, which accounted for $1.6 million of the increase. SG&A as a percentage of revenues decreased to 12.5% in 1994 compared to 13.2% in 1993. Depreciation and amortization expense increased $135,000, or 110.8%, to $256,000 for 1994 compared to $121,000 for 1993. This increase was primarily attributable to increased amortization of intangibles resulting from the acquisition of Aaron.

     Operating Income. Operating income increased $743,000, or 146.6%, to $1.2 million for 1994 compared to $506,000 for 1993. Operating income as a percentage of revenues increased to 4.5% in 1994 compared to 4.1% in 1993.

     Interest Expense. Interest expense increased $38,000 to $92,000 in 1994 compared to $54,000 in 1993. This increase was primarily attributable to debt incurred to finance the acquisition of Aaron.

     Net Income. Net income increased $699,000, or 146.4%, to $1.2 million for 1994 compared to $478,000 for 1993. Net income as a percentage of revenues increased to 4.2% in 1994 from 3.9% in 1993.

LIQUIDITY AND CAPITAL RESOURCES -- BREWER

     Net cash provided by (used in) operating activities was ($382,000), $894,000, $1.6 million and ($692,000) for 1993, 1994, 1995 and the first quarter of 1996, respectively. The net cash provided by (used in) operating activities for the periods presented was primarily attributable to net income and changes in operating assets and liabilities.

     Cash provided by (used in) investing activities was $442,000, ($345,000), ($12.0) million and ($3.2) million for 1993, 1994, 1995 and the first quarter of 1996, respectively. Cash provided by investing activities in 1993 was primarily attributable to proceeds from the release of an investment which had been restricted as a condition of Brewer's self-insurance program, and was partially offset by the acquisition of Aaron and routine capital expenditures. Cash used in investing activities for 1994 was primarily attributable to routine capital expenditures. Cash used in investing activities in 1995 and the first quarter of 1996 was primarily attributable to the acquisitions of Caldwell and On Call, respectively.

     Cash provided by (used in) financing activities was ($179,000), ($512,000), $10.6 million and $3.9 million for 1993, 1994, 1995 and the first quarter of 1996, respectively. Cash used in financing activities in 1993 was primarily for cash dividends paid to Brewer's stockholders. Cash used in financing activities in 1994 was primarily attributable to debt repayments and was also influenced by cash dividends paid to Brewer's stockholders. Cash provided by financing activities for 1995 and the first quarter of 1996 was primarily attributable to the proceeds from debt issued in conjunction with the acquisitions of Caldwell and On Call, respectively.

     As a result of the foregoing, cash and cash equivalents decreased $119,000 in 1993 and increased $37,000, $211,000 and $9,000 in 1994, 1995 and the first quarter of 1996, respectively.

     Brewer's primary sources of funds are from operations and the issuance of debt under its term loan and line of credit arrangements. Brewer's principal uses of cash are for acquisitions, working capital purposes and capital expenditures.

     As of March 31, 1996, Brewer had total debt outstanding of approximately $20.3 million.

     While there can be no assurance, management of Brewer believes that the funds provided by operations, amounts available under its line of credit facility and amounts of cash and cash equivalents on hand will be sufficient to meet its presently anticipated needs for working capital and capital expenditures for at least the next twelve months.

RESULTS OF OPERATIONS -- PROSTAFF

PROSTAFF RESULTS FOR THE FIRST QUARTER OF 1996 COMPARED TO THE FIRST QUARTER OF 1995

     Revenues. Revenues increased $1.1 million, or 14.0%, to $8.6 million in the first quarter of 1996 compared to $7.5 million in the first quarter of 1995. The increase in Prostaff's revenues was primarily attributable to the opening of several new branches during 1995 and the first quarter of 1996 and a significant increase in business conducted with its largest client.

     Cost of Services. Cost of services increased $777,000, or 12.5%, to $7.0 million in the first quarter of 1996 compared to $6.2 million in the first quarter of 1995.

     Gross Profit. Gross profit increased $275,000, or 20.6%, to $1.6 million in the first quarter of 1996 compared to $1.3 million in the first quarter of 1995. Gross margin increased to 18.8% in the first quarter of 1996 compared to 17.7% in the first quarter of 1995, primarily attributable to a decrease in the Arkansas state unemployment tax rate.

     Operating Expenses. Operating expenses increased $444,000, or 38.1%, to $1.6 million in the first quarter of 1996 compared to $1.2 million in the first quarter of 1995. This increase was primarily attributable to consulting fees paid in conjunction with Prostaff's efforts to become certified pursuant to International Standards Organization 9000 (ISO 9000) quality system requirements and the start-up costs of several new branches. Operating expenses as a percentage of revenues increased to 18.7% in the first quarter of 1996 compared to 15.4% in the first quarter of 1995.

     Operating Income. Operating income decreased $169,000, or 98.6%, to $2,000 in the first quarter of 1996 compared to $171,000 in the first quarter of 1995. Operating income as a percentage of revenues decreased to 0.03% in the first quarter of 1996, compared to 2.3% in the first quarter of 1995.

     Net Income. Net income decreased $73,000, or 94.7%, to $4,000 in the first quarter of 1996 compared to $77,000 in the first quarter of 1995. Net income as a percentage of revenues decreased to 0.05% in the first quarter of 1996 compared to 1.0% in the first quarter of 1995.

PROSTAFF RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $3.7 million, or 12.2%, to $34.3 million in 1995 compared to $30.6 million in 1994. The increase was primarily attributable to the addition of new significant clients, as well as the opening of several branches in 1995.

     Cost of Services. Cost of services increased $2.8 million, or 10.9%, to $28.2 million in 1995 compared to $25.5 million in 1994.

     Gross Profit. Gross profit increased $944,000, or 18.3%, to $6.1 million in 1995 compared to $5.2 million in 1994. Gross margin increased to 17.8% in 1995 compared to 16.8% in 1994. This increase in gross margin was attributable to slightly improved rates charged to clients and a decrease in the Arkansas state unemployment tax rate.

     Operating Expenses. Operating expenses increased $1.2 million, or 27.5%, to $5.6 million in 1995 compared to $4.4 million in 1994. This increase was attributable to increased compensation relating to the opening of several new branches and expansion of the corporate headquarters. Operating expenses as a percentage of revenues increased to 16.2% in 1995 compared to 14.2% in 1994.

     Operating Income. Operating income decreased $256,000, or 32.3%, to $537,000 in 1995 compared to $793,000 in 1994. Operating income as a percentage of revenues decreased to 1.6% in 1995 compared to 2.6% in 1994.

     Net Income. Net income decreased $76,000, or 14.5%, to $446,000 in 1995 compared to $522,000 in 1994. Net income as a percentage of revenues decreased to 1.3% in 1995 compared to 1.7% in 1994.

PROSTAFF RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $3.4 million, or 12.3%, to $30.6 million in 1994 compared to $27.2 million in 1993. The increase was primarily attributable to the opening of several new branches during 1994.

     Cost of Services. Cost of services increased $2.6 million, or 11.4%, to $25.5 million in 1994 compared to $22.9 million in 1993.

     Gross Profit. Gross profit increased $766,000, or 17.5%, to $5.2 million in 1994 compared to $4.4 million in 1993. Gross margin increased slightly to 16.8% in 1994 compared to 16.1% in 1993. The overall increase in gross margin was primarily the result of a slight increase in rates charged to clients and a decrease in the Arkansas state unemployment tax rate.

     Operating Expenses. Operating expenses increased $603,000, or 16.1%, to $4.4 million in 1994 compared to $3.8 million in 1993. Operating expenses as a percentage of revenues increased slightly to 14.2% in 1994 compared to 13.8% in 1993.

     Operating Income. Operating income increased $162,000, or 25.7%, to $793,000 in 1994 compared to $631,000 in 1993. Operating income as a percentage of revenues increased slightly to 2.6% in 1994 compared to 2.3% in 1993.

     Net Income. Net income increased $123,000, or 30.8%, to $522,000 in 1994 compared to $399,000 in 1993. Net income as a percentage of revenues increased to 1.7% in 1994 compared to 1.5% in 1993.

LIQUIDITY AND CAPITAL RESOURCES -- PROSTAFF

     Net cash provided by (used in) operating activities was $181,000, $740,000, $834,000 and ($20,000) for 1993, 1994, 1995 and the first quarter of 1996, respectively. The net cash provided by (used in) operating activities for each period presented resulted primarily from changes in operating assets and liabilities and net income.

     Cash provided by (used in) investing activities was $195,000, ($293,000), ($362,000) and ($145,000) for 1993, 1994, 1995 and the first quarter of 1996.
Cash used in investing activities for 1995 was primarily for capital expenditures associated with the opening of several new branches.

     Cash provided by (used in) financing activities was ($390,000), ($261,000), ($512,000) and $140,000 for 1993, 1994, 1995 and the first quarter of 1996. The cash used in financing activities in 1995 was the result of additional net payments on the line of credit.

     As a result of the foregoing, cash and cash equivalents decreased $15,000 in 1993, increased $186,000 in 1994 and decreased $40,000 and $25,000 in 1995 and the first quarter of 1996, respectively.

     As of March 31, 1996, Prostaff had total debt, including line of credit and current maturities of long-term debt of $366,000. Prostaff currently has three revolving credit facilities, with funds available under these facilities totaling approximately $1.8 million at March 31, 1996.

     While there can be no assurance, management of Prostaff believes that funds provided by operations, amounts available under its line of credit facilities and the current amount of cash and cash equivalents on hand will be sufficient to meet its presently anticipated needs for working capital and capital expenditures for at least the next twelve months.

RESULTS OF OPERATIONS -- MAXWELL

MAXWELL RESULTS FOR THE FIRST QUARTER OF 1996 COMPARED TO THE FIRST QUARTER OF 1995

     Revenues. Revenues increased $315,000, or 5.4%, to $6.1 million for the first quarter of 1996 compared to $5.8 million for the first quarter of 1995. This increase was primarily attributable to a significant client contract, which started in July 1995, and the acquisition of Sumner Ray Technical Resources, Inc. ("Sumner Ray") in February 1996. This increase was partially offset by a decrease in the staffing needs of another significant client and government shutdowns in December 1995 and January 1996, which caused delays in the issuance of H1-B Visas to foreign-trained therapists and delays in the therapists' arrival to the U.S.

     Cost of Services. Cost of services increased $222,000, or 4.9%, to $4.7 million for the first quarter of 1996 compared to $4.5 million for the first quarter of 1995.

     Gross Profit. Gross profit increased $92,000, or 7.0%, to $1.4 million in the first quarter of 1996 compared to $1.3 million for the first quarter of 1995. Gross margin remained relatively stable at 22.8% and 22.5% for the first quarter of 1996 and 1995, respectively.

     Operating Expenses. Operating expenses increased $166,000, or 16.1%, to $1.2 million for the first quarter of 1996 compared to $1.0 million for the first quarter of 1995. Operating expenses as a percentage of revenues increased to 19.5% in the first quarter of 1996 compared to 17.7% in the first quarter of 1995.

     Operating Income. Operating income decreased $74,000, or 26.5%, to $205,000 for the first quarter of 1996 compared to $279,000 for the first quarter of 1995. Operating income as a percentage of revenues decreased to 3.3% for the first quarter of 1996 compared to 4.9% for the first quarter of 1995.

     Net Income. Net income decreased $31,000, or 10.8%, to $255,000 for the first quarter of 1996 compared to $286,000 for the first quarter of 1995. Net income as a percentage of revenues decreased to 4.2% for the first quarter of 1996 compared to 4.9% for the first quarter of 1995.

MAXWELL RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $1.9 million, or 8.8%, to $23.1 million for 1995 compared to $21.2 million for 1994. This increase was primarily attributable to a significant client contract, which started in July 1995, and an increase in the average number of foreign-trained therapists working.

     Cost of Services. Cost of services increased $1.7 million, or 10.9%, to $17.7 million for 1995 compared to $16.0 million for 1994.

     Gross Profit. Gross profit increased $122,000, or 2.3%, to $5.3 million in 1995 compared to $5.2 million in 1994. Gross margin decreased to 23.1% for 1995 compared to 24.6% for 1994. This decrease resulted primarily from increased competition and a high volume, lower margin contract with one significant client.

     Operating Expenses. Operating expenses increased $505,000, or 12.9%, to $4.4 million for 1995 compared to $3.9 million for 1994. This increase was partially attributable to the write-off of $165,000 in accounts receivable related to one client. Operating expenses as a percentage of revenues increased to 19.2% in 1995 compared to 18.5% in 1994.

     Operating Income. Operating income decreased $383,000, or 29.6%, to $912,000 for 1995 compared to $1.3 million for 1994. Operating income as a percentage of revenues decreased to 3.9% for 1995 compared to 6.1% for 1994.

     Net Income. Net income decreased $344,000, or 27.2%, to $920,000 for 1995 compared to $1.3 million for 1994. Net income as a percentage of revenues decreased to 4.0% in 1995 compared to 6.0% in 1994.

MAXWELL RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $4.9 million, or 30.0%, to $21.2 million for 1994 compared to $16.3 million for 1993. This increase was primarily attributable to the addition of a significant client in 1994, which accounted for increased revenues of $2.5 million, and an increase in business conducted with certain other clients.

     Cost of Services. Cost of services increased $4.8 million, or 42.2%, to $16.0 million in 1994 compared to $11.3 million in 1993. This increase was also primarily attributable to the addition of a significant client in 1994.

     Gross Profit. Gross profit increased $152,000, or 3.0%, to $5.2 million in 1994 compared to $5.1 million in 1993. Gross margin decreased to 24.6% in 1994 compared to 31.1% in 1993. This decrease was a result of lower margin contracts negotiated with two of the Company's significant clients as well as increased workers' compensation costs and increased competition.

     Operating Expenses. Operating expenses increased $270,000, or 7.4%, to $3.9 million for 1994 compared to $3.7 million for 1993. Operating expenses as a percentage of revenues decreased to 18.5% for 1994 compared to 22.4% for 1993.

     Operating Income. Operating income remained fairly constant at $1.3 million in 1994 compared to $1.4 million in 1993. Operating income as a percentage of revenues decreased to 6.1% in 1994 compared to 8.7% in 1993.

     Net Income. Net income was $1.3 million for both 1994 and 1993. Net income as a percentage of revenues decreased to 6.0% in 1994 compared to 7.9% in 1993.

LIQUIDITY AND CAPITAL RESOURCES -- MAXWELL

     Net cash provided by operating activities was $1.4 million, $719,000, $1.9 million and $621,000 for 1993, 1994, 1995 and the first quarter of 1996, respectively. Net cash provided by operating activities for each period presented resulted primarily from changes in operating assets and liabilities and net income.

     Cash used in investing activities was $264,000, $225,000, $174,000 and $208,000 for 1993, 1994, 1995 and the first quarter of 1996, respectively. Cash used in investing activities was primarily for additions of property and equipment and purchases of investments.

     Cash used in financing activities was $860,000, $1.0 million, $1.2 million and $408,000 for 1993, 1994, 1995 and the first quarter of 1996. Cash used in financing activities in each year was primarily for dividends paid to stockholders.

     Subsequent to March 31, 1996, Maxwell entered into a debt agreement for a $1.75 million term loan. Accrued interest is due and payable monthly beginning June 1, 1996 at a rate of 8.25%. The outstanding principal balance plus unpaid accrued interest is due November 1, 1996. The proceeds of the loan were used to fund cash dividends paid to Maxwell's stockholders.

     While there can be no assurance, management of Maxwell believes that funds provided by operations, amounts provided under the debt agreement discussed above, and current amounts of cash and cash equivalents will be sufficient to meet its presently anticipated needs for working capital and capital expenditures for at least the next twelve months.

RESULTS OF OPERATIONS -- HRA

HRA RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 1995

     Revenues. Revenues increased $2.2 million, or 26.1%, to $10.6 million for the six months ended March 31, 1996 compared to $8.4 million for the six months ended March 31, 1995. This increase was primarily attributable to the opening of new branches.

     Cost of Services. Cost of services increased $1.8 million, or 25.5%, to $8.6 million for the six months ended March 31, 1996 compared to $6.9 million for the six months ended March 31, 1995. This increase was primarily attributable to the opening of new branches as well as increased workers' compensation costs.

     Gross Profit. Gross profit increased $453,000, or 28.9%, to $2.0 million for the six months ended March 31, 1996 compared to $1.6 million for the six months ended March 31, 1995. Gross margin increased to 18.9% for the six months ended March 31, 1996 compared to 18.5% for the six months ended March 31, 1995.

     Operating Expenses. Operating expenses increased $376,000, or 24.6%, to $1.9 million for the six months ended March 31, 1996 compared to $1.5 million for the six months ended March 31, 1995. This increase was primarily due to increased overhead associated with the opening of new branches. In addition, HRA expensed a severance arrangement of approximately $136,000 during the six months ended March 31, 1996. Operating expenses as a percentage of revenues decreased to 17.9% for the six months ended March 31, 1996 compared to 18.2% for the six months ended March 31, 1995.

     Operating Income. Operating income increased $76,000, or 251.4%, to $106,000 for the six months ended March 31, 1996 compared to $30,000 for the six months ended March 31, 1995. Operating income as a percentage of revenues increased to 1.0% for the six months ended March 31, 1996 compared to 0.4% for the six months ended March 31, 1995.

     Other Expenses, Net. Other expenses increased $99,000 to $90,000 for the six months ended March 31, 1996 compared to $9,000 of income for the six months ended March 31, 1995. The change was principally related to a $90,000 payment by HRA, on behalf of two existing stockholders, to settle an outstanding option agreement to purchase 30% of HRA.

     Net Income (Loss). Net income decreased $15,000 from $4,000 for the six months ended March 31, 1995 to a net loss of $11,000 for the six months ended March 31, 1996.

HRA RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $1.8 million, or 11.3%, to $18.3 million in 1995 compared to $16.5 million in 1994. This increase was attributable to the opening of new branches.

     Cost of Services. Cost of services increased $1.6 million, or 11.8%, to $14.9 million in 1995 compared to $13.4 million in 1994. This increase was primarily attributable to the opening of new branches and an increase in workers' compensation costs.

     Gross Profit. Gross profit increased $281,000, or 9.1%, to $3.4 million in 1995 compared to $3.1 million in 1994. Gross margin decreased to 18.4% in 1995 compared to 18.8% in 1994.

     Operating Expenses. Operating expenses increased $1.1 million, or 44.4%, to $3.5 million in 1995 compared to $2.4 million in 1994. This increase was partially attributable to the overhead costs associated with the opening of new branches. Operating expenses as a percentage of revenues increased to 19.1% in 1995 compared to 14.8% in 1994.

     Operating Income (Loss). Operating income decreased $796,000 to an operating loss of $137,000 in 1995 compared to operating income of $659,000 in 1994.

     Net Income (Loss). Net income decreased $500,000 to a net loss of $147,000 in 1995 compared to net income of $353,000 in 1994. Net income as a percentage of revenues decreased to (0.8)% in 1995 compared to 2.1% in 1994.

HRA RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $3.1 million, or 23.4%, to $16.5 million in 1994 compared to $13.3 million in 1993. This increase was primarily attributable to an increase in business conducted with new and existing clients.

     Cost of Services. Cost of services increased $2.4 million, or 21.7%, to $13.4 million in 1994 compared to $11.0 million in 1993. This increase was primarily attributable to the increase in revenues and rising workers' compensation and temporary employee vacation costs.

     Gross Profit. Gross profit increased $738,000, or 31.4%, to $3.1 million in 1994 compared to $2.3 million in 1993. Gross margin increased to 18.8% in 1994 compared to 17.6% in 1993.

     Operating Expenses. Operating expenses increased $286,000, or 13.3%, to $2.4 million in 1994 compared to $2.1 million in 1993. Operating expenses as a percentage of revenues decreased to 14.8% in 1994 compared to 16.1% in 1993.

     Operating Income. Operating income increased $452,000, or 219.0%, to $659,000 in 1994 compared to $207,000 in 1993. Operating income as a percentage of revenues increased to 4.0% in 1994 compared to 1.5% in 1993.

     Net Income. Net income increased $268,000 to $353,000 in 1994 compared to $85,000 in 1993. Net income as a percentage of revenues increased to 2.1% in 1994 compared to 0.6% in 1993.

LIQUIDITY AND CAPITAL RESOURCES -- HRA

     Net cash provided by operating activities was $101,000, $98,000, $89,000 and $93,000 for 1993, 1994, 1995 and the six months ended March 31, 1996, respectively. The net cash provided by operating activities for each of the periods presented was primarily due to changes in operating assets and liabilities and net income (loss).

     Net cash used in investing activities was $41,000, $40,000, $152,000 and $49,000 for 1993, 1994, 1995 and the six months ended March 31, 1996, respectively. Cash used in investing activities in each of the periods presented was primarily for additions and replacements of office and computer equipment and software.

     Net cash provided by (used in) financing activities was $328,000, $128,000, ($156,000) and ($97,000) for 1993, 1994, 1995 and the six months ended March 31,
1996, respectively. Cash used in financing activities during 1995 consisted primarily of net payments on the receivable financing agreement and repayment of borrowings from a stockholder.

     As a result of the foregoing, cash and cash equivalents increased $388,000 and $186,000 in 1993 and 1994, respectively, and decreased $219,000 and $53,000 in 1995 and the six months ended March 31, 1996, respectively.

     HRA is obligated under certain compensation and non-compete arrangements to make payments to a former consultant, former stockholder and other third parties over the next ten years. HRA anticipates that cash generated by operations and borrowings available under its line of credit will be sufficient to meet these requirements.

     While there can be no assurance, management of HRA believes that funds provided by operations, amounts available under its revolving line of credit facility and the current amount of cash and cash equivalents on hand will be sufficient to meet its presently anticipated needs for working capital, capital expenditures and acquisitions for at least the next twelve months.

RESULTS OF OPERATIONS -- FIRST CHOICE

FIRST CHOICE RESULTS FOR THE FIRST QUARTER OF 1996 COMPARED TO THE FIRST QUARTER OF 1995

     Revenues. Revenues increased $296,000, or 9.2%, to $3.5 million in the first quarter of 1996 compared to $3.2 million in the first quarter of 1995.

     Cost of Services. Cost of services increased $247,000, or 9.4%, to $2.9 million in the first quarter of 1996 compared to $2.6 million in the first quarter of 1995.

     Gross Profit. Gross profit increased $49,000, or 8.1%, to $656,000 in the first quarter of 1996 compared to $607,000 in the first quarter of 1995. Gross margin decreased slightly to 18.6% in the first quarter of 1996 compared to 18.8% in the first quarter of 1995.

     Operating Expenses. Operating expenses increased $42,000, or 8.1%, to $562,000 in the first quarter of 1996 compared to $520,000 in the first quarter of 1995. Operating expenses as a percentage of revenues decreased slightly to 16.0% in the first quarter of 1996 compared to 16.1% in the first quarter of 1995.

     Operating Income. Operating income increased $6,000, or 7.7%, to $93,000 in the first quarter of 1996 compared to $87,000 in the first quarter of 1995. Operating income as a percentage of revenues was 2.7% in both the first quarter of 1996 and the first quarter of 1995.

     Net Income. Net income increased $6,000, or 7.5%, to $86,000 in the first quarter of 1996 compared to $80,000 in the first quarter of 1995. Net income as a percentage of revenues remained steady, however, at 2.4% in the first quarter of 1996 compared to 2.5% in the first quarter of 1995.

FIRST CHOICE RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $696,000, or 5.4%, to $13.7 million in 1995 compared to $13.0 million in 1994.

     Cost of Services. Cost of services increased $576,000, or 5.4%, to $11.1 million in 1995 compared to $10.6 million in 1994.

     Gross Profit. Gross profit increased $120,000, or 4.9%, to $2.6 million in 1995 compared to $2.4 million in 1994. Gross margin remained steady, however, at 18.6% in 1995 compared to 18.7% in 1994.

     Operating Expenses. Operating expenses decreased $228,000, or 9.0%, to $2.3 million in 1995 compared to $2.5 million in 1994. This decrease was primarily attributable to a $680,000 decrease in compensation to First Choice's president and majority shareholder. This decrease was partially offset by increases in administrative salaries, recruiting, testing and rent expense in 1995. Operating expenses as a percentage of revenues decreased to 16.7% in 1995 compared to 19.4% in 1994.

     Operating Income (Loss). Operating income increased $348,000 to $263,000 in 1995 compared to an operating loss of $85,000 in 1994.

     Net Income. Net income increased $184,000 to $243,000 in 1995 compared to $59,000 in 1994. Net income as a percentage of revenues increased to 1.8% in 1995 compared to 0.5% in 1994.

FIRST CHOICE RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $2.2 million, or 20.3%, to $13.0 million in 1994 compared to $10.8 million in 1993.

     Cost of Services. Cost of services increased $1.7 million, or 19.8%, to $10.6 million in 1994 compared to $8.8 million in 1993.

     Gross Profit. Gross profit increased $451,000, or 22.7%, to $2.4 million in 1994 compared to $2.0 million in 1993. Gross margin increased to 18.7% in 1994 compared to 18.3% in 1993.

     Operating Expenses. Operating expenses increased $1.1 million, or 80.4%, to $2.5 million in 1994 compared to $1.4 million in 1993. This increase was primarily attributable to a $657,000 increase in compensation to First Choice's president and majority shareholder. Operating expenses as a percentage of revenues increased to 19.4% in 1994 compared to 12.9% in 1993.

     Operating Income (Loss). First Choice generated an operating loss of $85,000 in 1994 compared to operating income generated in 1993 of $586,000.

     Net Income. Net income decreased $292,000 to $59,000 in 1994 compared to $351,000 in 1993. Net income as a percentage of revenues decreased to 0.5% in 1994 compared to 3.2% in 1993.

LIQUIDITY AND CAPITAL RESOURCES -- FIRST CHOICE

     Net cash provided by (used in) operating activities was $208,000, $46,000, $108,000 and ($138,000) for 1993, 1994, 1995 and the first quarter of 1996, respectively. Net cash provided by (used in) operating activities for each period presented resulted primarily from changes in operating assets and liabilities and net income.

     Net cash used in investing activities was $54,000, $120,000, $164,000 and $40,000 for 1993, 1994, 1995 and the first quarter of 1996, respectively. Cash used in investing activities for each period presented was primarily for additions to property and equipment.

     Net cash provided by (used in) financing activities was ($182,000), $241,000, $130,000 and ($50,000) for 1993, 1994, 1995 and the first quarter of
1996, respectively. Cash provided by (used in) financing activities consisted primarily of proceeds from the issuance of short-term debt obligations and a note payable to a shareholder and principal payments on such instruments.

     As a result of the foregoing, cash and cash equivalents decreased $27,000 in 1993, increased $166,000 in 1994, increased $74,000 in 1995, and decreased $228,000 for the first quarter of 1996.

     As of March 31, 1996, First Choice had total debt of $330,000.

     While there can be no assurance, management of First Choice believes that cash flows provided by operations, amounts available under its revolving line of credit facility and current amounts of cash and cash equivalents on hand will be sufficient to meet its liquidity requirements for at least the next twelve months.

RESULTS OF OPERATIONS -- BLETHEN

BLETHEN RESULTS FOR THE FIRST QUARTER OF 1996 COMPARED TO THE FIRST QUARTER OF 1995

     Revenues. Revenues increased $315,000, or 9.9%, to $3.5 million in the first quarter of 1996 compared to $3.2 million in the first quarter of 1995.

     Cost of Services. Cost of services increased $275,000, or 11.7%, to $2.6 million in the first quarter of 1996 compared to $2.4 million in the first quarter of 1995.

     Gross Profit. Gross profit increased $40,000, or 4.9%, to $867,000 in the first quarter of 1996 compared to $827,000 in the first quarter of 1995. Gross margin decreased to 24.8% during the first quarter of 1996 compared to 26.0% during the first quarter of 1995.

     Operating Expenses. Operating expenses increased $12,000, or 1.6%, to $728,000 in the first quarter of 1996 compared to $716,000 in the first quarter of 1995. Operating expenses as a percentage of revenues decreased to 20.8% in the first quarter of 1996 compared to 22.5% in the first quarter of 1995.

     Operating Income. Operating income increased $29,000, or 25.8%, to $140,000 in the first quarter of 1996 compared to $111,000 in the first quarter of 1995. Operating income as a percentage of revenues increased to 4.0% in the first quarter of 1996 compared to 3.5% in the first quarter of 1995.

     Net Income. Net income decreased 15.0%, to $50,000, or 1.4% of revenues in the first quarter of 1996 compared to $59,000, or 1.9% of revenues in the first quarter of 1995.

BLETHEN RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $1.4 million, or 11.8%, to $13.4 million in 1995 compared to $12.0 million in 1994.

     Cost of Services. Cost of services increased $1.1 million, or 12.6%, to $9.9 million in 1995 compared to $8.8 million in 1994.

     Gross Profit. Gross profit increased $302,000, or 9.6%, to $3.5 million in 1995 compared to $3.2 million in 1994. Gross margin decreased to 25.9% during 1995 compared to 26.4% during 1994.

     Operating Expenses. Operating expenses increased $207,000, or 7.3%, to $3.0 million in 1995 compared to $2.8 million in 1994. Operating expenses as a percentage of revenues decreased to 22.7% in 1995 compared to 23.7% in 1994.

     Operating Income. Operating income increased $95,000, or 29.3%, to $419,000 in 1995 compared to $324,000 in 1994. Operating income as a percentage of revenues increased to 3.1% during 1995 compared to 2.7% during 1994.

     Net Income. Net income increased 48.2% to $208,000, or 1.6% of revenues in 1995 compared to $141,000, or 1.2% of revenues in 1994.

BLETHEN RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $769,000, or 6.9%, to $12.0 million in 1994 compared to $11.2 million in 1993.

     Cost of Services. Cost of services increased $674,000, or 8.3%, to $8.8 million in 1994 compared to $8.1 million in 1993.

     Gross Profit. Gross profit increased $95,000, or 3.1%, to $3.2 million in 1994 compared to $3.1 million in 1993. Gross margin decreased to 26.4% during 1994 compared to 27.4% during 1993.

     Operating Expenses. Operating expenses decreased $341,000, or 10.7%, to $2.8 million in 1994 compared to $3.2 million in 1993. Operating expenses as a percentage of revenues decreased to 23.7% in 1994 compared to 28.4% in 1993.

     Operating Income (Loss). Operating income increased $436,000 to $324,000 in 1994 compared to a loss of $112,000 in 1993.

     Net Income (Loss). Net income increased $232,000 to $141,000 in 1994 compared to a loss of $91,000 in 1993.

LIQUIDITY AND CAPITAL RESOURCES -- BLETHEN

     Net cash provided by operating activities was $67,000, $218,000, $100,000 and $155,000 for 1993, 1994, 1995 and the first quarter of 1996, respectively. Net cash provided by operating activities for all periods presented was primarily due to changes in operating assets and liabilities and net income
(loss).

     Net cash used in investing activities was $130,000, $72,000, $25,000 and $15,000 for 1993, 1994, 1995 and the first quarter of 1996, respectively. Cash used in investing activities for all periods presented was solely for capital expenditures, primarily related to the opening of new branches.

     Net cash used in financing activities was $129,000, $61,000 and $143,000 for 1994, 1995 and the first quarter of 1996. Cash used in financing activities during the first quarter of 1996 consisted of net payments on the lines of credit and increases in amounts due from shareholders.

     As a result of the foregoing, cash and cash equivalents decreased $64,000 in 1993, increased $17,000 in 1994, increased $13,000 in 1995 and decreased $3,000 in the first quarter of 1996.

     As of March 31, 1996, Blethen had total debt of $1.1 million.

     While there can be no assurance, management of Blethen believes that the funds provided by operations, amounts available under bank credit agreements and amounts of cash and cash equivalents on hand will be sufficient to meet its presently anticipated needs for working capital and capital expenditures for at least the next twelve months.

                                    BUSINESS

     StaffMark was founded in March 1996 to create a leading provider of diversified staffing services to businesses, professional and service organizations, governmental agencies and healthcare providers, primarily in growth markets in the southeastern and southwestern United States. StaffMark has entered into agreements to acquire, simultaneously with the closing of this Offering, the six Founding Companies, which have on average operated for over 15 years. The Company will provide a wide variety of staffing services through 91 branch offices located in Arkansas, Colorado, Georgia, North Carolina, Oklahoma, South Carolina, Tennessee and Virginia. The Company's senior management will be comprised primarily of stockholders of the Founding Companies. Currently, the six Founding Companies provide more than 10,000 employees to over 2,500 clients during a typical week. Since 1993, the Founding Companies have expanded by acquiring four staffing businesses with 17 offices and by opening an additional 32 branch offices.

     The Company's business is organized into three divisions: Commercial, Professional, and Specialty Medical. The Commercial division provides clerical and light industrial staffing services, and generated approximately 86.4% and 84.7% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. The Professional division provides technical, professional and information technology staffing services and generated approximately 5.3% and 7.6% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. The Specialty Medical division provides healthcare and medical staffing services, such as physical and occupational therapists, speech pathologists and clinical trials support services, and generated approximately 8.3% and 7.7% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. According to Staffing Industry Report, an industry publication, technical, professional and healthcare staffing are among the fastest growing sectors of the staffing industry. The Company believes that these specialized services offer a greater opportunity for growth and profitability than commercial staffing services alone.

     The Company's immediate goal is to expand throughout the regions it currently serves, and ultimately to expand nationally to meet the broad geographic needs of regional and national companies seeking to centralize purchasing decisions for temporary staffing needs. The Company plans to achieve these goals through acquisitions and internal growth.

OPERATING STRATEGY

     Provide a Decentralized Entrepreneurial Environment. The Company believes an entrepreneurial business environment that rewards performance tends to attract and retain self-motivated, achievement-oriented individuals. Each of the Company's branches will operate as a separate profit center with local management having primary profit and loss responsibility. Each branch office will be given latitude in many fundamental operational functions, including hiring, pricing, training, sales, and marketing. This will permit each branch manager to be flexible and responsive to the specific needs of local clientele. In addition, the Company intends to establish profit-based compensation at the regional and local levels and to implement a stock option program to further motivate employees through ownership in the Company. See "Management -- 1996 Stock Option Plan."

     Capitalize on Strong Reputation and Local Name Recognition. The Company intends to continue to build on the Founding Companies' strong reputations and client familiarity with their local names. The Company believes that its local presence, accessible management and sophisticated support services position it as a provider of choice of staffing services in the markets it serves. The Company believes that it is one of the leading providers of staffing services in most of its markets.

     Capitalize on New Corporate Structure. The Company intends to take advantage of its new corporate structure by:

          Increasing Operating Efficiencies. The Company believes that it can achieve economies of scale by combining a number of general and administrative functions at the corporate level and by reducing or eliminating redundant functions and facilities of the Founding Companies. The Founding Companies have made substantial investments in technology and systems, which will facilitate the integration of the operational, financial and administrative functions of their respective businesses. Currently, four of the six Founding Companies employ versions of the Caldwell-Spartin computer system, and the Company plans to add the other two companies to the system within six months of the completion of this Offering. The Company will benefit from further economies of scale through common regional management and the spreading of recruiting, training, advertising, administrative and branch office costs over a larger number of temporary employees and clients.

          Centralizing Control Functions. The Company will support its branch office network by providing risk management, payroll, billing and collection, purchasing, cash management, internal audit, human resources and other administrative support services. This centralization will provide senior management with a significant source of control and the ability to monitor the key operating areas of the Company at the branch level.

          Adopting the Best Practices of Founding Companies. Management of the Company routinely evaluates the operating policies and procedures of each of the Founding Companies and will implement Company-wide the practices that best serve the needs of the Company. For example, three of the Founding Companies employ an incentive compensation system for their branch offices which encourages cost savings at the branch level by rewarding branch office profitability. Management intends to implement this compensation system throughout the Company.

     Offer a Diversified Range of Services. The Company provides virtually all commercial staffing services, including secretarial, clerical, word processing, light industrial and electronic assembly. In addition to commercial staffing services, the Company provides professional and specialty medical staffing services in certain markets by providing personnel such as computer operators, programmers, engineers, physical and occupational therapists, and clinical trial support employees. The Professional and Specialty Medical divisions, which management believes offer substantial growth opportunities, tend to generate higher gross margins than the Commercial division. The Company also offers permanent placement services in several of its branches and believes that the relatively higher margins and cross-selling opportunities associated with permanent placement make it a profitable complement to its other staffing services.

     Offer Customized Client Services. The Company seeks to satisfy the needs of its clients by providing customized services such as on-site management and permanent placement services. The flexibility of the Company's decentralized organization will allow it to tailor its operations to meet local client requirements. For example, clients may be provided with customized billings, utilization reports, and safety awareness and training programs. The Company believes that the quality of the Founding Companies' services has enabled them to establish and maintain long-term relationships with clients by understanding the clients' businesses, responding promptly to client requests, proactively assessing clients' staffing needs, and continually monitoring job performance and client satisfaction. Certain of the Founding Companies maintain quality assurance programs that include such procedures as: (i) a 30 minute response time on status of pending orders; (ii) customized reporting and invoicing for clients; and (iii) customized Caldwell-Spartin call-back reports and other personalized daily reports to ensure a timely response to the daily needs of its clients and temporary employees.

     Attract and Retain Qualified Management and Personnel. The Company believes that experienced management and branch office personnel with strong ties to and knowledge of the local community are integral to establishing long-term relationships at the local level. The Company believes that its decentralized structure, which grants regional and local management significant autonomy, will result in the attraction and retention of experienced, entrepreneurial managers.

GROWTH STRATEGY

     Pursuing Strategic Acquisitions. The Company seeks acquisitions of profitable, well-managed staffing companies that will expand the geographic scope of its operations, increase the revenues of its Professional and Specialty Medical divisions, or offer services that may be cross-sold to the Company's existing client base. The Company has acquired four staffing businesses over the past three years and currently has two acquisitions pending as outlined below:

                            ACQUISITION       ACQUIRED                    SERVICES     ACQUIRED
     ACQUIRING COMPANY         DATE            COMPANY        LOCATION     OFFERED     BRANCHES    REVENUES(1)
- --------------------------- -----------   -----------------   --------   -----------   --------   --------------
                                                                                                  (IN THOUSANDS)

Brewer.....................    11/93      Aaron Temporaries    AR        Commercial        7         $ 10,000

Brewer.....................     7/95          Caldwell         GA        Commercial        5           17,000

Brewer.....................     2/96           On Call         CO        Commercial/       4           12,000
                                                                         Professional

Maxwell....................     2/96         Sumner-Ray        OK        Professional      1            1,400


First Choice(2)............     7/96     Strategic Sourcing    NC        Professional      1            1,200

HRA(2).....................     7/96       Dorothy Johnson     TN        Professional      1            1,000
                                          Career Consultants



- ---------------
(1) Represents approximate revenues for fiscal year prior to acquisition.

(2) Acquisition pending.

     Immediately following the consummation of the Offering, the Company intends to pursue a strategic acquisition program. The Company will evaluate acquisitions using numerous criteria, including profitability of operations, management strength, market location, market share, staffing services offered, and the quality of service. Certain of the Company's executive officers and directors hold leadership positions in national and regional staffing trade associations, and as a result have developed personal relationships with the owners of numerous independent staffing companies. The Company believes that it will have a strategic advantage in completing acquisitions based on (i) these personal relationships, (ii) the successful assimilation of previous acquisitions, (iii) its decentralized entrepreneurial environment and (iv) its greater visibility and resources as a public company.

     As consideration for future acquisitions, the Company intends to use various combinations of equity, debt or cash. The Company initially plans to register up to an additional 4,000,000 shares of its Common Stock as soon as practicable after completion of the Offering for use in future acquisitions. The Company has also received a proposal from a major lending institution to provide the Company with a line of credit of $50.0 million, some or all of which could be used in connection with future acquisitions.

     Growing Internally. A key element of the Company's growth strategy is to increase the productivity and profitability of existing operations by expanding and enhancing services and by increasing penetration in existing geographic markets. Spinning-off new branch offices from existing branches is a primary method of expansion in the Company's existing markets. Spin-offs usually occur in metropolitan areas where a branch has grown too large to efficiently manage the number of temporary staffing hours generated. The branch splits into two offices which allows the new branch to open with an existing client base and provides the Company with geographical expansion at low marginal cost. During fiscal 1995 and the first quarter of 1996, the Company opened 19 spin-off branches. In addition, the Company may open new branch offices by following existing clients into new geographic areas.

     Increasing Vendor-on-Premises Relationships. The Company currently has 16 VOP partnering relationships, as compared to nine at December 31, 1995. VOP relationships represented 8.9% and 16.1% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. Under these programs, the Company assumes administrative responsibility for coordinating all temporary personnel services throughout a client's location or organization, including skills testing and training. While these partnering relationships tend to have lower gross margins than traditional temporary staffing services, the higher volumes and comparatively lower operating expenses associated with these relationships result in attractive operating profits for the Company. The Company seeks to expand its VOP program to comprehensive outsourcing arrangements, in which the Company staffs and manages an entire department or function on a turn-key basis. The VOP program provides the Company with an opportunity to establish long-term client relationships, which result in a more stable source of revenue, while providing clients with a dedicated on-site account manager who can more effectively meet the client's changing staffing needs with high quality and consistent service.

     Cross-Selling Professional Services. The Company currently provides commercial staffing services in the majority of its offices and plans to introduce its professional services to certain branches that currently do not offer such services. The Company believes there are substantial growth opportunities through the introduction of its broad range of existing services throughout its network of branch offices.

     Expanding Specialty Medical Services. The Company believes that revenue and profitability can be enhanced by providing specialty medical services in additional markets. The Company's specialty medical services personnel currently include physical and occupational therapists, speech pathologists, and clinical trials support services such as clinical monitoring, project management, data management, programming, statistical analysis, regulatory affairs, medical writing and training. The Specialty Medical division generally enjoys higher gross margins than the Commercial division because it offers specialized expertise. The Company intends to expand its Specialty Medical division through acquisitions and internal development.

THE STAFFING SERVICES INDUSTRY

     The temporary staffing industry has grown rapidly in recent years as competitive pressures have caused businesses to focus on reducing costs, including converting fixed labor costs to variable costs. The use of temporary employees also enables companies to improve flexibility in employee hiring and scheduling and allows them to focus on their core business functions. According to NATSS, the U.S. market for temporary services grew at a compound average annual growth rate of approximately 17.7%, from approximately $20.4 billion in revenue in 1991 to approximately $39.2 billion in 1995. Studies show that more than 90% of all U.S. businesses use temporary staffing services, and that temporary staffing personnel now account for approximately 2% of the total U.S. workforce. The use of temporary personnel has become widely accepted as a valuable tool for managing personnel costs, supplementing permanent workforces and meeting specialized or fluctuating employment requirements. Vacations, illnesses, resignations, seasonal increases in work volume, marketing promotions and month-end requirements have historically created demand for temporary staffing. More recently, the growing cost and difficulty of hiring, laying off and terminating full-time workers has also encouraged greater use of temporary workers. In addition, entrants into the labor force increasingly look to temporary assignments as a way to build experience, make contacts, and receive training and valuable exposure to a variety of work settings, as well as a means to gain full-time employment.

     Organizations have also begun using flexible staffing to reduce administrative overhead by strategically outsourcing operations that are not part of their core business functions, such as recruiting, training and benefit administration. By utilizing temporary employees, businesses are able to avoid the management and administrative costs incurred if full-time personnel are employed. An ancillary benefit, particularly for smaller businesses, is that use of temporary employees shifts certain employment costs and risks (e.g., workers' compensation and unemployment insurance) to the temporary personnel provider, which can spread the costs and risks over a much larger pool of employees. Businesses are also utilizing staffing services to selectively hire and add to their full-time staff. This concept, typically referred to as "temp-to-perm," provides the client with an opportunity to evaluate skills and proficiency prior to extending full-time employment offers. NATSS estimates that approximately 40% of temporary employees are ultimately offered full-time employment by clients.

THE COMPANY'S STAFFING SERVICES

     The Company's staffing services are provided through three divisions:

     Commercial Division. The Company's Commercial division, which accounted for approximately 86.4% and 84.7% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, provides personnel to clients with traditional clerical and light industrial needs. The Company's clerical services personnel include secretarial, clerical and word processing personnel, receptionist/switchboard operators, typists, data entry operators, cashiers, client service representatives, medical/legal transcriptionists, file clerks, and other miscellaneous office personnel. Light industrial services personnel include warehouse workers, maintenance workers, assemblers, quality control clerks, order pullers, food service workers, production workers, shipping/receiving clerks, janitors, packagers, inventory clerks, textile manufacturers, and machinists.

     Professional Division. The Company's Professional division provides personnel for technical, information technology, legal and accounting services and accounted for 5.3% and 7.6% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. The Company provides technical services personnel such as drafters, designers and engineers in the mechanical and electrical engineering and computer science fields. Information technology services include systems planning and design, project management, software applications development, systems and network implementation, systems integration and higher-level contract programming services, facilities management, systems maintenance, "help-desk" assistance and education and training. The Company also provides accounting personnel, paralegals and other legal assistants, and sales and marketing professionals.

     Specialty Medical Division. The Company's Specialty Medical division accounted for 8.3% and 7.7% of the Company's revenues for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. The Company offers specialty medical staffing services to meet the growing demand for physical and occupational therapists in the U.S. healthcare market. The Company recruits, both domestically and internationally, trained physical therapists, occupational therapists and speech pathologists to work in a variety of healthcare settings in more than 15 states. The Company also provides complete physical therapy management and staffing services to out-patient clinics as well as rural and suburban acute care hospitals. The Company targets hospitals in the 80-250 bed range with at least one orthopedic surgeon on staff, minimal competition in the area, and moderate to heavy surrounding industry.

     The Company offers clinical trials support personnel to meet the demands of the pharmaceutical, biotechnology, medical device and medical research data industries. The Company provides contract personnel with a wide variety of expertise in the clinical research field, including clinical monitoring, project management, data management, programming, statistical analysis, regulatory affairs, medical review and writing and training. The Company maintains a national database of qualified contract professionals and is able to source potential candidates for its clients on a nationwide basis.

OPERATIONS

     Branch Offices. The Company offers its services through 91 branch offices in Arkansas, Colorado, Georgia, North Carolina, Oklahoma, South Carolina, Tennessee and Virginia. The following table shows the Company's branch offices, including pending acquisitions, as of the dates indicated:

                                         DECEMBER 31,    DECEMBER 31,    DECEMBER 31,       JUNE 1,
                                             1993            1994            1995            1996
                                         ------------    ------------    ------------    -------------
        Commercial....................        41              45              65               78
        Professional..................         2               3               4                8
        Specialty Medical.............         4               4               5                5
                                             ---             ---             ---              ---
          Total branch offices........        47              52              74               91
                                             ===             ===             ===              ===


     Branch managers will operate their offices with a significant degree of autonomy and accountability and will receive bonuses based on the profitability of the branch. This compensation system is designed to motivate the managers to maximize the growth and profitability of their offices. Other branch personnel, including account coordinators, will also receive bonuses directly related to the growth and profitability of their branch. Branch managers will report to regional managers or subsidiary presidents. Operating within the guidelines set by the Company, the branch managers will be responsible for pursuing new business opportunities and focusing on sales and marketing, account development, and employee recruitment and retention.

     Sales and Marketing. StaffMark's services are marketed through its network of offices whose branch managers, supported by the Company's marketing staff, make regular personal sales visits to clients and prospects. The Company emphasizes long-term personal relationships with clients which are developed through regular assessment of client requirements and constant monitoring of temporary staff performance. New clients are obtained through client referrals, telemarketing and advertising in a variety of local and regional media, including television, radio, direct mail, Yellow Pages, newspapers, magazines and trade publications. The Company will continue to sponsor job fairs and other community events. The Company's officers and senior management also participate in national and regional trade associations, local chambers of commerce and other civic associations.

     Recruiting. One of the Company's most successful recruiting tools is referrals by its temporary staffing employees. The Company finds that referrals from its existing labor force provide the highest quality and largest number of new temporary employees and, in certain markets, the Company pays a referral fee to employees for recruiting a new temporary employee. The Company employs full-time regional recruiters who regularly monitor the skills and availability of their region's temporary employees to ensure a base of qualified employees to meet client demands. These recruiters also visit schools, clubs, and professional associations and present career development programs to various organizations. In addition, the Company obtains applicants from advertising on radio, television, in the Yellow Pages and through other print media.

     Employees/Personnel. Currently, the six Founding Companies provide over 10,000 employees to more than 2,500 clients during a typical week. As of March 31, 1996, the Company employed approximately 500 full-time employees. None of the Company's employees, including its staffing employees, are represented by a collective bargaining agreement. The Company believes its employee relations are good. Hourly wages for the Company's staffing employees are determined according to market conditions. The Company pays mandated costs of employment, including the employer's share of social security taxes (FICA), federal and state unemployment taxes, unemployment compensation insurance, general payroll expenses and workers' compensation insurance. The Company offers access to various insurance programs and benefits to its staffing employees.

     Assessment, Training and Quality Control. The Company uses a comprehensive system to assess, select and train its employees in order to provide quality assurance for its temporary personnel operations. Applicants are given a range of tests, applicable to the position(s) they seek. Clerical and office-support applicants receive state-of-the-art tests in computer skills, word processing, typing, data entry, accounting, and other business applications. These sophisticated tests cover the latest software, and thoroughly and objectively evaluate each individuals' skills and experience. The Company feels it is imperative to customize testing and training to match the specific office environment in which the individual will be placed. In the technical arena, specific programming tests are also given to assess the expertise of the candidate seeking placement. Such testing measures proficiency in programming languages, electromechanical skills, autocad, schematics and other technical applications. Industrial electronic assembly applicants are tested to determine basic competency, industrial aptitude, hand and finger dexterity, soldering, mathematics, ability to read a blue print, and measurement calculations.

     Management recognizes that certain clients have specialized staffing requirements that can only be fulfilled with customized training. The Company provides training programs for specific staffing requirements, such as electronic or mechanical assembly or the use of specialized software applications. Computerized tutorials are generally available for temporary employees seeking to upgrade their typing, data entry, office automation or word processing skills, and classes on topics such as spreadsheets and software applications are conducted periodically in branch offices.

     The Company stresses specialization, training and empowerment of employees to ensure that clients receive the highest quality service for the most cost-effective price. The Company currently operates a career training center where temporary employees as well as the general public can enroll in career advancement classes. This center helps to increase the number of trained and qualified applicants eligible for placement with the Company's clients.

     Management Information Systems. The operating system software utilized by the Company is the Caldwell-Spartin system which management believes is currently one of the leading applications software systems in the staffing industry. This system permits access to a shared database at the branch level, allowing the branch office to fill client orders, communicate with clients regarding invoices and screen candidates for the most suitable job opportunity. As of the date of this Offering, four of the six Founding Companies utilize versions of the Caldwell-Spartin system. The Company anticipates the other Founding Companies will be brought on-line with this system within six months of the completion of the Offering. The Company believes that the Caldwell-Spartin system, once implemented throughout the Founding Companies and connected to all branch offices, can readily be expanded to meet increased demands without significant additional capital expenditures.

     Workers' Compensation Program. The Company intends to maintain workers' compensation insurance for all claims in excess of a retention level of $250,000 per occurrence. The Company's risk management team will take a proactive approach to safety and risk control. The team will work diligently to train the Company's full-time staff to better screen, test and orient the Company's temporary employees to a more safety-conscious environment. The team will also perform periodic safety inspections at client locations to help determine potential risk for employee injury and to assist clients in making the workplace safer through customized safety program development, implementation and evaluation. Company policies prohibit staffing of high risk activities such as working on unprotected elevated platforms or the handling of hazardous materials. The risk management team will evaluate new clients and will have the authority to decline service if the work environment is perceived to be unsafe or potentially hazardous.

     An independent actuary provides advice on overall workers' compensation costs and performs an actuarial valuation regarding the adequacy of the accruals. The Company believes such accruals are reasonable. Currently, three of the Founding Companies are self-insured in the states of Arkansas, Georgia and Oklahoma. One Founding Company participates in a large retention program and another participates in a group captive program. The remaining company participates in the voluntary insurance market. The Founding Companies and any acquired operations will be integrated into the Company's program at such time as, in management's judgment, is most cost effective.

COMPETITION

     The staffing industry is highly competitive and highly fragmented, consisting of more than 7,000 firms. There are limited barriers to entry and new competitors frequently enter the market. The Company also faces intense competition from large international, national, regional and local companies. Principal competitors in the Company's markets are generally national temporary personnel companies with substantially greater financial and marketing resources than those of the Company.

     The Company competes for qualified temporary staffing employees and for clients who require the services of such employees. The principal competitive factors in attracting and retaining qualified temporary staffing employees are competitive salaries and benefits, quality and frequency of assignments and responsiveness to employee needs. The Company believes that many persons who seek temporary employment are also seeking regular employment and that the availability of assignments which may lead to regular employment is an important factor in its ability to attract qualified temporary staffing employees.

     The principal competitive factors in obtaining clients are a strong sales and marketing program, the timely availability of qualified temporary staffing employees, the ability to match client requirements with available temporary staffing employees, competitive pricing of services and satisfying work production requirements. The Company believes its long-term client relationships and strong emphasis on providing service and value to its clients and temporary staffing employees are important competitive advantages.

     The Company also competes for acquisition candidates. The Company believes that further industry consolidation will continue during the next few years. However, there is likely to be significant competition which could lead to higher prices being paid for such businesses. The Company believes that it will have a strategic advantage in completing acquisitions as a result of (i) management's personal relationships with existing staffing companies, (ii) the successful assimilation of previous acquisitions, (iii) its decentralized entrepreneurial environment and (iv) its greater visibility and resources as a public company. See "-- Growth Strategy." However, no assurance can be given that the Company's acquisition program will be successful or that the Company will be able to compete effectively in its markets.

FACILITIES

     The Company owns no real property. It leases its corporate headquarters as well as space for all of its branch offices. The Company believes that its facilities are adequate for its needs and does not anticipate inordinate difficulty in replacing such facilities or opening additional facilities, if needed.

     The Company's headquarters is located at 302 East Millsap Road, Fayetteville, Arkansas 72703. The premises are leased from a related party for a term ending on January 1, 2001, with three options to renew for five additional years each. A substantial number of other facilities are also leased from related parties. The Company believes that the lease terms are at least as favorable as could be obtained from any unrelated third party. See "Certain Transactions."

REGULATION

     The Company's operations are not generally subject to state or local licensing requirements or other regulations specifically governing the provision of commercial and professional staffing services. There can be no assurance, however, that states in which the Company operates or may in the future operate will not adopt such licensing or other regulations affecting the Company.

     State mandated workers' compensation and unemployment insurance premiums have increased in recent years and have directly increased the Company's cost of services. In addition, the extent and type of health insurance benefits that employers are required to provide employees have been the subject of intense scrutiny and debate in recent years at both the national and state level. Proposals have been made to mandate that employers provide health insurance benefits to staffing employees, and some states could impose sales taxes, or raises sales tax rates, on staffing services. Further increases in such premiums or rates, or the introduction of new regulatory provisions, could substantially raise the costs associated with hiring and employing staffing employees. See "Risk Factors -- Increased Employee Costs" and "-- Risk of Government Regulations and Legislative Proposals."

     The Company currently recruits physical and occupational therapists internationally for domestic placement. The entry of these employees into the United States is regulated by the U.S. Department of Labor and U.S. Department of Justice -- Immigration and Naturalization Services. The regulations governing the hiring of foreign nationals are complex and change often. If either of these authorities or any other regulatory or judicial body should determine that the Company is not in compliance with the regulations, the Company could be subject to fines and/or suspension of this part of the Company's business. Further, regulations could change in a manner which would limit the Company's ability to employ foreign nationals. Any of the foregoing could have a material adverse effect on the Company's business, financial condition, and results of operation.

INTELLECTUAL PROPERTY

     The Company has applied for Federal Service Mark registration of "StaffMark" and the associated Company logo with the U.S. Patent and Trademark Office. No assurance can be given that any such registration will be granted or that, if granted, such registration will be effective to prevent others from: (i) using the mark concurrently; or (ii) challenging the Company's use of the service mark in certain locations. The Company owns and licenses several other state and federal trademarks used by the Founding Companies. The Company believes that it has all rights to trademarks and trade names necessary for the conduct of its business.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     On July 13, 1995, Liberty Mutual Insurance Company ("Liberty") filed a complaint against HRA in the Chancery Court of Davidson County, Tennessee, Case No. 95-2160 II (III) alleging that HRA failed to pay certain insurance premiums due and owing to Liberty for its provision of worker's compensation insurance to HRA in fiscal years 1993 and 1994, and a portion of fiscal year 1995. A judgment was rendered against the Company for approximately $718,000, which was inclusive of the disputed amounts plus accrued interest. The Company filed an appeal to this judgment and is negotiating settlement. HRA reserved for these disputed amounts in the fiscal years in which the claims were raised. Accordingly, management anticipates that the ultimate resolution of this matter will not have a material adverse effect on the financial position or results of operations of the Company.

     In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits, including discrimination and harassment and other similar claims. The Company maintains insurance in such amounts and with such coverage and deductibles as management believes are reasonable.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each of the directors, executive officers and persons who will become directors or executive officers of the Company following consummation of this Offering:

                    NAME                     AGE                   POSITION
    -------------------------------------    ---     -------------------------------------
    Jerry T. Brewer(1)...................    55      Chairman of the Board

    Clete T. Brewer(1)...................    31      Chief Executive Officer and
                                                        President; Director

    Ted Feldman..........................    43      Chief Operating Officer

    Robert H. Janes III..................    29      Executive Vice President -- Finance,
                                                        Mergers and Acquisitions

    W. David Bartholomew.................    39      Executive Vice
                                                     President -- Southeastern Operations;
                                                        Director

    Donald A. Marr, Jr. .................    32      Executive Vice
                                                     President -- Southwestern Operations

    Steven E. Schulte....................    33      Executive Vice President --
                                                        Administration; Director

    John H. Maxwell, Jr..................    53      Executive Vice President -- Medical
                                                        Services; Director

    Janice Blethen.......................    52      Executive Vice President -- Clinical
                                                     Trials Support Services; Director

    William T. Gregory...................    54      General Manager -- Carolina Region;
                                                        Director

    Mary Sue Maxwell.....................    53      General Manager -- Oklahoma Region

    William J. Lynch.....................    53      Director

- ---------------

(1) Jerry T. Brewer is the father of Clete T. Brewer.

     Jerry T. Brewer co-founded StaffMark in March 1996 and has served since then as its Chairman of the Board. Mr. Brewer also co-founded Brewer in July 1988, and currently serves as its Chairman of the Board. From July 1988 to April 1995, Mr. Brewer served as President and Chief Executive Officer of Brewer.

     Clete T. Brewer co-founded StaffMark in March 1996 and has served since then as its President and Chief Executive Officer and a director. Mr. Brewer also co-founded Brewer in July 1988, and has served since April 1995 as President, Chief Executive Officer and a Director of Brewer. From July 1988 to April 1995, Mr. Brewer served as Vice President and a Director of Brewer.

     Ted Feldman will become Chief Operating Officer of the Company upon consummation of this Offering. Mr. Feldman founded HRA in 1991 and since its inception has served as its President and Chief Executive Officer. He will continue to serve in that capacity after the consummation of this Offering. From 1979 until 1992, Mr. Feldman served as President of Nashville Trunk & Bag Co.

     Robert H. Janes III co-founded StaffMark in March 1996 and will become Executive Vice President -- Finance, Mergers and Acquisitions upon consummation of this Offering. Mr. Janes has served as Vice President of Finance of Brewer since April 1995. From 1988 to 1990 and 1992 to 1995, he was employed in the corporate finance department of Stephens Inc., an investment banking firm and one of the Representatives. In 1992, Mr. Janes obtained an MBA from The Wharton School.

     W. David Bartholomew will become a director and Executive Vice
President -- Southeastern Operations of the Company upon consummation of this Offering and will oversee the Company's Commercial and Professional divisions in that region. Mr. Bartholomew has served as Secretary/Treasurer of HRA since 1993 and will continue to serve in that capacity after the consummation of this Offering. From 1991 through 1993, Mr. Bartholomew was President of Cobble Personnel of Nashville.

     Donald A. Marr, Jr. will become Executive Vice President -- Southwestern Operations of the Company upon consummation of this Offering and will oversee the Company's Commercial and Professional divisions in that region. He has been employed by Brewer since 1990 and has served as Brewer's Vice President of Operations since 1994 and will continue to serve in that capacity after the consummation of this Offering.

     Steven E. Schulte will become a director and Executive Vice
President -- Administration of the Company upon consummation of this Offering. He has been employed by Prostaff since August 1987, and has served as Prostaff's President and Chief Executive Officer since June 1992 and will continue to serve in that capacity after the consummation of this Offering.

     John H. Maxwell, Jr. will become a director and Executive Vice
President -- Medical Services of the Company upon the consummation of this Offering. Mr. Maxwell has served as the Chief Executive Officer of Maxwell since 1973 and will continue to serve in that capacity after the consummation of this Offering. He is a Certified Personnel Consultant and a Certified International Personnel Consultant.

     Janice Blethen will become a director and Executive Vice
President -- Clinical Trials Support Services of the Company upon the consummation of this Offering. Ms. Blethen has served as Chief Executive Officer of Blethen since its inception in 1975. Ms. Blethen is a Certified Personnel Consultant.

     William T. Gregory will become a director and General Manager -- Carolina Region of the Company upon the consummation of this Offering. Mr. Gregory has served as President of First Choice since 1985 and will continue to serve in that capacity after the consummation of this Offering. Mr. Gregory is a Certified Personnel Consultant.

     Mary Sue Maxwell will become General Manager -- Oklahoma Region of the Company upon consummation of this Offering. Ms. Maxwell has served as President of Maxwell Staffing, Inc. since 1983 and will continue to serve in that capacity after the consummation of this Offering.

     William J. Lynch will become a director of the Company upon the consummation of this Offering. Mr. Lynch is a Managing Director of Capstone Partners, LLC, a special situations venture capital firm. From October 1989 to March 1996, Mr. Lynch was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Lynch also serves as a director of Sanifill, Inc., a publicly traded environmental services company and Coach USA, Inc., a publicly traded motorcoach services company.

     The number of directors on the Board of Directors is currently fixed at eight. Directors of the Company are elected at the annual meeting of stockholders. Officers of the Company are appointed at the first meeting of the Board of Directors after each annual meeting of stockholders. Directors and executive officers of the Company are elected to serve until they resign or are removed or are otherwise disqualified to serve, or until their successors are elected and qualified.

     The Company expects that the Board of Directors will establish an Audit Committee, a Compensation Committee, and an Executive Committee. The members of each committee are expected to be determined at the first meeting of the Board of Directors following the closing of the Offering, however, the members of the Audit and Compensation Committees will consist solely of outside directors.

DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company will receive a fee of $2,000 for attendance at each Board of Directors meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors meeting). Each non-employee Director who has agreed to serve as such prior to the consummation of this Offering has also been granted nonqualified stock options to purchase 10,000 shares of Common Stock at an exercise price equal to the initial public offering price per share in this Offering, exercisable in three equal installments on the date of grant and the next two anniversaries thereof. Non-employee directors will, beginning with the first annual meeting of the Company's stockholders, receive annual grants of non-qualified stock options to purchase 2,000 shares of Common Stock. See "Management -- 1996 Stock Option Plan." All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, or for other expenses incurred in their capacity as Directors.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE

     StaffMark was incorporated in March 1996, and did not conduct any operations prior to that time. The Company anticipates that during fiscal 1996 its Chief Executive Officer and the four other most highly compensated officers, and their annualized base salaries for 1996, will be: Clete T. Brewer -- $150,000, Ted Feldman -- $145,000, W. David Bartholomew -- $125,000, Steven E. Schulte -- $125,000, and Robert H. Janes III -- $100,000 (collectively, the "named executive officers").

     Each named executive officer will enter into an employment agreement with the Company or a subsidiary thereof, commencing on the date of the closing of this Offering. Pursuant to such employment agreements, each such officer will be eligible for additional year-end bonus compensation to be determined pursuant to an incentive bonus plan to be established by the Company. Each employment agreement will be for a term of five years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal.

     Each of the employment agreements provides that, in the event of a termination of employment by the Company, except for specific instances of "cause" as defined in the employment agreement, such employee shall be entitled to receive from the Company such employee's then current salary for a period no longer than two years after this Offering. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following the termination of his employment.

1996 STOCK OPTION PLAN

     The Company was incorporated in March 1996 and did not conduct any operations prior to that time. Accordingly, no stock options were granted to, or exercised by or held by any executive officers in fiscal 1995. In June 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Stock Option Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. Directors, officers and other key employees of the Company and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to the Company. Awards under the Plan are granted by the Compensation Committee of the Board of Directors and may include incentive stock options ("ISOs"), and/or non-qualified stock options ("NQSO's").

     The Compensation Committee of the Board of Directors, which will administer the Plan, is required to consist of two or more directors who qualify as disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period, and whether the grant will be an ISO or NQSO. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any calendar year may not exceed 500,000 shares;
(ii) the option price per share of Common Stock may not be less than 100% of the fair market value of such share at the time of grant or 110% of the fair market value of such shares if the option is intended to be an ISO and is granted to a stockholder owning more than 10% of the combined voting power of all class of the Company stock or of its' parent or subsidiary on the date of the grant of the option; and (iii) the term of any option may not exceed 10 years or five years if the option is intended to be an ISO and is granted to a stockholder owning more than 10% of the total combined voting power of all classes of stock on the date of the grant of the option. In addition, unless otherwise specified by the Compensation Committee, all outstanding options vest upon a "change in control" of the Company (as defined in the Plan), and all options will terminate three months following any termination of employment.

     The Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service (or upon agreeing to serve in the case of the initial non-employee directors), a non-employee director will receive an NQSO option to purchase 10,000 shares of Common Stock, and continuing non-employee directors will receive annual options to purchase 2,000 shares of Common Stock. Options granted to non-employee directors become exercisable one-third on the date of grant and one-third on each of the next two anniversaries of the date of grant. Non-employee directors' options have a term of five years from the date of grant.

     The maximum number of shares of Common Stock that may be subject to outstanding options, determined immediately after the grant of any option, is the greater of 1,500,000 or 12% of the aggregate number of shares of the Company's Common Stock outstanding, provided, however, that options to purchase no more than 1,500,000 shares of Common Stock may be granted as ISOs as of the preceding January 1, less, in each case, the number of shares subject to previously outstanding awards under the Plan. Shares of Common Stock which are attributable to awards which have expired, terminated or been cancelled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

     The Plan will remain in effect until terminated by the Board of Directors. No ISO may be granted more than 10 years after the adoption of the Plan by the Board or approval of the Plan by the stockholders, whichever is earlier. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval within one year after approval by the Board of Directors if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code, which generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation," although other awards under the Plan may not so qualify. Until final regulations are adopted and other guidance made available by the Internal Revenue Service, there can be no assurance that any awards under the Plan will qualify as "performance-based compensation" that is fully deductible by the Company under Section 162(m).

     The Company plans to issue options to purchase a total of up to 919,097 shares of the Company Stock upon completion of this Offering at the initial public offering price. In addition and in accordance with the Mergers, options to purchase shares of Brewer previously granted to employees of On Call will be converted into options to purchase 16,397 shares of StaffMark at $2.13 per share. Options to be issued, other than those granted to non-employee directors, will generally be exercisable as to 40% of the underlying shares two years from the date of grant and as to an additional 20% on each of the next three anniversaries of the date of option grant. No options were granted during fiscal year 1995.

OFFICER AND DIRECTOR LIABILITY

     Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law, or any transaction in which a director has derived improper personal benefit.

     As permitted by Delaware law, the Company will enter into an indemnification agreement with its directors, pursuant to which the Company will agree to pay certain expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they shall not have been entitled to indemnification.

     The Company intends to maintain liability insurance for the benefit of its directors and officers.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company, after giving effect to the Mergers and this Offering, by (i) each person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each director and person who will become a director upon consummation of the Offering; (iii) each named executive officer, and (iv) all executive officers and directors as a group. All persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                           SHARES BENEFICIALLY
                                                                             OWNED AFTER THE
                                                                                 OFFERING
                                                                          ----------------------
                                 NAME                                      NUMBER        PERCENT
- -----------------------------------------------------------------------   ---------      -------
Jerry T. Brewer(1).....................................................     722,944         5.8%
Clete T. Brewer(2).....................................................   1,200,042         9.6
Ted Feldman............................................................     302,611         2.4
Robert H. Janes III....................................................     184,957         1.5
W. David Bartholomew(3)................................................     282,437         2.3
Donald A. Marr, Jr.....................................................     117,010         1.0
Steven E. Schulte(4)...................................................     455,925         3.6
John H. Maxwell, Jr.(5)................................................     719,623         5.8
Mary Sue Maxwell(6)....................................................     719,623         5.8
Janice Blethen(7)......................................................     476,478         3.8
William T. Gregory.....................................................     435,750         3.5
William J. Lynch(8)....................................................     136,042         1.1
All directors and executive officers as a group (12 persons)...........   5,033,819        40.4

- ---------------

(1) Includes 225,000 shares held by Mr. Brewer's spouse, as to which Mr. Brewer disclaims beneficial ownership.

(2) Includes 66,044 shares held by the Clete Brewer Irrevocable Trust for which Mr. Brewer is the trustee, and includes 66,044 shares held by a trust for the benefit of Mr. Brewer's spouse, for which Mr. Brewer is trustee.

(3) These shares are held by Bartfund I Limited Partnership, of which Mr. Bartholomew is the general partner.

(4) Includes 437,025 shares held by the Steven E. Schulte Revocable Trust for which Mr. Schulte is a trustee.

(5) Includes 354,402 shares held by the John H. Maxwell, Jr. Revocable Living Trust, of which Mr. Maxwell is the trustee, and includes 365,221 shares held by a trust for the benefit of Mr. Maxwell's spouse, as to which Mr. Maxwell disclaims beneficial ownership.

(6) Includes 365,221 shares held by the Mary Sue Maxwell Revocable Living Trust, of which Ms. Maxwell is the trustee, and includes 354,402 shares held by a trust for the benefit of Ms. Maxwell's spouse, as to which Ms. Maxwell disclaims beneficial ownership.

(7) Includes 71,905 shares held by Blethen Family Investments Limited Partnership, the general partner of which is a corporation controlled by Ms. Blethen.

(8) Includes 136,042 shares held by Capstone Partners LLC, of which Mr. Lynch is a manager.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 26,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). After giving effect to the Mergers, but prior to the consummation of this Offering, the Company will have outstanding 6,973,249 shares of Common Stock and no shares of Preferred Stock. Upon completion of this Offering, the Company will have outstanding 12,473,249 shares of Common Stock (13,298,249 if the Underwriters' over-allotment option is exercised in full) and no shares of Preferred Stock. Prior to the Mergers and as of March 31, 1996, there were 10 record holders of Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefore. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Offering will be upon payment therefor, fully paid and non-assessable.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, through action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Certificate of Incorporation and under Delaware law, Directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a Director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Boatmen's Trust Company of St. Louis.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     In connection with the formation of the Company, the Company issued 1,000 shares of Common Stock at $.01 per share and subsequently declared a stock dividend of 1,355 shares of Common Stock for each share of Common Stock outstanding. The shares were issued to various members of management including:
Jerry T. Brewer -- 179,944 shares; Clete T. Brewer -- 457,042 shares; Chad J. Brewer -- 252,978 shares; Donald A. Marr, Jr. -- 34,010 shares; Robert H. Janes III -- 184,957 shares; and Janice Blethen -- 25,068 shares. The Company also issued 136,042 shares to Capstone Partners, LLC, a Delaware Limited Liability Company, of which William J. Lynch is a member.

     Simultaneously with the closing of this Offering, StaffMark will acquire by merger all of the issued and outstanding stock of the six Founding Companies, at which time each Founding Company will become a wholly-owned subsidiary of the Company. The aggregate consideration to be paid by StaffMark in the mergers is approximately $77.7 million, consisting of approximately $15.9 million in cash and 5,618,249 shares of Common Stock. In addition, immediately prior to the Mergers certain of the Founding Companies will make distributions of approximately $3.9 million, representing S Corporation earnings previously taxed to their respective stockholders. Also, prior to the Mergers, certain of the Founding Companies will distribute to their respective stockholders approximately $349,000 in net book value of assets.

     The consummation of each Merger is subject to customary conditions. These conditions include, among others, the continuing accuracy on the closing date of the Mergers of the representations and warranties of the Founding Companies and the principal stockholders thereof and of StaffMark, the performance by each of the parties of all covenants included in the agreements relating to the Mergers and the nonexistence of a material adverse change in the results of operations, financial condition or business of each Founding Company.

     There can be no assurance that the conditions of the Mergers will be satisfied or waived or that the acquisition agreements will not be terminated prior to consummation. If any of the Mergers is terminated for any reason, the Company likely will not consummate this Offering on the terms described herein. The following table sets forth the consideration being paid for each Founding
Company:

                                                                       COMMON STOCK
                                                              -------------------------------
                                                    CASH       SHARES      VALUE OF SHARES(1)     TOTAL
                                                   -------    ---------    ------------------    -------
                                                                  (DOLLARS IN THOUSANDS)
Brewer..........................................   $ 2,950    1,935,000         $ 21,285         $24,235
Prostaff........................................     4,500    1,050,000           11,550          16,050
Maxwell.........................................     2,280      912,000           10,032          12,312
HRA.............................................     2,348      615,175            6,767           9,115
First Choice....................................     2,075      622,500            6,848           8,923
Blethen.........................................     1,764      483,574            5,319           7,083
                                                   -------    ---------         --------         -------
     Total......................................   $15,917    5,618,249         $ 61,801         $77,718
                                                   =======    =========         ========         =======

- ---------------
(1) Represents the aggregate value of the shares of Common Stock issued as consideration, based upon an assumed initial public offering price of $11.00 per share.

     In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain officers, directors, key employees and holders of more than 5% of the outstanding shares of the Company will receive cash and shares of Common Stock of the Company as follows:

                                                                    FOUNDING COMPANY
                                                                      CONSIDERATION
                                                             -------------------------------
                                                                                 SHARES OF
                               NAME                               CASH          COMMON STOCK
        --------------------------------------------------   -------------      ------------
                                                             (IN THOUSANDS)
        Jerry T. Brewer...................................      $  1,376            318,000
        Clete T. Brewer...................................            --            743,000
        Ted Feldman.......................................         1,009            302,611
        W. David Bartholomew..............................         1,210            282,437
        Donald A. Marr, Jr. ..............................            --             83,000
        Steven E. Schulte.................................         1,954            455,925
        John H. Maxwell, Jr. .............................           886            354,402
        Mary Sue Maxwell..................................           913            365,221
        Janice Blethen....................................         1,626            451,410
        William T. Gregory................................         1,453            435,750
                                                                --------          ---------
                  Total...................................      $ 10,427          3,791,756
                                                                ========          =========

     Pursuant to the agreements to be entered into in connection with the Mergers, all of the stockholders of the Founding Companies have agreed not to compete with the Company for five years, unless reduced by applicable state law, commencing on the date of consummation of this Offering.

     Certain of the Founding Companies have incurred indebtedness which has been personally guaranteed by its stockholders or by entities controlled by its stockholders. The Company has agreed to repay approximately $27.9 million of indebtedness of the Founding Companies with certain of the net proceeds of this Offering, of which approximately $8.4 million will directly or indirectly benefit persons who will become officers, directors or greater than 5% stockholders of the Company as follows: Clete T. Brewer -- approximately $6.1 million; Janice Blethen -- approximately $857,000; Steven E. Schulte -- approximately $312,000; Ted Feldman -- approximately $580,000; and W. David Bartholomew -- approximately $580,000. In each case, such person was either a direct obligor or a guarantor of such indebtedness. See "Use of Proceeds."

LEASES OF FACILITIES

     In connection with the acquisition of Brewer, the Company will assume a lease by Brewer of property in Fayetteville, Arkansas that is owned by Brewer Investments, an Arkansas limited partnership whose partners are Jerry T. Brewer and Kay Brewer. Jerry T. Brewer is Clete T. Brewer's father and Kay Brewer is Clete T. Brewer's mother and each is an officer, director and principal stockholder of Brewer. Lease payments to Brewer Investments were $60,000 in each of 1993, 1994 and 1995. In January 1996, Brewer Investments began leasing a larger building to Brewer and the total lease payments to Brewer Investments for the three months ended March 31, 1996 were $52,000. The annual rent for the building is $208,000 and the lease extends for five years. The building leased during previous years is no longer being leased to Brewer. Brewer is responsible for all real estate taxes, insurance and maintenance.

     In connection with the acquisition of Prostaff, the Company will assume leases by Prostaff of property in Little Rock, Arkansas used by Prostaff in its operations that are owned by an Arkansas limited liability company, one of whose members is Steven E. Schulte, an officer, director and principal stockholder of Prostaff. The aggregate rental expenses for this property was approximately $61,000, $73,761 and $114,180 for fiscal years 1993, 1994 and 1995, respectively, and approximately $22,125 for the three months ended March 31, 1996. The annual rent is $88,500 and Prostaff is responsible for all real estate taxes, insurance and maintenance.

     Prior to the Mergers, Maxwell distributed real estate owned by it to John
H. Maxwell, Jr. and Mary Sue Maxwell, with an aggregate carrying value of $207,000. Such real estate will be leased to the Company at an annual rent of $100,000. The lease has a three year term and a two year renewal option.

     The Company believes that the rent payments to be made for leased facilities with related parties will be on terms that are as favorable to the Company as those that could be obtained from unaffiliated third parties.

CERTAIN LOANS

     In February 1996, Brewer advanced Donald A. Marr, Jr. the principal amount of $80,000 due on February 14, 1999 pursuant to a promissory note that accrues interest at six percent per annum. At March 31, 1996, Mr. Marr was indebted to Brewer in the full principal amount of the note.

     Blethen has made advances to Janice Blethen which totaled $231,328 as of March 31, 1996. Such amount is expected to be repaid prior to the consummation of the Mergers.

     First Choice has an unsecured demand note payable to William T. Gregory in the principal amount of $180,000 as of December 31, 1995 with interest payable semiannually at 8% per annum. Such note was reduced by $70,000 in fiscal 1995.

OTHER TRANSACTIONS

     In December 1995, a note receivable from Brewer Investments in the amount of approximately $345,000 was distributed pro-rata to the individual shareholders of Brewer, including approximately $72,000 to Jerry T. Brewer and approximately $117,000 to Clete T. Brewer.

     In November 1995, Ted Feldman and Bartfund I Limited Partnership, an affiliate of W. David Bartholomew, purchased the common stock of a former shareholder of HRA for $150,000, each issuing to him a promissory note in the amount of $75,000. HRA guaranteed payment of Mr. Feldman's and Bartfund I Limited Partnership's promissory notes to the former shareholder. Such amounts are expected to be repaid prior to the consummation of the Mergers. In addition, HRA agreed to pay the former shareholder a $30,000 bonus for fiscal 1995; $150,000 as a severance arrangement to be paid in monthly installments of $5,690 through November 15, 1996; $5,647 through November 15, 1997, and $1,163 through November 15, 1998; and $236,518 as a non-compete agreement payable monthly through November 15, 2003.

     In November 1995, Mr. Feldman and Mr. Bartholomew purchased an option held by certain parties to acquire 30% of the common stock of HRA for $250,000. In conjunction with this transaction, HRA advanced to each of Mr. Feldman and Mr. Bartholomew the sum of $125,000. Such amounts are expected to be repaid prior to the consummation of the Mergers. In addition, HRA entered into a Settlement Agreement and Release with the holders of the option which released all claims against HRA for the sum of $90,000.

COMPANY POLICY

     Following the closing of this Offering, all transactions with the Company's stockholders, officers and directors or their affiliates, if any, will be subject to the approval of a majority of the independent and disinterested outside directors and will be conducted on terms no less favorable than could be obtained from unaffiliated third parties.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering and the consummation of the Mergers, the Company will have outstanding 12,473,249 shares of Common Stock. The 5,500,000 shares sold in this Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction unless purchased by affiliates of the Company. None of the remaining 6,973,249 outstanding shares of Common Stock (collectively, the "Restricted Shares") have been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     The Company, all of the former stockholders of the Founding Companies and the executive officers and directors of the Company have agreed that they will not offer or sell any shares of Common Stock of the Company for a period of 180 days after the date hereof without the prior written consent of the Representatives of the Underwriters, except that the Company may issue shares of Common Stock in connection with acquisitions or upon the exercise of options granted under the Company's 1996 Stock Option Plan. See "Underwriting." In addition, the stockholders of the Founding Companies and StaffMark, who own in the aggregate 6,973,249 shares of Common Stock, have agreed with the Company that they will not sell such shares for a period of two years after the closing of this Offering. However, such stockholders have the right, in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others, subject to certain exceptions, to require the Company to include their shares in the registration, subject to the right of any managing underwriter of the offering to exclude some or all of the shares for marketing reasons. In addition, the stockholders of the Founding Companies have certain limited rights to require the Company to register shares held by them after the second anniversary of the closing of this Offering.

     The Company intends to issue under its 1996 Stock Option Plan options to purchase up to an aggregate of 935,494 shares of Common Stock. The sale of Common Stock underlying such options will be subject to the expiration of the Lockup Period. Substantially all of the options will vest over a period of five years (40% two years after the date of grant and 20% each year thereafter). The Company intends to register the shares issuable upon exercise of options granted under the Plan and, upon such registration, such shares will be eligible for resale in the public market.

     As soon as practical after the closing of this Offering, the Company intends to register up to 4,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions. These shares will generally be freely tradeable after their issuance, unless the sale thereof is contractually restricted.

     Prior to this Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co. and Stephens Inc., as representatives of the several underwriters (the "Representatives"), have severally agreed to purchase from the Company the number of shares of Common Stock set forth below opposite their names:

                                 UNDERWRITER                             NUMBER OF SHARES
        --------------------------------------------------------------   ----------------
        J.C. Bradford & Co............................................
        Stephens Inc. ................................................

                                                                            ----------
          Total.......................................................       5,500,000
                                                                            ==========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Common Stock offered hereby, if any of such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of
$               per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $               per share to certain
other dealers. After the initial public offering, the public offering price and concessions may be changed. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.

     The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to 825,000 additional shares of Common Stock to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each of them will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 5,500,000 shares of Common Stock offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the 5,500,000 shares are being offered.

     Prior to the Offering, there has been no public market for the Common Stock. The offering price has been determined by negotiation among the Company and the Representatives. In determining such price, consideration was given to, among other things, the financial and operating history and trends of the Company, the experience of its management, the position of the Company in its industry, the Company's prospects and the Company's financial results. In addition, consideration was given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies.

     The Company, its executive officers and directors and all of its stockholders, have agreed with the Representatives not to offer, sell or otherwise dispose of any shares of Common Stock, any securities exercisable for or convertible into Common Stock or any options to acquire Common Stock owned by them prior to the expiration of 180 days from the date of this Prospectus, without the prior written consent of the Representatives, except that the Company may issue shares in connection with acquisitions or upon the exercise of stock options granted or to be granted under the Company's stock option plans. See "Shares Eligible for Future Sale." In addition, the stockholders of the Founding Companies and StaffMark, who own in the aggregate 6,973,249 shares of Common Stock, have agreed with the Company that they will not sell such shares for a period of two years after the closing of this Offering. However, such stockholders have the right, in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others, subject to certain exceptions, to require the Company to include their shares in the registration, subject to the right of any managing underwriter of the offering to exclude some or all of the shares for marketing reasons. In addition, the stockholders of the Founding Companies have certain limited rights to require the Company to register shares held by them after the second anniversary of the closing of this Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Wright, Lindsey & Jennings, Little Rock, Arkansas. Counsel for the Underwriters is Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

     The audited financial statements included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. The Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (and the exhibits and schedules thereto), certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit.

     As a result of this offering, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Commission. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal offices, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, upon payment of prescribed fees.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
STAFFMARK, INC. PRO FORMA COMBINED FINANCIAL STATEMENTS:
  Introduction to Unaudited Pro Forma Combined Financial Statements..................  F-3
  Unaudited Pro Forma Combined Balance Sheet.........................................  F-4
  Notes to Unaudited Pro Forma Combined Balance Sheet................................  F-6
  Unaudited Pro Forma Combined Statement of Income for the Three Months Ended March
     31, 1996........................................................................  F-7
  Notes to Unaudited Pro Forma Combined Statement of Income for the Three Months
     Ended
     March 31, 1996..................................................................  F-8
  Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31,
     1995............................................................................  F-9
  Notes to Unaudited Pro Forma Combined Statement of Income for the Year Ended
     December 31, 1995...............................................................  F-10
HISTORICAL FINANCIAL STATEMENTS OF FOUNDING COMPANIES:
STAFFMARK, INC.
  Report of Independent Public Accountants...........................................  F-11
  Balance Sheet......................................................................  F-12
  Notes to Balance Sheet.............................................................  F-13
THE COMBINED FOUNDING COMPANIES
  Report of Independent Public Accountants...........................................  F-14
  Combined Balance Sheets............................................................  F-15
  Combined Statements of Income......................................................  F-16
  Combined Statements of Shareholders' Equity........................................  F-17
  Combined Statements of Cash Flows..................................................  F-18
  Notes to Combined Financial Statements.............................................  F-20
BREWER PERSONNEL SERVICES, INC.
  Report of Independent Public Accountants...........................................  F-37
  Balance Sheets.....................................................................  F-38
  Statements of Income...............................................................  F-39
  Statements of Shareholders' Equity.................................................  F-40
  Statements of Cash Flows...........................................................  F-41
  Notes to Financial Statements......................................................  F-43
THE PROSTAFF COMPANIES
  Report of Independent Public Accountants...........................................  F-53
  Combined Balance Sheets............................................................  F-54
  Combined Statements of Income......................................................  F-55
  Combined Statements of Shareholders' Equity........................................  F-56
  Combined Statements of Cash Flows..................................................  F-57
  Notes to Combined Financial Statements.............................................  F-59
THE MAXWELL COMPANIES
  Report of Independent Public Accountants...........................................  F-65
  Combined Balance Sheets............................................................  F-66
  Combined Statements of Income......................................................  F-67
  Combined Statements of Shareholders' Equity........................................  F-68
  Combined Statements of Cash Flows..................................................  F-69
  Notes to Combined Financial Statements.............................................  F-71

                                                                                       PAGE
                                                                                       -----
HRA, INC.
  Report of Independent Public Accountants...........................................  F-78
  Balance Sheets.....................................................................  F-79
  Statements of Income (Loss)........................................................  F-80
  Statements of Shareholders' Equity.................................................  F-81
  Statements of Cash Flows...........................................................  F-82
  Notes to Financial Statements......................................................  F-84
FIRST CHOICE STAFFING, INC.
  Report of Independent Public Accountants...........................................  F-92
  Balance Sheets.....................................................................  F-93
  Statements of Income...............................................................  F-94
  Statements of Shareholders' Equity.................................................  F-95
  Statements of Cash Flows...........................................................  F-96
  Notes to Financial Statements......................................................  F-97
THE BLETHEN GROUP
  Report of Independent Public Accountants...........................................  F-103
  Combined Balance Sheets............................................................  F-104
  Combined Statements of Income (Loss)...............................................  F-105
  Combined Statements of Shareholders' Equity........................................  F-106
  Combined Statements of Cash Flows..................................................  F-107
  Notes to Combined Financial Statements.............................................  F-108
HISTORICAL FINANCIAL STATEMENTS OF ACQUIRED COMPANIES:
E.P. ENTERPRISES CORPORATION
  Report of Independent Public Accountants...........................................  F-116
  Balance Sheets.....................................................................  F-117
  Statements of Income...............................................................  F-118
  Statements of Shareholders' Equity (Deficit).......................................  F-119
  Statements of Cash Flows...........................................................  F-120
  Notes to Financial Statements......................................................  F-121
ON CALL EMPLOYMENT SERVICES, INC.
  Report of Independent Public Accountants...........................................  F-125
  Balance Sheets.....................................................................  F-126
  Statements of Income...............................................................  F-127
  Statements of Shareholders' Equity (Deficit).......................................  F-128
  Statements of Cash Flows...........................................................  F-129
  Notes to Financial Statements......................................................  F-130
STRATEGIC SOURCING, INC.
  Report of Independent Public Accountants...........................................  F-133
  Balance Sheets.....................................................................  F-134
  Statements of Income (Loss)........................................................  F-135
  Statements of Shareholders' Equity (Deficit).......................................  F-136
  Statements of Cash Flows...........................................................  F-137
  Notes to Financial Statements......................................................  F-138

                                STAFFMARK, INC.

       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     These pro forma combined financial statements should be read in conjunction with other information contained elsewhere in this Prospectus under the heading "Selected Combined Founding Companies' Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical combined financial statements of the Founding Companies, StaffMark's financial statements and the individual Founding Company financial statements. See "Index to Financial Statements."

     The following unaudited pro forma combined financial statements of StaffMark present the Founding Companies with StaffMark and give effect to the following pro forma adjustments: (i) the effect of the acquisitions of Caldwell, On Call and SSI; (ii) the adjustment to compensation expense for the difference between the historical compensation paid to certain shareholders and the employment contract compensation ("Compensation Differential"); (iii) the incremental provision for income taxes attributable to the income of S Corporations, net of the income tax benefits related to the Compensation Differential; (iv) the liability for the cash consideration to be paid to the shareholders of the Founding Companies; (v) the transfer of selected assets to the shareholders of certain of the Founding Companies; (vi) the additional cash to be borrowed from banks to pay S Corporation Accumulated Adjustment Account balances; (vii) the issuance of 5,618,249 shares of Common Stock to shareholders of the Founding Companies in connection with the Mergers; (viii) the issuance of 1,355,000 shares by StaffMark prior to the Offering; and (ix) the adjustment to record the net deferred income tax liabilities attributable to the temporary differences between the financial reporting and income tax basis of assets and liabilities currently held in S Corporations. In addition, the "As Adjusted" combined balance sheet of StaffMark includes post merger adjustments for the sale of 5,500,000 shares of Common Stock and the application of the estimated net proceeds. No pro forma statement of income adjustment is necessary to give effect to the transfer of selected assets to the Founding Companies' shareholders as the assets to be distributed had substantially no effect on net income.

     StaffMark, through wholly-owned subsidiaries, will merge, simultaneously with and as a condition to the closing of the Offering, with Brewer, Prostaff, Maxwell, HRA, First Choice and Blethen. The Mergers have been accounted for in accordance with generally accepted accounting principles as a combination of the Founding Companies at historical cost because: (i) the Founding Companies' shareholders are transferring assets to StaffMark in exchange for Common Stock simultaneously with StaffMark's initial public offering; (ii) the nature of future operations of the Company will be substantially identical to the combined operations of the Founding Companies; (iii) the shareholders of each of the Founding Companies may be considered promoters; and (iv) no former shareholder group of any of the Founding Companies will obtain a majority of the outstanding voting shares of the Company. Accordingly, historical financial statements of the Founding Companies have been combined throughout all relevant periods as if the Founding Companies had always been members of the same operating group. However, since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance.

     The Company has performed a preliminary analysis of the savings that it expects to realize as a result of: (i) consolidating certain general and administrative functions, including workers' compensation programs; (ii) the reduction in interest payments related to the repayment of outstanding Founding Company debt; (iii) its ability to borrow at lower interest rates than the Founding Companies; (iv) the interest earned on the net proceeds of the Offering remaining after payment of the expenses of the Offering, the cash portion of the consideration paid for the Founding Companies and the repayment of outstanding Founding Company debt; and (v) efficiencies in other general and administrative areas. The Company has not and cannot quantify these savings until completion of the combination of the Founding Companies. It is anticipated that these savings will be partially offset by the costs of being a public company. However, these costs, like the savings that they offset, cannot be quantified accurately. Accordingly, neither the anticipated savings nor the anticipated costs have been included in the accompanying pro forma financial information of StaffMark.

     The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period. See "Risk Factors" included elsewhere herein.

                                STAFFMARK, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                     ACQUISITION RELATED ADJUSTMENTS
                                                       COMBINED    ------------------------------------    PRO FORMA
                                          STAFFMARK,   FOUNDING              PRO FORMA         TOTAL        MERGER
                                             INC.      COMPANIES   SSI(A)   ADJUSTMENTS     ADJUSTMENTS   ADJUSTMENTS     PRO FORMA
                                          ----------   ---------   ------   -----------     -----------   -----------     ---------
CURRENT ASSETS:
  Cash and cash equivalents...............   $ --       $ 1,985     $ 15       $ (15)(b)       $  --        $ 3,894(e)     $ 1,985
                                                                                                             (3,894)(f)
  Restricted cash and certificates of
    deposit...............................     --           222       --          --              --             --            222
  Accounts receivable, net of allowance
    for doubtful accounts.................     --        16,665      131        (131)(b)          --             --         16,665
  Prepaid expenses and other..............     --         1,259       --          --              --             --          1,259
  Income taxes receivable.................     --            --       --          --              --             --             --
  Deferred income taxes...................     --           228       --          --              --           (228)(i)         --
  Investments.............................     --           155       --          --              --             --            155
  Advances to shareholders................     --           250       --          --              --             --            250
                                             ----       -------     ----       -----           -----        -------        -------
        Total current assets..............     --        20,764      146        (146)             --           (228)        20,536
PROPERTY AND EQUIPMENT, net...............     --         3,175       21          --              21           (308)(g)      2,888
INTANGIBLE ASSETS, net....................     --        19,312       --         729(c)          729             --         20,041
OTHER ASSETS:
  Advances to shareholders................     --           231       --          --              --             --            231
  Deferred income taxes...................     --            78       --          --              --            (78)(i)         --
  Cash surrender value of officers' life
    insurance.............................     --            41       --          --              --            (41)(g)         --
  Other...................................     --            83        5          (5)(b)          --             --             83
                                             ----       -------     ----       -----           -----        -------        -------
        Total other assets................     --           433        5          (5)             --           (119)           314
                                             ----       -------     ----       -----           -----        -------        -------
                                             $ --       $43,684     $172       $ 578           $ 750        $  (655)       $43,779
                                             ====       =======     ====       =====           =====        =======        =======

                                            POST MERGER
                                            ADJUSTMENTS     AS ADJUSTED
                                            ----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents...............   $  53,765(l)     $11,906
                                               (27,927)(m)
                                               (15,917)(o)
  Restricted cash and certificates of
    deposit...............................                        222
  Accounts receivable, net of allowance
    for doubtful accounts.................          --         16,665
  Prepaid expenses and other..............          --          1,259
  Income taxes receivable.................          20(n)          20
  Deferred income taxes...................          --             --
  Investments.............................          --            155
  Advances to shareholders................          --            250
                                             ---------        -------
        Total current assets..............       9,941         30,477
PROPERTY AND EQUIPMENT, net...............          --          2,888
INTANGIBLE ASSETS, net....................        (287)(n)     19,754
OTHER ASSETS:
  Advances to shareholders................          --            231
  Deferred income taxes...................          --             --
  Cash surrender value of officers' life
    insurance.............................          --             --
  Other...................................          --             83
                                             ---------        -------
        Total other assets................          --            314
                                             ---------        -------
                                             $   9,654        $53,433
                                             =========        =======

       The accompanying notes are an integral part of this balance sheet.

                                STAFFMARK, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                     ACQUISITION RELATED ADJUSTMENTS
                                                       COMBINED    ------------------------------------    PRO FORMA
                                          STAFFMARK,   FOUNDING              PRO FORMA         TOTAL        MERGER
                                             INC.      COMPANIES   SSI(A)   ADJUSTMENTS     ADJUSTMENTS   ADJUSTMENTS     PRO FORMA
                                          ----------   ---------   ------   -----------     -----------   -----------     ---------
CURRENT LIABILITIES:
  Accounts payable and other accrued
    liabilities...........................    $ --      $ 1,531     $ 31       $ (31)(b)       $  --        $    --        $ 1,531
  Outstanding checks......................      --          857       --          --              --             --            857
  Payroll and related liabilities.........      --        4,751        5          (5)(b)          --             --          4,751
  Reserve for workers' compensation
    claims................................      --        4,210       --          --              --             --          4,210
  Short-term borrowings...................      --        2,823       --          --              --             --          2,823
  Current maturities of notes payable to a
    shareholder...........................      --          312        6          (6)(b)          --             --            312
  Current maturities of debt..............      --        1,592       --         210(d)          210          3,894(e)       5,696
  Income taxes payable....................      --           92       --          --              --             --             92
  Deferred income taxes...................      --           --       --          --              --            752(i)         752
  Accrued dividends.......................      --           17       --          --              --             --             17
  Pro forma distribution to Founding
    Companies' shareholders...............      --           --       --          --              --         15,917(h)      15,917
                                              ----      -------     ----       -----           -----        -------        -------
        Total current liabilities.........      --       16,185       42         168             210         20,563         36,958
LONG-TERM DEBT, less current maturities...      --       18,395       --         540(d)          540             --         18,935
NOTES PAYABLE TO A
  SHAREHOLDER.............................      --          161       63         (63)(b)          --             --            161
DEFERRED INCOME TAXES.....................      --           --       --          --              --             80(i)          80
                                              ----      -------     ----       -----           -----        -------        -------
        Total liabilities.................      --       34,741      105         645             750         20,643         56,134
SHAREHOLDERS' EQUITY:
  Common stock............................      --           47        3          (3)(b)          --            (47)(j)         70
                                                                                                                 70(k)
  Paid-in capital.........................      --          506       --          --              --             47(j)         483
                                                                                                                (70)(k)
  Subscriptions receivable................      --          (80)      --          --              --             --            (80)
  Retained earnings.......................      --        8,470       64         (64)(b)          --         (3,894)(f)    (12,828)
                                                                                                               (349)(g)
                                                                                                            (15,917)(h)
                                                                                                             (1,138)(i)
                                              ----      -------     ----       -----           -----        -------        -------
        Total shareholders' equity........      --        8,943       67         (67)             --        (21,298)       (12,355)
                                              ----      -------     ----       -----           -----        -------        -------
                                              $ --      $43,684     $172       $ 578           $ 750        $  (655)       $43,779
                                              ====      =======     ====       =====           =====        =======        =======


                                            POST MERGER
                                            ADJUSTMENTS     AS ADJUSTED
                                            -----------     -----------
CURRENT LIABILITIES:
  Accounts payable and other accrued
    liabilities...........................   $      --        $ 1,531
  Outstanding checks......................          --            857
  Payroll and related liabilities.........          --          4,751
  Reserve for workers' compensation
    claims................................          --          4,210
  Short-term borrowings...................      (2,823)(m)         --
  Current maturities of notes payable to a
    shareholder...........................        (312)(m)         --
  Current maturities of debt..............      (5,696)(m)         --
  Income taxes payable....................         (92)(n)         --
  Deferred income taxes...................          --            752
  Accrued dividends.......................          --             17
  Pro forma distribution to Founding
    Companies' shareholders...............     (15,917)(o)         --
                                             ---------        -------
        Total current liabilities.........     (24,840)        12,118
LONG-TERM DEBT, less current maturities...     (18,935)(m)         --
NOTES PAYABLE TO A
  SHAREHOLDER.............................        (161)(m)         --
DEFERRED INCOME TAXES.....................          --             80
                                             ---------        -------
        Total liabilities.................     (43,936)        12,198
SHAREHOLDERS' EQUITY:
  Common stock............................          55(l)         125
                                                    --
  Paid-in capital.........................      53,710(l)      41,365
                                               (12,828)(p)
  Subscriptions receivable................          --            (80)
  Retained earnings.......................      12,828(p)        (175)
                                                  (175)(n)

                                             ---------        -------
        Total shareholders' equity........      53,590         41,235
                                             ---------        -------
                                             $   9,654        $53,433
                                             =========        =======

       The accompanying notes are an integral part of this balance sheet.

                                STAFFMARK, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996

(a) Records the unaudited balance sheet of SSI, whose shareholders have signed a definitive agreement to be purchased by First Choice.

(b) Records the adjustment to remove assets and liabilities not assumed by First Choice in conjunction with the anticipated acquisition of SSI.

(c) Records an estimate of the intangible assets to be recorded by First Choice in conjunction with the anticipated acquisition of SSI.

(d) Records the debt to be incurred by First Choice in conjunction with the anticipated acquisition of SSI.

(e) Records cash borrowed from banks to fund the distribution of certain Founding Companies' S Corporation Accumulated Adjustment Account balances.

(f) Records the distribution of certain Founding Companies' S Corporation Accumulated Adjustment Account balances.

(g) Records the dividend of certain automobiles, cash surrender value of life insurance policies, facilities and equipment to certain shareholders of the Founding Companies.

(h) Records the liability for the cash consideration to be paid to the shareholders of the Founding Companies in connection with the Mergers.

(i) Records the adjustment to the recorded deferred income tax balances attributable to the temporary differences between the financial reporting and income tax basis of assets and liabilities currently held in S Corporations.

(j) Records the elimination of the Founding Companies' Common Stock as additional paid-in capital.

(k) Records the issuance of (i) 1,355,000 shares issued by StaffMark prior to the Offering, and (ii) 5,618,249 shares to be issued to the shareholders of the Founding Companies in connection with the Mergers.

(l) Records the proceeds from the issuance of 5,500,000 shares of Common Stock at an assumed initial public offering price of $11.00 per share, net of estimated offering costs. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(m) Records the repayment of all debt obligations with proceeds from the Offering.

(n) Records the elimination of capitalized deferred financing costs, net of the applicable income tax benefit.

(o) Records the distribution of the cash portion of consideration due to the Founding Companies' shareholders in connection with the Mergers.

(p)  Records the elimination of the retained earnings of the Founding Companies.

                                STAFFMARK, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                        ACQUISITION RELATED ADJUSTMENTS
                                                                                   -----------------------------------------
                                                                                      ON CALL FOR
                                                                                    THE PERIOD FROM
                                                                       COMBINED    JANUARY 1, 1996 TO
                                                         STAFFMARK,    FOUNDING       FEBRUARY 2,                 PRO FORMA
                                                            INC.      COMPANIES         1996(A)         SSI(B)   ADJUSTMENTS
                                                         ----------   ----------   ------------------   ------   -----------
SERVICE REVENUES.........................................  $     --    $ 40,925          $1,127          $152       $  --
COST OF SERVICES.........................................        --      32,450             945            75          --
                                                           --------    --------          ------          ----       -----
        Gross profit.....................................        --       8,475             182            77          --
OPERATING EXPENSES:
  Selling, general and administrative....................        --       6,939             116            82          --
  Depreciation and amortization..........................        --         427               3             1          16(c)
                                                                                                                        9(d)
                                                           --------    --------          ------          ----       -----
        Operating income.................................        --       1,109              63            (6)        (25)
                                                           --------    --------          ------          ----       -----
OTHER INCOME (EXPENSE):
  Interest expense.......................................        --        (504)             --            --         (27)(e)
                                                                                                                      (14)(f)
  Other, net.............................................        --          70               5            --          --
                                                           --------    --------          ------          ----       -----
INCOME BEFORE INCOME TAXES...............................        --         675              68            (6)        (66)
INCOME TAX PROVISION.....................................        --          63              --            --          --
                                                           --------    --------          ------          ----       -----
        Net income (loss)................................  $     --    $    612          $   68          $ (6)      $ (66)
                                                           ========    ========          ======          ====       =====
PRO FORMA NET INCOME PER COMMON SHARE....................

WEIGHTED AVERAGE SHARES OUTSTANDING......................


                                                                          PRO FORMA
                                                              TOTAL        MERGER
                                                           ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                                           -----------   -----------   ---------
SERVICE REVENUES.........................................    $ 1,279        $  --       $42,204
COST OF SERVICES.........................................      1,020           --        33,470
                                                             -------        -----       -------
        Gross profit.....................................        259           --         8,734
OPERATING EXPENSES:
  Selling, general and administrative....................        198         (209)(g)     6,928
  Depreciation and amortization..........................         29           --           456

                                                             -------        -----       -------
        Operating income.................................         32          209         1,350
                                                             -------        -----       -------
OTHER INCOME (EXPENSE):
  Interest expense.......................................        (41)          --          (545)

  Other, net.............................................          5           --            75
                                                             -------        -----       -------
INCOME BEFORE INCOME TAXES...............................         (4)         209           880
INCOME TAX PROVISION.....................................         --          340(h)        403
                                                             -------        -----       -------
        Net income (loss)................................    $    (4)       $(131)      $   477
                                                             =======        =====       =======
PRO FORMA NET INCOME PER COMMON SHARE....................                               $  0.06
                                                                                        =======
WEIGHTED AVERAGE SHARES OUTSTANDING......................                                 8,420(i)
                                                                                        =======

         The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

(a) Records the audited financial results of On Call, which was purchased by Brewer on February 2, 1996, for the period from January 1, 1996 through the date of acquisition.

(b) Records the unaudited first quarter financial results of SSI, whose shareholders have signed a definitive agreement to be purchased by First Choice.

(c) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of On Call for the period from January 1, 1996 through the date of acquisition.

(d) Adjustment to reflect the amortization expense relating to the intangible assets to be recorded in conjunction with the anticipated acquisition of SSI.

(e) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of On Call for the period from January 1, 1996 through the date of acquisition.

(f) Adjustment to reflect the increase in interest expense relating to debt to be incurred in conjunction with the anticipated acquisition of SSI.

(g) Adjusts compensation to the level the owners have agreed to receive from the Founding Companies subsequent to the Mergers as follows:

                Brewer...........................................  $  (4,479)
                Prostaff.........................................   (163,081)
                Maxwell..........................................    (40,652)
                HRA..............................................     30,566
                First Choice.....................................        741
                Blethen..........................................    (32,608)
                                                                   ---------
                                                                   $(209,513)
                                                                   =========

(h) Records the incremental provision to reflect federal and state income taxes as if the Founding Companies had been C Corporations. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for nondeductible goodwill amortization.

(i)  Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
     (ii) 5,618,249 shares to be issued to the shareholders of the Founding Companies in connection with the Mergers; and (iii) 1,447,046 shares to be issued at an assumed initial public offering price of $11.00 per share in connection with the Offering to pay the cash portion of the consideration for the Founding Companies but excludes up to 935,494 shares of Common Stock subject to options to be issued under the 1996 Stock Option Plan.

                                STAFFMARK, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                     ACQUISITION RELATED ADJUSTMENTS
                                                                         -------------------------------------------------------
                                                                            CALDWELL FOR
                                                             COMBINED      THE PERIOD FROM
                                                STAFFMARK,   FOUNDING      JANUARY 1, 1995                            PRO FORMA
                                                   INC.      COMPANIES   TO JULY 10, 1995(A)   ON CALL(B)   SSI(C)   ADJUSTMENTS
                                                ----------   ---------   -------------------   ----------   ------   -----------
SERVICE REVENUES................................  $     --   $146,687          $11,035          $ 12,498    $1,243     $    --
COST OF SERVICES................................        --    117,103            8,752            10,203      612           --
                                                  --------   --------          -------          --------    -----      -------
        Gross profit............................        --     29,584            2,283             2,295      631           --
OPERATING EXPENSES:
  Selling, general and administrative...........        --     24,069            1,331             1,305      414           --
  Depreciation and amortization.................        --      1,157               17                25        5          293 (d)
                                                                                                                           186 (e)
                                                                                                                            37 (f)
                                                  --------   --------          -------          --------    -----      -------
        Operating income........................        --      4,358              935               965      212         (516)
                                                  --------   --------          -------          --------    -----      -------
OTHER INCOME (EXPENSE):
  Interest expense..............................        --     (1,089)             (15)              --       --          (816)(g)
                                                                                                                          (302)(h)
                                                                                                                           (56)(i)
  Other, net....................................        --         82               34                43        1           --
                                                  --------   --------          -------          --------    -----      -------
INCOME BEFORE INCOME TAXES......................        --      3,351              954             1,008      213       (1,690)
INCOME TAX PROVISION............................        --         94               --                --       --           --
                                                  --------   --------          -------          --------    -----      -------
        Net income..............................  $     --   $  3,257          $   954          $  1,008    $ 213      $(1,690)
                                                  ========   ========          =======          ========    =====      =======
PRO FORMA NET INCOME PER COMMON SHARE...........
WEIGHTED AVERAGE SHARES OUTSTANDING.............


                                                                 PRO FORMA
                                                     TOTAL        MERGER
                                                  ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                                  -----------   -----------   ---------
SERVICE REVENUES................................    $24,776       $    --     $171,463
COST OF SERVICES................................     19,567            --      136,670
                                                    -------       -------     --------
        Gross profit............................      5,209            --       34,793
OPERATING EXPENSES:
  Selling, general and administrative...........      3,050        (1,649)(j)   25,470
  Depreciation and amortization.................        563            --        1,720

                                                    -------       -------     --------
        Operating income........................      1,596         1,649        7,603
                                                    -------       -------     --------
OTHER INCOME (EXPENSE):
  Interest expense..............................     (1,189)           --       (2,278)

  Other, net....................................         78            --          160
                                                    -------       -------     --------
INCOME BEFORE INCOME TAXES......................        485         1,649        5,485
INCOME TAX PROVISION............................         --         2,285(k)     2,379
                                                    -------       -------     --------
        Net income..............................    $   485       $  (636)    $  3,106
                                                    =======       =======     ========
PRO FORMA NET INCOME PER COMMON SHARE...........                              $   0.37
                                                                              ========
WEIGHTED AVERAGE SHARES OUTSTANDING.............                                 8,420 (l)
                                                                              ========

         The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

(a) Records the audited financial results of Caldwell, which was purchased by Brewer on July 10, 1995, for the period from January 1, 1995 through the date of acquisition.

(b) Records the 1995 audited financial results of On Call, which was purchased by Brewer on February 2, 1996.

(c) Records the 1995 audited financial results of SSI, whose shareholders have signed a definitive agreement to be purchased by First Choice.

(d) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of Caldwell for the period from January 1, 1995 through the date of acquisition.

(e) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of On Call.

(f) Adjustment to reflect the amortization expense relating to the intangible assets to be recorded in conjunction with the anticipated acquisition of SSI.

(g) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of Caldwell for the period from January 1, 1995 through the date of acquisition.

(h) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of On Call.

(i) Adjustment to reflect the increase in interest expense relating to debt to be incurred in conjunction with the anticipated acquisition of SSI.

(j) Adjusts compensation to the level the owners have agreed to receive from the Founding Companies subsequent to the Mergers as follows:

                Brewer..........................................  $  (250,016)
                Prostaff........................................     (800,000)
                Maxwell.........................................     (165,000)
                HRA.............................................      (73,767)
                First Choice....................................     (220,586)
                Blethen.........................................     (139,902)
                                                                  -----------
                                                                  $(1,649,271)
                                                                  ===========

(k) Records the incremental provision to reflect federal and state income taxes as if the Founding Companies had been C Corporations. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for nondeductible goodwill amortization.

(l)  Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
     (ii) 5,618,249 shares to be issued to the shareholders of the Founding Companies in connection with the Mergers; and (iii) 1,447,046 shares to be issued at an assumed initial public offering price of $11.00 per share in connection with the Offering to pay the cash portion of the consideration for the Founding Companies but excludes up to 935,494 shares of Common Stock subject to options to be issued under the 1996 Stock Option Plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To StaffMark, Inc.:

     We have audited the accompanying balance sheet of StaffMark, Inc. (a Delaware corporation, originally One Source Staffing, Inc.) as of March 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of StaffMark, Inc. as of March 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
June 14, 1996.

                                STAFFMARK, INC.

                                 BALANCE SHEET
                                 MARCH 31, 1996

        SHAREHOLDERS' EQUITY:
          Common stock, $.01 par value; authorized shares of 26,000,000;
             shares issued and outstanding of 1,000...........................  $ 10
          Subscriptions receivable............................................   (10)
                                                                                ----
                  Total shareholders' equity..................................  $ --
                                                                                ====

                                STAFFMARK, INC.

                             NOTES TO BALANCE SHEET

1. BUSINESS AND ORGANIZATION:

     StaffMark, Inc. ("StaffMark" or the "Company," a Delaware corporation) was originally founded as One Source Staffing, Inc. on March 12, 1996, to create a nationwide provider of temporary staffing services. On June 14, 1996, the Company changed its name to StaffMark, Inc. The Company intends to acquire six local and regional temporary staffing companies (the "Founding Companies"), complete an initial public offering ("IPO") of its common stock and, subsequent to the IPO, continue to acquire, through merger or purchase, similar companies to expand the Company's national and regional operations.

     As of March 31, 1996, the Company had not conducted any operations and all activities to date were related to the acquisition and the IPO which have been funded by the Founding Companies. Accordingly, statements of operations, changes in shareholders' equity and cash flows would not provide meaningful information and have been omitted. There is no assurance that the pending acquisitions discussed above will be completed and that StaffMark will be able to generate future operating revenue. StaffMark is dependent upon the IPO to fund the pending acquisitions and future operations.

2. SHAREHOLDERS' EQUITY:

     In conjunction with the organization and initial capitalization of StaffMark, the Company issued 1,000 shares of common stock in exchange for notes receivable totaling $10 which has been reflected as subscriptions receivable and classified as contra equity in the accompanying balance sheet.

3. SUBSEQUENT EVENTS:

     Subsequent to March 31, 1996, the Company has incurred significant costs, including professional fees and travel, associated with the acquisition of the Founding Companies and the IPO. The Company anticipates that these costs will approximate $2.5 million.

     In April 1996, the Founding Companies advanced approximately $375,000 to the Company to help fund offering related costs.

4. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In June 1996, StaffMark signed definitive agreements to acquire by merger the Founding Companies to be effective with the IPO. The companies to be acquired are Brewer Personnel Services, Inc., The Maxwell Companies, The Prostaff Companies, HRA, Inc., The Blethen Group and First Choice Staffing, Inc. The aggregate consideration that will be paid by StaffMark to acquire the Founding Companies is approximately $77.7 million consisting of a combination of cash and common stock.

     In June 1996, the Company's Board of Directors declared a 1,355-for-one stock split.

     In July 1996, StaffMark filed a Registration Statement on Form S-1 for the sale of its common stock. See "Risk Factors" included elsewhere herein.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To StaffMark, Inc.:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the combined financial statements (the "Founding Companies") as of December 31, 1995 and 1994, and the related combined statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Founding Companies as of December 31, 1995 and 1994, and the results of their combined operations and their combined cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
May 24, 1996.

                             THE FOUNDING COMPANIES

                            COMBINED BALANCE SHEETS

                                                               DECEMBER 31,
                                                        --------------------------     MARCH 31,
                                                           1994           1995           1996
                                                        -----------    -----------    -----------
                                                                                      (UNAUDITED)
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................  $ 1,756,311    $ 2,279,990    $ 1,984,754
  Restricted cash and certificates of deposit.........      290,481        253,171        222,367
  Accounts receivable, net of allowance for doubtful
     accounts of $171,019, $377,675 and $385,007,
     respectively.....................................   12,046,250     14,877,756     16,665,525
  Prepaid expenses and other..........................      475,369        967,127      1,258,721
  Deferred income taxes...............................      193,201        171,000        227,600
  Investments.........................................      209,505        428,508        155,154
  Advances to shareholders............................           --             --        250,000
                                                        -----------    -----------    -----------
          Total current assets........................   14,971,117     18,977,552     20,764,121
PROPERTY AND EQUIPMENT, net...........................    2,267,357      2,832,410      3,174,951
INTANGIBLE ASSETS, net................................      282,215     15,592,615     19,311,582
OTHER ASSETS:
  Advances to shareholders............................      449,900        194,163        231,328
  Deferred income taxes...............................       45,915         85,760         77,960
  Cash surrender value of officers' life insurance....       34,670         41,280         41,280
  Other...............................................       69,087        103,225         82,646
                                                        -----------    -----------    -----------
          Total other assets..........................      599,572        424,428        433,214
                                                        -----------    -----------    -----------
                                                        $18,120,261    $37,827,005    $43,683,868
                                                        ===========    ===========    ===========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and other accrued liabilities......  $   918,878    $ 1,523,703    $ 1,530,833
  Outstanding checks..................................      244,104        418,397        857,291
  Payroll and related liabilities.....................    3,314,563      4,177,816      4,750,497
  Reserve for workers' compensation claims............    1,614,494      4,000,801      4,210,141
  Short-term borrowings...............................    2,507,475      2,003,016      2,823,391
  Current maturities of long-term debt................      394,273      1,048,357      1,591,569
  Current maturities of notes payable to related
     parties..........................................      488,603        272,813        312,051
  Income taxes payable................................      298,883         57,458         92,257
  Accrued dividends...................................      197,500        151,000         16,927
                                                        -----------    -----------    -----------
          Total current liabilities...................    9,978,773     13,653,361     16,184,957
LONG-TERM DEBT, less current maturities...............      468,098     15,390,019     18,394,362
NOTES PAYABLE TO RELATED PARTIES, less current
  maturities..........................................       49,037        167,271        161,271
COMMITMENTS AND CONTINGENCIES
  (Notes 12 through 16)
SHAREHOLDERS' EQUITY:
  Common stock (Note 11)..............................       86,423         46,100         47,100
  Paid-in capital.....................................        8,940        106,999        506,148
  Unrealized holding gain on investments..............           --         43,296             --
  Subscriptions receivable............................           --             --        (80,000)
  Retained earnings...................................    7,528,990      8,419,959      8,470,030
                                                        -----------    -----------    -----------
          Total shareholders' equity..................    7,624,353      8,616,354      8,943,278
                                                        -----------    -----------    -----------
                                                        $18,120,261    $37,827,005    $43,683,868
                                                        ===========    ===========    ===========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                             THE FOUNDING COMPANIES

                         COMBINED STATEMENTS OF INCOME




                                                                               THREE MONTHS ENDED
                                           FISCAL YEARS                    --------------------------
                            -------------------------------------------     MARCH 31,      MARCH 31,
                               1993            1994            1995           1995           1996
                            -----------    ------------    ------------    -----------    -----------
                                                                           (UNAUDITED)    (UNAUDITED)
SERVICE REVENUES........... $91,220,809    $121,155,557    $146,687,368    $31,466,084    $40,924,744
COST OF SERVICES...........  72,116,476      97,111,845     117,103,666     25,384,520     32,449,442
                            -----------    ------------    ------------    -----------    -----------
          Gross profit.....  19,104,333      24,043,712      29,583,702      6,081,564      8,475,302
OPERATING EXPENSES:
  Selling, general and
     administrative........  15,358,183      19,067,229      24,068,992      5,060,608      6,939,223
  Depreciation and
     amortization..........     514,870         741,597       1,156,685        192,034        427,146
                            -----------    ------------    ------------    -----------    -----------
          Operating
            income.........   3,231,280       4,234,886       4,358,025        828,922      1,108,933
                            -----------    ------------    ------------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest expense.........    (388,198)       (419,055)     (1,088,676)       (37,589)      (503,724)
  Other, net...............      19,497          55,088          81,446         30,981         70,292
                            -----------    ------------    ------------    -----------    -----------
INCOME BEFORE INCOME
  TAXES....................   2,862,579       3,870,919       3,350,795        822,314        675,501
PROVISION FOR INCOME
  TAXES....................     345,516         355,696          93,556         94,716         63,215
                            -----------    ------------    ------------    -----------    -----------
          Net income....... $ 2,517,063    $  3,515,223    $  3,257,239    $   727,598    $   612,286
                            ===========    ============    ============    ===========    ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE FOUNDING COMPANIES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                  NET
                                       COMMON     PAID-IN     SUBSCRIPTION     UNREALIZED      RETAINED
                                        STOCK     CAPITAL      RECEIVABLE     HOLDING GAIN     EARNINGS         TOTAL
                                       -------    --------    ------------    ------------    -----------    -----------
BALANCE, December 31, 1992...........  $71,943    $ 32,265     $       --       $     --      $ 3,795,515    $ 3,899,723
  Net income.........................       --          --             --             --        2,517,063      2,517,063
  Contributions......................    2,524          --             --             --               --          2,524
  Dividends..........................       --          --             --             --       (1,278,676)    (1,278,676)
                                       -------    --------     ----------       --------      -----------    -----------
BALANCE, December 31, 1993...........   74,467      32,265             --             --        5,033,902      5,140,634
  Net income.........................       --          --             --             --        3,515,223      3,515,223
  Shares issued (500 and 290 issued
     by Maxwell and HRA,
     respectively)...................   12,100          --             --             --               --         12,100
  Repurchase and retirement of common
     stock by Blethen................     (144)    (23,325)            --             --           (1,531)       (25,000)
  Dividends..........................       --          --             --             --       (1,018,604)    (1,018,604)
                                       -------    --------     ----------       --------      -----------    -----------
BALANCE, December 31, 1994...........   86,423       8,940             --             --        7,528,990      7,624,353
  Net income.........................       --          --             --             --        3,257,239      3,257,239
  Change in par value of Brewer
     shares from no par to $.01 per
     share...........................  (40,423)     40,423             --             --               --             --
  Shares issued by Prostaff..........      100          --             --             --               --            100
  Contributions......................       --      57,636             --             --               --         57,636
  Dividends..........................       --          --             --             --       (2,366,270)    (2,366,270)
  Net unrealized holding gain........       --          --             --         43,296               --         43,296
                                       -------    --------     ----------       --------      -----------    -----------
BALANCE, December 31, 1995...........   46,100     106,999             --         43,296        8,419,959      8,616,354
  Net loss of HRA for the three
     months ended December 31, 1995
     (Unaudited) (Note 2)............       --          --             --             --          (27,772)       (27,772)
  Net income for the three months
     ended March 31, 1996
     (Unaudited).....................       --          --             --             --          612,286        612,286
  Shares issued by Maxwell
     (Unaudited).....................    1,000          --             --             --               --          1,000
  Shares issued by Brewer in
     conjunction with purchase of On
     Call (Unaudited)................       --     319,149             --             --               --        319,149
  Exercise of Brewer stock options
     (Unaudited).....................       --      80,000        (80,000)            --               --             --
  Dividends (Unaudited)..............       --          --             --        (43,296)        (534,443)      (577,739)
                                       -------    --------     ----------       --------      -----------    -----------
BALANCE, March 31, 1996
  (Unaudited)........................  $47,100    $506,148     $  (80,000)      $     --      $ 8,470,030    $ 8,943,278
                                       =======    ========     ==========       ========      ===========    ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE FOUNDING COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS




                                                                                              THREE MONTHS ENDED
                                                            FISCAL YEARS                  --------------------------
                                             ------------------------------------------    MARCH 31,      MARCH 31,
                                                1993           1994            1995          1995           1996
                                             -----------    -----------    ------------   -----------    -----------
                                                                                          (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................... $ 2,517,063    $ 3,515,223    $  3,257,239    $   727,598    $   612,286
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization.........     514,870        741,597       1,156,685        192,034        427,146
     Provision for bad debts...............     156,723        154,959         437,731         50,771         41,141
     Deferred income taxes.................    (181,009)        10,933         (17,644)        73,016        (14,550)
     Net loss (gain) on investments........     102,536         12,500          (2,146)            --             --
     Change in operating accounts, net of
       effects of acquisitions:
       Accounts receivable.................  (2,846,006)    (2,805,949)     (1,313,247)        (5,709)    (1,617,647)
       Prepaid expenses and other..........    (159,724)       (44,452)       (474,478)      (312,368)      (126,146)
       Other assets........................    (124,673)       (19,345)        (34,919)        (6,120)         2,600
       Accounts payable and other accrued
          liabilities......................      93,859       (175,929)        180,742         49,032       (252,571)
       Outstanding checks..................      68,552        175,552        (425,111)       (39,198)       605,655
       Payroll and related liabilities.....     848,518        574,744         110,371      1,366,449        595,705
       Reserve for workers' compensation
          claims...........................     557,069        596,083       2,101,307        646,200        (40,909)
       Income taxes payable................      57,033         49,779        (241,425)       (34,874)        53,914
                                            -----------    -----------     -----------     ----------    -----------
          Net cash provided by operating
            activities.....................   1,604,811      2,785,695       4,735,105      2,706,831        286,624
                                            -----------    -----------     -----------     ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of businesses..................    (200,000)            --     (11,530,000)            --     (3,168,000)
  Purchases of investments.................    (109,144)       (13,750)       (271,680)      (161,871)            --
  Sales of investments.....................          --             --          98,119             --             --
  Capital expenditures.....................    (925,674)      (991,560)     (1,223,950)      (254,496)      (462,398)
  Changes in restricted cash and
     certificates of deposit...............   1,284,046        (72,499)         37,310        (33,067)        30,804
  Other, net...............................      20,000         20,467         (64,610)            --             --
                                            -----------    -----------     -----------     ----------    -----------
          Net cash provided by (used in)
            investing activities...........      69,228     (1,057,342)    (12,954,811)      (449,434)    (3,599,594)
                                            -----------    -----------     -----------     ----------    -----------

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE FOUNDING COMPANIES




                                                                                              THREE MONTHS ENDED
                                                            FISCAL YEARS                  --------------------------
                                              -----------------------------------------    MARCH 31,      MARCH 31,
                                                 1993           1994           1995          1995           1996
                                              -----------    -----------    -----------   -----------    -----------
                                                                                          (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock.................. $        --    $    12,100    $       100    $        --    $     1,000
  Proceeds from issuance of long-term
     debt...................................     388,612      1,660,231     13,366,512             --      4,251,706
  Payments on long-term debt................    (219,554)    (2,438,852)    (2,106,440)      (389,190)      (342,294)
  Change in due from/to related parties,
     net....................................    (612,667)       159,138       (146,483)       (57,949)         2,073
  Proceeds from (payments on) short-term
     borrowings, net........................     237,735        (46,489)       (88,527)      (855,178)       (23,819)
  Cash dividends............................  (1,059,723)      (987,078)    (2,067,663)      (442,055)      (438,458)
  Deferred financing costs..................          --             --       (271,750)            --        (56,250)
  Other, net................................      (4,775)        (5,749)        57,636             --             --
                                             -----------    -----------    -----------    -----------    -----------
          Net cash provided by (used in)
            financing activities............  (1,270,372)    (1,646,699)     8,743,385     (1,744,372)     3,393,958
                                             -----------    -----------    -----------    -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...     403,667         81,654        523,679        513,025         80,988
CASH AND CASH EQUIVALENTS,
  beginning of period.......................   1,270,990      1,674,657      1,756,311      1,359,624      1,903,766
                                             -----------    -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS,
  end of period............................. $ 1,674,657    $ 1,756,311    $ 2,279,990    $ 1,872,649    $ 1,984,754
                                             ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid............................. $   326,492    $   434,794    $   715,668    $    68,306    $   677,627
                                             ===========    ===========    ===========    ===========    ===========
  Income taxes paid......................... $   453,500    $   300,333    $   363,981    $   222,782    $    51,009
                                             ===========    ===========    ===========    ===========    ===========
  Non-cash transactions:
     Notes payable issued to purchase
       businesses........................... $   299,010    $        --    $ 3,100,000    $        --    $   149,180
                                             ===========    ===========    ===========    ===========    ===========
     Distribution of notes receivable to
       shareholders......................... $        --    $        --    $   345,107    $        --    $        --
                                             ===========    ===========    ===========    ===========    ===========
     Transfer of investments to
       shareholders......................... $        --    $        --    $        --    $        --    $   273,354
                                             ===========    ===========    ===========    ===========    ===========
     Issuance of subscription receivable in
       conjunction with the exercise of
       stock options........................ $        --    $        --    $        --    $        --    $    80,000
                                             ===========    ===========    ===========    ===========    ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE FOUNDING COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     In March 1996, StaffMark, Inc. ("StaffMark") was founded to create a national company to provide temporary staffing services.

     Concurrent with the initial public offering of its common stock (the "Offering"), wholly-owned subsidiaries of StaffMark will merge (the "Mergers") with the following six companies (each a "Founding Company" and collectively, the "Founding Companies"): Brewer Personnel Services, Inc. ("Brewer"), The Prostaff Companies ("Prostaff"), The Maxwell Companies ("Maxwell"), Human Resources, Inc. ("HRA"), First Choice Staffing, Inc. ("First Choice") and The Blethen Group ("Blethen"). The Mergers will be effected by StaffMark through issuance of its common stock and cash.

     The Founding Companies operate offices in eight states located in the Southeastern and Southwestern regions of the United States and provide temporary staffing in the commercial, professional and specialty medical staffing service lines. The Founding Companies extend trade credit to customers representing a variety of industries. There are no individual customers that account for more than ten percent of service revenues of the Founding Companies in any of the fiscal years or unaudited periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation --

     The accompanying combined financial statements and related notes represent the combined financial position, results of combined operations and combined cash flows of the Founding Companies without giving effect to the Mergers and the Offering. The assets and liabilities of the Founding Companies are reflected at their historical amounts. The Founding Companies were not under common control or management during any of the periods presented.

  Fiscal Periods --

     The fiscal years of several of the Founding Companies end on the Sunday closest to December 31. The fiscal years 1995, 1994 and 1993 each included 52 weeks. The fiscal years of HRA end on September 30. For purposes of preparing the accompanying combined financial statements for fiscal years 1995, 1994 and 1993, the financial statements of this company have been combined with the December 31 financial statements of the other Founding Companies. The unaudited interim periods include operating results for the three months ended March 31, 1996 and 1995 for each of the Founding Companies.

     For purposes of presenting the unaudited statement of shareholders' equity for the three months ended March 31, 1996, the net loss for HRA for the three months ended December 31, 1995, is included as an adjustment to reconcile shareholders' equity to March 31, 1996.

  Interim Financial Statements --

     The accompanying combined interim financial statements and related disclosures have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1995, and include all adjustments of a normal, recurring nature which, in the opinion of management, are necessary to present fairly the combined financial position of the Founding Companies and results of their combined operations and their combined cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

                             THE FOUNDING COMPANIES

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying combined financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Founding Companies consider cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     The Founding Companies maintain allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying combined financial statements. Included in accounts receivable in the accompanying combined balance sheets are unbilled amounts of approximately $1,345,000, $1,685,000 and $2,823,000 (unaudited) at December 31, 1994, December 31, 1995 and March 31, 1996, respectively.

  Restricted Cash and Certificates of Deposit --

     Restricted cash and certificates of deposit represent funds required to be maintained on behalf of certain of the Founding Companies' self-insured health benefit plans and state-administered workers' compensation insurance commissions. The use of these assets is either restricted to the payment of health benefits of participating employees or required as collateral on letters of credit provided to state insurance commissions.

  Investments --

     The Founding Companies have adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt securities and marketable equity securities be designated as trading, held-to-maturity or available-for-sale. At December 31, 1994 and 1995, marketable debt and equity securities have been categorized as available-for-sale and are stated at fair value in the accompanying combined balance sheets. Unrealized gains on available-for-sale securities are recorded as adjustments to shareholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets which are as follows:

        Office equipment.................................................    3-7 years
        Computer equipment and software..................................    3-5 years
        Building and improvements........................................   7-32 years
        Vehicles.........................................................      5 years
        Leasehold improvements...........................................   3-15 years

                             THE FOUNDING COMPANIES

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the related cost and accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Intangible Assets --

     Intangible assets primarily consist of goodwill, which is amortized using the straight-line method over periods ranging from 15 to 30 years. Deferred financing costs are amortized over the life of the respective debt obligation using a method which approximates the interest method. Intangibles associated with non-compete agreements are amortized using the straight-line method over the life of the respective agreements.

  Income Taxes --

     For the Founding Companies that are C Corporations for income tax reporting purposes, income taxes are provided based upon the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred income taxes under the liability method.

     Certain of the Founding Companies are S Corporations for income tax reporting purposes. Accordingly, the accompanying combined financial statements include no provision for federal income taxes related to the income of these companies as such taxes are liabilities of the individual shareholders. These companies' S Corporation status will terminate with the effective date of the Mergers.

  Workers' Compensation --

     Several of the Founding Companies self-insure certain risks related to workers' compensation claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Founding Companies engage the services of a third party actuary to assist with the development of these cost estimates.

  Financial Instruments --

     The Founding Companies' financial instruments include cash and cash equivalents, restricted cash and certificates of deposit, investments, advances to shareholders, notes receivable from related parties, cash surrender value of officers' life insurance and debt. Excluding investments, which are carried at fair market value as discussed in Note 6, management believes that these financial instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

  Stock Based Compensation --

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation," which encourages all companies to recognize compensation expense based on the fair value, at grant date, of instruments issued pursuant to stock based compensation plans. Under the provision of SFAS No. 123, the fair value of the instruments granted, which is measured pursuant to the provisions of the statement, is to be recognized as compensation expense on a straight-line basis over the vesting period of the instrument.

     However, the statement also allows companies to continue to measure compensation costs for these instruments using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Companies electing to account for stock-based compensation plans pursuant to the provisions of APB 25 must make pro forma disclosures of net income as if the fair value method defined in SFAS No. 123 had been applied. The Founding Companies have elected to

                             THE FOUNDING COMPANIES
account for its stock options under the provisions of APB 25 and has included the disclosures required by SFAS No. 123 in Note 11.

  Impairment of Long-Lived Assets --

     In the event that facts and circumstances indicate that the cost of intangible or other long-lived assets may be impaired, an evaluation of recoverability would be performed pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

3. BUSINESS COMBINATIONS:

  Aaron Temporary Services, Inc. --

     On November 22, 1993, Brewer acquired certain assets of Aaron Temporary Services, Inc. ("Aaron"). Aaron was engaged in providing temporary personnel services in Central and Northeast Arkansas. The total purchase price of $527,600 was comprised of a cash payment of $200,000 and the issuance of a note with payments, including interest, totaling $327,600. The acquisition has been accounted for as a purchase, and the results of Aaron have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired. The tangible assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs being recorded as intangible assets.

  Caldwell Services, Inc. --

     On July 10, 1995, Brewer acquired the stock of E.P. Enterprises Corporation, d.b.a. Caldwell Services, Inc. ("Caldwell"). Caldwell is engaged in providing temporary personnel services through seven staffing offices located in Georgia. The acquisition has been accounted for as a purchase, and the results of Caldwell have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets and liabilities acquired.

     Total consideration paid for Caldwell was approximately $17.3 million. The purchase price included cash of $11.5 million, a note to the seller of $3.1 million and the assumption of certain liabilities of Caldwell. The assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs of approximately $15.3 million being recorded as goodwill.

  On Call Employment Services, Inc. (Unaudited) --

     On February 2, 1996, Brewer acquired the stock of On Call Employment Services, Inc. ("On Call"). On Call is engaged in providing temporary personnel services through four staffing offices in Colorado. The acquisition has been accounted for as a purchase, and the results of On Call have been included in the accompanying combined financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets and liabilities acquired.

     Total consideration paid for On Call was approximately $3.8 million which was comprised of cash totaling $3.0 million, including $360,000 associated with a non-compete agreement, 10 shares of Brewer's common stock valued at approximately $320,000 and the assumption of liabilities totaling approximately $480,000. The assets acquired have been recorded at historical, depreciated cost, which approximated fair

                             THE FOUNDING COMPANIES
value as of the acquisition date, with the remaining acquisition costs of approximately $3.1 million being recorded as goodwill.

  Sumner-Ray Technical Resources, Inc. (Unaudited) --

     On February 23, 1996, Maxwell acquired substantially all of the assets of Sumner-Ray Technical Resources, Inc. ("Sumner-Ray"), which is engaged in providing temporary and permanent placement of professional and technical personnel in the engineering, drafting and manufacturing fields. The acquisition did not have a material impact on the combined financial position or results of operations of the Founding Companies and, therefore, is not reflected in the pro forma results of operations shown below.

     The unaudited combined results of operations on a pro forma basis as though Aaron, Caldwell and On Call had been acquired as of the beginning of 1993 are as follows:

                                                                               THREE MONTHS ENDED
                                              FISCAL YEAR                   -------------------------
                               ------------------------------------------    MARCH 31,     MARCH 31,
                                   1993           1994           1995          1995          1996
                               ------------   ------------   ------------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
Revenues.....................  $132,211,996   $148,807,505   $170,219,807   $38,707,586   $42,051,835
                               ============   ============   ============   ===========   ===========
Net income...................  $  3,739,735   $  3,277,888   $  3,621,657   $   842,159   $   636,636
                               ============   ============   ============   ===========   ===========

4. INTANGIBLE ASSETS:

     Intangible assets consisted of the following:




                                                          DECEMBER 31,            MARCH 31,
                                                    ------------------------        1996
                                                      1994          1995         -----------
                                                    --------     -----------     (UNAUDITED)
    Goodwill....................................... $ 25,000     $15,356,334     $18,731,611
    Deferred financing costs.......................       --         271,750         328,000
    Non-compete agreements.........................  299,010         340,010         839,647
    Other..........................................   75,000         140,262         140,262
                                                    --------     -----------     -----------
                                                     399,010      16,108,356      20,039,520
              Less accumulated amortization........  116,795         515,741         727,938
                                                    --------     -----------     -----------
                                                    $282,215     $15,592,615     $19,311,582
                                                    ========     ===========     ===========

     Amortization expense related to intangible assets for fiscal years 1993, 1994 and 1995 totaled approximately $53,000, $106,000 and $395,000, respectively. Unaudited amortization expense for the three months ended March 31, 1995 and 1996 totaled approximately $30,000 and $204,000, respectively.

                             THE FOUNDING COMPANIES

5. PROPERTY AND EQUIPMENT:

     Components of property and equipment are as follows:


                                                           DECEMBER 31,             MARCH 31,
                                                     -------------------------        1996
                                                        1994           1995        -----------
                                                     ----------     ----------     (UNAUDITED)
    Office equipment................................ $1,479,614     $1,884,367      $2,211,150
    Computer equipment and software.................  1,736,847      2,463,017       2,641,889
    Buildings and improvements......................    483,136        502,130         518,401
    Vehicles........................................    382,102        389,761         393,394
    Leasehold improvements..........................    261,521        379,175         428,607
    Land............................................     13,000         13,000          13,000
                                                     ----------     ----------      ----------
                                                      4,356,220      5,631,450       6,206,441
              Less accumulated depreciation and
                amortization........................  2,088,863      2,799,040       3,031,490
                                                     ----------     ----------      ----------
                                                     $2,267,357     $2,832,410      $3,174,951
                                                     ==========     ==========      ==========

     Depreciation and amortization expense related to property and equipment for fiscal years 1993, 1994 and 1995 totaled approximately $462,000, $635,000 and $762,000, respectively. Unaudited depreciation and amortization expense for the three months ended March 31, 1995 and 1996 totaled approximately $162,000 and $223,000, respectively.

6. INVESTMENTS:

     The carrying value and market value of available-for-sale investment securities were as follows:

                                                   GROSS        GROSS         GROSS
                                                 AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                   COST         GAINS         LOSSES       VALUE
                                                 ---------    ----------    ----------    --------
    December 31, 1994:
      Equity securities......................... $ 180,826     $     --      $      --    $180,826
      United States government obligations......    28,679           --             --      28,679
                                                 ---------     --------      ---------    --------
                                                 $ 209,505     $     --      $      --    $209,505
                                                 =========     ========      =========    ========
    December 31, 1995:
      Equity securities......................... $ 201,379     $ 38,551      $      --    $239,930
      United States government obligations......    28,679        4,745             --      33,424
                                                 ---------     --------      ---------    --------
                                                 $ 230,058     $ 43,296      $      --    $273,354
                                                 =========     ========      =========    ========

     The United States government obligations held as of December 31, 1994 and 1995 represent one issue which matures in 2003.

     Losses totaling $102,536 and $12,500 in 1993 and 1994, respectively, were recognized related to one security whose impairment of value was deemed to be other than temporary. These amounts are reflected in other expense, in the accompanying combined statements of income. There were no sales of securities during 1994. Proceeds from the sale of available-for-sale securities totaled $98,119 for the year ended December 31, 1995, including realization of a gross gain of $2,146. All available-for-sale securities were distributed to the shareholders in March 1996.

     Included in investments in the accompanying combined balance sheets are certificates of deposit with maturities between three and twelve months of $155,154 at December 31, 1995 and March 31, 1996.

                             THE FOUNDING COMPANIES

7. DEBT:

     Short-term borrowings consisted of the following:

                                                           DECEMBER 31,
                                                     -------------------------     MARCH 31,
                                                        1994          1995           1996
                                                     ----------    -----------    -----------
                                                                                  (UNAUDITED)
    Brewer --
    Line of credit with Boatmen's National Bank of
    St. Louis ("Boatmen's"). Maximum borrowings
    equal the lesser of $6 million ($5 million at
    December 31, 1995) or 85% of Brewer's eligible
    accounts receivable balance reduced by the
    letters of credit issued as security for
    Brewer's workers' compensation obligations.
    Interest payable monthly at a variable rate
    which averaged 9.83% during the three months
    ended March 31, 1996 and 10.23% during the year
    ended December 31, 1995. Principal due on June
    29, 1998. Secured by the assets and common
    stock of Brewer and partially guaranteed by
    certain shareholders of Brewer.                  $       --    $   309,068    $ 1,060,774

    Line of credit with Boatmen's, interest payable
    quarterly at prime, 8.00% as of January 1, 1995
    and averaging 6.80% for the year then ended.
    Secured by accounts receivable of Brewer and
    guaranteed by certain shareholders of Brewer.       725,000             --             --

    Prostaff --
    Line of credit with Boatmen's. Maximum
    borrowings equal the lesser of $1.5 million
    or 80% of Prostaff's eligible accounts
    receivable. Interest accrues at a variable rate
    which averaged 8.88% during the three months
    ended March 31, 1996 and 7.75% during the year
    ended December 31, 1994. The balance is due
    upon demand and is secured by the accounts
    receivable of Prostaff and guaranteed by the
    shareholders of Prostaff.                           417,000             --        152,000

                             THE FOUNDING COMPANIES

                                                           DECEMBER 31,
                                                      ------------------------     MARCH 31,
                                                        1994          1995           1996
                                                      --------     -----------    -----------
                                                                                  (UNAUDITED)
    HRA --
    "Purchases of Accounts" agreement with
    SouthTrust Bank ("SouthTrust") by which
    SouthTrust agreed to purchase up to $750,000 of
    HRA's accounts receivable on a revolving basis.
    The agreement gave HRA the option to repurchase
    these receivables at any time and gave
    SouthTrust full recourse for any accounts
    receivable which were not collected, as well as
    required HRA to meet certain restrictive
    covenants. Service charge payable quarterly
    which equaled 1.50% of the face amount of each
    account financed by SouthTrust.                  $  600,830    $   502,512    $        --

    Revolving line of credit with SouthTrust.
    Maximum borrowings equal to 80% of HRA's
    eligible accounts receivable, as defined, not
    to exceed aggregate borrowings of $1.5 million.
    Interest is payable monthly on outstanding
    borrowings at SouthTrust's base rate plus 1.25%
    (weighted average rate of 9.23% during the six
    months ended March 31, 1996). The agreement
    expires on November 20, 1996. Secured by the
    accounts receivable of HRA and guaranteed by
    the shareholders of HRA.                                 --             --        580,000

    First Choice --
    Revolving line of credit with NationsBank.
    Maximum borrowings equal to the lesser of
    $400,000 or 80% of First Choice's eligible
    accounts receivable, as defined. Interest is
    payable monthly at prime which averaged 8.33%
    during the three months ended March 31, 1996
    and 8.66% during 1995. Principal due May 31,
    1996. Secured by the accounts receivable of
    First Choice.                                            --        200,000        150,000

    Blethen --
    Revolving lines of credit with Lighthouse
    Financial Corp. Maximum aggregate borrowings
    equal to the lesser of $1.55 million or 85% of
    the applicable Blethen companies' eligible
    accounts receivable, as defined. Interest
    payable monthly at a variable rate which
    averaged 10.84% during the three months ended
    March 31, 1996 and 11.33% during 1995. The
    lines of credit are renewed annually and are
    currently due April 6, 1997. Secured by certain
    assets of Blethen and guaranteed by Blethen's
    majority shareholder.                               764,645        971,436        856,617
    Other short-term borrowings                              --         20,000         24,000
                                                     ----------    -----------    -----------
                                                     $2,507,475    $ 2,003,016    $ 2,823,391
                                                     ==========    ===========    ===========

                             THE FOUNDING COMPANIES

                                                           DECEMBER 31,
                                                      ------------------------     MARCH 31,
                                                        1994          1995           1996
                                                      --------     -----------    -----------
                                                                                  (UNAUDITED)
    Long-term debt consisted of the following:

    Brewer --
    Term loan note with Boatmen's. Interest payable
    monthly at a variable rate which averaged 8.9%
    during the three months ended March 31, 1996
    and 9.56% during the year ended December 31,
    1995. Principal due in quarterly installments
    beginning October 1, 1995 through maturity on
    June 30, 2001. Secured by the assets and common
    stock of Brewer and partially guaranteed by
    certain shareholders of Brewer.                  $       --    $12,750,000    $16,000,000

    Note payable to the previous owner of Caldwell,
    interest at 8.00%, payable quarterly. Principal
    to be paid in equal annual installments
    beginning June 30, 1998 through June 30, 2001
    or in full upon a change in control of Brewer.
    Secured by a lien on the assets of Brewer and
    guaranteed by certain shareholders of Brewer.            --      3,100,000      3,100,000
    Note payable to the previous owner of Aaron,
    imputed interest of 6.00%, payable in monthly
    installments of $9,100. Secured by the personal
    assets of the shareholders of Brewer.               197,235         97,332         71,341

    Prostaff --
    Term note payable to Boatmen's in the original
    amount of $290,237, due in monthly installments
    of $6,079, including interest at 5.5% through
    August 31, 1998. Secured by certain equipment
    of Prostaff and guaranteed by the shareholders
    of Prostaff.                                        231,806        176,331        160,431

    Maxwell --
    Promissory note payable to the previous owner
    of Sumner-Ray, due in annual installments of
    $84,000, including interest payable at 8.00%.
    Secured by a lien and security interest in
    certain assets of Maxwell.                               --             --        149,180

    HRA --
    Deferred compensation arrangements with various
    consultants and/or employees of HRA. Due in
    weekly and monthly installments, imputed
    interest of approximately 8.75%. Maturities
    ranging from 1996 to 2003.                          195,722        171,031        391,896

                             THE FOUNDING COMPANIES

                                                           DECEMBER 31,
                                                      ------------------------     MARCH 31,
                                                        1994          1995           1996
                                                      --------     -----------    -----------
                                                                                  (UNAUDITED)
    Blethen --
    Obligations under capital leases related to
    certain office equipment of Blethen,
    including interest which averaged 20.90% during
    the three months ended March 31, 1996 and
    21.50% and 24.10% during the years ended
    December 31, 1995 and 1994.                      $  150,160    $    69,623    $    55,885
    Other long-term debt                                 87,448         74,059         57,198
                                                     ----------    -----------    -----------
                                                        862,371     16,438,376     19,985,931
         Less current maturities                        394,273      1,048,357      1,591,569
                                                     ----------    -----------    -----------
                                                     $  468,098    $15,390,019    $18,394,362
                                                     ==========    ===========    ===========

     Certain obligations of the Founding Companies contain warranties and covenants. At March 31, 1996, Blethen was not in compliance with certain of these warranties and covenants relating to obligations totaling approximately $857,000. Blethen requested and received a waiver from the lender for all events of noncompliance and default.

     As of December 31, 1995, annual maturities of long-term debt subsequent to December 31, 1995 are as follows:

                1996............................................  $ 1,048,357
                1997............................................    1,595,272
                1998............................................    3,236,349
                1999............................................    3,252,487
                2000............................................    3,905,911
                Thereafter......................................    3,400,000
                                                                  -----------
                                                                  $16,438,376
                                                                  ===========

8. INCOME TAXES:

     The income tax provision (benefit) consisted of the following:

                                                                            THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,          --------------------------
                                  ----------------------------------     MARCH 31,      MARCH 31,
                                    1993         1994        1995          1995           1996
                                  ---------    --------    ---------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
    Current:
      Federal...................  $ 441,636    $329,332    $ 176,056     $ 114,207      $  62,940
      State.....................     84,888      34,584       18,100         4,209         14,825
                                  ---------    --------    ---------     ---------      ---------
                                    526,524     363,916      194,156       118,416         77,765
    Deferred:
      Federal...................   (149,201)    (11,257)     (90,230)      (21,320)       (13,090)
      State.....................    (31,807)      3,037      (10,370)       (2,380)        (1,460)
                                  ---------    --------    ---------     ---------      ---------
                                   (181,008)     (8,220)    (100,600)      (23,700)       (14,550)
                                  ---------    --------    ---------     ---------      ---------
                                  $ 345,516    $355,696    $  93,556     $  94,716      $  63,215
                                  =========    ========    =========     =========      =========

     Deferred income taxes result from the effect of transactions which are recognized in different periods for financial and tax reporting purposes and relate primarily to depreciation and accrued vacation and workers'

                             THE FOUNDING COMPANIES
compensation reserves. Deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities.

     The components of deferred income tax assets and liabilities for the applicable C Corporations are as follows:

                                                            DECEMBER 31,
                                                       ----------------------      MARCH 31,
                                                         1994          1995          1996
                                                       ---------     --------     -----------
                                                                                  (UNAUDITED)
    Deferred income tax assets:
      Vacation and workers' compensation reserves....  $ 192,972     $167,000      $ 121,500
      Compensation agreements........................     76,600       65,000        159,300
      Net operating losses...........................     78,000       42,000         42,000
      Other..........................................     16,429        8,760          8,760
                                                       ---------     --------      ---------
              Total deferred income tax assets.......    364,001      282,760        331,560
    Deferred income tax liabilities:
      Depreciation...................................    (87,885)     (26,000)       (26,000)
      Change in income tax accounting method.........    (37,000)          --             --
                                                       ---------     --------      ---------
              Total deferred income tax
                liabilities..........................   (124,885)     (26,000)       (26,000)
                                                       ---------     --------      ---------
                                                       $ 239,116     $256,760      $ 305,560
                                                       =========     ========      =========

     The components of net deferred income tax assets as stated in the accompanying combined balance sheets are as follows:

                                                            DECEMBER 31,
                                                        ---------------------      MARCH 31,
                                                          1994         1995          1996
                                                        --------     --------     -----------
                                                                                  (UNAUDITED)
    Current...........................................  $193,201     $171,000      $ 227,600
    Long-term.........................................    45,915       85,760         77,960
                                                        --------     --------      ---------
                                                        $239,116     $256,760      $ 305,560
                                                        ========     ========      =========

     A valuation allowance for the deferred tax assets has not been recorded in the accompanying combined financial statements because management believes that all deferred tax assets are more likely than not to be recovered. In assessing the realizability of deferred income tax assets, management has considered scheduled reversals of the deferred income tax liabilities, income taxes paid in available carryback periods and projected future taxable income.

                             THE FOUNDING COMPANIES

     The differences in income taxes determined by applying the federal statutory tax rate of 34% to income before income taxes and the amounts recorded result from the following:




                                                                                 THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,            --------------------------
                                   --------------------------------------     MARCH 31,      MARCH 31,
                                     1993          1994          1995           1995           1996
                                   ---------    ----------    -----------    -----------    -----------
                                                                             (UNAUDITED)    (UNAUDITED)
Tax at statutory rate............. $ 973,277    $1,316,113    $ 1,139,270     $ 279,587      $ 229,670
  Add (deduct):
     State income taxes, net of
       federal tax benefit........    53,206        70,358         17,666         7,022          6,060
     Effect of S Corporation
       income.....................  (644,809)     (981,972)    (1,057,329)     (192,316)      (172,190)
     General business credits.....   (44,609)      (77,185)            --            --             --
     Other, net...................     8,451        28,382         (6,051)          423           (325)
                                   ---------    ----------    -----------     ---------       --------
                                   $ 345,516    $  355,696    $    93,556     $  94,716      $  63,215
                                   =========    ==========    ===========     =========       ========

     The Founding Companies have net operating loss and general business credit carryforwards, which expire at various periods from 1996 through 2008.

9. WORKERS' COMPENSATION:

     Certain of the Founding Companies are self-insured for certain workers' compensation claims and are regulated by various state-administered workers' compensation insurance commissions. These Founding Companies have purchased insurance for medical claims which exceed certain thresholds and maintain letters of credit to cover any potential unpaid claims. At December 31, 1995, these letters of credit totaled $2,450,000. Workers' compensation expense for fiscal years 1993, 1994 and 1995 totaled approximately $2,594,000, $3,440,000 and $4,978,000, respectively. Unaudited workers' compensation expense for the three months ended March 31, 1995 and 1996 totaled approximately $1,055,000 and $984,000, respectively.

10. EMPLOYEE BENEFIT PLANS:

     Certain of the Founding Companies maintain employee benefit plans, some of which allow eligible employees to defer a portion of their income through contributions to the plans. Under provisions of the plans, certain of the Founding Companies match a percentage of the employee contributions, up to a maximum as specified in the individual plan, and may contribute additional amounts at the discretion of management. Contributions by the Founding Companies to the various plans were approximately $250,000, $190,000 and $62,000 in fiscal years 1993, 1994 and 1995, respectively. Unaudited contributions to the various plans were approximately $4,500 and $22,000 for the three months ended March 31, 1995 and 1996, respectively.

                             THE FOUNDING COMPANIES

11. COMMON STOCK AND STOCK OPTIONS:

     The common stock authorized, issued and outstanding of the Founding Companies consisted of the following:



                                                               DECEMBER 31,
                                                            -------------------     MARCH 31,
                                                             1994        1995         1996
                                                            -------     -------     ---------
                                                                                    (UNAUDITED)
    Brewer --
      Common stock, no par value in 1994 and $.01 par value
      in 1995 and 1996; 1,000 shares authorized in 1994 and
      10,000 in 1995 and 1996; 117.5 shares issued and
      outstanding in 1994 and 1995 and 132.5 in 1996....... $40,424     $     1      $     1
    Prostaff --
      Common stock, par values of $.20 in 1994 and par
      values ranging from $.20 to $1.00 in 1995 and 1996;
      200,000 shares authorized in 1994 and 201,000 in 1995
      and 1996; 55,000 shares issued and outstanding in
      1994 and 55,100 in 1995 and 1996.....................  11,000      11,100       11,100
    Maxwell --
      Common stock, $1.00 par value in 1994, 1995 and 1996;
      110,000 shares authorized in 1994 and 1995 and
      160,000 in 1996; 4,000 shares issued and outstanding
      in 1994 and 1995 and 5,000 in 1996...................   4,000       4,000        5,000
    HRA --
      Common stock, no par value, 1,000 shares authorized,
      790 shares issued and outstanding in 1994, 1995 and
      1996.................................................  12,600      12,600       12,600
    First Choice --
      Common stock, $1.00 par value, 100,000 shares
      authorized, 10,000 shares issued and outstanding in
      1994, 1995 and
      1996.................................................  10,000      10,000       10,000
    Blethen --
      Common stock, $1.00 par value, 600,000 shares
      authorized, 8,399 shares issued and outstanding in
      1994, 1995 and
      1996.................................................   8,399       8,399        8,399
                                                            -------     -------      -------
                                                            $86,423     $46,100      $47,100
                                                            =======     =======      =======

     Brewer has granted stock options to certain key employees. These options were granted at fair value as determined by management, are exercisable in installments and expire from June 30, 1999 to July 11, 2000.

     In March 1996, a key employee of Brewer exercised his stock options and received five shares of Brewer's common stock. In payment for this exercise, Brewer executed a note receivable from this employee for $80,000, which represented the entire exercise price of these options.

                             THE FOUNDING COMPANIES

     A summary of Brewer's stock option activity follows:

                                                                               WEIGHTED AVERAGE
                                                              SHARES UNDER        PRICE PER
                                                                 OPTION             SHARE
                                                              ------------     ----------------
    Outstanding, December 31, 1993...........................       --             $     --
      Granted................................................      5.0               16,000
                                                                 -----         ------------
    Outstanding, December 31, 1994...........................      5.0               16,000
      Granted................................................      7.5               30,666
                                                                 -----         ------------
    Outstanding, December 31, 1995...........................     12.5               24,800
      Granted (Unaudited)....................................      1.0               35,000
      Exercised (Unaudited)..................................     (5.0)             (16,000)
                                                                 -----         ------------
    Outstanding, March 31, 1996 (Unaudited)..................      8.5             $ 31,176
                                                              ========         ============
    Exercisable, December 31, 1995...........................      5.0             $ 16,000
                                                              ========         ============
    Exercisable, March 31, 1996 (Unaudited)..................       --             $     --
                                                              ========         ============

     As discussed in Note 2, Brewer has elected to account for stock options under the provisions of APB 25. Accordingly, pursuant to the requirements of SFAS 123, Brewer has determined the value of all options granted during 1995 and the unaudited three month period ended March 31, 1996 using the minimum value method, as discussed in SFAS 123, and based on the following weighted average assumptions used for grants:

                                                                                THREE MONTHS
                                                                    FISCAL         ENDED
                                                                     1995      MARCH 31, 1996
                                                                  ----------   --------------
    Risk-free interest rate.....................................     6.5%          5.6%
    Expected dividend yield.....................................      0%            0%
    Expected life...............................................  2.5 years     2.0 years

     Options were assumed to be exercised upon vesting for the purpose of this valuation. Using these assumptions, the fair value of the stock options granted in 1995 and the unaudited three months ended March 31, 1996 was approximately $36,000 and $4,000, respectively. The fair value of these stock options was not material to the combined results of operations of the Founding Companies and, accordingly, the pro forma disclosures required by SFAS 123 have been omitted.

12. RELATED PARTY TRANSACTIONS:

  Brewer --

     In June 1995, Brewer entered into an agreement to merge its activities with Chad J. Brewer, Incorporated (a Virginia corporation, "Chad Brewer"), which was owned by a related party. Brewer issued 17.5 shares of common stock in exchange for all outstanding shares of Chad Brewer. This merger has been accounted for as a pooling-of-interests. Accordingly, the accompanying combined financial statements have been prepared as if the merger had occurred at the beginning of fiscal year 1993.

     Prior to the merger, Brewer maintained a license agreement which entitled Chad Brewer to do business in the state of Virginia as Brewer Personnel Services and to use certain information of Brewer. In addition, Brewer provided payroll administration, data processing and accounts receivable financing services to Chad Brewer.

     Brewer rents office space from Brewer Investments, a partnership owned by certain shareholders. The rent expense related to these transactions was $60,000 for fiscal years 1993, 1994 and 1995. In January 1996, Brewer moved its corporate offices into a new building, which is also owned by Brewer Investments. Future

                             THE FOUNDING COMPANIES
minimum lease payments related to this lease approximate $1,127,000 which have been included in the table in Note 14.

     In December 1995, a note receivable from Brewer Investments in the amount of $345,107 was distributed to Brewer's shareholders.

  Prostaff --

     Prostaff leases the office facilities of its headquarters from a limited liability corporation ("LLC") owned by the shareholders of Prostaff. For the fiscal years 1993, 1994 and 1995, rent paid to the LLC totaled $61,100, $73,761 and $114,180, respectively. Unaudited rent expense paid to the LLC was $22,125 for the three months ended March 31, 1995 and 1996.

  Maxwell --

     Maxwell rents a duplex from certain shareholders which houses foreign-trained physical and occupational therapists. Rent expense related to the duplex amounted to $16,800 for each of the years ended December 31, 1993, 1994 and 1995. Unaudited rent expense totaled $4,200 for the three months ended March 31, 1995 and 1996. These rent payments are not subject to a formal agreement and, therefore, have not been considered in the disclosure included in
Note 14.

  HRA --

     Included in general and administrative expenses are advisor and/or director fees paid or payable to the shareholders of HRA totaling $120,000, $69,000 and $94,000 for fiscal years 1993, 1994 and 1995, respectively. No such fees were accruable for the three months ended March 31, 1995 or 1996.

     As of September 30, 1994 and 1995, HRA had a note payable to a shareholder of HRA for $155,295 and $122,000, respectively. The note was due on demand with interest payable at 8.75% and was secured by HRA's unpledged accounts receivable. In connection with the purchase of this shareholder's common stock in HRA by two remaining shareholders, this note was amended whereby, beginning in December 1995, interest will be payable monthly at 9.75%. The amended note is unsecured and requires principal payments beginning in December 1997. At March 1996, HRA owed $116,000 (unaudited) pursuant to this amended note agreement.

  First Choice --

     As of December 31, 1994 and 1995 and March 31, 1996, First Choice maintained an unsecured note payable to the majority shareholder for $250,000, $180,000 and $180,000 (unaudited), respectively. The note is due on demand with interest payable at 8.00%.

  Blethen --

     Blethen leases offices and a vehicle from the majority shareholder through informal agreements at a monthly cost of $600 each. In March 1996, the office lease payments were increased to $1,200 per month. Market rental rates may differ from these rental payments. Blethen also frequently borrows from the majority shareholder. Due from shareholders primarily represents advances to the majority shareholder. Rental expense under the above agreements totaled approximately $14,000 for fiscal years 1993, 1994 and 1995, respectively, and approximately $3,600 and $4,200 for the unaudited three months ended April 2, 1995 and March 31, 1996, respectively.

                             THE FOUNDING COMPANIES

     Blethen rents an office facility from a shareholder under a month-to-month agreement. Rent expense related to these facilities was $17,500, $19,000 and $24,000 during the fiscal years 1993, 1994 and 1995, respectively, and $6,000 during the unaudited three months ended April 2, 1995 and March 31, 1996.

     As of December 31, 1994 and 1995 and March 31, 1996, Blethen had advances to shareholders of $185,236, $194,163 and $231,328 (unaudited), respectively.

13. COMMITMENTS AND CONTINGENCIES:

     Certain of the Founding Companies have employment agreements with certain executive officers, management personnel and former owners of businesses acquired by the Founding Companies that provide for annual salaries, cost-of-living adjustments, additional compensation in the form of performance based bonuses and, for certain employees, options to purchase shares of common stock. Certain agreements include a covenant against competition with the respective Founding Companies, which extends for a period of time after termination. These agreements generally continue until terminated by the employee or the Founding Company.

     HRA is involved in a lawsuit with its former workers' compensation insurance carrier in which HRA is disputing the amount of insurance premiums owed in fiscal 1993 and 1994 and a portion of fiscal 1995. A judgment has been rendered against HRA for approximately $718,000, which is inclusive of the disputed payments plus accrued interest. HRA has filed an appeal of this judgment and is negotiating a settlement. HRA provided reserves for these disputed amounts in the years in which they arose. Accordingly, management believes that the ultimate resolution of this matter will not have a materially adverse affect on the combined financial position or results of operations of the Founding Companies.

     The Founding Companies are subject to certain other claims and lawsuits arising in the normal course of business, primarily relating to workers' compensation and other employee related matters. The Founding Companies maintain various insurance coverages in order to minimize the financial risk associated with certain of these claims. The Founding Companies have provided for certain of these actions in the accompanying combined financial statements and, in the opinion of management of the Founding Companies, any uninsured losses resulting from the ultimate resolution of these matters will not be material to the Founding Companies' combined financial position or results of their combined operations.

14. NONCANCELABLE OPERATING LEASES:

     Certain of the Founding Companies lease office space under noncancelable operating leases. As discussed in Note 12, certain of these facilities are leased from a related party. Future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at December 31, 1995, are as follows:

                1996.............................................  $1,382,041
                1997.............................................   1,039,435
                1998.............................................     839,839
                1999.............................................     634,311
                2000.............................................     472,734
                Thereafter.......................................      78,000
                                                                   ----------
                                                                   $4,446,360
                                                                   ==========

     Rent expense totaled approximately $636,000, $870,000 and $1,123,000 for fiscal years 1993, 1994 and 1995, respectively. Unaudited rent expense was $229,000 and $388,000 for the three months ended March 31, 1995 and March 31, 1996, respectively.

                             THE FOUNDING COMPANIES

15. SUBSEQUENT EVENTS:

     In conjunction with the shareholder transaction referred to in Note 12 and other matters, HRA advanced $250,000 to two of its shareholders.

     In April 1996, HRA settled a dispute with a professional firm that had previously represented HRA in certain actions related to workers' compensation insurance and received cash of approximately $245,000.

     On May 17, 1996, Maxwell entered into a debt agreement with a bank which provided for a $1.75 million term loan. The loan is secured by Maxwell's accounts receivable. Accrued interest is due and payable monthly at a rate of 8.25%. The outstanding principal balance plus unpaid accrued interest is due November 1, 1996.

16. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT
    PUBLIC ACCOUNTANTS (UNAUDITED):

     In June 1996, StaffMark entered into a definitive agreement to acquire the individual Founding Companies.

     In connection with the Mergers, the Founding Companies will dividend certain assets to their shareholders, consisting of automobiles, cash surrender value of officers' life insurance, land and buildings, with an aggregate carrying value of approximately $349,000 as of March 31, 1996. In addition, the Founding Companies plan to make distributions of cash of approximately $3,894,000 prior to the Mergers, which represent the S Corporation Accumulated Adjustment Accounts of certain of the Founding Companies. Had these transactions been recorded at March 31, 1996, the effect on the accompanying combined balance sheet would be a decrease in total assets and shareholders' equity of approximately $4,243,000.

     Concurrent with the Mergers, certain of the Founding Companies will enter into agreements with their shareholders to lease land and buildings used in the operations of the Founding Companies for negotiated amounts and terms. Furthermore, certain of the shareholders will enter into employment agreements with StaffMark which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant against competition following termination of such persons' employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Brewer Personnel Services, Inc.:

     We have audited the accompanying balance sheets of Brewer Personnel Services, Inc. (the "Company"), as of January 1, 1995 and December 31, 1995, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brewer Personnel Services, Inc. as of January 1, 1995 and December 31, 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
May 24, 1996.

                        BREWER PERSONNEL SERVICES, INC.

                                 BALANCE SHEETS



                                                         JANUARY 1,    DECEMBER 31,     MARCH 31,
                                                            1995           1995           1996
                                                         ----------    ------------    -----------
                                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $  108,066    $    319,159    $   328,558
  Accounts receivable, net of allowance for doubtful
     accounts of $34,308, $214,187 and $205,174,
     respectively......................................   2,703,493       4,798,476      6,072,332
  Prepaid expenses and other...........................     191,838         253,143        374,524
                                                         ----------    ------------    -----------
          Total current assets.........................   3,003,397       5,370,778      6,775,414
PROPERTY AND EQUIPMENT, net............................     486,510         796,930      1,003,601
INTANGIBLE ASSETS, net.................................     282,215      15,555,459     18,844,004
OTHER ASSETS:
  Related party notes receivable.......................     264,664              --             --
  Other................................................      17,262          29,192         32,960
                                                         ----------    ------------    -----------
          Total other assets...........................     281,926          29,192         32,960
                                                         ----------    ------------    -----------
                                                         $4,054,048    $ 21,752,359    $26,655,979
                                                         ==========    ============    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $  179,063    $    272,329    $   347,224
  Outstanding checks...................................     135,020         226,307        408,346
  Payroll and related liabilities......................     538,468       1,020,973      1,322,864
  Reserve for workers' compensation claims.............     130,991         775,801        722,282
  Line of credit.......................................     725,000         309,068      1,060,774
  Current maturities of long-term debt.................     126,584         882,487      1,321,035
  Accrued interest and other...........................      11,565         375,777        309,410
                                                         ----------    ------------    -----------
          Total current liabilities....................   1,846,691       3,862,742      5,491,935
LONG-TERM DEBT, less current maturities................      97,154      15,103,831     17,876,637
COMMITMENTS AND CONTINGENCIES (Notes 9 through 13)
SHAREHOLDERS' EQUITY:
  Common stock, no par value in 1994 and $.01 par value
     in 1995 and 1996; authorized shares of 1,000 in
     1994, and 10,000 in 1995 and 1996; shares issued
     and outstanding of 117.5 in 1994 and 1995 and
     132.5 in 1996.....................................      40,424               1              1
  Paid-in capital......................................          --          98,059        497,208
  Subscription receivable..............................          --              --        (80,000)
  Retained earnings....................................   2,069,779       2,687,726      2,870,198
                                                         ----------    ------------    -----------
          Total shareholders' equity...................   2,110,203       2,785,786      3,287,407
                                                         ----------    ------------    -----------
                                                         $4,054,048    $ 21,752,359    $26,655,979
                                                         ==========    ============    ===========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                        BREWER PERSONNEL SERVICES, INC.

                              STATEMENTS OF INCOME

                                                                               THREE MONTHS ENDED
                                             FISCAL YEARS                   -------------------------
                               -----------------------------------------     APRIL 2,      MARCH 31,
                                  1993           1994           1995           1995          1996
                               -----------    -----------    -----------    ----------    -----------
                                                                            (UNAUDITED)   (UNAUDITED)
SERVICE REVENUES.............  $12,313,300    $27,894,455    $43,874,246    $7,489,757    $13,866,251
COST OF SERVICES.............   10,062,704     22,906,230     35,115,355     6,280,674     10,953,381
                               -----------    -----------    -----------    ----------    -----------
          Gross profit.......    2,250,596      4,988,225      8,758,891     1,209,083      2,912,870
OPERATING EXPENSES:
  Selling, general and
     administrative..........    1,622,737      3,483,070      5,804,348       856,257      2,035,310
  Depreciation and
     amortization............      121,395        255,895        590,066        67,284        264,584
                               -----------    -----------    -----------    ----------    -----------
          Operating income...      506,464      1,249,260      2,364,477       285,542        612,976
OTHER INCOME (EXPENSE):
  Interest expense...........      (54,005)       (92,132)      (800,704)      (21,801)      (424,893)
  Interest and other
     income..................       25,150         19,653         22,765        13,578         11,389
                               -----------    -----------    -----------    ----------    -----------
          Net income.........  $   477,609    $ 1,176,781    $ 1,586,538    $  277,319    $   199,472
                               ===========    ===========    ===========    ==========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        BREWER PERSONNEL SERVICES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                COMMON STOCK
                                             ------------------    PAID-IN     SUBSCRIPTION     RETAINED
                                             SHARES     AMOUNT     CAPITAL      RECEIVABLE      EARNINGS       TOTAL
                                             ------    --------    --------    ------------    ----------    ----------
BALANCE, January 3, 1993...................  117.5     $ 37,900    $     --      $     --      $  807,985    $  845,885
  Net income...............................     --           --          --            --         477,609       477,609
  Contribution.............................     --        2,524          --            --              --         2,524
  Dividends................................     --           --          --            --        (216,325)     (216,325)
                                             -----     --------    --------      --------      ----------    ----------
BALANCE, January 2, 1994...................  117.5       40,424          --            --       1,069,269     1,109,693
  Net income...............................     --           --          --            --       1,176,781     1,176,781
  Dividends................................     --           --          --            --        (176,271)     (176,271)
                                             -----     --------    --------      --------      ----------    ----------
BALANCE, January 1, 1995...................  117.5       40,424          --            --       2,069,779     2,110,203
  Change in the par value of shares of
     common stock from no par to $.01 per
     share.................................     --      (40,423)     40,423            --              --            --
  Net income...............................     --           --          --            --       1,586,538     1,586,538
  Contribution.............................     --           --      57,636            --              --        57,636
  Dividends................................     --           --          --            --        (968,591)     (968,591)
                                             -----     --------    --------      --------      ----------    ----------
BALANCE, December 31, 1995.................  117.5            1      98,059            --       2,687,726     2,785,786
  Net income (Unaudited)...................     --           --          --            --         199,472       199,472
  Dividends (Unaudited)....................     --           --          --            --         (17,000)      (17,000)
  Exercise of stock options (Unaudited)....    5.0           --      80,000       (80,000)             --            --
  Shares issued in conjunction with
     purchase of On Call (Unaudited).......   10.0           --     319,149            --              --       319,149
                                             -----     --------    --------      --------      ----------    ----------
BALANCE, March 31, 1996 (Unaudited)........  132.5     $      1    $497,208      $(80,000)     $2,870,198    $3,287,407
                                             =====     ========    ========      ========      ==========    ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        BREWER PERSONNEL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS ENDED
                                                             FISCAL YEARS                  ------------------------
                                                --------------------------------------      APRIL 2,     MARCH 31,
                                                   1993         1994          1995            1995         1996
                                                ----------   ----------   ------------     ----------   -----------
                                                                                           (UNAUDITED)  (UNAUDITED)
  CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income................................  $  477,609   $1,176,781   $  1,586,538     $  277,319   $   199,472
    Adjustments to reconcile net income to net
       cash provided by (used in) operating
       activities:
       Depreciation and amortization..........     121,395      255,895        590,066         67,284       264,584
       Provision for bad debts................       6,664       24,058        169,879          3,270           111
       Net (gain) loss on sales of property
         and equipment........................        (672)      (5,066)         4,095             --            --
       Change in operating assets and
         liabilities, net of effects of
         acquisitions:
         Accounts receivable..................    (870,585)    (963,971)      (334,940)       (89,684)   (1,014,175)
         Prepaid expenses and other...........     (86,090)     (49,960)       (44,025)        23,126       (96,381)
         Other assets.........................          --      (16,152)        (6,101)        (4,555)       (2,099)
         Accounts payable.....................    (252,876)      88,208         21,210        (72,772)      (24,368)
         Outstanding checks...................      68,552       66,468       (508,117)        69,886       182,039
         Payroll and related liabilities......     131,887      241,001       (270,377)       352,805        83,862
         Reserve for workers' compensation
            claims............................      54,600       76,391        359,810         85,652       (53,519)
         Accrued interest and other...........     (32,727)        (112)        37,185         11,589      (231,471)
                                                ----------   ----------    -----------     ----------    ----------
            Net cash provided by (used in)
              operating activities............    (382,243)     893,541      1,605,223        723,920      (691,945)
                                                ----------   ----------    -----------     ----------    ----------
  CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of Aaron......................    (200,000)          --             --             --            --
    Acquisition of Caldwell...................          --           --    (11,500,000)            --            --
    Acquisition of On Call....................          --           --             --             --    (3,000,000)
    Capital expenditures......................    (130,665)    (253,373)      (414,569)       (21,765)     (188,466)
    Proceeds from release of restricted
       investments............................     750,000           --             --             --            --
    Acquisition of training licenses and
       rights.................................          --           --        (65,262)            --            --
    Proceeds from the sales of property and
       equipment..............................      10,000       19,067         16,652             --            --
    Advances of notes receivable..............     (35,129)    (220,445)       (40,000)       (31,894)           --
    Receipts on notes receivable..............      48,116      110,000             --             --            --
                                                ----------   ----------    -----------     ----------    ----------
            Net cash provided by (used in)
              investing activities............     442,322     (344,751)   (12,003,179)       (53,659)   (3,188,466)
                                                ----------   ----------    -----------     ----------    ----------

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        BREWER PERSONNEL SERVICES, INC.

                                                                                              THREE MONTHS ENDED
                                                             FISCAL YEARS                  -------------------------
                                                 -------------------------------------      APRIL 2,     MARCH 31,
                                                    1993         1994         1995            1995          1996
                                                 ----------   ----------   -----------     ----------   ------------
                                                                                           (UNAUDITED)  (UNAUDITED)
  CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of debt.............  $   85,524   $1,584,500   $13,366,512     $       --   $  4,251,706
    Payments on debt...........................    (103,805)  (1,920,296)   (1,919,865)      (335,482)      (288,646)
    Cash dividends.............................    (163,346)    (176,271)     (623,484)      (363,999)       (17,000)
    Contributions from shareholder.............       2,524           --        57,636             --             --
    Deferred financing costs...................          --           --      (271,750)            --        (56,250)
                                                 ----------   ----------   -----------     ----------   ------------
            Net cash (used in) provided by
              financing activities.............    (179,103)    (512,067)   10,609,049       (699,481)     3,889,810
                                                 ----------   ----------   -----------     ----------   ------------
  NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS................................    (119,024)      36,723       211,093        (29,220)         9,399
  CASH AND CASH EQUIVALENTS, beginning of
    period.....................................     190,367       71,343       108,066        108,066        319,159
                                                 ----------   ----------   -----------     ----------   ------------
  CASH AND CASH EQUIVALENTS, end of period.....  $   71,343   $  108,066   $   319,159     $   78,846   $    328,558
                                                 ==========   ==========   ===========     ==========   ============
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW
    INFORMATION:
    Interest paid..............................  $   51,529   $  107,222   $   427,456     $   11,115   $    608,594
                                                 ==========   ==========   ===========     ==========   ============
    Non-cash transactions:
       Notes payable issued in conjunction with
         acquisitions..........................  $  299,010   $       --   $ 3,100,000     $       --   $         --
                                                 ==========   ==========   ===========     ==========   ============
       Distribution of notes receivable to
         shareholders..........................  $       --   $       --   $   345,107     $       --   $         --
                                                 ==========   ==========   ===========     ==========   ============
       Issuance of subscription receivable in
         conjunction with the exercise of stock
         options...............................  $       --   $       --   $        --     $       --   $     80,000
                                                 ==========   ==========   ===========     ==========   ============

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        BREWER PERSONNEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     Brewer Personnel Services, Inc. (the "Company") was incorporated in the state of Arkansas on June 27, 1988. The Company's primary business purpose is to provide temporary personnel services. The Company is headquartered in Fayetteville, Arkansas and as of March 31, 1996, operated staffing offices in Arkansas, Georgia, Colorado, Virginia and Tennessee.

     In June 1995, the Company opened the Brewer Career Center, which provides training services to temporary personnel. In conjunction with opening the facility, the Company acquired certain training licenses and rights from Career Blazers Training Services, Inc.

  Fiscal Periods --

     The Company's fiscal period ends on the Sunday closest to month end. The fiscal years 1993, 1994 and 1995 each included 52 weeks. The unaudited interim periods included in the accompanying financial statements each included 13 weeks.

  Interim Financial Statements --

     The accompanying interim financial statements and related disclosures have not been audited by independent accountants. However, they have peen prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1995, and include all adjustments of a normal, recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in preparing the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $277,351, $541,906 and $1,121,175 (unaudited) at January 1, 1995, December 31, 1995 and
March 31, 1996, respectively.

                        BREWER PERSONNEL SERVICES, INC.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets which are as follows:

        Office equipment....................................................  5 years
        Computer equipment..................................................  5 years
        Vehicles............................................................  5 years
        Computer software...................................................  3 years
        Leasehold improvements..............................................  3 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Intangible Assets --

     Intangible assets primarily consist of goodwill, which is amortized using the straight-line method over periods of 15 to 30 years. Deferred financing costs are amortized over the life of the respective debt obligation using a method which approximates the interest method. Intangibles associated with noncompete agreements are amortized using the straight-line method over the life of the respective agreements. The Company regularly evaluates whether events and circumstances have occurred which may indicate the carrying amount of goodwill or other intangible assets may warrant revision or may not be recoverable. When factors indicate that certain intangible assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related assets over their remaining life in measuring whether the assets are recoverable. As of January 1, 1995, December 31, 1995 and March 31, 1996, management considered the Company's intangible assets to be fully recoverable.

  Workers' Compensation --

     The Company self-insures certain risks related to workers' compensation claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engages the services of a third party actuary to assist with the development of these cost estimates.

  Accounting for Stock Options --

     During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which encourages all companies to recognize compensation expense based on the fair value, at grant date, of instruments issued pursuant to stock based compensation plans. SFAS 123 requires the fair value of the instruments granted, which is measured pursuant to the provisions of the statement, be recognized as compensation expense on a straight-line basis over the vesting period of the instrument. However, the statement also allows companies to continue to measure compensation costs for these instruments using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Companies electing to account for stock based compensation plans pursuant to the provisions of APB 25 must make pro forma disclosures of net income as if the fair value method defined in SFAS 123 had been applied. The Company has elected to account for its stock options under the provisions of APB 25 and has included the disclosures required by SFAS 123 in Note 8.

                        BREWER PERSONNEL SERVICES, INC.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, related party notes receivable and its debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

2. BUSINESS COMBINATIONS:

  Aaron Temporary Services, Inc. --

     On November 22, 1993, the Company acquired certain assets of Aaron Temporary Services, Inc. ("Aaron"). Aaron was engaged in providing temporary personnel services in central and northeast Arkansas. The total purchase price of $527,600 was comprised of a cash payment of $200,000 and the issuance of a note with payments, including interest, totaling $327,600. The acquisition has been accounted for as a purchase, and the results of Aaron have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired. The assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs of $25,000 being recorded as goodwill.

  Caldwell Services, Inc. --

     On July 10, 1995, the Company acquired the stock of E.P. Enterprises Corporation, d.b.a. Caldwell Services, Inc. ("Caldwell"). Caldwell is engaged in providing temporary personnel services through five staffing offices located in Georgia. The acquisition has been accounted for as a purchase, and the results of Caldwell have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets and liabilities acquired.

     Total consideration paid for Caldwell was approximately $17.3 million. The purchase price included cash of $11.5 million, a note to the seller of $3.1 million and the assumption of certain liabilities of Caldwell. The assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs of approximately $15.3 million being recorded as goodwill.

  On Call Employment Services, Inc. (Unaudited) --

     On February 2, 1996, the Company acquired the stock of On Call Employment Services, Inc. ("On Call"). On Call is engaged in providing temporary personnel services through four staffing offices in Colorado. The acquisition has been accounted for as a purchase, and the results of On Call have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets and liabilities acquired.

     Total consideration paid for On Call was approximately $3.8 million which was comprised of cash totaling $3 million, including $360,000 associated with a noncompete agreement, 10 shares of the Company's common stock valued at approximately $320,000 and the assumption of liabilities totaling approximately $480,000. The assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs of approximately $3.1 million being recorded as goodwill.

                        BREWER PERSONNEL SERVICES, INC.

     The unaudited consolidated revenues and net income on a pro forma basis as though Aaron, Caldwell and On Call had been acquired as of the beginning of the Company's 1993 fiscal year are as follows:

                                            FISCAL YEAR                       FIRST QUARTER
                              ---------------------------------------   -------------------------
                                 1993          1994          1995          1995          1996
                              -----------   -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
    Revenues................  $53,304,487   $55,546,403   $67,406,685   $14,731,259   $14,993,342
                              ===========   ===========   ===========   ===========   ===========
    Net income..............  $ 1,700,281   $   939,446   $ 2,091,956   $   321,380   $   223,822
                              ===========   ===========   ===========   ===========   ===========

  Chad J. Brewer, Incorporated --

     In June 1995, the Company entered into an agreement to merge its activities with Chad J. Brewer, Incorporated (a Virginia corporation, "Chad Brewer"), which was owned by a related party. The Company issued 17.5 shares of common stock in exchange for all outstanding shares of Chad Brewer. This merger has been accounted for as a pooling-of-interests. Accordingly, the accompanying financial statements have been prepared as if the merger had occurred at the beginning of fiscal year 1993.

     Prior to the merger, the Company maintained a license agreement which entitled Chad Brewer to do business in the state of Virginia as Brewer Personnel Services and to use certain information of the Company. In addition, the Company provided payroll administration, data processing and accounts receivable financing services to Chad Brewer.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:


                                                        JANUARY 1,    DECEMBER 31,     MARCH 31,
                                                           1995           1995           1996
                                                        ----------    ------------    -----------
                                                                                      (UNAUDITED)
    Office equipment..................................   $ 243,153     $   419,606    $   620,919
    Computer equipment................................     382,068         687,097        736,008
    Vehicles..........................................     167,678         133,722        133,722
    Computer software.................................      44,880          62,653         79,426
    Leasehold improvements............................          --          31,483         37,376
                                                         ---------     -----------    -----------
                                                           837,779       1,334,561      1,607,451
      Less accumulated depreciation and
         amortization.................................     351,269         537,631        603,850
                                                         ---------     -----------    -----------
                                                         $ 486,510     $   796,930    $ 1,003,601
                                                         =========     ===========    ===========

     Depreciation and amortization expense related to property and equipment for fiscal years 1993, 1994 and 1995 totaled $68,159, $149,558 and $198,859, respectively. Unaudited depreciation and amortization expense for the three months ended April 2, 1995 and March 31, 1996 totaled $38,318 and $66,795, respectively.

                        BREWER PERSONNEL SERVICES, INC.

4. INTANGIBLE ASSETS:

     Intangible assets consisted of the following:



                                                    JANUARY 1,     DECEMBER 31,      MARCH 31,
                                                       1995            1995            1996
                                                    ----------     ------------     -----------
                                                                                    (UNAUDITED)
    Goodwill......................................   $  25,000     $ 15,356,334     $18,429,368
    Deferred financing costs......................          --          271,750         328,000
    Noncompete agreements.........................     299,010          299,010         659,010
    Other.........................................      75,000          140,262         140,262
                                                     ---------     ------------     -----------
                                                       399,010       16,067,356      19,556,640
         Less accumulated amortization............     116,795          511,897         712,636
                                                     ---------     ------------     -----------
                                                     $ 282,215     $ 15,555,459     $18,844,004
                                                     =========     ============     ===========

     Amortization expense related to intangible assets totaled $53,236, $106,337 and $391,207 for fiscal years 1993, 1994 and 1995, respectively. Unaudited amortization expense related to intangible assets totaled $28,966 and $197,789 for the three months ended April 2, 1995 and March 31, 1996, respectively.

5. DEBT:

     Line of credit balances consisted of the following:



                                                    JANUARY 1,     DECEMBER 31,      MARCH 31,
                                                       1995            1995            1996
                                                    ----------     ------------     -----------
                                                                                    (UNAUDITED)
    Line of credit with Boatmen's National Bank of
      St. Louis ("Boatmen's"). Maximum borrowings
      equal the lesser of $6 million or 85% of the
      Company's eligible accounts receivable
      balance reduced by the letters of credit
      issued as security for the Company's
      workers' compensation obligations. Interest
      payable monthly at a variable rate which
      ranged from 9.75% to 10.25% and averaged
      9.83% during the three months ended March
      31, 1996 and 10.23% during the year ended
      December 31, 1995. Principal due on June 29,
      1998. Secured by the assets and common stock
      of the Company and partially guaranteed by
      certain shareholders........................   $      --     $    309,068     $ 1,060,774
    Line of credit, interest payable quarterly at
      prime, 8.0% as of January 1, 1995 and
      averaging 6.8% for the year then ended.
      Secured by accounts receivable and
      guaranteed by certain
      shareholders................................     725,000               --              --
                                                     ---------     ------------     -----------
                                                     $ 725,000     $    309,068     $ 1,060,774
                                                     =========     ============     ===========

                        BREWER PERSONNEL SERVICES, INC.

     Long-term debt consisted of the following:



                                                    JANUARY 1,     DECEMBER 31,      MARCH 31,
                                                       1995            1995            1996
                                                    ----------     ------------     -----------
                                                                                    (UNAUDITED)
    Term loan note with Boatmen's. Interest
      payable monthly at a variable rate which
      ranged from 8.75% to 10.50% and averaged
      8.97% during the three months ended March
      31, 1996 and 9.56% during the year ended
      December 31, 1995. Principal due in
      quarterly installments beginning October 1,
      1995 through maturity on June 30, 2001.
      Secured by the assets and common stock of
      the Company and partially guaranteed by
      certain shareholders........................   $      --     $ 12,750,000     $16,000,000
    Note payable to the previous owner of
      Caldwell, interest at 8%, payable quarterly.
      Principal to be paid in equal annual
      installments beginning June 30, 1998 through
      June 30, 2001 or in full upon a change in
      control of the Company. Secured by a lien on
      the assets of the Company and guaranteed by
      certain shareholders........................          --        3,100,000       3,100,000
    Note payable to the previous owner of Aaron,
      imputed interest of 6%, payable in monthly
      installments of $9,100. Secured by the
      personal assets of the shareholders.........     197,235           97,332          71,341
    Other notes payable, maturing through 1997
      with interest ranging from 6.00% to 6.99%.
      Secured by certain assets of the Company....      26,503           38,986          26,331
                                                     ---------     ------------     -----------
                                                       223,738       15,986,318      19,197,672
         Less current maturities..................     126,584          882,487       1,321,035
                                                     ---------     ------------     -----------
                                                     $  97,154     $ 15,103,831     $17,876,637
                                                     =========      ===========     ===========

     The term loan note and line of credit with Boatmen's were entered into in conjunction with the purchase of Caldwell. Interest on these facilities is computed, at the Company's option, at either the LIBOR rate plus incremental increases related to the Company's operating leverage, as defined in the agreement, or the prime lending rate plus incremental increases related to the Company's operating leverage. In September 1995, the Company signed a rate cap transaction agreement with Boatmen's to freeze the LIBOR rate component of the interest rate on a portion of the term loan note at 8.50% effective September 30, 1995 through September 30, 1998.

     Under the terms of the credit agreement with Boatmen's, the Company is required, among other restrictions, to maintain certain financial ratios.

     In conjunction with the purchase of On Call, the Company amended its term loan note and line of credit. Under the terms of the amendment, the term loan note and the maximum borrowings under the line of credit were increased to $16 million and $6 million, respectively.

                        BREWER PERSONNEL SERVICES, INC.

     Annual maturities of long-term debt subsequent to December 31, 1995 are as follows:

                1996..........................................    $   882,487
                1997..........................................      1,444,763
                1998..........................................      3,146,568
                1999..........................................      3,212,500
                2000..........................................      3,900,000
                Thereafter....................................      3,400,000
                                                                  -----------
                                                                  $15,986,318
                                                                  ===========

6. INCOME TAXES:

     The Company operates as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes are liabilities of the individual shareholders.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual shareholders could also change.

7. WORKERS' COMPENSATION:

     The Company is self-insured for certain workers' compensation claims and is regulated by the Workers' Compensation Insurance Commissions in the states of Arkansas and Georgia. The Company had purchased insurance during 1993 and 1994 for medical claims which exceed $25,000 and other claims which exceed $350,000. During 1995 the company purchased insurance which covers claims which exceed $50,000. The Company maintains letters of credit with a bank to cover any potential unpaid claims. At December 31, 1995, these letters of credit were $750,000 and $500,000 for Arkansas and Georgia, respectively. In January 1996, the letter of credit for Arkansas was reduced to $600,000. Workers' compensation expense totaled $405,927, $738,663 and $1,317,579 for fiscal years 1993, 1994 and 1995, respectively. Unaudited workers' compensation expense totaled $266,485 and $304,342 for the three months ended April 2, 1995 and March 31, 1996, respectively.

8. COMMON STOCK AND STOCK OPTIONS:

     On May 30, 1995, the Company amended and restated its Articles of Incorporation to increase the number of authorized shares of common stock from 1,000 to 10,000 and to change the par value of the shares of common stock from no par to $.01 per share.

     The Company has granted stock options to certain key employees. These options were granted at fair value as determined by management, are exercisable in installments and expire from June 30, 1999 to February 26, 2001. The employment agreement for a certain executive granted an option to receive three additional shares of the Company's common stock upon the employee's anniversary date of April 17, 1996.

                        BREWER PERSONNEL SERVICES, INC.

     A summary of stock option activity follows:

                                                              SHARES UNDER     WEIGHTED AVERAGE
                                                                 OPTION        PRICE PER SHARE
                                                              ------------     ----------------
    Outstanding, January 3, 1993............................        --             $     --
    Outstanding, January 2, 1994............................        --                   --
      Granted...............................................       5.0               16,000
                                                                 -----             --------
    Outstanding, January 1, 1995............................       5.0               16,000
      Granted...............................................       7.5               30,666
                                                                 -----             --------
    Outstanding, December 31, 1995..........................      12.5               24,800
      Granted (Unaudited)...................................       1.0               35,000
      Exercised (Unaudited).................................      (5.0)             (16,000)
                                                                 -----             --------
    Outstanding, March 31, 1996 (Unaudited).................       8.5             $ 31,176
                                                                 =====             ========
    Exercisable, December 31, 1995..........................       5.0             $ 16,000
                                                                 =====             ========
    Exercisable, March 31, 1996 (Unaudited).................        --             $     --
                                                                 =====             ========

     In March 1996, a key employee exercised his stock options and received five shares of the Company's common stock. In payment for this exercise, the Company executed a note receivable from this employee for $80,000, which represented the entire exercise price of these options. This note has been reflected as a subscription receivable and is classified as contra equity in the accompanying financial statements.

     As discussed in Note 1, the Company has elected to account for its stock options under the provisions of APB 25. Accordingly, pursuant to the requirements of SFAS 123, the following disclosures are presented to reflect the Company's pro forma net income for the year ended December 31, 1995 and for the unaudited three month period ended March 31, 1996 as if the fair value method of accounting prescribed by SFAS 123 had been used. In preparing these disclosures, the Company has determined the value of all options granted during 1995 and the unaudited three month period ended March 31, 1996 using the minimum value method, as discussed in SFAS 123, and based on the following weighted average assumptions used for grants:



                                                                                THREE MONTHS
                                                                     FISCAL        ENDED
                                                                      1995     MARCH 31, 1996
                                                                   ----------  --------------
                                                                                (UNAUDITED)
    Risk-free interest rate......................................     6.5%         5.6%
    Expected dividend yield......................................      0%           0%
    Expected life................................................  2.5 years    2.0 years

     Options were assumed to be exercised upon vesting for the purpose of this valuation. Using these assumptions, the fair value of the stock options granted in 1995 and the unaudited three months ended March 31, 1996 was approximately $36,000 and $4,000, respectively. Had compensation expense been determined consistent with SFAS 123, utilizing the assumptions above and the straight-line amortization method over the vesting period, the Company's net income would have been reduced to the following pro forma amounts:



                                                                                THREE MONTHS
                                                                  FISCAL           ENDED
                                                                   1995        MARCH 31, 1996
                                                                ----------     --------------
                                                                                (UNAUDITED)
    Net income, as reported...................................  $1,586,538        $199,472
                                                                ==========        ========
    Pro forma net income......................................  $1,578,367        $195,991
                                                                ==========        ========

                        BREWER PERSONNEL SERVICES, INC.

9. RELATED PARTY TRANSACTIONS:

     The Company rents office space from Brewer Investments, a partnership owned by certain shareholders. The rent expense related to these transactions was $60,000 for fiscal years 1993, 1994 and 1995. In January 1996, the Company moved its corporate offices into a new building, which is also owned by Brewer Investments.

     Unaudited rent expense related to these leases was approximately $15,000 and $52,000 for the three months ended April 2, 1995 and March 31, 1996, respectively. Future minimum lease payments related to this lease as of December 31, 1995 approximate $1,127,000 which have been included in the table in Note 11.

     In December 1995, a note receivable from Brewer Investments in the amount of $345,107 was distributed to the individual shareholders of the Company.

10. COMMITMENTS:

     In conjunction with the acquisition of Aaron, the Company entered into an agreement to pay the former owner $12,000 per month for a five-year period beginning November 29, 1993, in exchange for consulting services. The expense associated with this agreement was $12,000 for fiscal year 1993, $144,000 for fiscal years 1994 and 1995 and $36,000 (unaudited) for the three months ended April 2, 1995 and March 31, 1996.

     The Company has employment agreements with certain executive officers and management personnel that provide for annual salaries, cost-of-living adjustments, additional compensation in the form of performance based bonuses and, for certain employees, options to purchase shares of the Company's common stock. Certain agreements include a covenant against competition with the Company, which extends for a period of time after termination. These agreements generally continue until terminated by the employee or the Company.

     The Company has historically paid dividends to its shareholders in amounts sufficient to cover their estimated tax payments attributable to the respective share of the Company's net income which will be included in their individual tax returns. The Company plans to continue this practice in the future as long as it maintains its S Corporation status.

11. NONCANCELABLE OPERATING LEASES:

     The Company leases office space under noncancelable operating leases. As discussed in Note 9, certain of these facilities are leased from a related party. Future minimum annual payments required during each of the next five years under operating leases that had an initial or remaining noncancelable lease term in excess of one year at December 31, 1995, are as follows:

                1996.............................................  $  506,531
                1997.............................................     449,915
                1998.............................................     387,285
                1999.............................................     383,237
                2000.............................................     322,667
                                                                   ----------
                                                                   $2,049,635
                                                                   ==========

     Rent expense totaled $100,646, $168,956 and $275,460 for fiscal years 1993, 1994 and 1995, respectively. Unaudited rent expense totaled $46,346 and $151,458 for the three months ended April 2, 1995 and March 31, 1996, respectively.

                        BREWER PERSONNEL SERVICES, INC.

12. CONTINGENCIES:

     The Company is a party to certain lawsuits primarily involving workers' compensation claims. Management believes, based in part on consultation from legal counsel, that the ultimate outcome of these matters will not have a materially adverse effect on the Company's financial position, liquidity or results of operations.

     In May 1996, the Company was notified by the Arkansas Department of Revenue of their plans to audit the Company's sales tax returns for the last three fiscal years. Although the final outcome of the audit can not be estimated, management is of the opinion that the ultimate resolution of this matter will not have a material adverse impact on the Company's operating results or financial condition.

13. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
    ACCOUNTANTS (UNAUDITED):

     In June 1996, the owners of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's initial public offering. Prior to or coincident with this proposed merger, the Company plans to dividend certain assets to the stockholders consisting of several automobiles, which had an aggregate carrying value of approximately $56,000 as of March 31, 1996. Had these transactions occurred as of March 31, 1996, the effect on the accompanying unaudited interim balance sheet would be a decrease in total assets and shareholders' equity of approximately $56,000.

     In conjunction with the proposed merger discussed above, certain of the owners will enter into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Prostaff Companies:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the financial statements ("The Prostaff Companies"), as of December 31, 1994 and 1995, and the related combined statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Prostaff Companies as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
May 24, 1996.

                             THE PROSTAFF COMPANIES

                            COMBINED BALANCE SHEETS



                                                                 DECEMBER 31,
                                                           ------------------------    MARCH 31,
                                                              1994          1995          1996
                                                           ----------    ----------    ----------
                                                                                       (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $  228,372    $  188,145    $  163,402
  Certificates of deposit................................     152,028       155,154       155,154
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000, $48,500 and $48,500,
     respectively........................................   2,634,108     3,020,622     3,393,819
  Deferred tax asset.....................................     154,601            --            --
  Prepaid expenses and other.............................      86,337       135,673       122,465
                                                           ----------    ----------    ----------
          Total current assets...........................   3,255,446     3,499,594     3,834,840
PROPERTY AND EQUIPMENT, net..............................     640,552       756,983       843,934
OTHER ASSETS:
  Cash surrender value of officer's life insurance.......      34,670        41,280        41,280
  Other..................................................       3,675         4,730         4,880
                                                           ----------    ----------    ----------
          Total other assets.............................      38,345        46,010        46,160
                                                           ----------    ----------    ----------
                                                           $3,934,343    $4,302,587    $4,724,934
                                                           ==========    ==========    ==========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit.........................................  $  417,000    $   20,000    $  176,000
  Current maturities of long-term debt...................      61,742        64,872        48,972
  Note payable to shareholder............................          --        30,000        30,000
  Accounts payable and accrued liabilities...............      83,413       117,339       110,828
  Outstanding checks.....................................     109,084            --       251,321
  Payroll and related liabilities........................     703,263     1,129,777     1,162,161
  Reserve for workers' compensation claims...............     439,444       635,290       636,230
          Income taxes payable...........................      54,883            --            --
                                                           ----------    ----------    ----------
          Total current liabilities......................   1,868,829     1,997,278     2,415,512
LONG-TERM DEBT, less current maturities..................     170,064       111,459       111,459
DEFERRED INCOME TAXES....................................      57,885            --            --
COMMITMENTS AND CONTINGENCIES (Notes 6 through 9)........
SHAREHOLDERS' EQUITY:
  Common stock, (par values of $.20 to $1.00) authorized
     shares of 200,000 in 1994 and 201,000 in 1995 and at
     March 31, 1996, shares issued and outstanding of
     55,000 in 1994, 55,100 in 1995 and at March 31,
     1996................................................      11,000        11,100        11,100
  Retained earnings......................................   1,826,565     2,182,750     2,186,863
                                                           ----------    ----------    ----------
          Total shareholders' equity.....................   1,837,565     2,193,850     2,197,963
                                                           ----------    ----------    ----------
                                                           $3,934,343    $4,302,587    $4,724,934
                                                           ==========    ==========    ==========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                             THE PROSTAFF COMPANIES

                         COMBINED STATEMENTS OF INCOME

                                                                                THREE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                    MARCH 31,
                                  ---------------------------------------     -----------------------
                                     1993          1994          1995            1995         1996
                                  -----------   -----------   -----------     ----------   ----------
                                                                              (UNAUDITED)  (UNAUDITED)
SERVICE REVENUES................  $27,244,744   $30,607,744   $34,330,413     $7,534,577   $8,586,165
COST OF SERVICES................   22,858,206    25,455,432    28,234,379      6,199,908    6,976,562
                                  -----------   -----------   -----------     ----------   ----------
          Gross profit..........    4,386,538     5,152,312     6,096,034      1,334,669    1,609,603
OPERATING EXPENSES:
  Selling, general and
     administrative.............    3,640,825     4,184,021     5,338,844      1,115,577    1,549,108
  Depreciation and
     amortization...............      114,796       174,998       220,433         47,864       58,113
                                  -----------   -----------   -----------     ----------   ----------
          Operating income......      630,917       793,293       536,757        171,228        2,382
OTHER INCOME (EXPENSE):
  Interest expense..............      (87,181)      (28,689)      (20,393)        (4,975)      (8,351)
  Interest income and other.....       60,745        10,987        26,537          7,689       10,082
                                  -----------   -----------   -----------     ----------   ----------
INCOME BEFORE PROVISION FOR
  INCOME TAXES..................      604,481       775,591       542,901        173,942        4,113
PROVISION FOR INCOME TAXES......      205,742       253,847        96,716         96,716           --
                                  -----------   -----------   -----------     ----------   ----------
          Net income............  $   398,739   $   521,744   $   446,185     $   77,226   $    4,113
                                  ===========   ===========   ===========     ==========   ==========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                       COMMON STOCK
                                                     -----------------     RETAINED
                                                     SHARES    AMOUNT      EARNINGS       TOTAL
                                                     ------    -------    ----------    ----------
BALANCE, December 31, 1992.........................  55,000    $11,000    $  976,186    $  987,186
  Net income.......................................      --         --       398,739       398,739
  Dividends........................................      --         --       (25,625)      (25,625)
                                                     ------    -------    ----------    ----------
BALANCE, December 31, 1993.........................  55,000     11,000     1,349,300     1,360,300
  Net income.......................................      --         --       521,744       521,744
  Dividends........................................      --         --       (44,479)      (44,479)
                                                     ------    -------    ----------    ----------
BALANCE, December 31, 1994.........................  55,000..   11,000     1,826,565     1,837,565
  Net income.......................................      --         --       446,185       446,185
  Initial capitalization of Professional...........     100        100            --           100
  Dividends........................................      --         --       (90,000)      (90,000)
                                                     ------    -------    ----------    ----------
BALANCE, December 31, 1995.........................  55,100     11,100     2,182,750     2,193,850
  Net income (Unaudited)...........................      --         --         4,113         4,113
                                                     ------    -------    ----------    ----------
BALANCE, March 31, 1996 (Unaudited)................  55,100    $11,100    $2,186,863    $2,197,963
                                                     ======    =======    ==========    ==========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                             THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,              MARCH 31,
                                                         ------------------------------     ---------------------
                                                           1993       1994       1995         1995        1996
                                                         --------   --------   --------     ---------   ---------
                                                                                            (UNAUDITED) (UNAUDITED)
  CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.........................................  $398,739   $521,744   $446,185     $  77,226   $   4,113
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
       Depreciation and amortization...................   114,796    174,998    220,433        47,864      58,113
       Provision for deferred income taxes.............   (35,138)   (20,021)        --            --          --
       Write-off of net deferred tax assets............        --         --     96,716        96,716          --
       Provision for bad debts.........................    27,561     10,000     38,500            --          --
       Loss on sale of property and equipment..........        --     20,854         --            --          --
       Change in operating assets and liabilities, net
         of effects of acquisition:
         Accounts receivable...........................  (637,401)  (143,183)  (403,041)     (369,142)   (373,197)
         Prepaid expenses and other....................   (38,493)    (2,052)   (49,336)      (59,084)     13,208
         Other assets..................................     2,357     (8,979)    (7,665)       (1,055)       (150)
         Accounts payable and accrued liabilities......    21,229    (10,535)    33,926        20,390      (6,511)
         Outstanding checks............................        --    109,084   (109,084)     (109,084)    251,321
         Payroll and related liabilities...............   193,651      5,365    426,514       673,346      32,384
         Reserve for workers' compensation claims......   148,385    101,480    195,846        40,806         940
         Income taxes payable..........................   (15,039)   (19,130)   (54,883)      (54,883)         --
                                                         --------   --------   --------      --------    --------
            Net cash provided by (used in) operating
              activities...............................   180,647    739,625    834,111       363,100     (19,779)
                                                         --------   --------   --------      --------    --------
  CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of personnel service business..........        --         --    (30,000)           --          --
    Capital expenditures...............................  (405,265)  (293,936)  (328,837)     (105,985)   (145,064)
    Proceeds from the sale of property and equipment...        --      1,400         --            --          --
    Proceeds from release of restricted investment.....   600,000         --    152,028            --          --
    Purchase of certificates of deposit................        --         --   (155,154)           --          --
                                                         --------   --------   --------      --------    --------
            Net cash provided by (used in) investing
              activities...............................   194,735   (292,536)  (361,963)     (105,985)   (145,064)
                                                         --------   --------   --------      --------    --------

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                                                                                               THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                MARCH 31,
                                                       ---------------------------------    -------------------------
                                                         1993        1994        1995          1995          1996
                                                       ---------   ---------   ---------    -----------  ------------
                                                                                            (Unaudited)   (Unaudited)
  CASH FLOWS FROM FINANCING ACTIVITIES:
    Net (payments) borrowings under line of credit...  $(125,000)  $(158,000)  $(397,000)    $(355,000)    $156,000
    Proceeds from note payable to shareholder........         --          --      30,000            --           --
    Payments on note payable to shareholder..........   (530,000)         --          --            --           --
    Proceeds from issuance of long-term debt.........    290,237          --          --            --           --
    Payments on long-term debt.......................         --     (58,431)    (55,475)      (15,163)     (15,900)
    Proceeds from issuance of common stock...........         --          --         100            --           --
    Dividends........................................    (25,625)    (44,479)    (90,000)           --           --
                                                       ---------   ---------   ---------     ---------     --------
            Net cash provided by (used in) financing
              activities.............................   (390,388)   (260,910)   (512,375)     (370,163)     140,100
                                                       ---------   ---------   ---------     ---------     --------
  NET (DECREASE) INCREASE IN CASH AND CASH
    EQUIVALENTS......................................    (15,006)    186,179     (40,227)     (113,048)     (24,743)
  CASH AND CASH EQUIVALENTS, beginning of period.....     57,199      42,193     228,372       228,372      188,145
                                                       ---------   ---------   ---------     ---------     --------
  CASH AND CASH EQUIVALENTS, end of period...........  $  42,193   $ 228,372   $ 188,145     $ 115,324     $163,402
                                                       =========   =========   =========     =========     ========
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Interest paid....................................  $  84,708   $  30,549   $  21,006     $   5,363     $  5,325
                                                       =========   =========   =========     =========     ========
    Income taxes paid................................  $ 242,989   $ 284,847   $  54,883     $  54,883     $     --
                                                       =========   =========   =========     =========     ========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     The combined financial statements of The Prostaff Companies (the "Company") include the activities of Prostaff Personnel, Inc. ("Prostaff"), d.b.a. Prostaff Staffing Services, Office Staffing and Medical Staffing, Excel Temporary Staffing, Inc. ("Excel") and Professional Resources, Inc. ("Professional"), d.b.a. Performance Staffing which have common ownership. All intercompany transactions have been eliminated in the combined financial statements.

     Prostaff was originally incorporated in the state of Arkansas in 1973 as Dunhill Personnel Agency of Little Rock, Inc. ("Dunhill"). Dunhill changed its name to Prostaff in 1988. Prostaff's primary business purpose is to provide temporary personnel services. At March 31, 1996, Prostaff operated staffing offices in 22 locations in Arkansas. Excel was incorporated in the state of Arkansas on October 25, 1990 and is engaged in providing temporary personnel services to one large cosmetics manufacturer in Little Rock, Arkansas which represents 100% of the revenue and accounts receivable of Excel. Revenues from this one customer represent 14%, 13% and 14% of combined service revenues for 1993, 1994 and 1995, respectively. Professional was incorporated in the state of Arkansas on October 24, 1995 ("inception date"). On October 31, 1995, Professional purchased the assets of an existing temporary personnel service business in Little Rock, Arkansas for $30,000. This acquisition was accounted for as a purchase. There was no goodwill recorded in connection with this acquisition. The combined financial statements of the Company include the results of operations of Professional from the inception date.

  Interim Financial Statements --

     The accompanying interim financial statements and related disclosures have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1995, and include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Use of Estimates --

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

                             THE PROSTAFF COMPANIES

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $343,681, $441,642 and $775,801 (unaudited) at December 31, 1994, 1995 and March 31, 1996, respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets which are as follows:

        Office equipment.................................................     5 years
        Computer equipment...............................................     5 years
        Vehicles.........................................................     5 years
        Computer software................................................     5 years
        Leasehold improvements...........................................    10 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Workers' Compensation and Employee Health Benefits --

     The Company self-insures certain risks related to workers' compensation and employee health benefit claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engages the services of a third party actuary to assist with the development of the workers' compensation cost estimates.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, certificates of deposit, note payable to shareholder and its other debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for those instruments are reasonable estimates of fair value.

  Income Taxes --

     Prior to 1995, the Company operated as a C Corporation for federal and state tax reporting purposes. Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under this new statement, deferred income taxes are provided based on the estimated future tax effects of differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The adoption of SFAS 109 did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 1995, the Company elected to be taxed as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements for the period subsequent to January 1, 1995 as such taxes are liabilities of the individual shareholders. Upon election of S Corporation status, the Company wrote off net deferred tax assets totaling $96,716 related to years prior to 1995, which is reflected as provision for income taxes in the accompanying combined statements of income.

                             THE PROSTAFF COMPANIES

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual shareholders could also change.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                             DECEMBER 31,
                                                        ----------------------     MARCH 31,
                                                          1994         1995          1996
                                                        --------    ----------    -----------
                                                                                  (UNAUDITED)
    Office equipment..................................  $311,414    $  412,661    $   470,219
    Computer equipment................................   382,903       477,744        524,916
    Vehicles..........................................   107,900       136,859        140,492
    Computer software.................................   113,884       165,635        172,604
    Leasehold improvements............................    83,593       136,949        166,155
                                                        --------    ----------    -----------
                                                         999,694     1,329,848      1,474,386
      Less accumulated depreciation and
         amortization.................................   359,142       572,865        630,452
                                                        --------    ----------    -----------
                                                        $640,552    $  756,983    $   843,934
                                                        ========    ==========    ===========

3. DEBT:

     Long-term debt consisted of the following:

                                                              DECEMBER 31,
                                                          --------------------     MARCH 31,
                                                            1994        1995         1996
                                                          --------    --------    -----------
                                                                                  (UNAUDITED)
    Term note payable to Boatmen's National Bank in the
      original amount of $290,237 due in monthly
      installments of $6,079, including interest at 5.5%
      through August 31, 1998. Secured by certain
      equipment of Prostaff and guaranteed by
      shareholders......................................  $231,806    $176,331     $ 160,431
    Less current maturities.............................    61,742      64,872        48,972
                                                          --------    --------     ---------
                                                          $170,064    $111,459     $ 111,459
                                                          ========    ========     =========

     Annual maturities of long-term debt for the years subsequent to December 31, 1995 are $64,872, $68,531 and $42,928 for 1996, 1997 and 1998, respectively.

     Line of credit balances consisted of the following:

                                                              DECEMBER 31,
                                                           -------------------     MARCH 31,
                                                             1994       1995         1996
                                                           --------    -------    -----------
                                                                                  (UNAUDITED)
    Line of credit with Boatmen's Bank. Maximum
      borrowings equal the lesser of $1.5 million or 80%
      of Prostaff's eligible accounts receivable. Accrues
      interest at a variable rate (8.5% at December 31,
      1994 and 8.75% at March 31, 1996) and is due upon
      demand. Secured by the accounts receivable of
      Prostaff and guaranteed by shareholders............  $417,000    $    --     $ 152,000
    Line of credit with First Commercial Bank. Maximum
      borrowings of $50,000. Interest payable monthly at
      9.5%. Due upon demand. Secured by the assets of
      Professional and guaranteed by shareholder.........        --     20,000        24,000
                                                           --------    -------     ---------
                                                           $417,000    $20,000     $ 176,000
                                                           ========    =======     =========

                             THE PROSTAFF COMPANIES

     Excel also maintains a line of credit with Mercantile Bank which accrues interest at a variable rate and is due upon demand. Borrowings under the line are limited to $250,000, secured by the accounts receivable of Excel and are guaranteed by shareholders. There were no outstanding borrowings under this line of credit at December 31, 1994, 1995 or March 31, 1996.

4. NOTE PAYABLE TO SHAREHOLDER:

     In order to effect the acquisition made by Professional, as discussed in
Note 1, Professional borrowed $30,000 from the sole shareholder and signed a promissory note dated October 30, 1995. Interest is paid monthly at the rate of 9.25%. The note is due on demand, or if no demand is made, on October 30, 1996. Total interest paid to the shareholder in 1995 was $246.

     During 1993, the Company repaid a $530,000 note payable to shareholder. Total interest paid to the shareholder in 1993 was $44,200.

5. INCOME TAXES:

     Provision (benefit) for income taxes consisted of the following components for the years ended December 31:

                                                                        1993        1994
                                                                      --------    --------
    Current:
      Federal.......................................................  $213,892    $243,184
      State.........................................................    26,988      30,684
                                                                      --------    --------
                                                                       240,880     273,868
                                                                      --------    --------
    Deferred:
      Federal.......................................................   (31,201)    (17,778)
      State.........................................................    (3,937)     (2,243)
                                                                      --------    --------
                                                                       (35,138)    (20,021)
                                                                      --------    --------
              Total.................................................  $205,742    $253,847
                                                                      ========    ========

     Provision for income taxes differs from amounts computed by applying the statutory tax rate to pretax income as a result of certain nondeductible expenses and the utilization of general business credits as follows:

                                                                        1993        1994
                                                                      --------    --------
    Income taxes on pretax income at the statutory rate of 34%......  $205,523    $263,701
    Increase (reduction) in tax resulting from:
      Nondeductible expenses........................................    16,779      30,242
      State income taxes, net of federal income tax benefit.........    28,049      37,089
      Federal general business tax credits..........................   (44,609)    (77,185)
                                                                      --------    --------
                                                                      $205,742    $253,847
                                                                      ========    ========

                             THE PROSTAFF COMPANIES

     Deferred income taxes reflect the impact of "temporary differences" between the financial and tax basis of assets and liabilities as measured by enacted tax laws. The temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1993 and 1994 were as follows:

                                                                       1993         1994
                                                                     --------     --------
    Deferred tax assets:
      Allowance for doubtful accounts..............................  $ 16,465     $  3,829
      Reserve for workers' compensation claims.....................   112,099      150,772
                                                                     --------     --------
    Total deferred tax assets......................................  $128,564     $154,601
                                                                     ========     ========
    Deferred tax liabilities:
      Accelerated depreciation.....................................  $ 51,869     $ 57,885
                                                                     ========     ========

6. WORKERS' COMPENSATION:

     Prostaff is self-insured for certain workers' compensation claims and is regulated by the Arkansas Workers' Compensation Insurance Commission (the "Commission"). As a condition to authorization of the self-insurance program in 1991, the Commission required Prostaff to maintain a $750,000 deposit in a depository considered acceptable by the Commission. In 1993, the Commission altered the depository requirement and allowed Prostaff to provide the Commission a $750,000 letter of credit. The letter of credit is guaranteed by shareholders of the Company. As a condition to providing the letter of credit, the bank required Prostaff to maintain as security a $150,000 deposit with the bank. These restricted funds were in certificates of deposit with one year maturities and are reflected with accrued interest as certificates of deposit in the accompanying combined balance sheet at December 31, 1994. In 1995, the bank no longer required the security for the letter of credit. Accordingly, Prostaff reinvested these funds in 1995, and they are reflected as certificates of deposit at December 31, 1995. Prostaff has purchased insurance for individual claims which exceed $200,000 and for aggregate claims which exceed $2.0 million. Workers' compensation expense totaled $820,569, $728,281 and $765,893 for 1993, 1994 and 1995, respectively. Unaudited workers' compensation expense for the three months ended March 31, 1995 and 1996 was $184,763 and $129,684, respectively. Excel and Professional are fully insured for workers' compensation.

7. EMPLOYEE BENEFIT PLANS:

     The Company adopted a defined contribution benefit plan for its eligible permanent employees, as defined, effective June 1, 1995. This profit sharing plan, which operates pursuant to an Internal Revenue Code section 401(k) arrangement, allows eligible employees to contribute on a tax deferred basis up to 15% of their annual wages, as defined. The Company makes a matching contribution equal to 50% of the employees' contributions up to a maximum of 6% of the respective employees' annual wages. Total matching contributions made by the Company to the plan for the year ended December 31, 1995 were $12,448.

     On September 1, 1995, the Company established a cafeteria plan to offer health, dental, term life, accidental death and disability insurance to its permanent full-time employees. Employees may also obtain coverage for family members by making tax deferred contributions to the plan trust. The health insurance coverage portion of the plan is self-insured by the Company. Pursuant to this self-insurance program, the Company pays for the approved claims costs of eligible participants subject to certain individual and family deductibles and co-payments, as defined. The Company maintains insurance for annual claims per employee in excess of $10,000 and aggregate claims in excess of an amount equal to $75.80 multiplied by the number of personnel enrolled in the plan. Total claims expense for the year ended December 31, 1995 was $35,550.

                             THE PROSTAFF COMPANIES

8. COMMITMENTS:

     The Company has a consulting agreement with the former owner of a temporary personnel service business the Company acquired in March 1995 which provides for monthly minimum payments of $5,250 for 36 months through March 1998. The consulting agreement also includes a covenant against competition with the Company for a five-year period.

     The Company has an employment agreement with one member of management that provides for a monthly salary of $6,833 through March 1998 and additional compensation in the form of performance-based bonuses. The employment agreement also includes a covenant against competition with the Company, which extends through March 2000, or for two years after termination.

     Upon election of S Corporation status effective January 1, 1995, the Company pays dividends to its shareholders in amounts sufficient to cover their estimated tax payments attributable to the respective share of the Company's net income which will be included in their individual tax returns. The Company plans to continue this practice in the future as long as it retains its S Corporation status.

9. NONCANCELABLE OPERATING LEASES:

     The Company leases office space under noncancelable operating leases. Future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at December 31, 1995, are as follows:

                1996..............................................  $323,397
                1997..............................................   264,480
                1998..............................................   216,665
                1999..............................................   106,499
                2000..............................................    63,424
                                                                    --------
                                                                    $974,465
                                                                    ========

     Rent expense totaled $147,835, $197,243 and $258,992 for fiscal years 1993, 1994 and 1995, respectively. Unaudited rent expense for the three months ended March 31, 1995 and 1996 was $56,700 and $80,269, respectively. The Company leases the office facilities of its headquarters from a limited liability corporation ("LLC") owned by the shareholders of the Company. For the fiscal years 1993, 1994 and 1995, rent paid to the LLC totaled $61,100, $73,761 and $114,180, respectively. Unaudited rent paid to the LLC was $22,125 for the three months ended March 31, 1995 and 1996.

10. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
    ACCOUNTANTS (UNAUDITED):

     In June 1996, the shareholders of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Prior to or coincident with this proposed merger, the Company plans to dividend certain assets to the shareholders consisting of vehicles and the cash surrender value of an officer's life insurance policy, which had an unaudited aggregate carrying value of $86,273 as of March 31, 1996. In addition, the Company plans to make a cash distribution of approximately $751,775 prior to the proposed merger, which represents the Company's estimated S Corporation Accumulated Adjustment Account at March 31, 1996. Had these transactions occurred as of March 31, 1996, the effect on the accompanying unaudited balance sheet would be a decrease in total assets and shareholders' equity of approximately $838,048.

     In conjunction with the proposed merger discussed above, certain of the shareholders will enter into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Maxwell Companies:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the financial statements ("The Maxwell Companies"), as of December 31, 1994 and 1995, and the related combined statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Maxwell Companies as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
May 24, 1996.

                             THE MAXWELL COMPANIES

                            COMBINED BALANCE SHEETS



                                                                 DECEMBER 31,
                                                           ------------------------     MARCH 31,
                                                              1994          1995          1996
                                                           ----------    ----------    -----------
                                                                                       (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $  556,544    $1,041,373    $ 1,045,677
  Restricted cash........................................     138,453       253,171        222,367
  Investments............................................     209,505       273,354             --
  Accounts receivable, net of allowance for doubtful
     accounts of $75,711, $63,988 and $80,333,
     respectively........................................   2,810,176     2,536,603      2,535,787
  Prepaid expenses and other.............................      96,669        24,628         25,256
                                                           ----------    ----------    -----------
          Total current assets...........................   3,811,347     4,129,129      3,829,087
PROPERTY AND EQUIPMENT, net..............................     480,594       499,792        510,667
INTANGIBLE ASSETS, net...................................          --            --        300,564
                                                           ----------    ----------    -----------
                                                           $4,291,941    $4,628,921    $ 4,640,318
                                                           ==========    ==========    ===========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.......................................  $  167,991    $  169,250    $   170,178
  Payroll and related liabilities........................     653,772       570,444        836,735
  Reserve for workers' compensation claims...............     476,000     1,153,000      1,153,000
  Current maturities of long-term debt...................          --            --         71,618
  Accrued dividends......................................     197,500       151,000         16,927
  Other accrued liabilities..............................      20,728        25,462         46,757
                                                           ----------    ----------    -----------
          Total current liabilities......................   1,515,991     2,069,156      2,295,215
LONG-TERM DEBT, less current maturities..................          --            --         77,562
COMMITMENTS AND CONTINGENCIES
  (Notes 8 through 13)
SHAREHOLDERS' EQUITY:
  Common stock, $1.00 par value in 1994, 1995 and 1996;
     authorized shares of 110,000 in 1994 and 1995 and
     160,000 in 1996; shares issued and outstanding of
     4,000 in 1994 and 1995 and 5,000 in 1996............       4,000         4,000          5,000
  Unrealized holding gain................................          --        43,296             --
  Retained earnings......................................   2,771,950     2,512,469      2,262,541
                                                           ----------    ----------    -----------
          Total shareholders' equity.....................   2,775,950     2,559,765      2,267,541
                                                           ----------    ----------    -----------
                                                           $4,291,941    $4,628,921    $ 4,640,318
                                                           ==========    ==========    ===========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                             THE MAXWELL COMPANIES

                         COMBINED STATEMENTS OF INCOME

                                                                                 THREE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                     MARCH 31,
                                -----------------------------------------    --------------------------
                                   1993           1994           1995           1995           1996
                                -----------    -----------    -----------    -----------    -----------
                                                                             (UNAUDITED)    (UNAUDITED)
SERVICE REVENUES..............  $16,324,216    $21,225,866    $23,092,606    $ 5,835,140    $ 6,149,717
COST OF SERVICES..............   11,253,565     16,003,387     17,748,020      4,522,824      4,745,235
                                -----------    -----------    -----------    -----------    -----------
          Gross profit........    5,070,651      5,222,479      5,344,586      1,312,316      1,404,482
OPERATING EXPENSES:
  Selling, general and
     administrative...........    3,582,427      3,820,565      4,296,703        998,892      1,153,490
  Depreciation and
     amortization.............       75,368        107,601        136,135         34,034         45,779
                                -----------    -----------    -----------    -----------    -----------
          Operating income....    1,412,856      1,294,313        911,748        279,390        205,213
OTHER INCOME (EXPENSE):
  Interest income.............       14,767         21,645         43,213          6,856         33,083
  Interest expense............      (27,678)       (33,849)            --             --           (995)
  Other, net..................     (104,397)       (18,836)       (35,396)            --         18,141
                                -----------    -----------    -----------    -----------    -----------
          Net income..........  $ 1,295,548    $ 1,263,273    $   919,565    $   286,246    $   255,442
                                ===========    ===========    ===========    ===========    ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                             NET UNREALIZED
                                                              HOLDING GAIN
                                           COMMON STOCK      ON INVESTMENT
                                         ----------------    AVAILABLE FOR      RETAINED
                                         SHARES    AMOUNT         SALE          EARNINGS       TOTAL
                                         ------    ------    --------------    ----------    ----------
BALANCE, December 31, 1992.............  3,500     $3,500       $     --       $1,890,892    $1,894,392
  Net income...........................     --         --             --        1,295,548     1,295,548
  Dividends declared...................     --         --             --         (979,383)     (979,383)
                                         -----     ------       --------       ----------    ----------
BALANCE, December 31, 1993.............  3,500      3,500             --        2,207,057     2,210,557
  Net income...........................     --         --             --        1,263,273     1,263,273
  Issuance of stock....................    500        500             --               --           500
  Dividends declared...................     --         --             --         (698,380)     (698,380)
                                         -----     ------       --------       ----------    ----------
BALANCE, December 31, 1994.............  4,000      4,000             --        2,771,950     2,775,950
  Net income...........................     --         --             --          919,565       919,565
  Dividends declared...................     --         --             --       (1,179,046)   (1,179,046)
  Net unrealized holding gain on
     investments available for sale....     --         --         43,296               --        43,296
                                         -----     ------       --------       ----------    ----------
BALANCE, December 31, 1995.............  4,000      4,000         43,296        2,512,469     2,559,765
  Net income (Unaudited)...............     --         --             --          255,442       255,442
  Issuance of stock (Unaudited)........  1,000      1,000             --               --         1,000
  Dividends declared:
     Cash (Unaudited)..................     --         --             --         (275,312)     (275,312)
     Investments (Unaudited)...........     --         --        (43,296)        (230,058)     (273,354)
                                         -----     ------       --------       ----------    ----------
BALANCE, March 31, 1996 (Unaudited)....  5,000     $5,000       $     --       $2,262,541    $2,267,541
                                         =====     ======       ========       ==========    ==========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                               THREE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                   MARCH 31,
                                 ----------------------------------------    -----------------------
                                    1993          1994           1995          1995          1996
                                 ----------    -----------    -----------    ---------    ----------
                                                                             (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income...................  $1,295,548    $ 1,263,273    $   919,565    $ 286,246    $  255,442
  Adjustments to reconcile net
     income to net cash
     provided by operating
     activities:
     Depreciation and
       amortization............      75,368        107,601        136,135       34,034        45,779
     Provision for bad debts...      77,690        100,615        223,216       47,501        40,541
     Loss (gain) on
       investments.............     102,536         12,500         (2,146)          --            --
     Change in operating assets
       and liabilities, net of
       effects of acquisition:
       Restricted cash.........     (65,954)       (72,499)      (114,718)     (33,067)       30,804
       Accounts receivable.....    (777,846)    (1,073,300)        50,357       23,250       (39,725)
       Prepaid expenses and
          other................      26,124        (10,457)        72,041       32,386          (628)
       Accounts payable........      40,808        (74,812)         1,259      (31,287)          928
       Payroll and related
          liabilities..........     525,769         33,483        (83,328)     137,401       266,291
       Reserve for workers'
          compensation
          claims...............          --        476,000        677,000      131,047            --
       Other accrued
          liabilities..........      64,574        (43,846)         4,734      (13,008)       21,295
                                 ----------    -----------    -----------    ---------    ----------
          Net cash provided by
            operating
            activities.........   1,364,617        718,558      1,884,115      614,503       620,727
                                 ----------    -----------    -----------    ---------    ----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Acquisition of Sumner-Ray
     Technical Resources,
     Inc.......................          --             --             --           --      (168,000)
  Capital expenditures.........    (155,150)      (211,595)      (155,333)     (25,330)      (40,038)
  Purchase of investments......    (109,144)       (13,750)      (116,526)    (161,871)           --
  Sales of investments.........          --             --         98,119           --            --
                                 ----------     ----------    -----------    ---------    ----------
          Net cash used in
            investing
            activities.........    (264,294)      (225,345)      (173,740)    (187,201)     (208,038)
                                 ----------     ----------    -----------    ---------    ----------

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                                                                                THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                  MARCH 31,
                                  ----------------------------------------    ----------------------
                                     1993          1994           1995          1995         1996
                                  ----------    -----------    -----------    --------    ----------
                                                                              (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Cash dividends................  $ (813,409)   $  (666,854)   $(1,225,546)   $(57,056)   $ (409,385)
  Payments on long-term debt....     (46,297)      (336,801)            --          --            --
  Issuance of stock.............          --            500             --          --         1,000
                                  ----------    -----------    -----------    --------    ----------
          Net cash used in
            financing
            activities..........    (859,706)    (1,003,155)    (1,225,546)    (57,056)     (408,385)
                                  ----------    -----------    -----------    --------    ----------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS..........     240,617       (509,942)       484,829     370,246         4,304
CASH AND CASH EQUIVALENTS,
  beginning of period...........     825,869      1,066,486        556,544     556,544     1,041,373
                                  ----------    -----------    -----------    --------    ----------
CASH AND CASH EQUIVALENTS, end
  of period.....................  $1,066,486    $   556,544    $ 1,041,373    $926,790    $1,045,677
                                  ==========    ===========    ===========    ========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  Interest paid.................  $   27,678    $    23,950    $        --    $     --    $       --
                                  ==========    ===========    ===========    ========    ==========
  Non-cash transactions:
     Notes payable issued in
       conjunction with the
       purchase of Sumner-Ray
       Technical Resources,
       Inc......................  $       --    $        --    $        --    $     --    $  149,180
                                  ==========    ===========    ===========    ========    ==========
     Transfer of investments to
       shareholders.............  $       --    $        --    $        --    $     --    $  273,354
                                  ==========    ===========    ===========    ========    ==========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     The combined financial statements of The Maxwell Companies (the "Company") include the activities of Maxwell Staffing, Inc. ("Staffing"), Maxwell Staffing of Bristow, Inc. ("Bristow"), Maxwell/Healthcare, Inc. ("Healthcare"), Square One Rehab, Inc. ("Square One") and Technical Staffing, Inc. ("Technical"), all of which are incorporated in Oklahoma and have substantially common ownership. All significant intercompany transactions have been eliminated in the accompanying combined financial statements.

     Staffing, which was incorporated in 1979, and Bristow, which was incorporated in 1993, both provide temporary personnel services in the northeastern Oklahoma area to the clerical, industrial and medical fields. Healthcare, which was incorporated in 1989 to provide foreign-trained temporary and permanent physical and occupational therapist services, is licensed to do business in 22 states. Square One, which was incorporated in 1991, provides contract management and physical and occupational therapist services to companies located in the midwestern and southwestern United States. Technical, which was incorporated in 1996, provides permanent and temporary technical personnel services to companies located primarily in Oklahoma.

  Interim Financial Statements --

     The accompanying interim combined financial statements have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited combined financial statements for the three years in the period ended December 31, 1995, and include all adjustments of a normal, recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of its operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in preparing the accompanying combined financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying combined financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Restricted Cash --

     Restricted cash represents funds deposited in an account maintained on behalf of the Company's self-insured health benefits plan. The use of these assets is restricted to the payment of health benefits of the participating employees.

                             THE MAXWELL COMPANIES

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying combined balance sheets are unbilled amounts of $392,068, $379,163 and $618,289 (unaudited) at December 31, 1994, December 31,
1995 and March 31, 1996, respectively.

  Investment Securities --

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with this pronouncement, investment securities are to be classified as either trading, available-for-sale or held for investment. Trading securities are recorded at market value, and any gains or losses are recognized in the income statement. Securities available-for-sale are also recorded at market value; however, any unrealized gains or losses are recorded as an adjustment to shareholders' equity. Securities held for investment are recorded at amortized cost, adjusted for necessary valuation allowances.

     Upon adoption of SFAS No. 115 on January 1, 1994, the Company classified its investment securities as available-for-sale. The implementation of this pronouncement did not have a material impact to the financial statements.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized using a method which approximates the straight-line method. The estimated useful lives of the assets are as follows:

        Office equipment.................................................   5-7 years
        Computer equipment...............................................   5-7 years
        Vehicles.........................................................     5 years
        Building and improvements........................................  7-32 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Intangible Assets --

     Intangible assets consist primarily of goodwill recorded in conjunction with the acquisition of Sumner-Ray Technical Resources, Inc. ("Sumner-Ray"), as discussed in Note 2, which is being amortized using the straight-line method over 30 years. In the event facts and circumstances indicate that the carrying amount of this goodwill may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted net cash flows of the related assets over their remaining lives would be compared to the assets' carrying amounts in measuring whether the assets are recoverable. As of March 31, 1996, the Company's intangible assets were considered to be fully recoverable.

  Workers' Compensation and Health Benefits --

     The Company self-insures certain risks related to workers' compensation and employee health benefits claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The

                             THE MAXWELL COMPANIES

Company engaged the services of a third party actuary to assist with the development of the workers' compensation cost estimates as of December 31, 1994 and 1995.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, restricted cash, investments and long-term debt. Excluding investments, which are carried at fair market value as discussed in Note 4, management believes that the Company's financial instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

2. BUSINESS COMBINATIONS (UNAUDITED):

     On February 23, 1996, the Company acquired certain assets of Sumner-Ray, which is engaged in providing temporary and permanent placement of professional and technical personnel in the engineering, drafting and manufacturing fields. The acquisition has been accounted for as a purchase and the results of Sumner-Ray have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair value of the assets and liabilities acquired.

     Total consideration paid for Sumner-Ray was $336,000. The purchase price included cash of $168,000 and a note to the seller for $168,000, which included an interest component at a stated rate of 8% per year. The note has been discounted using the prescribed rate, and the resulting principal amount of $149,180 is included in the accompanying combined balance sheets. The assets acquired have been recorded at their estimated fair value as of the acquisition date, with the remaining acquisition costs of approximately $300,000 being recorded as goodwill.

     The acquisition of Sumner-Ray did not have a significant impact on the Company's operating results.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                             DECEMBER 31,
                                                       ------------------------     MARCH 31,
                                                          1994          1995          1996
                                                       ----------    ----------    -----------
                                                                                   (UNAUDITED)
    Building and improvements........................  $  483,136    $  502,130    $   518,401
    Office equipment.................................     346,530       386,411        412,480
    Computer equipment...............................     204,268       300,265        310,557
    Vehicles.........................................      25,105        27,561         27,561
    Land.............................................      13,000        13,000         13,000
                                                       ----------    ----------    -----------
                                                        1,072,039     1,229,367      1,281,999
      Less accumulated depreciation and
         amortization................................     591,445       729,575        771,332
                                                       ----------    ----------    -----------
                                                       $  480,594    $  499,792    $   510,667
                                                       ==========    ==========    ===========

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1993, 1994 and 1995 totaled $75,368, $107,601 and $136,135, respectively. Unaudited depreciation and amortization expense for the three months ended March 31, 1995 and 1996 totaled $34,034 and $44,100, respectively.

                             THE MAXWELL COMPANIES

4. INVESTMENTS:

     The Company has classified all investments as available-for-sale. Accordingly these investments have been recorded at market value.

     The carrying value and market value of available-for-sale investment securities were as follows:

                                                   GROSS        GROSS         GROSS
                                                 AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                   COST         GAINS         LOSSES       VALUE
                                                 ---------    ----------    ----------    --------
    December 31, 1994:
      Equity securities........................  $ 180,826     $     --      $     --     $180,826
      United States government obligations.....     28,679           --            --       28,679
                                                 ---------     --------      --------     --------
                                                 $ 209,505     $     --      $     --     $209,505
                                                 =========     ========      ========     ========
    December 31, 1995:
      Equity securities........................  $ 201,379     $ 38,551      $     --     $239,930
      United States government obligations.....     28,679        4,745            --       33,424
                                                 ---------     --------      --------     --------
                                                 $ 230,058     $ 43,296      $     --     $273,354
                                                 =========     ========      ========     ========

      The United States government obligations held as of December 31, 1994 and 1995 represent only one issue which matures in 2003.

     Proceeds from the sale of securities totaled $98,119 for the year ended December 31, 1995, including the realization of a gross gain of $2,146. There were no sales of securities during 1994. Losses totaling $102,536 and $12,500 in 1993 and 1994, respectively, were recognized on one security whose impairment of value was deemed to be other than temporary. These amounts are reflected in other income (expense) in the accompanying combined statements of income.

     All investments were distributed to the shareholders in March 1996. The related unrealized holding gain was removed in connection with this dividend.

5. INTANGIBLE ASSETS (UNAUDITED):

     Intangible assets, net of amortization, at March 31, 1996 consisted primarily of the goodwill related to the acquisition of Sumner-Ray, as discussed in Note 2.

     Amortization expense related to intangible assets totaled $1,679 (unaudited) for the three months ended March 31, 1996.

6. LONG-TERM DEBT (UNAUDITED):

     Long-term debt as of March 31, 1996 consisted of a promissory note payable to the previous owner of Sumner-Ray which is due in annual installments of $84,000, including interest at approximately 8%, payable on February 23, 1997 and 1998. The obligation is secured by a lien and security interest in certain assets of the Company. Scheduled principal maturities of this obligation are $71,618 in 1997 and $77,562 in 1998.

7. INCOME TAXES:

     The Company operates as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes are liabilities of the individual shareholders.

                             THE MAXWELL COMPANIES

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual shareholders could also change.

8. WORKERS' COMPENSATION:

     Effective July 1, 1994, the Company began self-insuring certain workers' compensation claims in the state of Oklahoma and is regulated by the Oklahoma Workers' Compensation Insurance Commission. The Company has purchased insurance for workers' compensation claims which exceed $250,000. The Company maintains a letter of credit with a bank to cover any potential unpaid claims. At March 31, 1996, this letter of credit was in the amount of $450,000 (unaudited). Workers' compensation expense totaled $485,151, $918,961 and $1,089,901 for the years ended December 31, 1993, 1994 and 1995, respectively. Unaudited workers' compensation expense totaled $199,670 and $132,324 for the three months ended March 31, 1995 and 1996, respectively.

9. EMPLOYEE BENEFIT PLANS:

     Prior to 1995, employees participated in a profit sharing plan to which the Company made discretionary contributions. In 1993 and 1994, the Company made contributions totaling $250,000 and $190,000, respectively. The Company elected not to make a contribution in 1995. Effective January 1, 1996, the Company added a defined contribution benefit plan to the existing profit sharing plan. This new plan, which operates pursuant to an Internal Revenue Code section 401(k) arrangement, allows employees to contribute on a tax deferred basis up to 10% of their annual wages. The Company makes a matching contribution equal to 50% of the employees' contributions up to a maximum of 3% of the respective employees' annual wages. The Company may also contribute additional amounts for profit sharing at its discretion. Total unaudited matching contributions to be made by the Company to the plan for the three months ended March 31, 1996 were $12,419. No discretionary contributions were made during the three months ended March 31, 1996.

     On January 1, 1993, the Company established a self-insured plan to offer health and dental insurance benefits to certain of its employees. Employees may also purchase coverage for family members. Pursuant to this plan, the Company pays for the approved claims costs of eligible participants subject to certain individual and family deductibles and co-payments, as defined. Both the Company and the participants make contributions to the plan based upon premiums which are established by a third party administrator and the Company's benefits committee. The Company maintained insurance for annual claims which exceeded $10,000, $15,000, $25,000 and $25,000 at December 31, 1993, 1994, 1995 and March
31, 1996, respectively. Expenses related to this plan for the years ended December 31, 1993, 1994 and 1995 were $190,357, $184,605 and $188,066, respectively. Unaudited expense related to this plan for the three months ended March 31, 1995 and 1996 were $42,247 and $85,913, respectively.

10. RELATED PARTY TRANSACTIONS:

     The Company rents a duplex from certain shareholders which houses foreign-trained physical and occupational therapists. Rent expense related to the duplex amounted to $16,800 for each of the years ended December 31, 1993, 1994 and 1995. Unaudited rent expense totaled $4,200 for the three months ended March 31, 1995 and 1996. These rent payments are not subject to a formal agreement and, therefore, have not been considered in the disclosure included in
Note 12.

11. COMMITMENTS AND CONTINGENCIES:

     The Company has employment agreements with certain executive officers and management personnel that provide for annual salaries, cost-of-living adjustments and additional compensation in the form of performance based bonuses. Certain agreements include a covenant against competition with the Company,

                             THE MAXWELL COMPANIES
which extends for a period of time after termination. These agreements generally continue until terminated by the employee or the Company.

     One employment agreement provides for the purchase of up to 398 shares of Square One stock from the existing shareholders subject to the satisfaction of certain performance measures of Square One. As of March 31, 1996, Square One's performance had exceeded the threshold required for the employee to purchase 100 shares; however, this option had not been exercised.

     The Company pays dividends to its shareholders in amounts sufficient to cover their estimated tax payments attributable to the respective share of the Company's net income which will be included in their individual tax returns. The Company plans to continue this practice in the future as long as it maintains its S Corporation status.

     The Company is a party to certain lawsuits and claims primarily involving workers' compensation claims and other employee related matters. Management believes, based in part on consultation from legal counsel, that the ultimate outcome of these matters will not have a materially adverse effect on the Company's financial position, liquidity or results of operations.

12. NONCANCELABLE OPERATING LEASES:

     The Company leases equipment, vehicles and office space as well as apartments for certain foreign-trained therapists under noncancelable operating leases. Future minimum annual payments required during each of the next five years under operating leases that have noncancelable lease terms expiring subsequent to December 31, 1995, are as follows:

                1996..............................................  $224,093
                1997..............................................    67,545
                1998..............................................    52,132
                1999..............................................    43,643
                2000..............................................    43,643
                                                                    --------
                                                                    $431,056
                                                                    ========

     Rent expense totaled $75,472, $123,099 and $134,231 for the years ended December 31, 1993, 1994 and 1995, respectively. Unaudited rent expense for the three months ended March 31, 1995 and 1996 was $32,524 and $36,839, respectively.

13. SIGNIFICANT CUSTOMERS:

     The following table summarizes the number and aggregate revenues earned from customers which individually account for 10% or more of the Company's combined service revenues.

                                                                            THREE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                MARCH 31,
                                   ------------------------------------   -------------------------
                                      1993         1994         1995         1995          1996
                                   ----------   ----------   ----------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
    Number of significant
      customers..................      1            2            2             1             2
                                   ==========   ==========   ==========   ==========    ==========
    Revenue from significant
      customers..................  $3,476,685   $5,941,354   $5,013,469   $1,006,038    $1,558,283
                                   ==========   ==========   ==========   ==========    ==========
    Percent of combined
      revenues...................     21%          28%          22%           17%           25%
                                   ==========   ==========   ==========   ==========    ==========

                             THE MAXWELL COMPANIES

14. SUBSEQUENT EVENTS:

     On May 17, 1996, the Company entered into a debt agreement with State Bank & Trust, N.A. which provided for a $1.75 million term loan. The loan is secured by the Company's accounts receivable. Accrued interest is due and payable monthly beginning June 1, 1996 at a rate of 8.25%. The outstanding principal balance plus unpaid accrued interest is due November 1, 1996. The proceeds from this loan were used to partially fund the cash dividend discussed in Note 15.

15. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
    ACCOUNTANTS (UNAUDITED):

     In June 1996, the owners of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's initial public offering. Prior to or coincident with this proposed merger, the Company plans to dividend certain assets to the shareholders consisting of the building in which the Company is headquartered, which had an aggregate carrying value of approximately $207,000 (unaudited) as of March 31, 1996. In addition, the Company plans to make a cash dividend of approximately $2.5 million prior to the proposed merger, which represents the Company's estimated S Corporation Accumulated Adjustment Account. Had these transactions occurred as of March 31, 1996, the effect on the accompanying unaudited interim combined balance sheet would have been a decrease in total assets and shareholder's equity of approximately $2.7 million (unaudited). StaffMark plans to lease the real property distributed, as discussed above, from the owners at a market lease rate.

     In conjunction with the proposed merger discussed above, the owners will enter into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HRA, Inc.:

     We have audited the accompanying balance sheets of HRA, Inc. (the "Company"), a Tennessee corporation, as of September 30, 1994 and 1995, and the related statements of income (loss), shareholders' equity and cash flows for each of the three years ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HRA, Inc. as of September 30, 1994 and 1995, and the results of its operations and its cash flows for each of the three years ended September 30, 1995, in conformity with generally accepted accounting principles.

                                     ARTHUR ANDERSEN LLP

Memphis, Tennessee,
May 24, 1996.

                                   HRA, INC.

                                 BALANCE SHEETS

                                                                SEPTEMBER 30,
                                                           ------------------------    MARCH 31,
                                                              1994          1995          1996
                                                           ----------    ----------    ----------
                                                                                       (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $  637,297    $  418,229    $  364,965
  Accounts receivable, net of allowance for doubtful
     accounts of $26,000.................................   1,684,052     1,998,724     1,939,874
  Advances to shareholders...............................          --            --       250,000
  Prepaid expenses and other.............................      12,616       467,002       653,623
  Income taxes receivable................................          --        25,125        19,475
  Deferred income taxes..................................      33,100       160,000       216,600
                                                           ----------    ----------    ----------
          Total current assets...........................   2,367,065     3,069,080     3,444,537
PROPERTY AND EQUIPMENT, net..............................      70,261       144,179       160,852
INTANGIBLE ASSETS, net...................................          --        37,156       167,014
OTHER ASSETS:
  Deferred income taxes..................................      79,700        65,000        57,200
  Other..................................................         400        21,071         1,423
                                                           ----------    ----------    ----------
          Total other assets.............................      80,100        86,071        58,623
                                                           ----------    ----------    ----------
                                                           $2,517,426    $3,336,486    $3,831,026
                                                           ==========    ==========    ==========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Borrowings under accounts receivable financing
     agreement...........................................  $  600,830    $  502,512    $       --
  Line of credit.........................................          --            --       580,000
  Current portion of deferred compensation
     arrangements........................................      97,898        43,699       106,208
  Outstanding checks.....................................          --       166,761       197,624
  Accounts payable.......................................     118,906       193,096       185,774
  Payroll and related liabilities........................     493,033       621,317       557,352
  Reserve for workers' compensation claims...............     475,712     1,390,351     1,653,970
  Income taxes payable...................................     228,217            --            --
  Accrued expenses.......................................      72,084       138,416       128,297
  Note payable to a shareholder..........................     155,295            --            --
                                                           ----------    ----------    ----------
          Total current liabilities......................   2,241,975     3,056,152     3,409,225
DEFERRED COMPENSATION ARRANGEMENTS, less current
  portion................................................      97,824       127,332       285,688
NOTE PAYABLE TO A SHAREHOLDER............................          --       122,000       116,000
COMMITMENTS AND CONTINGENCIES (Notes 10, 11 and 13)
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 1,000 shares authorized,
     790 shares issued and outstanding...................      12,600        12,600        12,600
  Retained earnings......................................     165,027        18,402         7,513
                                                           ----------    ----------    ----------
          Total shareholders equity......................     177,627        31,002        20,113
                                                           ----------    ----------    ----------
                                                           $2,517,426    $3,336,486    $3,831,026
                                                           ==========    ==========    ==========

                     The accompanying notes are an integral
                         part of these balance sheets.

                                   HRA, INC.

                          STATEMENTS OF INCOME (LOSS)

                                                                                 SIX MONTHS ENDED
                                             FISCAL YEARS                           MARCH 31,
                               -----------------------------------------    --------------------------
                                  1993           1994           1995           1995           1996
                               -----------    -----------    -----------    -----------    -----------
                                                                            (UNAUDITED)    (UNAUDITED)
SERVICE REVENUES.............  $13,333,022    $16,453,375    $18,306,542    $ 8,439,639    $10,645,025
COST OF SERVICES.............   10,985,142     13,367,561     14,939,279      6,876,078      8,628,915
                               -----------    -----------    -----------    -----------    -----------
          Gross profit.......    2,347,880      3,085,814      3,367,263      1,563,561      2,016,110
OPERATING EXPENSES:
  Selling, general and
     administrative..........    2,107,544      2,381,168      3,438,436      1,513,970      1,867,248
  Depreciation and
     amortization............       33,773         45,783         65,691         19,285         42,374
                               -----------    -----------    -----------    -----------    -----------
          Operating income
            (loss)...........      206,563        658,863       (136,864)        30,306        106,488
OTHER INCOME (EXPENSE):
  Interest expense...........      (84,448)      (100,828)      (107,364)       (33,349)       (52,735)
  Interest and other, net....        6,192         16,466         13,443          9,036        (89,792)
                               -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) BEFORE
  PROVISION (BENEFIT) FOR
  INCOME TAXES...............      128,307        574,501       (230,785)         5,993        (36,039)
PROVISION (BENEFIT) FOR
  INCOME TAXES...............       43,250        221,100        (84,160)         1,810        (25,150)
                               -----------    -----------    -----------    -----------    -----------
          Net income
            (loss)...........  $    85,057    $   353,401    $  (146,625)   $     4,183    $   (10,889)
                               ===========    ===========    ===========    ===========    ===========

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                         COMMON STOCK       RETAINED
                                                       -----------------    EARNINGS
                                                       SHARES    AMOUNT     (DEFICIT)      TOTAL
                                                       ------    -------    ---------    ---------
BALANCE, September 30, 1992..........................    500     $ 1,000    $(273,431)   $(272,431)
  Net income.........................................     --          --       85,057       85,057
                                                         ---     -------    ---------    ---------
BALANCE, September 30, 1993..........................    500       1,000     (188,374)    (187,374)
  Issuance of Common Stock...........................    290      11,600           --       11,600
  Net income.........................................     --          --      353,401      353,401
                                                         ---     -------    ---------    ---------
BALANCE, September 30, 1994..........................    790      12,600      165,027      177,627
  Net loss...........................................     --          --     (146,625)    (146,625)
                                                         ---     -------    ---------    ---------
BALANCE, September 30, 1995..........................    790      12,600       18,402       31,002
  Net loss (Unaudited)...............................     --          --      (10,889)     (10,889)
                                                         ---     -------    ---------    ---------
BALANCE, March 31, 1996 (Unaudited)..................    790     $12,600    $   7,513    $  20,113
                                                         ===     =======    =========    =========

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                              SIX MONTHS ENDED
                                                                FISCAL YEARS                      MARCH 31,
                                                      ---------------------------------     ---------------------
                                                        1993        1994        1995          1995        1996
                                                      ---------   ---------   ---------     ---------   ---------
                                                                                            (UNAUDITED) (UNAUDITED)
  CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)...............................  $  85,057   $ 353,401   $(146,625)    $   4,183   $ (10,889)
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
       Depreciation and amortization................     33,773      45,783      65,691        19,285      42,374
       Provision for bad debts......................     45,480       4,498       2,041            --         492
       Change in deferred income taxes..............     (5,700)    (10,200)   (112,200)         (400)    (48,800)
       Change in operating assets and liabilities:
         Accounts receivable........................   (231,286)   (421,143)   (316,713)       58,292      58,358
         Income taxes receivable....................         --          --     (25,125)       (3,073)      5,650
         Prepaid expenses and other.................    (15,147)      2,531    (454,386)     (341,361)   (186,621)
         Other assets...............................      9,583          17     (20,671)       (1,533)     19,648
         Outstanding checks.........................         --          --     166,761            --      30,863
         Accounts payable...........................    (50,994)     51,940      49,190        53,155      (7,322)
         Payroll and related liabilities............   (117,269)    (30,697)    128,284        40,147     (63,965)
         Reserve for workers' compensation claims...    285,837     (68,655)    914,639       571,812     263,619
         Accrued expenses...........................     30,053     (21,755)     66,332       (93,135)    (10,119)
         Income taxes payable.......................     31,508     192,487    (228,217)     (228,217)         --
                                                      ---------   ---------   ---------     ---------   ---------
         Net cash provided by operating
            activities..............................    100,895      98,207      89,001        79,155      93,288
                                                      ---------   ---------   ---------     ---------   ---------
  CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures............................    (50,834)    (40,096)   (135,765)      (71,905)    (49,268)
    Other...........................................     10,000          --     (16,000)           --          --
                                                      ---------   ---------   ---------     ---------   ---------
         Net cash used in investing activities......    (40,834)    (40,096)   (151,765)      (71,905)    (49,268)
                                                      ---------   ---------   ---------     ---------   ---------

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                                                                                              SIX MONTHS ENDED
                                                                FISCAL YEARS                      MARCH 31,
                                                      ---------------------------------     ---------------------
                                                        1993        1994        1995          1995        1996
                                                      ---------   ---------   ---------     ---------   ---------
                                                                                            (UNAUDITED) (UNAUDITED)
  CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase in deferred compensation
       arrangements.................................  $      --   $  21,559   $      --     $      --   $ 135,596
    Payments on deferred compensation
       arrangements.................................    (24,996)         --     (24,691)           --     (54,368)
    Net borrowings under an accounts receivable
       financing agreement..........................    500,000     100,830     (98,318)     (109,138)   (502,512)
    Net borrowings under a revolving line of
       credit.......................................         --          --          --            --     580,000
    Principal payments on note payable to a
       shareholder..................................   (140,154)         --     (33,295)      (18,000)     (6,000)
    Advances to shareholders........................         --          --          --            --    (250,000)
    Proceeds from issuance of common stock..........         --      11,600          --            --          --
    Other...........................................     (7,299)     (5,749)         --            --          --
                                                      ---------   ---------   ---------     ---------   ---------
         Net cash provided by (used in) financing
            activities..............................    327,551     128,240    (156,304)     (127,138)    (97,284)
                                                      ---------   ---------   ---------     ---------   ---------
  NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS.....................................    387,612     186,351    (219,068)     (119,888)    (53,264)
  CASH AND CASH EQUIVALENTS, beginning of period....     63,334     450,946     637,297       637,297     418,229
                                                      ---------   ---------   ---------     ---------   ---------
  CASH AND CASH EQUIVALENTS, end of period..........  $ 450,946   $ 637,297   $ 418,229     $ 517,409   $ 364,965
                                                      =========   =========   =========     =========   =========
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Interest paid...................................  $  65,444   $  77,737   $ 106,467     $  33,349   $  44,992
                                                      =========   =========   =========     =========   =========
    Taxes paid......................................  $  20,742   $  41,813   $ 267,622     $ 144,974   $  18,000
                                                      =========   =========   =========     =========   =========

SUPPLEMENTAL DISCLOSURES OF NONCASH
INVESTING AND FINANCING ACTIVITIES:

     During fiscal year 1995, the Company incurred a liability totaling $41,000 for the purchase of a consulting and noncompete agreement.

     During the six month period ended March 31, 1996, the Company recorded a deferred compensation arrangement liability for the purchase of a noncompete agreement with a former shareholder totaling $139,637.

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     HRA, Inc. (the "Company") was incorporated on November 20, 1991, in the state of Tennessee and provides temporary personnel services throughout central Tennessee. Headquartered in Nashville, Tennessee, the Company does business under the name of Human Resources and operates staffing offices in the following Tennessee locations: Clarksville, Columbia, Franklin, Gallatin, Lebanon, Lewisburg, Murfreesboro, Nashville, Pulaski, Portland, Smyrna, Springfield and Tullahoma.

     The majority of the Company's sales are derived from customers within a 100-mile radius of Nashville, Tennessee. The Company extends trade credit to its customers which are represented by various industries. There are no individual customers that account for more than 10% of service revenues in any of the fiscal years or unaudited periods presented.

  Fiscal Periods --

     The Company's fiscal year ends on September 30. The fiscal years 1993, 1994 and 1995 each included 52 weeks. The unaudited interim periods included in the accompanying financial statements each included 26 weeks.

  Interim Financial Statements --

     The accompanying interim financial statements have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended September 30, 1995, and include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates --

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

     At September 30, 1994 and 1995, the Company had set aside cash reserves of $60,083 and $50,251 as collateral on accounts receivable financed with recourse (Note 4).

                                   HRA, INC.

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses related to the realization of the amounts recorded in the accompanying balance sheets.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated on accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the economic lives or the terms of the lease. Estimates of useful lives by asset classification are as follows:

        Office equipment..................................................  5-7 years
        Computer equipment................................................    5 years
        Computer software.................................................    5 years
        Leasehold improvements............................................    5 years

     Expenditures for renewals and betterments are capitalized, while repairs and maintenance costs are expensed as incurred.

  Intangible Assets --

     The Company amortizes its intangible assets over the lives of the respective arrangements (Note 3). The Company regularly evaluates whether events and circumstances have occurred which may indicate the carrying amount of intangible assets may warrant revision or may not be recoverable. When factors indicate that certain intangible assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related assets over their remaining lives in measuring whether the assets are recoverable. As of September 30, 1995 and March 31, 1996, the Company's intangible assets were considered fully recoverable.

  Self-Insurance Reserves --

     During fiscal year 1995, the Company began self-insuring certain risks related to workers' compensation claims. Additionally, during each of the fiscal years ended September 30, and for the six months ended March 31, 1996, the Company was substantially self-insured for employee health care costs. The estimated costs of existing and future claims related to workers' compensation claims and employee health care are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engaged the services of a third party actuary to assist with the development of cost estimates for workers' compensation claims.

  Income Taxes --

     Deferred income taxes are provided for the effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The Company uses the liability method to account for income taxes, which requires deferred taxes to be recorded at the statutory rate expected to be in effect when the taxes are paid.

  Fair Value of Financial Instruments --

     The Company's financial instruments principally represent cash and cash equivalents, a note payable to a shareholder and bank borrowing arrangements secured by accounts receivable. The carrying value of cash and cash equivalents approximates fair value due to its short-term nature. The carrying value of the note payable to

                                   HRA, INC.

shareholder and the Company's borrowing arrangements secured by accounts receivable approximate fair value based upon management's assessment of interest rates currently available to the Company.

2. PROPERTY AND EQUIPMENT:

     Components of property and equipment are as follows:

                                                           SEPTEMBER 30,
                                                       ----------------------      MARCH 31,
                                                         1994         1995           1996
                                                       --------     ---------     -----------
                                                                                  (UNAUDITED)
    Office equipment.................................  $ 38,689     $  65,237      $  89,321
    Computer equipment...............................    80,222       141,200        149,911
    Computer software................................    34,959        76,715         83,709
    Leasehold improvements...........................    11,993        17,569         27,048
                                                       --------     ---------      ---------
                                                        165,863       300,721        349,989
      Less accumulated depreciation and
         amortization................................    95,602       156,542        189,137
                                                       --------     ---------      ---------
                                                       $ 70,261     $ 144,179      $ 160,852
                                                       ========     =========      =========

     Depreciation and amortization expense related to property and equipment totaled $33,773, $45,783 and $61,847 for the years ended September 30, 1993, 1994 and 1995, respectively. Unaudited depreciation and amortization expense related to property and equipment totaled $19,285 and $32,595 for the six months ended March 31, 1995 and 1996, respectively.

3. INTANGIBLE ASSETS:

     During fiscal year 1995, the Company entered into a Consulting and Noncompetition Agreement with an individual operating a temporary personnel agency in Lebanon, Tennessee. The agreement, as amended, called for an initial payment of $41,000 and contingent consideration up to $67,000, based upon certain performance events. Contingent consideration payments during fiscal year 1995 and the six months ended March 31, 1996 totaled approximately $1,700 and $2,500 (unaudited), respectively. The Company is amortizing this arrangement over the 48 month term of the agreement.

                                                                                 MARCH 31,
                                                                     1995          1996
                                                                    -------     -----------
                                                                                (UNAUDITED)
    Consulting and noncompetition agreement.......................  $41,000      $  41,000
    Noncompete agreement with a former shareholder (see Note
      10).........................................................       --        139,637
                                                                    -------      ---------
                                                                     41,000        180,637
      Less accumulated amortization...............................    3,844         13,623
                                                                    -------      ---------
                                                                    $37,156      $ 167,014
                                                                    =======      =========

     Amortization expense totaled $3,844 in fiscal year 1995 and $9,779 (unaudited) for the six months ended March 31, 1996.

4. BORROWINGS UNDER ACCOUNTS RECEIVABLE FINANCING ARRANGEMENT:

     During fiscal year 1994, the Company entered into a "Purchase of Accounts" agreement with SouthTrust Bank (the "Bank") whereby the Bank agreed to purchase up to $750,000 of the Company's trade accounts receivable on a revolving basis. The agreement gave the Company the option to repurchase these receivables from the Bank at any time and gave the Bank full recourse to the Company for any accounts receivable which

                                   HRA, INC.

were not collected. Accordingly, this arrangement has been reflected as a financing transaction in the accompanying financial statements.

     As of September 30, 1994 and 1995, the receivables financed pursuant to this agreement totaled $600,830 and $502,512, respectively. The agreement required the Company to pay a service charge equal to 1.50% of the face amount of each account financed by the Bank. Service charges were $9,132 and $7,538 for the fiscal years ended 1994 and 1995 and have been reflected in interest expense in the accompanying statements of income. In addition, the Company was required to maintain a cash reserve account at the Bank in an amount equal to at least 10% of the receivables financed and meet certain other restrictive covenants.

5. LINE OF CREDIT:

     In November 1995, the Company replaced its "Purchase of Accounts" bank agreement (Note 4) with a revolving line of credit with the same bank. Under the revolving line of credit, the Company may borrow an amount equal to 80% of its outstanding Eligible Accounts Receivable, as defined, not to exceed an aggregate borrowing of $1,500,000. Borrowings are collateralized by the Company's accounts receivable and are guaranteed by the Company's shareholders. Interest is payable monthly on outstanding borrowings at the Bank's base rate plus 1.25% (weighted average rate of 9.23% during the six months ended March 31, 1996). Unless renewed, the agreement expires on November 20, 1996. Under the terms of the line of credit agreement, the Company has certain dividend restrictions and is required, among other things, to maintain certain financial ratios.

     As of March 31, 1996, the Company had borrowed $580,000 (unaudited) under this line of credit and principally used the proceeds to repurchase previously sold accounts receivable.

6. NOTE PAYABLE TO A SHAREHOLDER:

     As of September 30, 1994 and 1995, the Company had a note payable to a former shareholder for $155,295 and $122,000, respectively. The note was due on demand and bore interest at 8.75%. The note was secured by the Company's accounts receivable not previously pledged. For the years ended September 30, 1993, 1994 and 1995, interest expense on this note totaled $22,860, $18,636 and $12,100, respectively. For the six months ended March 31, 1995 and 1996, interest expense on this note totaled $6,400 (unaudited) and $4,241 (unaudited), respectively.

     In connection with the purchase of this shareholder's common stock in the Company by two of the remaining shareholders (Notes 10 and 14), this note was amended whereby, beginning in December 1995, interest payments will be made monthly at a rate of 9.75%. The note is unsecured and requires principal payments beginning in December 1997.

     Annual maturities pursuant to this note for the years subsequent to fiscal year 1995 are as follows:

                1996..............................................  $  6,000
                1997..............................................        --
                1998..............................................    35,753
                1999..............................................    57,917
                2000..............................................    20,301
                Thereafter........................................     2,029
                                                                    --------
                                                                    $122,000
                                                                    ========

     As of March 31, 1996, the Company owed $116,000 (unaudited) pursuant to this amended note agreement.

                                   HRA, INC.

7. INCOME TAXES:

     Components of the provision for income taxes were as follows:

                                               FISCAL YEAR              SIX MONTHS ENDED MARCH 31,
                                     -------------------------------    --------------------------
                                      1993        1994        1995         1995           1996
                                     -------    --------    --------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
    Current:
      Federal......................  $39,550    $194,600    $ 10,180      $ 1,550       $  17,950
      State........................    9,400      36,700       4,100          660           5,700
    Deferred.......................   (5,700)    (10,200)    (98,440)        (400)        (48,800)
                                     -------    --------    --------      -------       ---------
                                     $43,250    $221,100    $(84,160)     $ 1,810       $ (25,150)
                                     =======    ========    ========      =======       =========

     A reconciliation of taxes at the statutory federal income tax rate to the Company's effective income tax rate for the years ended September 30 follows:

                                              FISCAL YEAR               SIX MONTHS ENDED MARCH 31,
                                    --------------------------------    --------------------------
                                      1993        1994        1995         1995           1996
                                    --------    --------    --------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
    Taxes at statutory U.S. income
      tax rate....................  $ 43,624    $201,075    $(80,775)     $ 2,098       $ (12,610)
    Increase (decrease) resulting
      from:
      Tax penalties...............     4,281         846          --           --              --
      State income taxes, net of
         federal benefit..........     6,204      23,855       2,666          428           3,705
      Effect of graduated federal
         income tax rate..........   (13,112)     (7,672)     (9,933)      (2,466)        (17,995)
      Meals and entertainment and
         other....................     2,253       2,996       3,882        1,750           1,750
                                    --------    --------    --------      -------       ---------
                                    $ 43,250    $221,100    $(84,160)     $ 1,810       $ (25,150)
                                    ========    ========    ========      =======       =========

     Deferred income taxes result from differences in the timing of recognition of revenues and expenses for financial reporting and income tax purposes. The components of the Company's net deferred income tax assets are as follows:


                                                   SEPTEMBER 30,     SEPTEMBER 30,      MARCH 31,
                                                       1994              1995             1996
                                                   -------------     -------------     -----------
                                                                                       (UNAUDITED)
    Compensation agreements......................    $  76,600         $  65,000        $ 114,500
    Vacation and workers' compensation
      reserves...................................       36,200           160,000          159,300
                                                     ---------         ---------        ---------
                                                     $ 112,800         $ 225,000        $ 273,800
                                                     =========         =========        =========

     The deferred income tax assets recorded in the accompanying balance sheets represent potential future income tax benefits. These future income tax benefits are expected to be realized through the reduction of income taxes otherwise payable when reversals of temporary differences occur between the financial reporting and income tax basis of the Company's assets and liabilities.

                                   HRA, INC.

8. WORKERS' COMPENSATION:

     During fiscal year 1995, the Company began self-insuring certain risks related to workers' compensation claims and is regulated by the Workers' Compensation Insurance Commission in the state of Tennessee. The Company has purchased insurance for claims which exceed $250,000 per employee. To satisfy unpaid claims, the Company deposits amounts with a third party administrator. At the Company's option it may withdraw its deposits upon notification to its third party administrator. Included in prepaids and other in the accompanying balance sheets are deposits to fund workers compensation claims totaling $451,617 and $612,590 (unaudited) as of September 30, 1995 and March 31, 1996, respectively. Workers' compensation expense totaled $527,077, $664,468 and $1,270,271 for each of the three fiscal years ended September 30, 1995. For the six months ended March 31, 1995 and 1996, workers' compensation expense totaled $541,060 (unaudited) and $627,928 (unaudited), respectively.

9. RELATED PARTY TRANSACTIONS:

     Included in general and administrative expenses are advisor and/or director fees paid or payable to the shareholders of the Company totaling $120,000, $69,000 and $94,000 for the years ended September 30, 1993, 1994 and 1995, respectively. No such fees were accruable for the six months ended March 31, 1995 and 1996.

10. COMMITMENTS AND CONTINGENCIES:

     The Company has deferred compensation arrangements with various consultants and/or employees of the Company, some of which are no longer providing services to the Company.

     In November 1991, the Company entered into an arrangement with a consultant for services rendered in connection with the formation of the Company. The arrangements called for weekly payments of $1,000 for 312 weeks. The Company expensed the discounted value of the obligation in fiscal year 1992 and reflected a deferred compensation liability at that time. In fiscal year 1994, the Company discontinued payments under this arrangement. In December 1994, the consultant and the Company entered into an arbitration agreement and the Company has resumed its payments under this agreement.

     On November 28, 1995, the Company entered into severance and noncompete agreements with a former shareholder in connection with the purchase of such shareholder's common stock in the Company by two of the remaining shareholders (Note 14). Pursuant to these agreements, the Company was to pay the former shareholder, beginning on December 15, 1995, as follows:

     - $30,000 as bonus for fiscal year 1995 to be paid in $2,500 monthly installments.

     - $150,000 as a severance arrangement to be paid in monthly installments of $5,690 through November 15, 1996, $5,647 through November 15, 1997 and $1,163 through November 15, 1998.

     - $236,518 as a noncompete agreement to be paid in graduating monthly payments through November 15, 2003.

     With respect to these arrangements, the Company expensed the bonus payment in fiscal year 1995. The discounted value of the severance agreement (8.75% discount rate) was expensed in the six months ended March 31, 1996, with a related liability established in the accompanying balance sheet. The discounted value of the noncompete agreement (8.75% discount rate) was recorded as an intangible asset (Note 3) and a related liability was established in the accompanying balance sheet.

                                   HRA, INC.

     The following summarizes the Company's obligations under these deferred compensation arrangements:



                                                     SEPTEMBER 30,    SEPTEMBER 30,     MARCH 31,
                                                         1994             1995            1996
                                                     -------------    -------------    -----------
                                                                                       (UNAUDITED)
    Consulting arrangement.........................    $ 195,722        $ 171,031       $ 135,673
    Severance agreement with a former
      shareholder..................................           --               --         116,586
    Noncompete agreement with a former
      shareholder..................................           --               --         139,637
                                                       ---------        ---------       ---------
                                                         195,722          171,031         391,896
         Less current portion......................       97,898           43,699         106,208
                                                       ---------        ---------       ---------
                                                       $  97,824        $ 127,332       $ 285,688
                                                       =========        =========       =========

     Annual maturities pursuant to the consulting arrangement for years subsequent to fiscal year 1995 are as follows:

                1996............................................    $ 43,699
                1997............................................      49,241
                1998............................................      39,080
                1999............................................      33,100
                2000............................................       5,911
                                                                    --------
                                                                    $171,031
                                                                    ========

11. NONCANCELABLE OPERATING LEASES:

     The Company leases office locations and certain equipment under noncancelable operating lease agreements expiring at various times through June 30, 1998. Future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at September 30, 1995, are as follows:

                1996............................................    $142,625
                1997............................................      85,178
                1998............................................      10,617
                                                                    --------
                                                                    $238,420
                                                                    ========

     Rent expense totaled $156,224, $143,430 and $194,096 for fiscal years 1993, 1994 and 1995, respectively. For the six months ended March 31, 1995 and 1996, rent expense totaled $81,602 (unaudited) and $105,177 (unaudited), respectively.

12. SAVINGS AND RETIREMENT PLAN:

     During fiscal year 1995, the Company made available to all permanent employees with one year of service a savings and retirement plan. The plan, at the Company's option, may be terminated at any time and allows participants to defer a portion of their after tax salary and receive a matching employer contribution of up to 2% of the participants' annual salary based on years of service. Matching contributions are made in January of the following fiscal year for participants who remain employed by the Company. Matching contributions of approximately $8,000 were made during fiscal year 1995. The plan also allows the Company to contribute additional amounts at the discretion of management. Any such amounts contributed are to be allocated equally among all eligible participants. Management authorized discretionary contributions of $24,000 and $7,700 (unaudited) for fiscal year 1995 and the six months ended March 31, 1996, respectively. Contributions deposited into the plan are held by an unrelated third party and are registered in the name of the participants.

13. LITIGATION:

     The Company is involved in a lawsuit with its former workers compensation insurance carrier, in which the Company is disputing the amount of insurance premiums owed in fiscal years 1993 and 1994 and a portion

                                   HRA, INC.

of fiscal year 1995. Subsequent to September 30, 1995, a judgment was rendered against the Company for approximately $718,000, which is inclusive of the disputed payments plus accrued interest. The Company has filed an appeal of this judgment and is negotiating a settlement. The Company reserved for these disputed amounts in the fiscal years in which they arose. Accordingly, management anticipates that the ultimate resolution of this matter will not have a materially adverse affect on the financial position or results of operations of the Company.

     The Company is subject to other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the aggregate liability, if any, with respect to these proceedings will not materially adversely affect the financial position or results of operations of the Company.

14. SUBSEQUENT EVENTS:

  Shareholder Transaction --

     During November 1995, two of the Company's shareholders purchased the entire common stock interest in the Company (approximately 32%) from another shareholder. In conjunction with this transaction, the Company acted as guarantor on the notes payable issued by the acquiring shareholders for the stock in the amount of $150,000. Separately, the Company entered into a severance arrangement and noncompete agreement through November 2003 with this former shareholder (Note 10).

  Advances to Shareholders --

     In conjunction with the shareholder transaction described above and other matters, the Company advanced $250,000 to two of its shareholders during November 1995.

  Other Matters --

     In April 1996, the Company settled a dispute with a professional firm that had previously represented them in certain actions related to workers' compensation insurance and received cash of approximately $245,000.

     In November 1995, the Company settled a controversy concerning an option held by certain parties to acquire 30% of the common stock of the Company. Pursuant to the Settlement Agreement and Release, the rights under the option were transferred to two of the Company's existing shareholders for $90,000, which was paid by the Company. This payment was expensed in the six months ended March 31, 1996.

15. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
    ACCOUNTANTS (UNAUDITED):

  StaffMark Inc. --

     In June 1996, the owners of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Prior to or coincident with this proposed merger, the Company's leased automobiles will be transferred to the respective shareholders.

     In conjunction with the proposed merger discussed above, the owners will enter into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment.

  Other --

     In June 1996, the Company entered into a definitive agreement to purchase the assets and intellectual property of Dorothy Johnson's Career Consultants, Inc. ("Career Consultants"). Career Consultants provides permanent placement services on a fee basis to companies primarily in the Nashville, Tennessee area. The purchase price approximates $850,000 and includes a payment for assets and a non-compete agreement with the principal shareholder of Career Consultants. The acquisition is expected to be consummated in July 1996, and will be accounted for as a purchase business combination.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To First Choice Staffing, Inc.:

     We have audited the accompanying balance sheets of First Choice Staffing, Inc. (a South Carolina corporation) as of December 31, 1994 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures to the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Choice Staffing, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
May 24, 1996.

                          FIRST CHOICE STAFFING, INC.

                                 BALANCE SHEETS

                                                                 FISCAL YEARS
                                                           ------------------------     MARCH 31,
                                                              1994          1995          1996
                                                           ----------    ----------    -----------
                                                                                       (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $  194,111    $  268,440    $    40,038
  Accounts receivable, net...............................   1,078,340     1,145,532      1,255,886
  Prepaid expenses and other.............................      71,100        72,171         73,662
                                                           ----------    ----------    -----------
          Total current assets...........................   1,343,551     1,486,143      1,369,586
PROPERTY AND EQUIPMENT, net..............................     196,110       327,240        359,474
OTHER ASSETS.............................................      36,000        36,000         36,000
                                                           ----------    ----------    -----------
                                                           $1,575,661    $1,849,383    $ 1,765,060
                                                           ==========    ==========    ===========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit.........................................  $       --    $  200,000    $   150,000
  Accounts payable.......................................      21,326        65,608         71,668
  Accrued workers' compensation..........................      92,347        46,359         44,659
  Payroll and related benefits...........................     630,555       534,047        414,797
  Other accrued expenses.................................       7,000         5,735             --
  Note payable to shareholder............................     250,000       180,000        180,000
                                                           ----------    ----------    -----------
          Total current liabilities......................   1,001,228     1,031,749        861,124
COMMITMENTS AND CONTINGENCIES
  (Notes 5, 6 and 8)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 100,000 shares authorized,
     10,000 shares issued and outstanding................      10,000        10,000         10,000
  Retained earnings......................................     564,433       807,634        893,936
                                                           ----------    ----------    -----------
          Total shareholders' equity.....................     574,433       817,634        903,936
                                                           ----------    ----------    -----------
                                                           $1,575,661    $1,849,383    $ 1,765,060
                                                           ==========    ==========    ===========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                          FIRST CHOICE STAFFING, INC.

                              STATEMENTS OF INCOME

                                                                                THREE MONTHS ENDED
                                              FISCAL YEARS                   ------------------------
                                -----------------------------------------    MARCH 26,     MARCH 31,
                                   1993           1994           1995          1996,          1996
                                -----------    -----------    -----------    ----------    ----------
                                                                             (UNAUDITED)   (UNAUDITED)
SERVICE REVENUES..............  $10,807,801    $13,007,484    $13,703,404    $3,227,701    $3,523,681
COST OF SERVICES..............    8,825,086     10,573,111     11,149,085     2,620,573     2,867,964
                                -----------    -----------    -----------    ----------    ----------
          Gross profit........    1,982,715      2,434,373      2,554,319       607,128       655,717
OPERATING EXPENSES:
  Selling, general and
     administrative...........    1,361,834      2,485,029      2,258,780       511,788       554,041
  Depreciation................       34,570         34,357         32,923         8,589         8,231
                                -----------    -----------    -----------    ----------    ----------
          Operating income
            (loss)............      586,311        (85,013)       262,616        86,751        93,445
OTHER INCOME (EXPENSE):
  Interest expense............          (71)       (26,109)       (19,415)       (6,285)       (7,143)
  Other, net..................       (2,427)         2,256             --            --            --
                                -----------    -----------    -----------    ----------    ----------
INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR INCOME
  TAXES.......................      583,813       (108,866)       243,201        80,466        86,302
PROVISION (BENEFIT) FOR INCOME
  TAXES.......................      232,787       (168,251)            --            --            --
                                -----------    -----------    -----------    ----------    ----------
          Net income..........  $   351,026    $    59,385    $   243,201    $   80,466    $   86,302
                                ===========    ===========    ===========    ==========    ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          FIRST CHOICE STAFFING, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        COMMON STOCK
                                                     ------------------     RETAINED
                                                     SHARES     AMOUNT      EARNINGS      TOTAL
                                                     ------     -------     --------     --------
BALANCE, December 31, 1992.........................  10,000     $10,000     $154,022     $164,022
  Net income.......................................      --          --      351,026      351,026
                                                     ------     -------     --------     --------
BALANCE, December 31, 1993.........................  10,000      10,000      505,048      515,048
  Net income.......................................      --          --       59,385       59,385
                                                     ------     -------     --------     --------
BALANCE, December 31, 1994.........................  10,000      10,000      564,433      574,433
  Net income.......................................      --          --      243,201      243,201
                                                     ------     -------     --------     --------
BALANCE, December 31, 1995.........................  10,000      10,000      807,634      817,634
  Net income (Unaudited)...........................      --          --       86,302       86,302
                                                     ------     -------     --------     --------
BALANCE, March 31, 1996 (Unaudited)................  10,000     $10,000     $893,936     $903,936
                                                     ======     =======     ========     ========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          FIRST CHOICE STAFFING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS ENDED
                                                                 FISCAL YEARS              -------------------------
                                                       ---------------------------------    MARCH 26,     MARCH 31,
                                                         1993        1994        1995         1995          1996
                                                       ---------   ---------   ---------   -----------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................  $ 351,026   $  59,385   $ 243,201    $  80,466     $  86,302
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation....................................     34,570      34,357      32,923        8,589         8,231
     Deferred income taxes...........................     (3,908)     11,256          --           --            --
     Change in operating assets and liabilities:
       Accounts receivable, net......................   (311,121)   (149,482)    (67,192)     (38,291)     (110,354)
       Prepaid expenses and other....................    (32,022)    (15,485)     (1,071)      54,100        (1,491)
       Other assets..................................   (158,104)         --          --           --            --
       Accounts payable..............................     12,587      (2,923)     44,282       39,231         6,060
       Accrued workers' compensation.................     68,247      10,867     (45,988)     (26,107)       (1,700)
       Payroll and related liabilities...............    189,670     259,929     (96,508)    (105,438)     (119,250)
       Accrued income taxes..........................     54,275    (153,072)         --           --            --
       Other accrued expenses........................      3,158      (9,256)     (1,265)      (7,000)       (5,735)
                                                       ---------   ---------   ---------    ---------     ---------
          Net cash provided by (used in)
            operating activities.....................    208,378      45,576     108,382        5,550      (137,937)
                                                       ---------   ---------   ---------    ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...............................    (53,582)   (120,441)   (164,053)     (45,926)      (40,465)
                                                       ---------   ---------   ---------    ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit.......................         --     100,000     375,000           --            --
  Payments on line of credit.........................   (191,038)   (100,000)   (175,000)          --       (50,000)
  Proceeds from note payable to shareholder..........      9,349     250,000          --           --            --
  Payments on note payable to shareholder............         --      (9,349)    (70,000)          --            --
                                                       ---------   ---------   ---------    ---------     ---------
          Net cash provided by (used in)
            financing activities.....................   (181,689)    240,651     130,000           --       (50,000)
                                                       ---------   ---------   ---------    ---------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................    (26,893)    165,786      74,329      (40,376)     (228,402)
CASH AND CASH EQUIVALENTS,
  beginning of period................................     55,218      28,325     194,111      194,111       268,440
                                                       ---------   ---------   ---------    ---------     ---------
CASH AND CASH EQUIVALENTS,
  end of period......................................  $  28,325   $ 194,111   $ 268,440    $ 153,735     $  40,038
                                                       =========   =========   =========    =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid......................................  $      71   $  26,109   $  19,415    $   6,285     $   7,143
                                                       =========   =========   =========    =========     =========
  Taxes paid (refunded)..............................  $ 189,769     (26,393)  $      --    $      --     $      --
                                                       =========   =========   =========    =========     =========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          FIRST CHOICE STAFFING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     First Choice Staffing, Inc. (the "Company"), a South Carolina corporation, provides temporary personnel services primarily for industrial and clerical needs in the greater Charlotte, North Carolina, metropolitan region. The business was initially founded in 1986 as a Dunhill Temporary Systems franchise. In 1989, the founders bought out the Dunhill franchise contract and formed First Choice Temporary Staffing, Inc. In 1993, the Company changed its name to First Choice Staffing, Inc.

  Reorganization --

     Prior to reorganization on April 1, 1994, the Company was a wholly owned subsidiary of Gregory Personnel, Inc. ("Gregory Personnel"). Gregory Personnel was formed as a holding company in connection with the acquisition by one 50% shareholder of the other 50% shareholder's interest in the Company in 1990. Gregory Personnel had no operations and had assets consisting primarily of a noncompete agreement arising from the acquisition of the former 50% shareholder's interest in the Company. The noncompete agreement was amortized over three years. On April 1, 1994, Gregory Personnel was merged downstream with the Company, leaving the Company as the surviving entity.

  Basis of Presentation --

     The accompanying financial statements include the accounts of Gregory Personnel for the period prior to the merger effective April 1, 1994. As a result of the change in control of the Company occurring in 1990, upon the acquisition of the former 50% shareholder's interest, the acquisition was accounted for as a purchase resulting in the recording of intangible assets as discussed above.

  Fiscal Periods --

     For presentation purposes, the accompanying financial statements have been prepared by the Company on a calendar year basis. However, the Company's fiscal year actually ends on the last Sunday in December. The unaudited interim financial information as of March 31, 1996, and for the three-month periods ended March 26, 1995, and March 31, 1996, correspond to the Company's fiscal quarters which ended on the last Sunday in March.

  Interim Financial Statements --

     The accompanying interim financial statements and related disclosures have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements of the three years in the period ended December 31, 1995, and include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided to the customer.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities,

                          FIRST CHOICE STAFFING, INC.

revenues and expenses and disclosures of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company has recorded an allowance for doubtful accounts of $25,000 at December 31, 1994, December 31, 1995 and March 31, 1996 (unaudited). Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $188,778, $172,834 and $291,548 (unaudited) at December 31, 1994, December 31, 1995 and March 31, 1996, respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets which are as follows:

        Office equipment....................................................  7 years
        Computer equipment..................................................  5 years
        Vehicles............................................................  5 years
        Computer software...................................................  3 years
        Leasehold improvements..............................................  7 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation are removed from the balance sheet and any resultant gain or loss is recorded.

  Other Assets --

     Other assets consists of an investment in a captive workers' compensation insurance pool of which the Company is a member. The investment is accounted for by the Company under the cost method.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, note payable to shareholder and its other debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

  Concentration of Credit Risk --

     Credit risk with respect to accounts receivable is dispensed due to the nature of the business, the large number of customers and the diversity of industries serviced. The Company performs credit evaluations of all its customers.

                          FIRST CHOICE STAFFING, INC.

  Income Taxes --

     Prior to April 1, 1994, the Company was a C Corporation and, accordingly, was subject to federal and state income taxes. The Company accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which recognizes deferred tax assets and liabilities for future tax consequences attributed to differences between the financial statement and income tax basis of assets and liabilities and operating loss carryforwards.

     In connection with the reorganization in April 1994, the Company elected S Corporation status for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded for periods subsequent to this change in tax status as such tax liabilities arising from the date of election as an S Corporation are liabilities of the shareholders of the Company. Also in connection with the April 1994 reorganization, the Company changed its tax year-end from March 31 to December 31.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change in the Company's reported income or loss, the taxable income or loss reported by the individual shareholders could also change.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                            FISCAL YEAR
                                                      -----------------------     MARCH 31,
                                                        1994          1995          1996
                                                      ---------     ---------     ---------
                                                                                  (UNAUDITED)
    Office equipment................................  $ 117,938     $ 171,842     $ 186,439
    Computer equipment..............................    123,966       153,405       170,216
    Vehicles........................................     16,301        26,501        26,501
    Computer software...............................     33,531        45,775        49,979
    Leasehold improvements..........................     56,009        83,248        88,102
                                                      ---------     ---------     ---------
                                                        347,745       480,771       521,237
      Less accumulated depreciation.................    151,635       153,531       161,763
                                                      ---------     ---------     ---------
                                                      $ 196,110     $ 327,240     $ 359,474
                                                      =========     =========     =========

3. LINE OF CREDIT:

     The Company has a revolving line of credit with a bank. Maximum borrowings under the line are equal to the lesser of $400,000 or 80% of the Company's eligible accounts receivable, as defined within the line of credit agreement. The line is secured by the Company's accounts receivable, and interest is payable monthly at prime (8.5% at December 31, 1995), with principal due May 31, 1996. Amounts outstanding under the line were $0, $200,000 and $150,000 (unaudited) as of December 31, 1994, December 31, 1995 and March 31, 1996, respectively.

     In addition, the line of credit is secured by a personal guaranty of the majority shareholder and, among other things, has certain financial ratios and restrictions on incurring additional debt. The Company was in compliance with these covenants as of December 31, 1995. The Company intends to renew this line of credit upon its annual maturity date. The Company had approximately $400,000, $200,000 and $250,000 available under its line of credit at December 31, 1994, December 31, 1995 and March 31, 1996, respectively.

                          FIRST CHOICE STAFFING, INC.

4. NOTE PAYABLE TO SHAREHOLDER:

     The Company has an unsecured note payable to the majority shareholder with interest payable semiannually at 8% and principal due on demand.

5. INCOME TAXES:

     Components of the tax provision (benefit) for the periods prior to the S Corporation election, effective April 1, 1994, are shown below:

                                                                         FISCAL YEARS
                                                                    ----------------------
                                                                      1993         1994
                                                                    --------     ---------
    Provision for (benefit from) income taxes --
      Federal:
         Current..................................................  $188,194     $(127,554)
         Deferred.................................................    (3,607)       (8,197)
                                                                    --------     ---------
              Total federal.......................................   184,587      (135,751)
                                                                    --------     ---------
      State:
         Current..................................................    48,500       (32,800)
         Deferred.................................................      (300)          300
                                                                    --------     ---------
              Total state.........................................    48,200       (32,500)
                                                                    --------     ---------
                                                                    $232,787     $(168,251)
                                                                    ========     =========

     The income tax provision (benefit) for the periods prior to the S Corporation election, effective April 1, 1994, differs from the amount computed by applying the federal statutory rate of 34% to income before taxes due to the following:

                                                                         FISCAL YEARS
                                                                    ----------------------
                                                                      1993         1994
                                                                    --------     ---------
    Income tax provision computed at the federal statutory rate...  $199,321     $ (37,781)
    State taxes, net of federal tax benefit.......................    30,953          (586)
    Effect of permanent differences...............................     3,621         4,143
    Elimination of net deferred tax liabilities upon S Corporation
      election....................................................        --         3,827
    Taxable income earned after S Corporation election, not
      subject to taxation.........................................        --      (137,854)
    Other.........................................................    (1,108)           --
                                                                    --------     ---------
      Provision (benefit) for income taxes........................  $232,787     $(168,251)
                                                                    ========     =========

     Deferred income taxes reflect the impact of the "temporary differences" between the financial and tax basis of assets and liabilities as measured by enacted tax laws. The temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1993 (the period prior to the S Corporation election), were as follows:

    Deferred tax assets --
      Allowance for doubtful accounts..........................................  $ 7,800
      Vacation accrual.........................................................   12,805
                                                                                 -------
              Total deferred tax assets........................................  $20,605
                                                                                 =======
    Deferred tax liabilities -- Accelerated depreciation.......................  $ 9,349
                                                                                 =======

                          FIRST CHOICE STAFFING, INC.

6. COMMITMENTS AND CONTINGENCIES:

  Noncancelable Operating Leases --

     The Company leases office space under noncancelable operating leases. Approximate future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at September 30, 1995, are as follows:

                1996..............................................  $ 92,000
                1997..............................................    86,000
                1998..............................................    85,000
                1999..............................................    67,000
                2000..............................................    43,000
                Thereafter........................................    78,000
                                                                    --------
                                                                    $451,000
                                                                    ========

     Rental expense totaled $61,000, $82,000 and $103,000 for fiscal years 1993, 1994 and 1995, respectively, and $22,000 and $30,000 for the unaudited three-month periods ended March 26, 1995 and March 31, 1996, respectively.

  401(k) Plan --

     In 1995, the Company adopted a 401(k) Savings Plan for its employees in which the Company matches 50% of the employee's contribution up to 3% of the employee's salary. The Company's contribution expense was $18,000 for 1995 and $6,000 for the unaudited three-month period ended March 31, 1996.

7. SIGNIFICANT CUSTOMERS:

     The Company had one customer which represented 12%, 13%, 12%, 13% and 12% of service revenues for the years ended December 31, 1993, 1994 and 1995, and the unaudited three-month periods ended March 26, 1995 and March 31, 1996, respectively. Another customer represented 11% of service revenues for the year ended December 31, 1993. No other customer accounted for more than 10% of service revenues for those periods.

                          FIRST CHOICE STAFFING, INC.

8. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
   ACCOUNTANTS (UNAUDITED):

  StaffMark --

     In June 1996, the shareholders of the Company entered into a definitive agreement to merge the Company with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Prior to or coincident with this proposed merger, the Company plans to make a cash distribution to the majority shareholder representing the Company's S Corporation Accumulated Adjustment Account. The balance of the Company's S Corporation Accumulated Adjustment Account at December 31, 1995, was approximately $504,000.

     In conjunction with the proposed merger discussed above, the majority shareholder will enter into an employment agreement which provides for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete if and when the shareholder's employment is terminated.

  Strategic Sourcing, Inc. --

     In June 1996, the Company entered into a definitive agreement to acquire certain of the operating assets of Strategic Sourcing, Inc., a temporary staffing business located in Charlotte, North Carolina. The proposed purchase price is $750,000 with closing to occur in July 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Blethen Group:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the financial statements ("The Blethen Group"), as of December 31, 1995 and January 1, 1995, and the related combined statements of income (loss), shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's managements. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Blethen Group as of December 31, 1995 and January 1, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
May 24, 1996.

                               THE BLETHEN GROUP

                            COMBINED BALANCE SHEETS



                                                            JANUARY 1,   DECEMBER 31,    MARCH 31,
                                                               1995          1995           1996
                                                            ----------   ------------    ----------
                                                                                         (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................  $   31,921    $    44,644   $   42,114
  Accounts receivable.....................................   1,136,081      1,377,799    1,467,827
  Deferred tax asset......................................       5,500         11,000       11,000
  Prepaid expenses and other..............................      16,809         14,510        9,191
                                                            ----------    -----------   ----------
          Total current assets............................   1,190,311      1,447,953    1,530,132
PROPERTY AND EQUIPMENT, net...............................     393,330        307,286      296,423
OTHER ASSETS:
  Due from shareholders...................................     185,236        194,163      231,328
  Deferred tax asset......................................      24,100         20,760       20,760
  Other...................................................      11,750         12,232        7,383
                                                            ----------    -----------   ----------
          Total other assets..............................     221,086        227,155      259,471
                                                            ----------    -----------   ----------
                                                            $1,804,727    $ 1,982,394   $2,086,026
                                                            ==========    ===========   ==========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Lines of credit.........................................  $  764,645    $   971,436   $  856,617
  Accounts payable........................................     220,801        105,648      111,504
  Outstanding checks......................................          --         25,329           --
  Payroll and related liabilities.........................     295,472        301,258      456,588
  Current maturities of long-term debt....................      25,341         10,151        5,047
  Current maturities of capital lease obligations.........      82,708         47,148       38,689
  Current maturities of notes payable to related
     parties..............................................      83,308         62,813      102,051
  Income taxes payable....................................      15,783         82,583      111,732
  Accrued interest and other..............................      16,001         55,043       49,193
                                                            ----------    -----------   ----------
          Total current liabilities.......................   1,504,059      1,661,409    1,731,421
LONG-TERM DEBT, less current maturities...................      35,604         24,922       25,820
CAPITAL LEASE OBLIGATIONS, less current maturities........      67,452         22,475       17,196
NOTES PAYABLE TO RELATED PARTIES, less current
  maturities..............................................      49,037         45,271       45,271
COMMITMENTS AND CONTINGENCIES
  (Notes 6, 7, 8 and 9)
SHAREHOLDERS' EQUITY:
  Common stock............................................       8,399          8,399        8,399
  Additional paid-in capital..............................       8,940          8,940        8,940
  Retained earnings.......................................     131,236        210,978      248,979
                                                            ----------    -----------   ----------
          Total shareholders' equity......................     148,575        228,317      266,318
                                                            ----------    -----------   ----------
                                                            $1,804,727    $ 1,982,394   $2,086,026
                                                            ==========    ===========   ==========

                  The accompanying notes to combined financial
            statements are an integral part of these balance sheets.

                               THE BLETHEN GROUP

                      COMBINED STATEMENTS OF INCOME (LOSS)

                                                                                THREE MONTHS ENDED
                                                 FISCAL YEARS                 -----------------------
                                    ---------------------------------------    APRIL 2,    MARCH 31,
                                       1993          1994          1995          1995         1996
                                    -----------   -----------   -----------   ----------   ----------
                                                                              (UNAUDITED)  (UNAUDITED)
SERVICE REVENUES..................  $11,197,726   $11,966,633   $13,380,157   $3,181,729   $3,496,711
COST OF SERVICES..................    8,131,773     8,806,124     9,917,548    2,354,647    2,629,346
                                    -----------   -----------   -----------   ----------   ----------
          Gross profit............    3,065,953     3,160,509     3,462,609      827,082      867,365
OPERATING EXPENSES:
  Selling, general and
     administrative...............    3,042,816     2,713,376     2,931,881      692,426      701,543
  Depreciation and amortization...      134,968       122,963       111,437       23,554       26,060
                                    -----------   -----------   -----------   ----------   ----------
          Operating income
            (loss)................     (111,831)      324,170       419,291      111,102      139,762
OTHER INCOME (EXPENSE):
  Interest expense................     (134,815)     (137,448)     (140,800)     (28,344)     (34,069)
  Other, net......................       19,467         2,917        10,884       (2,861)      (2,619)
                                    -----------   -----------   -----------   ----------   ----------
INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR INCOME TAXES......     (227,179)      189,639       289,375       79,897      103,074
PROVISION (BENEFIT) FOR INCOME
  TAXES...........................     (136,263)       49,000        81,000       21,000       53,000
                                    -----------   -----------   -----------   ----------   ----------
          Net income (loss).......  $   (90,916)  $   140,639   $   208,375   $   58,897   $   50,074
                                    ===========   ===========   ===========   ==========   ==========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               THE BLETHEN GROUP

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                ADDITIONAL
                                                      COMMON     PAID-IN      RETAINED
                                                      STOCK      CAPITAL      EARNINGS     TOTAL
                                                      ------    ----------    --------    --------
BALANCE, January 4, 1993............................ $8,543     $ 32,265     $239,861    $280,669
  Net loss..........................................     --           --      (90,916)    (90,916)
  Dividends.........................................     --           --      (57,343)    (57,343)
                                                     ------     --------     --------    --------
BALANCE, January 2, 1994............................  8,543       32,265       91,602     132,410
  Net income........................................     --           --      140,639     140,639
  Dividends.........................................     --           --      (99,474)    (99,474)
  Repurchase and retirement of common stock.........   (144)     (23,325)      (1,531)    (25,000)
                                                     ------     --------     --------    --------
BALANCE, January 1, 1995............................  8,399        8,940      131,236     148,575
  Net income........................................     --           --      208,375     208,375
  Dividends.........................................     --           --     (128,633)   (128,633)
                                                     ------     --------     --------    --------
BALANCE, December 31, 1995..........................  8,399        8,940      210,978     228,317
  Net income (Unaudited)............................     --           --       50,074      50,074
  Dividends (Unaudited).............................     --           --      (12,073)    (12,073)
                                                     ------     --------     --------    --------
BALANCE, March 31, 1996 (Unaudited)................. $8,399     $  8,940     $248,979    $266,318
                                                     ======     ========     ========    ========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               THE BLETHEN GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              FISCAL YEARS                    THREE MONTHS ENDED
                                                   -----------------------------------    --------------------------
                                                                                           APRIL 2,       MARCH 31,
                                                     1993         1994         1995          1995           1996
                                                   ---------    --------    ----------    -----------    -----------
                                                                                          (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)..............................  $ (90,916)   $140,639    $  208,375     $  58,897      $  50,074
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization...............    134,968     122,963       111,437        23,554         26,060
     Provision for (benefit from) deferred income
       taxes.....................................   (136,263)     29,898        (2,160)           --             --
     Change in operating assets and liabilities:
       Accounts receivable.......................    (17,767)    (54,870)     (241,718)      (21,569)       (90,028)
       Prepaid expenses and other................    (14,096)     30,971         2,299        (8,919)         5,319
       Other assets..............................     21,491       5,769          (482)           --          4,849
       Accounts payable..........................    180,570     (97,532)     (115,153)       52,578          5,856
       Outstanding checks........................         --          --        25,329            --        (25,329)
       Payroll and related liabilities...........    (75,190)     65,663         5,786        65,017        155,330
       Income taxes payable (receivable).........    (13,711)     29,494        66,800        20,709         29,149
       Accrued interest and other................     77,477     (55,306)       39,042        44,694         (5,850)
                                                   ---------    --------    ----------     ---------      ---------
          Net cash provided by operating
            activities...........................     66,563     217,689        99,555       234,961        155,430
                                                   ---------    --------    ----------     ---------      ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures...........................   (130,178)    (72,119)      (25,393)           --        (15,197)
                                                   ---------    --------    ----------     ---------      ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net proceeds from (payments on) lines of
     credit......................................     53,773      10,681       206,791      (109,737)      (114,819)
  Proceeds from issuance of long-term debt.......     12,851      54,172            --            --             --
  Payments on long-term debt.....................    (28,243)    (10,282)      (25,872)      (15,900)        (4,206)
  Payments on capital lease obligations..........    (16,213)   (113,042)      (80,537)      (22,645)       (13,738)
  Change in notes payable to related parties.....     34,314      73,031       (24,261)      (22,586)        39,238
  Cash distributions to shareholders.............    (57,343)    (99,474)     (128,633)      (21,000)       (12,073)
  Change in due from shareholders................        837     (44,099)       (8,927)        5,531        (37,165)
                                                   ---------    --------    ----------     ---------      ---------
          Net cash provided by (used in)
            financing activities.................        (24)   (129,013)      (61,439)     (186,337)      (142,763)
                                                   ---------    --------    ----------     ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................    (63,639)     16,557        12,723        48,624         (2,530)
CASH AND CASH EQUIVALENTS, beginning of period...     79,003      15,364        31,921        31,921         44,644
                                                   ---------    --------    ----------     ---------      ---------
CASH AND CASH EQUIVALENTS, end of period.........  $  15,364    $ 31,921    $   44,644     $  80,545      $  42,114
                                                   =========    ========    ==========     =========      =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid..................................  $  97,062    $169,227    $  141,324     $  28,868      $  34,069
                                                   =========    ========    ==========     =========      =========
  Taxes paid.....................................  $      --    $     66    $   41,476     $  22,925      $  33,009
                                                   =========    ========    ==========     =========      =========
  Noncash transactions:
     Repurchase of common stock through a note
       payable...................................  $      --    $ 25,000    $       --     $      --      $      --
                                                   =========    ========    ==========     =========      =========
     Purchase of property and equipment through
       capital leases............................  $  45,975    $     --    $       --     $      --      $      --
                                                   =========    ========    ==========     =========      =========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               THE BLETHEN GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     The Blethen Group's (the "Company") primary business purpose is to provide temporary personnel services. The Company's administrative headquarters are in Burlington, North Carolina, and as of December 31, 1995, the Company operated staffing offices in Burlington, Henderson, Durham, West End, Research Triangle Park and Winston-Salem, North Carolina.

The accompanying combined financial statements include the accounts of the following separate entities which comprise The Blethen Group:

                                                           FORM OF
                                        DATE OF          CORPORATION
                                     INCORPORATION       FOR INCOME
             ENTITY                IN NORTH CAROLINA    TAX PURPOSES           SERVICE TYPE
- --------------------------------  -------------------  ---------------  ---------------------------
Blethen Temporaries, Inc........  October 6, 1981       S Corporation   Clerical and light
                                                                          industrial
Dixon Enterprises of
  Burlington, Inc...............  February 7, 1992      C Corporation   Clerical and light
                                                                          industrial

DP Pros of Burlington, Inc......  June 6, 1985          C Corporation   Information technology and
                                                                          clinical

Personnel Placement, Inc........  October 6, 1981       C Corporation   Permanent placement

TRASEC Corp.....................  February 7, 1992      C Corporation   Clerical and light
                                                                          industrial
Jaeger Personnel Services,
  Ltd...........................  December 20, 1985     S Corporation   Clerical and light
                                                                          industrial

  Basis of Presentation --

     The accompanying financial statements are presented on a combined basis as the entities comprising the Company are under common ownership and/or common management. Furthermore, Blethen Temporaries, Inc. has an option to purchase all outstanding shares of common stock of Dixon Enterprises of Burlington, Inc. and TRASEC Corp. for an amount not to exceed $5,000. Blethen Temporaries, Inc. intends to exercise this option in 1996. As a result, upon exercise of this option, all companies in the accompanying combined financial statements, with the exception of Jaeger Personnel Services, Ltd., will be owned by one individual (the majority shareholder). All significant intercompany transactions have been eliminated.

  Fiscal Periods --

     The Company's fiscal year ends on the Sunday closest to December 31. Fiscal year 1993 refers to the year ended January 2, 1994, fiscal year 1994 refers to the year ended January 1, 1995, and fiscal year 1995 refers to the year ended December 31, 1995. The fiscal years 1993, 1994 and 1995 each included 52 weeks. The unaudited interim periods included in the accompanying combined financial statements each included 13 weeks.

  Interim Financial Statements --

     The accompanying interim combined financial statements and related disclosures have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited combined financial statements for the three years in the period ended December 31, 1995, and include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the combined results of operations and

                               THE BLETHEN GROUP
cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Revenue Recognition --

     Service revenues and permanent placement fee revenues are recognized as income at the time staffing services are provided or the permanent employee is placed with the customer.

     In addition to the services described above, the Company, through a Licensing Agreement (see Note 7), employs and pays individuals to perform services for the licensees' customers, invoices customers, maintains professional liability insurance and supports the training, office administration, systems and marketing needs of the licensee. All revenues generated by the licensee, therefore, belong to the Company and are included in the Company's revenues and expenses. The Company is primarily liable for operating expenses.

  Use of Estimates --

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying combined financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the combined financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying combined financial statements.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     The Company provides, if necessary, allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying combined financial statements. Management believes all accounts are collectible and accordingly, has not recorded an allowance as of January 1, 1995, December 31, 1995 and March 31, 1996. Included in accounts receivable in the accompanying combined balance sheets are unbilled amounts of $143,515, $149,665 and $16,280 (unaudited) at January 1, 1995, December 31, 1995 and March 31, 1996, respectively. All unbilled amounts are normally billable in the following month.

     Credit risk with respect to accounts receivable is dispersed due to the nature of the business, the large number of customers and the diversity of industries serviced.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets which are as follows:

        Office equipment.............................................      5 to 7 years
        Computer equipment and software..............................           5 years
        Vehicles.....................................................           5 years
        Leasehold improvements.......................................     5 to 15 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and

                               THE BLETHEN GROUP
the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash, related party notes payable, due from shareholders and their debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics, and accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

  Income Taxes --

     Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under this new statement, deferred income taxes are provided based on the estimated future tax effects of differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The adoption of SFAS 109 did not have a material effect on the Company's financial position or results of operations.

     Blethen Temporaries, Inc. and Jaeger Personnel Services, Ltd. have elected to be taxed as S Corporations for federal and state income tax reporting purposes. Accordingly, no income tax expense (benefit) has been recorded in the accompanying combined financial statements related to these entities as such taxes are liabilities of the respective shareholders. These entities' tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to their reported income or loss, the taxable income or loss reported by the respective shareholders could also change.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:



                                                       JANUARY 1,    DECEMBER 31,     MARCH 31,
                                                          1995           1995           1996
                                                       ----------    ------------    -----------
                                                                                     (UNAUDITED)


    Office equipment.................................  $421,890       $  428,610      $ 431,772
    Computer equipment and software..................   336,166          352,528        364,563
    Vehicles.........................................    65,118           65,118         65,118
    Leasehold improvements...........................   109,926          109,926        109,926
                                                       --------       ----------      ---------
                                                        933,100          956,182        971,379
      Less accumulated depreciation and
         amortization................................   539,770          648,896        674,956
                                                       --------       ----------      ---------
                                                       $393,330       $  307,286      $ 296,423
                                                       ========       ==========      =========

                               THE BLETHEN GROUP

3. DEBT:

     Long-term debt consisted of the following:


                                                       JANUARY 1,    DECEMBER 31,     MARCH 31,
                                                          1995           1995           1996
                                                       ----------    ------------    -----------
                                                                                     (UNAUDITED)
    Note payable to Chase Auto Financial. Principal
      and interest payable monthly. Interest payable
      at a fixed rate of 7.75%. Secured by a
      vehicle. ......................................  $   35,172     $   28,514      $  25,143
    Unsecured note payable to NationsBank of North
      Carolina, N.A. Interest payable monthly at a
      variable rate which ranged from 9.25% to 10.00%
      and averaged 9.83% during 1995. Principal was
      repaid in 1995. ...............................      15,900             --             --
    Unsecured note payable to NationsBank of North
      Carolina, N.A. Principal and interest are
      payable in monthly installments of $320.
      Interest rate is variable and ranged from 9.25%
      to 10.00% and averaged 9.83% during 1995. .....       9,873          6,559          5,724
                                                       ----------     ----------      ---------
                                                           60,945         35,073         30,867
      Less current maturities........................      25,341         10,151          5,047
                                                       ----------     ----------      ---------
                                                       $   35,604     $   24,922      $  25,820
                                                       ==========     ==========      =========

     The Company has two revolving lines of credit with Lighthouse Financial Corp. that allow for maximum borrowings equal to the lesser of $800,000 and $750,000 or 85% of the applicable Company's eligible accounts receivable, as defined. Interest is payable monthly at a variable rate which ranged from 11.00% to 11.50% and averaged 11.33% during 1995. The lines of credit are renewed annually and are currently due April 6, 1997. They are secured by the assets of the Company and guaranteed by the majority shareholder. Principal and interest on the lines of credit are repaid by collection of accounts receivable under a lockbox arrangement. Accordingly, such lines are classified as current maturities of long-term debt. At December 31, 1995 approximately $31,424 of cash held by the Company was subject to this arrangement. Under the terms of both lines of credit, the Company is required to maintain certain financial ratios, including working capital in excess of $125,000 and positive cash flow each month, among other things. As of March 31, 1996, the Company did not comply with certain of these ratios, as well as certain other negative covenants. However, Lighthouse Financial Corp. has waived all events of noncompliance and default. Balances outstanding under these lines were $764,645, $971,436 and $856,617 (unaudited) as of January 1, 1995, December 31, 1995 and March 31, 1996, respectively.

     Annual maturities of debt subsequent to December 31, 1995 were as follows:

                1996...........................................    $  981,587
                1997...........................................        10,262
                1998...........................................         7,773
                1999...........................................         6,887
                                                                   ----------
                                                                   $1,006,509
                                                                   ==========

                               THE BLETHEN GROUP

4. CAPITAL LEASE OBLIGATIONS:

     As of December 31, 1995, future minimum lease payments were as follows:

    1996....................................................................    $ 53,957
    1997....................................................................      23,204
                                                                                --------
    Total minimum lease payments............................................      77,161
    Amount representing interest............................................      (7,538)
                                                                                --------
    Present value of net minimum lease payments.............................      69,623
      Less current maturities...............................................      47,148
                                                                                --------
                                                                                $ 22,475
                                                                                ========

     The net book value of assets (primarily office equipment) held under capital leases at December 31, 1995 was $102,483, net of accumulated amortization of $180,375.

5. INCOME TAXES:

     Provision (benefit) for income taxes consisted of the following components:

                                                                            THREE MONTHS ENDED
                                                 FISCAL YEARS            -------------------------
                                         -----------------------------    APRIL 2,      MARCH 31,
                                           1993       1994      1995        1995          1996
                                         ---------   -------   -------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
    Current:
      Federal..........................  $      --   $19,102   $69,160     $17,000       $42,000
      State............................         --        --    14,000       4,000        11,000
                                         ---------   -------   -------     -------       -------
                                                --    19,102    83,160      21,000        53,000
                                         ---------   -------   -------     -------       -------
    Deferred:
      Federal..........................   (109,263)   23,898    (1,660)         --            --
      State............................    (27,000)    6,000      (500)         --            --
                                         ---------   -------   -------     -------       -------
                                          (136,263)   29,898    (2,160)         --            --
                                         ---------   -------   -------     -------       -------
              Total....................  $(136,263)  $49,000   $81,000     $21,000       $53,000
                                         =========   =======   =======     =======       =======

Provision (benefit) for income taxes differs from the amount computed by applying the federal statutory tax rate to pretax income due to the following:

                                                                            THREE MONTHS ENDED
                                                 FISCAL YEARS            -------------------------
                                         -----------------------------    APRIL 2,      MARCH 31,
                                           1993       1994      1995        1995          1996
                                         ---------   -------   -------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
    Provision (benefit) for income
      taxes computed at the federal
      statutory rate...................  $ (77,000)  $64,000   $98,000     $27,000       $35,000
    State taxes, net of federal tax
      benefit..........................    (12,000)   10,000    15,000       4,000         5,000
    Effect of permanent differences....      1,000     2,000     3,000       1,000         1,000
    (Income) loss of S Corporations not
      subject to taxation..............    (43,000)  (19,000)  (32,000)    (10,000)       13,000
    Other..............................     (5,263)   (8,000)   (3,000)     (1,000)       (1,000)
                                         ---------   -------   -------     -------       -------
      Provision (benefit) for income
         taxes.........................  $(136,263)  $49,000   $81,000     $21,000       $53,000
                                         =========   =======   =======     =======       =======

                               THE BLETHEN GROUP

     Deferred income taxes reflect the impact of "temporary differences" between the financial and tax basis of assets and liabilities. The temporary differences which gave rise to deferred tax assets and (liabilities) are as follows:

                                                          JANUARY 1,   DECEMBER 31,    MARCH 31,
                                                             1995          1995          1996
                                                          ----------   ------------   -----------
                                                                                      (UNAUDITED)
    Current --
      Employee advances treated as compensation.........   $  (1,000)    $     --      $      --
      Workers' compensation accrual.....................       4,000        4,000          4,000
      Vacation accrual..................................       2,000        3,000          3,000
      Other.............................................         500        4,000          4,000
                                                           ---------     --------      ---------
                                                               5,500       11,000         11,000
                                                           ---------     --------      ---------
    Long term --
      NOLs..............................................      78,000       42,000         42,000
      Accelerated depreciation for tax purposes.........     (30,000)     (26,000)       (26,000)
      Alternative minimum tax and other credits.........      13,000        4,000          4,000
      Change in income tax accounting method............     (37,000)          --             --
      Other.............................................         100          760            760
                                                           ---------     --------      ---------
                                                              24,100       20,760         20,760
                                                           ---------     --------      ---------
    Net deferred tax assets.............................   $  29,600     $ 31,760      $  31,760
                                                           =========     ========      =========

     The NOL carryforward at December 31, 1995 was approximately $103,000. Utilization of this carryforward may be limited as a result of the potential change in ownership that would result in the event of the intended merger subsequent to year-end (Note 9). However, management believes that the deferred tax asset related to the NOL carryforward is fully realizable, and therefore no valuation allowance has been recorded.

6. RELATED PARTY TRANSACTIONS:

  Notes Payable to Related Parties --

     The Company has an informal note payable to a member of the Boards of Directors and relative of the majority shareholder. The note is payable in monthly installments of $711. The note bears interest at an annually adjustable rate equal to the six month average rate of two year treasury notes (6.49% at December 31, 1995). The outstanding balances as of January 1, 1995, December 31, 1995 and March 31, 1996 were $68,694, $49,038 and $49,038 (unaudited), respectively. Interest expense related to these notes amounted to approximately $6,000, $5,000 and $3,000 during fiscal years 1993, 1994 and 1995, respectively, and $1,000 during each of the unaudited three-month periods ended April 2, 1995 and March 31, 1996.

     The Company had a note payable to a former shareholder which originated through the Company's purchase of the former shareholder's equity interest in DP Pros of Burlington, Inc. The note did not bear interest and was due in equal quarterly installments of $4,000. The note was fully repaid in 1995. The outstanding balance as of January 1, 1995, was $8,000.

     The Company has two unsecured notes payable to shareholders, which bear interest at variable rates ranging between 8.25% and 10.00%. Both notes are due on demand and aggregate outstanding balances as of January 1, 1995, December 31, 1995 and March 31, 1996, were $52,337, $59,046 and $85,294 (unaudited), respectively. Interest expense related to these notes amounted to $5,417 and $5,764 during fiscal years 1994 and 1995, respectively, and $1,441 and $1,858 during the unaudited three-month periods ended April 2, 1995 and March 31, 1996, respectively.

                               THE BLETHEN GROUP

  Shareholder Transactions --

     The Company leases offices and a vehicle from the majority shareholder through informal agreements at a monthly cost of $600 each. In March 1996, the office lease payments were increased to $1,200 per month. Market rental rates may differ from these rental payments. The Company also frequently borrows from the majority shareholder. Rental expense under the above agreements totaled $14,400 for each of the fiscal years 1993, 1994 and 1995 and $3,600 and $4,200 for the unaudited three month periods ended April 2, 1995 and March 31, 1996, respectively. Due from shareholders primarily represents advances to the majority shareholder.

     The Company rents its Henderson office facilities from a shareholder under a month-to-month agreement. Rent expense related to these facilities was $17,500, $19,000 and $24,000 during the fiscal years 1993, 1994 and 1995, respectively, and $6,000 during each of the unaudited three month periods ended April 2, 1995 and March 31, 1996.

     During 1991 the Company entered into a three year noncompete agreement with a related party. Pursuant thereto, the individual agreed not to compete, as defined, with the Company for the term of the agreement, expiring in January 1994, in exchange for $150,000 payable in weekly installments of $962.

7. COMMITMENTS AND CONTINGENCIES:

  Distributions to Shareholders --

     Blethen Temporaries, Inc. and Jaeger Personnel Services, Ltd. pay dividends to their shareholders in amounts sufficient to cover, among other things, their estimated tax payments attributable to each entity's net income which will be included in their individual tax returns.

  Licensing Agreement --

     During 1995, the Company entered into an agreement whereby it granted a license to a third party to open and maintain a branch in West End, North Carolina, for the purpose of providing temporary personnel services in that market for an indefinite term. The Company also thereby granted the non-exclusive right to utilize the Company's trade secrets, methods and know-how. The Company receives 40% of gross margin, as defined, as payment for management services. The balance of such gross margin is paid to the licensee. Amounts expensed under the agreement amounted to $36,515 during fiscal year 1995 and $19,943 during the unaudited three month period ended March 31, 1996. Such expense is included in selling, general and administrative expenses in the accompanying combined statements of income (loss).

8. NONCANCELABLE OPERATING LEASES:

     The Company leases office space and a vehicle (Note 6) under noncancelable operating leases. As discussed in Note 6, certain of these facilities are leased from related parties. Future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at December 31, 1995, are as follows:

                1996..............................................  $ 93,395
                1997..............................................    86,317
                1998..............................................    88,140
                1999..............................................    33,932
                                                                    --------
                                                                    $301,784
                                                                    ========

                               THE BLETHEN GROUP

     Rental expense totaled $95,208, $155,230 and $157,121 for fiscal years 1993, 1994 and 1995, respectively, and $30,631 and $36,696 for the unaudited three month periods ended April 2, 1995 and March 31, 1996, respectively.

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In June 1996, certain of the shareholders, representing a majority thereof, of each of the companies comprising The Blethen Group entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Prior to, or coincident with this proposed merger, the Company plans to make a cash distribution of approximately $138,000, which represents the Company's estimated S Corporation Accumulated Adjustment Account. Had this transaction occurred as of March 31, 1996, the effect on the accompanying unaudited interim combined balance sheet would be a decrease in total assets and shareholders' equity of approximately $138,000.

     In conjunction with the proposed merger discussed above, certain of the shareholders will enter into employment agreements which provide for a set base aggregate salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of each person's employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To E.P. Enterprises Corporation:

     We have audited the accompanying balance sheets of E.P. Enterprises Corporation (the "Company"), as of December 31, 1994 and July 10, 1995 and the related statements of income, shareholders' equity (deficit) and cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through July 10, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E.P. Enterprises Corporation as of December 31, 1994 and July 10, 1995 and the results of its operations and its cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through July 10, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Atlanta, Georgia,
May 17, 1996.

                          E.P. ENTERPRISES CORPORATION

                                 BALANCE SHEETS

                                                                      DECEMBER 31,     JULY 10,
                                                                          1994           1995
                                                                      ------------    ----------
                                             ASSETS
CURRENT ASSETS:
  Cash.............................................................    $       --     $    2,331
  Accounts receivable, net of allowance for doubtful accounts of
     $10,000.......................................................     1,420,510      1,929,922
  Prepaid expenses and other.......................................        58,591         57,723
                                                                       ----------     ----------
          Total current assets.....................................     1,479,101      1,989,976
PROPERTY AND EQUIPMENT, net........................................       124,523        111,561
OTHER ASSETS.......................................................         6,458          5,830
                                                                       ----------     ----------
                                                                       $1,610,082     $2,107,367
                                                                       ==========     ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.................................................    $    6,476     $   72,050
  Outstanding checks, net..........................................       145,340        397,142
  Payroll and related liabilities..................................       405,296        660,807
  Reserve for workers' compensation claims.........................        81,797        285,000
  Current maturities of long-term debt and leases..................        41,414      1,005,144
  Accrued interest and other.......................................        27,759          7,690
                                                                       ----------     ----------
          Total current liabilities................................       708,082      2,427,833
LONG-TERM DEBT AND LEASES, less current maturities.................        10,282          8,769
COMMITMENTS AND CONTINGENCIES (Notes 7, 8 and 9)
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, $100 par value in 1995 and 1994; authorized and issued shares of 150 in 1995 and 1994, outstanding shares of
     10 in 1995 and 1994...........................................        15,000         15,000
  Paid-in capital..................................................        22,500         22,500
  Retained earnings................................................     1,323,718        102,765
  Treasury stock, 140 shares.......................................      (469,500)      (469,500)
                                                                       ----------     ----------
          Total shareholders' equity (deficit).....................       891,718       (329,235)
                                                                       ----------     ----------
                                                                       $1,610,082     $2,107,367
                                                                       ==========     ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                          E.P. ENTERPRISES CORPORATION

                              STATEMENTS OF INCOME

                                                                                      FOR THE PERIOD
                                                      YEARS ENDED DECEMBER 31,             FROM
                                                     ---------------------------     JANUARY 1, 1995
                                                        1993            1994         TO JULY 10, 1995
                                                     -----------     -----------     ----------------
SERVICE REVENUES...................................  $14,211,743     $17,553,687       $ 11,034,812
COST OF SERVICES...................................   10,833,922      13,583,176          8,751,870
                                                     -----------     -----------       ------------
          Gross profit.............................    3,377,821       3,970,511          2,282,942
OPERATING EXPENSES:
  Selling, general and administrative..............    2,308,467       2,338,574          1,330,700
  Depreciation and amortization....................       16,418          23,849             17,331
                                                     -----------     -----------       ------------
          Operating income.........................    1,052,936       1,608,088            934,911
                                                     -----------     -----------       ------------
OTHER INCOME (EXPENSE):
  Interest expense.................................       (2,025)         (2,564)           (14,685)
  Interest and other income (expense)..............       36,271          (4,230)            33,821
                                                     -----------     -----------       ------------
          Net income...............................  $ 1,087,182     $ 1,601,294       $    954,047
                                                     ===========     ===========       ============

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          E.P. ENTERPRISES CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 COMMON STOCK
                               -----------------    PAID-IN     RETAINED      TREASURY
                               SHARES    AMOUNT     CAPITAL     EARNINGS        STOCK         TOTAL
                               ------    -------    -------    -----------    ---------    -----------
BALANCE, December 31, 1992...    150     $15,000    $22,500    $ 1,165,242    $(469,500)   $   733,242
  Net income.................     --          --         --      1,087,182           --      1,087,182
  Dividends..................     --          --         --       (230,000)          --       (230,000)
                                 ---     -------    -------    -----------    ---------    -----------
BALANCE, December 31, 1993...    150      15,000     22,500      2,022,424     (469,500)     1,590,424
  Net income.................     --          --         --      1,601,294           --      1,601,294
  Dividends..................     --          --         --     (2,300,000)          --     (2,300,000)
                                 ---     -------    -------    -----------    ---------    -----------
BALANCE, December 31, 1994...    150      15,000     22,500      1,323,718     (469,500)       891,718
  Net income.................     --          --         --        954,047           --        954,047
  Dividends..................     --          --         --     (2,175,000)          --     (2,175,000)
                                 ---     -------    -------    -----------    ---------    -----------
BALANCE, July 10, 1995.......    150     $15,000    $22,500    $   102,765    $(469,500)   $  (329,235)
                                 ===     =======    =======    ===========    =========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          E.P. ENTERPRISES CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                      FOR THE PERIOD
                                                       YEARS ENDED DECEMBER 31,            FROM
                                                      --------------------------     JANUARY 1, 1995
                                                         1993           1994         TO JULY 10, 1995
                                                      ----------     -----------     ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $1,087,182     $ 1,601,294       $    954,047
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization..................      16,418          23,849             17,331
     Provision for bad debts........................       2,420          12,557                 --
     Net (gain) loss on sale of equipment...........       5,351             230            (31,032)
     Change in operating assets and liabilities:
       Accounts receivable..........................    (766,117)        196,457           (509,412)
       Prepaid expenses and other...................      54,414          23,460                868
       Other assets.................................        (838)         (3,037)               628
       Accounts payable.............................      (8,750)         (5,973)            65,574
       Bank overdraft...............................          --         145,340            251,802
       Payroll and related liabilities..............     121,995          14,695            255,511
       Reserve for workers' compensation claims.....      41,406          31,891            203,203
       Accrued interest and other...................    (170,597)        (29,517)           (20,069)
                                                      ----------     -----------       ------------
          Net cash provided by operating
            activities..............................     382,884       2,011,246          1,188,451
                                                      ----------     -----------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................     (61,867)        (67,893)           (13,612)
  Proceeds from the sales of property and
     equipment......................................      12,529              --             40,275
                                                      ----------     -----------       ------------
          Net cash provided by (used in) investing
            activities..............................     (49,338)        (67,893)            26,663
                                                      ----------     -----------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of short-term debt.........          --              --            800,000
  Net borrowings on revolving line of credit........          --          38,207            164,055
  Payments on capital leases........................          --          13,489             (1,838)
  Cash distributions to shareholders................    (230,000)     (2,300,000)        (2,175,000)
                                                      ----------     -----------       ------------
          Net cash used in financing activities.....    (230,000)     (2,248,304)        (1,212,783)
                                                      ----------     -----------       ------------
NET INCREASE (DECREASE) IN CASH.....................     103,546        (304,951)             2,331
CASH, beginning of period...........................     201,405         304,951                 --
                                                      ----------     -----------       ------------
CASH, end of period.................................  $  304,951     $        --       $      2,331
                                                      ==========     ===========       ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.....................................  $    2,025     $     2,564       $     14,685
                                                      ==========     ===========       ============

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          E.P. ENTERPRISES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     E.P. Enterprises Corporation (the "Company"), doing business as Caldwell Services, Inc., was incorporated in the state of Georgia on December 27, 1973. The Company's primary business purpose is to provide temporary personnel services. The Company is headquartered in Atlanta, Georgia, and as of July 10, 1995 operated five staffing offices in the Atlanta area.

     On July 10, 1995, Brewer Personnel Services, Inc. ("Brewer") acquired the stock of the Company. Total consideration paid by Brewer for the Company was approximately $17.3 million. The purchase price included cash of $11.5 million, a note for $3.1 million and the assumption of certain liabilities of the Company. The accompanying balance sheet as of July 10, 1995 has been prepared as of the date of acquisition and does not reflect the purchase accounting adjustments which were recorded by Brewer in conjunction with this acquisition.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $254,016 and $324,783 at December 31, 1994 and July 10, 1995, respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets which are as follows:

        Office equipment..................................................   5-7 years
        Computer equipment................................................     5 years
        Computer software.................................................     3 years
        Leasehold improvements............................................    39 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

                          E.P. ENTERPRISES CORPORATION

  Workers' Compensation --

     The Company self-insures certain risks related to workers' compensation claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engages the services of a third-party actuary to assist with the development of these cost estimates.

2. PROPERTY AND EQUIPMENT:

     Components of property and equipment at December 31, 1994 and July 10, 1995 are as follows:

                                                                       1994         1995
                                                                     --------     --------
    Office equipment...............................................  $225,051     $118,787
    Computer equipment.............................................   130,685      123,103
    Computer software..............................................     6,891        9,450
    Leasehold improvements.........................................    81,194        7,231
                                                                     --------     --------
                                                                      443,821      258,571
         Less accumulated depreciation and amortization............   319,298      147,010
                                                                     --------     --------
                                                                     $124,523     $111,561
                                                                     ========     ========

     Depreciation and amortization expense related to property and equipment totaled $16,418, $23,849 and $17,331 for the years ended 1993 and 1994 and the period ended July 10, 1995, respectively.

3. LONG-TERM DEBT AND LEASES:

     At December 31, 1994 and July 10, 1995, long-term debt consisted of the following:

                                                                    1994          1995
                                                                  --------     -----------
    Term loan with Bank South; interest payable monthly at
      6.85%; principal due September 23, 1995; secured by the
      assets and common stock of the Company. ..................  $     --     $   600,000
    Term loan with Bank South; interest payable monthly at
      prime; principal due September 23, 1995; secured by the
      assets and common stock of the Company. ..................        --         200,000
    Line of Credit with Bank South; maximum borrowings equal the lesser of $800,000 or 85% of the Company's eligible
      accounts receivable balance; interest payable monthly at
      prime; principal due on demand or by April 30, 1996;
      secured by the assets and common stock of the Company. ...    38,207         202,262
    Capital lease obligations...................................    13,489          11,651
                                                                  --------     -----------
                                                                    51,696       1,013,913
         Less current maturities................................    41,414       1,005,144
                                                                  --------     -----------
    Total long-term debt and leases.............................  $ 10,282     $     8,769
                                                                  ========     ===========

                          E.P. ENTERPRISES CORPORATION

     Annual maturities of long-term debt subsequent to July 10, 1995 are as follows:

                1996.............................................  $1,005,144
                1997.............................................       3,799
                1998.............................................       4,970
                                                                   ----------
                                                                   $1,013,913
                                                                   ==========

     Long-term debt of the Company was repaid concurrent with the sale of the Company (Note 9).

4. INCOME TAXES:

     The Company operates as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes are liabilities of the individual shareholders.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual shareholders could also change.

5. WORKERS' COMPENSATION:

     The Company is self-insured for certain workers' compensation claims and is regulated by the Workers' Compensation Insurance Commission in the state of Georgia. Workers' compensation expense totaled $101,411, $240,908 and $349,934 for the years ended December 31, 1993 and 1994 and for the period ended July 10, 1995, respectively.

6. RELATED PARTY TRANSACTIONS:

     Through July 1995, the Company occupied a building owned by an affiliated partnership comprised of the Company's shareholders. Expenses related to this building were $33,000 for both years ended December 31, 1993 and 1994, and $17,325 for the period ended July 10, 1995.

     The Company has hardware and software maintenance support agreements with related companies. Amounts paid on these contracts were $10,327 and $16,141 for the years ended December 31, 1993 and 1994, respectively, and $8,160 for the period ended July 10, 1995.

     The Company supplies some of its services to affiliated companies. Service revenues from these companies were $32,944 and $52,941 for the years ended December 31, 1993 and 1994, respectively, and $34,396 for the period ended July 10, 1995.

7. COMMITMENTS AND CONTINGENCIES:

     The Company has historically paid bonuses to its shareholders in amounts sufficient to cover their estimated tax payments attributable to the respective share of the Company's net income included in their individual tax returns.

                          E.P. ENTERPRISES CORPORATION

8. NONCANCELABLE OPERATING LEASES:

     The Company leases branch office space under noncancelable operating leases. Future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at July 10, 1995, are as follows:

                1996..............................................  $110,290
                1997..............................................    93,067
                1998..............................................    48,165
                1999..............................................    36,840
                2000..............................................    36,840
                                                                    --------
                                                                    $325,202
                                                                    ========

     Rental expense totaled $105,125, $115,945 and $83,399 for the years ended December 31, 1993 and 1994, and for the period ended July 10, 1995, respectively.

9. LITIGATION:

     The Company is a party to certain lawsuits primarily involving workers' compensation claims. Management believes, based in part on consultation from legal counsel, that the ultimate outcome of these matters will not have a materially adverse effect on the Company's financial position, liquidity or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To On Call Employment Services, Inc.:

     We have audited the accompanying balance sheets of On Call Employment Services, Inc. (the "Company"), a Colorado corporation, as of December 31, 1994 and 1995 and February 2, 1996 and the related statements of income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 and for the period from January 1, 1996 to February 2, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of On Call Employment Services, Inc. as of December 31, 1994 and 1995 and February 2, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period from January 1, 1996 to February 2, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado,
May 24, 1996.

                       ON CALL EMPLOYMENT SERVICES, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                           ------------------------    FEBRUARY 2,
                                                              1994          1995          1996
                                                           ----------    ----------    -----------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $   95,313    $  340,594     $    4,849
  Accounts receivable....................................   1,678,682     2,068,461        273,067
  Prepaid expenses and other.............................       1,071         1,671          8,878
                                                           ----------    ----------     ----------
          Total current assets...........................   1,775,066     2,410,726        286,794
PROPERTY AND EQUIPMENT, net..............................      65,103       114,537        115,369
                                                           ----------    ----------     ----------
                                                           $1,840,169    $2,525,263     $  402,163
                                                           ==========    ==========     ==========
                          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.......................................  $   68,302    $  123,653     $  129,970
  Payroll and related liabilities........................     140,195       183,410        253,601
  Reserve for workers' compensation claims...............      30,360        40,815         43,305
  Other..................................................      10,000        11,275         12,000
                                                           ----------    ----------     ----------
          Total current liabilities......................     248,857       359,153        438,876
COMMITMENTS AND CONTINGENCIES
  (Notes 6, 7 and 8)
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, 1,000,000 shares authorized, issued and
     outstanding.........................................      60,000        60,000         60,000
  Paid-in capital........................................     185,000       185,000        185,000
  Retained earnings (deficit)............................   1,346,312     1,921,110       (281,713)
                                                           ----------    ----------     ----------
          Total shareholders' equity (deficit)...........   1,591,312     2,166,110        (36,713)
                                                           ----------    ----------     ----------
                                                           $1,840,169    $2,525,263     $  402,163
                                                           ==========    ==========     ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                       ON CALL EMPLOYMENT SERVICES, INC.

                              STATEMENTS OF INCOME

                                                                                           FOR THE
                                                                                         PERIOD FROM
                                                                                         JANUARY 1,
                                                    YEARS ENDED DECEMBER 31,               1996 TO
                                            -----------------------------------------    FEBRUARY 2,
                                               1993           1994           1995           1996
                                            -----------    -----------    -----------    -----------
SERVICE REVENUES..........................  $22,130,961    $10,098,261    $12,497,627    $ 1,127,091
COST OF SERVICES..........................   18,364,966      8,176,489     10,203,428        945,388
                                            -----------    -----------    -----------    -----------
          Gross profit....................    3,765,995      1,921,772      2,294,199        181,703
OPERATING EXPENSES:
  Selling, general and administrative.....    1,459,203      1,293,619      1,304,762        116,092
  Depreciation and amortization...........        6,372         13,242         24,473          2,525
                                            -----------    -----------    -----------    -----------
          Operating income................    2,300,420        614,911        964,964         63,086
OTHER INCOME:
  Interest income.........................       19,610         25,605         43,334          4,847
                                            -----------    -----------    -----------    -----------
          Net income......................  $ 2,320,030    $   640,516    $ 1,008,298    $    67,933
                                            ===========    ===========    ===========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       ON CALL EMPLOYMENT SERVICES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                          COMMON STOCK
                                      --------------------    PAID-IN      RETAINED
                                       SHARES      AMOUNT     CAPITAL      EARNINGS         TOTAL
                                      ---------    -------    --------    -----------    -----------
BALANCE, December 31, 1992..........  1,000,000    $60,000    $     --    $ 1,458,724    $ 1,518,724
  Net income........................         --         --          --      2,320,030      2,320,030
  Dividends.........................         --         --          --       (230,000)      (230,000)
                                      ---------    -------    --------    -----------    -----------
BALANCE, December 31, 1993..........  1,000,000     60,000          --      3,548,754      3,608,754
  Net income........................         --         --          --        640,516        640,516
  Contribution from shareholder.....         --         --     185,000             --        185,000
  Dividends.........................         --         --          --     (2,842,958)    (2,842,958)
                                      ---------    -------    --------    -----------    -----------
BALANCE, December 31, 1994..........  1,000,000     60,000     185,000      1,346,312      1,591,312
  Net income........................         --         --          --      1,008,298      1,008,298
  Dividends.........................         --         --          --       (433,500)      (433,500)
                                      ---------    -------    --------    -----------    -----------
BALANCE, December 31, 1995..........  1,000,000     60,000     185,000      1,921,110      2,166,110
  Net income for the period from
     January 1, 1996 to
     February 2, 1996...............         --         --          --         67,933         67,933
  Dividends.........................         --         --          --     (2,270,756)    (2,270,756)
                                      ---------    -------    --------    -----------    -----------
BALANCE, February 2, 1996...........  1,000,000    $60,000    $185,000    $  (281,713)   $   (36,713)
                                      =========    =======    ========    ===========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       ON CALL EMPLOYMENT SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                        FOR THE
                                                                                                      PERIOD FROM
                                                                                                      JANUARY 1,
                                                                  YEARS ENDED DECEMBER 31,              1996 TO
                                                          ----------------------------------------    FEBRUARY 2,
                                                             1993           1994           1995          1996
                                                          -----------    -----------    ----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................. $ 2,320,030    $   640,516    $1,008,298    $    67,933
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.......................       6,372         13,242        24,473          2,525
     Change in operating assets and liabilities:
       Accounts receivable...............................  (2,532,313)     2,634,981      (389,779)       581,883
       Prepaid expenses and other........................         465             --          (600)       (10,564)
       Accounts payable..................................      52,716        (78,044)       55,351          6,317
       Outstanding checks................................     110,098       (110,098)           --             --
       Payroll and related liabilities...................     236,744       (302,925)       43,215         70,191
       Reserve for workers compensation claims...........       7,520           (888)       10,455          2,490
       Other.............................................          --             --         1,275            725
                                                          -----------    -----------    ----------    -----------
          Net cash provided by operating activities......     201,632      2,796,784       752,688        721,500
                                                          -----------    -----------    ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...................................     (26,130)       (43,513)      (73,907)            --
                                                          -----------    -----------    ----------    -----------
          Net cash used in investing activities..........     (26,130)       (43,513)      (73,907)            --
                                                          -----------    -----------    ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends..............................................    (230,000)    (2,842,958)     (433,500)    (1,057,245)
  Contribution by shareholders...........................          --        185,000            --             --
                                                          -----------    -----------    ----------    -----------
          Net cash used in financing activities..........    (230,000)    (2,657,958)     (433,500)    (1,057,245)
                                                          -----------    -----------    ----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....     (54,498)        95,313       245,281       (335,745)
CASH AND CASH EQUIVALENTS, beginning of period...........      54,498             --        95,313        340,594
                                                          -----------    -----------    ----------    -----------
CASH AND CASH EQUIVALENTS, end of period................. $        --    $    95,313    $  340,594    $     4,849
                                                          ===========    ===========    ==========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Non-cash transactions:
     Distribution of accounts receivable to shareholders
       (Note 1).......................................... $        --    $        --    $       --    $ 1,213,511
                                                          ===========    ===========    ==========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       ON CALL EMPLOYMENT SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     On Call Employment Services, Inc. ("On Call" or the "Company") was incorporated in the state of Colorado. The Company's primary business purpose was to provide temporary personnel services to companies in northern Colorado, mainly those which specialize in high tech manufacturing. The Company is headquartered in Loveland, Colorado and as of February 2, 1996, operated staffing offices in Loveland, Longmont, Boulder and Greeley, Colorado.

     On January 19, 1996, the two shareholders of On Call who aggregately owned 100 percent of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with Brewer Personnel Services, Inc. ("Brewer"), an Arkansas corporation. The Agreement was effective February 2, 1996. Under the terms of the Agreement, the outstanding shares of the Company prior to the merger (1,000,000 shares) were converted into i) ten shares of Brewer's common stock at an exchange rate of one share of Brewer for every 100,000 shares of the Company and ii) $2.64 million in cash. Brewer was the surviving company of the merger. The Agreement also specified that cash and certain accounts receivable would be distributed to the two shareholders prior to the merger. The accompanying balance sheet as of February 2, 1996 reflects such distributions of cash and accounts receivable but does not reflect the purchase accounting adjustments which were recorded by Brewer in conjunction with this acquisition.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements were based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Cash and Cash Equivalents --

     For statements of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $159,733, $173,238 and $273,067 at December 31, 1994 and 1995 and February 2, 1996, respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets which are as follows:

        Office equipment................................................  5 to 7 years
        Computer equipment..............................................  3 to 5 years
        Computer software...............................................  3 to 5 years

                       ON CALL EMPLOYMENT SERVICES, INC.

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Concentration of Credit Risk --

     The Company had no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintained its cash balances with financial institutions, in the form of demand deposits. The Company performed ongoing credit evaluations of its customers' financial condition and generally did not require collateral. Its accounts receivable balances were domestic and were due from companies located in northern Colorado which were primarily engaged in businesses related to the high technology manufacturing industry.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                            DECEMBER 31,
                                                        ---------------------    FEBRUARY 2,
                                                          1994         1995         1996
                                                        --------     --------     ---------
    Office equipment................................    $  6,412     $ 24,037     $  24,037
    Computer equipment..............................      75,585      119,867       119,867
    Computer software...............................      10,000       22,000        22,000
                                                        --------     --------     ---------
                                                          91,997      165,904       165,904
         Less accumulated depreciation and
           amortization.............................      26,894       51,367        50,535
                                                        --------     --------     ---------
                                                        $ 65,103     $114,537     $ 115,369
                                                        ========     ========     =========

     Depreciation and amortization expense related to property and equipment totaled $6,372, $13,242, $24,473 and $2,525 for the years ended December 31, 1993, 1994 and 1995 and the period from January 1, 1996 to February 2, 1996, respectively.

3. INCOME TAXES:

     Prior to February 2, 1996, the Company operated as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes were liabilities of the individual shareholders. The Company had historically made distributions to its shareholders which were used, in part, to satisfy the income tax liability reported by the shareholders related to the Company's operations.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual shareholders could also change.

4. WORKERS' COMPENSATION:

     The Company was insured by certain insurance companies for workers' compensation claims and was regulated by the Workers' Compensation Insurance Commission in the state of Colorado. Workers' compensation expense totaled approximately $218,500, $171,100, $131,800 and $9,300 for the years ended December 31, 1993, 1994 and 1995, and the period from January 1, 1996 to February 2, 1996, respectively.

                       ON CALL EMPLOYMENT SERVICES, INC.

5. COMMON STOCK:

     As of December 31, 1993, 1994 and 1995 and February 2, 1996, the Company had an authorized capitalization consisting of 1,000,000 shares of common stock, of which 1,000,000 shares were issued and outstanding and no shares were held as treasury stock.

6. NONCANCELABLE OPERATING LEASES:

     The Company leased office space for its four branch locations in northern Colorado through noncancelable operating leases. Future minimum annual payments required during each of the next five years under operating leases that had initial or remaining noncancelable lease terms of one year or more at February 2, 1996, are as follows:

                1996..............................................  $ 70,640
                1997..............................................    29,052
                1998..............................................    23,464
                1999..............................................    17,344
                2000..............................................     8,680
                Thereafter........................................     2,920
                                                                    --------
                                                                    $152,100
                                                                    ========

     Rent expense totaled approximately $66,900, $78,500, $82,200 and $7,200 for the years ended December 31, 1993, 1994 and 1995 and the period from January 1, 1996 to February 2, 1996, respectively.

     The shareholders committed to the construction of a commercial office building in Loveland, Colorado which should be completed by October 1996. The Company plans on moving its Loveland office to this new building once completed. Brewer has agreed to sublease this office space from the shareholders for a five-year period.

7. EMPLOYEE BENEFIT PLAN:

     The Company had a 401(k) plan under which eligible employees may defer up to 12% of their compensation. The Company's plan does not allow for matching employer contributions.

8. CONTINGENCIES:

     The Company is subject to various claims and business disputes in the ordinary course of business. Management does not anticipate that the ultimate outcome of these issues will have a material impact on the Company's financial position or results of operations.

9. SIGNIFICANT CUSTOMERS:

     The Company's sales to customers which individually account for 10% or more of service revenues for the years ended December 31, 1993, 1994 and 1995 and the period from January 1, 1996 to February 2, 1996, were as follows:

                                                                                                               JANUARY 1 TO
                          1993                          1994                          1995                   FEBRUARY 2, 1996
               --------------------------   --------------------------   ---------------------------   ----------------------------
                  AMOUNTS     PERCENTAGES      AMOUNTS     PERCENTAGES      AMOUNTS      PERCENTAGES      AMOUNTS      PERCENTAGES
               -------------  -----------   -------------  -----------   -------------   -----------   -------------  -------------
               (IN MILLIONS)                (IN MILLIONS)                (IN MILLIONS)                 (IN MILLIONS)
Customer 1....    $13.3          60%          $ 1.6            16%          $ 1.5            12%          $0.2             18%
Customer 2....      3.1          14             2.2            22             3.2            26            0.3             23
Customer 3....       --          --              --            --             1.6            13            0.2             17

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Strategic Sourcing, Inc.:

     We have audited the accompanying balance sheets of Strategic Sourcing, Inc. (the "Company") as of December 31, 1994 and 1995, and the related statements of income (loss), shareholders' equity (deficit) and cash flows for the period from the date of incorporation (May 25, 1993) to December 31, 1993, and each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures to the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Sourcing, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from the date of incorporation (May 25, 1993) to December 31, 1993, and each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                    ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
May 24, 1996.

                            STRATEGIC SOURCING, INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                            ---------------------      MARCH 31,
                                                              1994         1995          1996
                                                            --------     --------     -----------
                                                                                      (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash....................................................  $ 26,159     $ 13,281      $  14,744
  Accounts receivable.....................................    92,041      121,217        131,319
  Prepaid expenses and other..............................        --        1,675             --
                                                            --------     --------      ---------
          Total current assets............................   118,200      136,173        146,063
PROPERTY AND EQUIPMENT, net...............................    13,406       21,667         20,991
OTHER ASSETS..............................................     2,435        2,347          5,056
                                                            --------     --------      ---------
                                                            $134,041     $160,187      $ 172,110
                                                            ========     ========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable........................................  $  4,038     $  9,118      $  31,507
  Payroll and related liabilities.........................    26,869        6,325          4,866
  Current portion of note payable to shareholder..........    55,000        6,145          6,145
                                                            --------     --------      ---------
          Total current liabilities.......................    85,907       21,588         42,518
NOTE PAYABLE TO SHAREHOLDER...............................    69,166       63,021         63,021
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, no par value, 1,000 shares authorized, 600
     shares issued and outstanding in 1994, 1995 and
     1996.................................................     3,000        3,000          3,000
  Retained earnings (deficit).............................   (24,032)      72,578         63,571
                                                            --------     --------      ---------
          Total shareholders' equity (deficit)............   (21,032)      75,578         66,571
                                                            --------     --------      ---------
                                                            $134,041     $160,187      $ 172,110
                                                            ========     ========      =========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                            STRATEGIC SOURCING, INC.

                          STATEMENTS OF INCOME (LOSS)


                                    PERIOD FROM
                                      MAY 25,            YEARS ENDED              THREE MONTHS ENDED
                                      1993, TO           DECEMBER 31,                 MARCH 31,
                                    DECEMBER 31,    ----------------------    --------------------------
                                        1993          1994         1995          1995           1996
                                    ------------    --------    ----------    -----------    -----------
                                                                              (UNAUDITED)    (UNAUDITED)
REVENUES:
  Service revenues.................   $ 23,932      $608,030    $1,013,332     $ 304,161      $  95,879
  Permanent placement fee
     revenues......................     26,407        85,068       230,166        85,806         56,206
                                      --------      --------    ----------     ---------      ---------
                                        50,339       693,098     1,243,498       389,967        152,085
COST OF SERVICES...................     10,236       358,228       612,197       125,196         75,047
                                      --------      --------    ----------     ---------      ---------
          Gross profit.............     40,103       334,870       631,301       264,771         77,038
OPERATING EXPENSES:
  Selling, general and
     administrative................    101,920       278,603       414,254       188,475         82,090
  Depreciation and amortization....      1,769         3,258         5,015         1,250            676
                                      --------      --------    ----------     ---------      ---------
          Operating income
            (loss).................    (63,586)       53,009       212,032        75,046         (5,728)
OTHER INCOME (EXPENSE), net........     (1,356)      (12,099)          735            --             37
                                      --------      --------    ----------     ---------      ---------
          Net income (loss)........   $(64,942)     $ 40,910    $  212,767     $  75,046      $  (5,691)
                                      ========      ========    ==========     =========      =========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            STRATEGIC SOURCING, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                         TOTAL
                                                                        RETAINED     SHAREHOLDERS'
                                                              COMMON    EARNINGS        EQUITY
                                                              STOCK     (DEFICIT)      (DEFICIT)
                                                              ------    ---------    -------------
Initial capital contribution on May 25, 1993 (date of
  incorporation)............................................  $3,000    $      --      $   3,000
  Net loss..................................................     --       (64,942)       (64,942)
                                                              ------    ---------      ---------
BALANCE, December 31, 1993..................................   3,000      (64,942)       (61,942)
  Net income................................................     --        40,910         40,910
                                                              ------    ---------      ---------
BALANCE, December 31, 1994..................................   3,000      (24,032)       (21,032)
  Net income................................................     --       212,767        212,767
  Dividends.................................................     --      (116,157)      (116,157)
                                                              ------    ---------      ---------
BALANCE, December 31, 1995..................................   3,000        72,578         75,578
  Net loss (Unaudited)......................................     --        (5,691)        (5,691)
  Dividends (Unaudited).....................................     --        (3,316)        (3,316)
                                                              ------    ---------      ---------
BALANCE, March 31, 1996 (Unaudited).........................  $3,000    $  63,571      $  66,571
                                                              ======    =========      =========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            STRATEGIC SOURCING, INC.

                            STATEMENTS OF CASH FLOWS

                                                      PERIOD
                                                       FROM
                                                     MAY 25,             YEARS ENDED           THREE MONTHS ENDED
                                                     1993, TO           DECEMBER 31,                MARCH 31,
                                                   DECEMBER 31,     ---------------------     ---------------------
                                                       1993          1994         1995          1995         1996
                                                   ------------     -------     ---------     --------     --------
                                                                                              (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................   $(64,942)      $40,910     $ 212,767     $ 75,046     $ (5,691)
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Depreciation and amortization................      1,769         3,258         5,015        1,250          676
     Change in operating assets and liabilities:
       Accounts receivable........................    (32,230)      (59,811)      (29,176)     (28,505)     (10,102)
       Prepaid expenses and other.................         --            --        (1,675)          --        1,675
       Other assets...............................     (1,072)       (1,363)           88         (442)      (2,709)
       Accounts payable...........................      5,911        (1,873)        5,080        7,187       22,389
       Payroll and related liabilities............      2,099        24,770       (20,544)      (3,628)      (1,459)
                                                     --------       -------     ---------     --------     --------
          Net cash provided by (used in) operating
            activities............................    (88,465)        5,891       171,555       50,908        4,779
                                                     --------       -------     ---------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................    (17,691)         (742)      (13,276)          --           --
                                                     --------       -------     ---------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock..........      3,000            --            --           --           --
  Proceeds from line of credit....................     50,000            --            --           --           --
  Payments on line of credit......................         --       (50,000)           --           --           --
  Proceeds from note payable to shareholder.......     68,379        55,787            --           --           --
  Payments on note payable to shareholder.........         --            --       (55,000)      (9,728)          --
  Dividends.......................................         --            --      (116,157)          --       (3,316)
                                                     --------       -------     ---------     --------     --------
          Net cash provided by (used in) financing
            activities............................    121,379         5,787      (171,157)      (9,728)      (3,316)
                                                      -------       -------     ---------     --------     --------
NET INCREASE (DECREASE) IN CASH...................     15,223        10,936       (12,878)      41,180        1,463
CASH, beginning of period.........................         --        15,223        26,159       26,159       13,281
                                                     --------       -------     ---------     --------     --------
CASH, end of period...............................   $ 15,223       $26,159     $  13,281     $ 67,339     $ 14,744
                                                     ========       =======     =========     ========     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid...................................   $  1,356       $ 2,901     $      --     $     --     $     --
                                                     ========       =======     =========     ========     ========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            STRATEGIC SOURCING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     Strategic Sourcing, Inc. (the "Company"), a North Carolina corporation, provides services related to the placement of information technology professionals in both permanent and contract positions for companies located primarily in North Carolina and South Carolina. The business was initially founded in May 1993 as Strategic Staffing, Inc. and changed its name to Strategic Sourcing, Inc. in February 1995. Accordingly, the 1993 results of operations and cash flows included in the accompanying financial statements and notes thereto reflect activity for the period from May 25, 1993 to December 31, 1993.

  Interim Periods --

     The accompanying interim financial statements and related disclosures have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the accompanying audited financial statements and include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Revenue Recognition --

     Service revenues and permanent placement fee revenues are recognized as income at the time staffing services are provided or the permanent employee is placed with the customer.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Accounts Receivable --

     The Company performs credit evaluations of potential customers prior to entering into contracts. The Company provides, if necessary, allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Management believes all accounts are collectible and accordingly, has not recorded an allowance as of December 31, 1994 and 1995, and as of March 31, 1996.

  Significant Customers --

     Revenues from two customers accounted for 52% and 34% of total revenues in 1993. Revenues from four customers accounted for 20%, 18%, 15% and 10% of total revenues in 1994. Revenues from one customer accounted for 60% of total revenues in 1995. Revenues from two customers accounted for 58% and 14% of total revenues for the unaudited three-month period ended March 31, 1995. Revenues from three customers accounted for 36%, 27% and 21% of total revenues for the unaudited three-month period ended March 31, 1996.

                            STRATEGIC SOURCING, INC.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets, which are as follows:

        Office equipment....................................................  5 years
        Computer software and equipment.....................................  5 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet, and any resultant gain or loss is recorded.

2. PROPERTY AND EQUIPMENT:

     Components of property and equipment are as follows:

                                                              DECEMBER 31,
                                                            -----------------      MARCH 31,
                                                             1994      1995          1996
                                                            -------   -------     -----------
                                                                                  (UNAUDITED)
    Office equipment......................................  $12,691   $16,797       $16,797
    Computer software and equipment.......................    5,742    14,912        14,912
                                                            -------   -------      --------
                                                             18,433    31,709        31,709
         Less accumulated depreciation and amortization...    5,027    10,042        10,718
                                                            -------   -------      --------
                                                            $13,406   $21,667       $20,991
                                                            =======   =======      ========

     Depreciation and amortization expense related to property and equipment totaled $1,769, $3,258 and $5,015 for 1993, 1994 and 1995, respectively, and
$1,250 and $676 for the unaudited three-month periods ended March 31, 1995 and 1996, respectively.

3. LINE OF CREDIT:

     The Company maintained a line of credit with a bank which was repaid during 1994 and was not renewed. Interest on the line of credit accrued at the bank's prime rate plus 1.5%.

                            STRATEGIC SOURCING, INC.

4. NOTE PAYABLE TO SHAREHOLDER:

     The Company had borrowings from a shareholder under an informal arrangement of $124,166 and $69,166 as of December 31, 1994 and 1995, respectively. The borrowings did not accrue interest during 1993 or 1995. During 1994, the Company agreed to accrue interest of $9,198 on the borrowings from the shareholder, which was added to the principal balance. In April 1996, in connection with the change in ownership described in Note 7, the Company signed a promissory note for $65,229, representing the net amount due to the former shareholder. The terms of the note specify an interest rate of 7% and minimum monthly payments of $700, representing principal and interest, commencing April 15, 1996, until paid in full, with a final maturity of March 15, 2001. Based on the terms of this note, the aggregate principal maturities subsequent to December 31, 1995, were as follows:

                1996...............................................  $ 6,145
                1997...............................................    3,214
                1998...............................................    3,629
                1999...............................................    4,079
                2000...............................................    4,567
                Thereafter.........................................   47,532
                                                                     -------
                                                                     $69,166
                                                                     =======

5. INCOME TAXES:

     The Company has elected S Corporation status for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded since such tax liabilities are liabilities of the shareholders of the Company.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual shareholders could also change.

6. NONCANCELABLE OPERATING LEASE:

     The Company leases office space under a noncancelable operating lease. Future minimum payments required under this operating lease which has an initial or remaining noncancelable lease term in excess of one year at December 31, 1995, are as follows:

                1996...............................................  $21,069
                1997...............................................   17,982
                                                                     -------
                                                                     $39,051
                                                                     =======

     Rental expense totaled $7,623, $13,062 and $18,075 for 1993, 1994 and 1995, respectively, and $4,350 and $5,025 for the unaudited three-month periods ended March 31, 1995 and 1996, respectively.

7. SUBSEQUENT EVENTS:

     In April 1996, one of the Company's 50% shareholders (the "former shareholder") transferred 300 shares of common stock of the Company, representing the former shareholder's entire interest, to the other 50% shareholder, with both parties entering into a security agreement whereby the transferred shares are held in escrow until the repayment of the borrowings from the former shareholder, as discussed in Note 4.

                            STRATEGIC SOURCING, INC.

     In April 1996, the Company entered into a line of credit arrangement with a bank. Funds available for advance under the line of credit are limited to 80% of accounts receivable less than 90 days old, up to a maximum borrowing of $50,000. Advances under the line bear interest at the bank's base rate plus 1% (9.25% as of April 10, 1996). Advances under the line of credit are collateralized by a security agreement, providing the bank a first lien security interest on all assets of the Company, as well as a personal guaranty from the remaining shareholder.

     In April 1996, the Company borrowed $45,000 from the remaining shareholder under an informal arrangement. The borrowing accrues interest at prime plus 1.75%.

8. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In June 1996, the remaining shareholder entered into a definitive agreement to sell certain of the operating assets of the Company for $750,000, with closing to occur in July 1996.

================================================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................      3
Risk Factors..........................      7
The Company...........................     12
Use of Proceeds.......................     14
Dividend Policy.......................     14
Dilution..............................     15
Capitalization........................     16
Selected Combined Founding Companies'
  Financial and Operating Data........     17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     20
Business..............................     36
Management............................     45
Principal Stockholders................     49
Description of Capital Stock..........     50
Certain Transactions..................     52
Shares Eligible for Future Sale.......     55
Underwriting..........................     56
Legal Matters.........................     57
Experts...............................     57
Additional Information................     57
Index to Financial Statements.........    F-1

================================================================================

================================================================================

                               5,500,000 SHARES
                               [STAFFMARK LOGO]


                                 COMMON STOCK


                         ---------------------------
                                  PROSPECTUS
                         ---------------------------


                             J.C. BRADFORD & CO.

                                STEPHENS INC.



                                    , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses of this Offering to be incurred by the Company in connection with this registration statement, other than underwriting discounts and commissions. All the amounts shown are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Application Listing Fee.

        SEC Registration Fee...........................................   $   26,172.41
        Nasdaq National Market Application and Listing Fee.............        5,250.00
        NASD Filing Fee................................................        8,090.00
        Blue Sky Fees and Expenses.....................................       30,000.00
        Accounting Fees and Expenses...................................               *
        Legal Fees and Expenses........................................               *
        Printing and Engraving Costs...................................               *
        Transfer Agent Fees and Expenses...............................               *
        Miscellaneous..................................................               *
                                                                          -------------
          Total........................................................   $   2,500,000
                                                                          =============

- ---------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seven of the Company's Certificates of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

     Section 7 of the Underwriting Agreement filed as Exhibit 1.1 provides that the Underwriters named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Section 8 of such Underwriting Agreement also provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

     In accordance with Delaware law, the Company intends to enter into indemnification agreements with its directors, pursuant to which it will agree to pay certain expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they are not entitled to indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

          (i) In March 1996, the Company issued 1,000 shares of Common Stock to the founding stockholders of the Company for $.01 per share and subsequently declared a 1,355-for-1 stock dividend in June 1996; and

          (ii) Simultaneously with the completion of this Offering, the Company will issue 5,618,249 shares of its Common Stock in connection with the acquisition of six businesses. See "The Company" and "Business."

     Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view toward the distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

      EXHIBIT
       NUMBER                                          DESCRIPTION
- --------------------      ----------------------------------------------------------------------
       * 1.1         --   Form of Underwriting Agreement.
         2.1         --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Brewer Personnel Services Acquisition
                          Corp., Brewer Personnel Services, Inc. and the Stockholders named therein.
         2.2         --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Prostaff Personnel Acquisition Corp., Excel
                          Temporary Staffing Acquisition Corp., Professional Resources
                          Acquisition Corp., Prostaff Personnel, Inc., Excel Temporary Staffing,
                          Inc., Professional Resources, Inc., and the Stockholders named therein.
         2.3         --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Maxwell/Healthcare Acquisition Corp.,
                          Square One Rehab Acquisition Corp., Maxwell Staffing of Bristow
                          Acquisition Corp., Maxwell Staffing Acquisition Corp., Technical
                          Staffing Acquisition Corp., Maxwell/Healthcare, Inc., Square One
                          Rehab, Inc., Maxwell Staffing of Bristow, Inc., Maxwell Staffing,
                          Inc., Technical Staffing, Inc. and the Stockholders named therein.
         2.4         --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., HRA Acquisition Corp., HRA, Inc., and the
                          Stockholders named therein.

      EXHIBIT
       NUMBER                                          DESCRIPTION
- --------------------      ----------------------------------------------------------------------
         2.5         --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., First Choice Staffing Acquisition Corp.,
                          First Choice Staffing, Inc., and the Stockholders named therein.
         2.6         --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., DP Pros of Burlington Acquisition Corp.,
                          Blethen Temporaries Acquisition Corp., Personnel Placement Acquisition
                          Corp., Jaeger Personnel Services Acquisition Corp., Dixon Enterprises
                          of Burlington Acquisition Corp., Trasec Acquisition Corp., DP Pros of
                          Burlington, Inc., Blethen Temporaries, Inc., Personnel Placement,
                          Inc., Jaeger Personnel Services, Ltd., Dixon Enterprises of
                          Burlington, Inc., Trasec Corp., and the Stockholders named therein.
         3.1         --   Certificate of Incorporation of the Company.
         3.2         --   Certificate of amendment of Certificate of Incorporation.
         3.3         --   Amended and Restated By-Laws of the Company, as amended to date.
        *4.1         --   Form of certificate evidencing ownership of Common Stock of the
                          Company.
        *5.1         --   Opinion of Wright, Lindsey & Jennings regarding legality.
        10.1         --   StaffMark, Inc. 1996 Stock Option Plan.
        10.2         --   Form of Employment Agreement between StaffMark, Inc. and key employees.
        10.3         --   Form of Director Indemnification Agreement
        21.1         --   List of subsidiaries of StaffMark, Inc.
       *23.1         --   Consent of Wright, Lindsey & Jennings (contained in Exhibit 5.1 hereto).
        23.2         --   Consents of Arthur Andersen LLP, Independent Public Accountants.
        23.3         --   Consent of W. David Bartholomew to serve as a Director.
        23.4         --   Consent of Steven E. Schulte to serve as a Director.
        23.5         --   Consent of John H. Maxwell, Jr. to serve as a Director.
        23.6         --   Consent of Janice Blethen to serve as a Director.
        23.7         --   Consent of William T. Gregory to serve as a Director.
        23.8         --   Consent of William J. Lynch to serve as a Director.
        27.1         --   Financial Data Schedule.

- ---------------
* To be supplied by amendment.

     (b) Financial Statement Schedules

     All schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes hereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates on such denominations and registered in such names as required by the Representatives to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fayetteville, State of Arkansas, on July 2, 1996.

                                          StaffMark, Inc.

                                          By:      /s/  CLETE T. BREWER
                                          --------------------------------------
                                                      Clete T. Brewer
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Clete T. Brewer and Robert H. Janes III, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

                    NAME                                     TITLE                      DATE
- ---------------------------------------------  ---------------------------------    -------------
            /s/  CLETE T. BREWER                  President, Chief Executive        July 2, 1996
- ---------------------------------------------             Officer and
               Clete T. Brewer                        Director (Principal
                                                      Executive Officer)

          /s/  ROBERT H. JANES III                Executive Vice President --       July 2, 1996
- ---------------------------------------------          Finance, Mergers
             Robert H. Janes III                       and Acquisitions
                                                     (Principal Financial
                                                    and Accounting Officer)

            /s/  JERRY T. BREWER                     Chairman of the Board          July 2, 1996
- ---------------------------------------------
               Jerry T. Brewer

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                     DESCRIPTION
- ----------      ---------------------------------------------------------------------
  * 1.1    --   Form of Underwriting Agreement.
    2.1    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Brewer Personnel Services Acquisition
                Corp., Brewer Personnel Services, Inc. and the Stockholders named therein.
    2.2    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Prostaff Personnel Acquisition Corp.,
                Excel Temporary Staffing Acquisition Corp., Professional Resources
                Acquisition Corp., Prostaff Personnel, Inc., Excel Temporary
                Staffing, Inc., Professional Resources, Inc., and the Stockholders
                named therein.
    2.3    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Maxwell/Healthcare Acquisition Corp.,
                Square One Rehab Acquisition Corp., Maxwell Staffing of Bristow
                Acquisition Corp., Maxwell Staffing Acquisition Corp., Technical
                Staffing Acquisition Corp., Maxwell/ Healthcare, Inc., Square One
                Rehab, Inc., Maxwell Staffing of Bristow, Inc., Maxwell Staffing,
                Inc., Technical Staffing, Inc. and the Stockholders named therein.
    2.4    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., HRA Acquisition Corp., HRA, Inc., and the
                Stockholders named therein.
    2.5    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., First Choice Staffing Acquisition Corp.,
                First Choice Staffing, Inc., and the Stockholders named therein.
    2.6    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., DP Pros of Burlington Acquisition Corp.,
                Blethen Temporaries Acquisition Corp., Personnel Placement
                Acquisition Corp., Jaeger Personnel Services Acquisition Corp., Dixon
                Enterprises of Burlington Acquisition Corp., Trasec Acquisition
                Corp., DP Pros of Burlington, Inc., Blethen Temporaries, Inc.,
                Personnel Placement, Inc., Jaeger Personnel Services, Ltd., Dixon
                Enterprises of Burlington, Inc., Trasec Corp., and the Stockholders
                named therein.
    3.1    --   Certificate of Incorporation of the Company.
    3.2    --   Certificate of amendment of Certificate of Incorporation.
    3.3    --   Amended and Restated By-Laws of the Company, as amended to date.
   *4.1    --   Form of certificate evidencing ownership of Common Stock of the
                Company.
  * 5.1    --   Opinion of Wright, Lindsey & Jennings regarding legality.
   10.1    --   StaffMark, Inc. 1996 Stock Option Plan.
   10.2    --   Form of Employment Agreement between StaffMark, Inc. and key employees.
   10.3    --   Form of Director Indemnification Agreement
   21.1    --   List of subsidiaries of StaffMark, Inc.
  *23.1    --   Consent of Wright, Lindsey & Jennings (contained in Exhibit 5.1 hereto).
   23.2    --   Consents of Arthur Andersen LLP, Independent Public Accountants.
   23.3    --   Consent of W. David Bartholomew to serve as a Director.
   23.4    --   Consent of Steven E. Schulte to serve as a Director.
   23.5    --   Consent of John H. Maxwell, Jr. to serve as a Director.
   23.6    --   Consent of Janice Blethen to serve as a Director.
   23.7    --   Consent of William T. Gregory to serve as a Director.
   23.8    --   Consent of William J. Lynch to serve as a Director.
   27.1    --   Financial Data Schedule

- ---------------

* To be supplied by amendment.